As filed with the Securities and Exchange Commission on November 23, 2011

Registration No. 333-177233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iPayment Holdings, Inc.

iPayment, Inc.

(Exact name of registrant as specified in its charter)

See Table of Additional Registrant Guarantors Below

Delaware	7389	20-4777880
Delaware	7389	62-1847043
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40 Burton Hills Boulevard, Suite 415

Nashville, TN 37215

(615) 665-1858

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Carl A. Grimstad

Chairman of the Board and Chief Executive Officer

iPayment, Inc.

40 Burton Hills Boulevard, Suite 415

Nashville, Tennessee 37215

(615) 665-1858

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Nazim Zilkha, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
10.25% Senior Notes due 2018	$400,000,000	100%	$400,000,000	$45,840.00(2)
15.00%/15.00% Senior Notes due 2018	$129,921,875	100%	$129,921,875	$14,889.05(3)
Guarantees of 10.25% Senior Notes due 2018(4)	—	—	—	—(5)

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.
(2)	Previously paid in connection with the filing of the initial Registration Statement on Form S-4.
(3)	$14,325 was previously paid in connection with the filing of the initial Registration Statement on Form S-4.
(4)	See table of additional registrant guarantors below.
(5)	No additional registration fee is due for guarantees pursuant to Rule 467(n) under the Securities Act.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants as Specified in Their Charters*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
1st National Processing, Inc.	Nevada	62-1848662
Cambridge Acquisition Sub, LLC	Delaware	26-1636248
CardPayment Solutions, L.L.C.	Delaware	06-1702178
CardSync Processing, Inc.	California	95-4764063
E-Commerce Exchange, Inc.	Delaware	33-0875528
iFunds Cash Solutions, LLC	Nevada	26-1177224
iAdvantage, LLC	Delaware	45-2972432
iPayment Acquisition Sub LLC	Delaware	N/A
iPayment of California, LLC	Tennessee	20-0259183
iPayment of Maine, Inc.	Delaware	47-0883973
IPMT Transport, LLC	Delaware	45-2972522
iScan Solutions, LLC	Delaware	26-2244537
MSC Acquisition Sub, LLC	Delaware	26-2345466
NPMG Acquisition Sub, LLC	Delaware	20-3582543
Online Data Corp.	Delaware	36-3267982
PCS Acquisition Sub, LLC	Delaware	20-2107430
Quad City Acquisition Sub, Inc.	Delaware	83-0342988
TS Acquisition Sub, LLC	Delaware	41-2150922

*	The address and telephone number for each of the additional registrants is c/o iPayment, Inc., 40 Burton Hills Boulevard, Suite 415, Nashville, TN 37215 and the telephone number at that address is (615) 665-1858. The primary standard industrial classification number for each of the additional registrants is 7389.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2011

PROSPECTUS

iPayment, Inc.

Offer to Exchange

Up to $400,000,000 of its outstanding 10.25% Senior Notes due 2018 for a like aggregate principal amount of its 10.25% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended

iPayment Holdings, Inc.

Offer to Exchange

Up to $129,921,875 of its outstanding 15.00%/15.00% Senior Notes due 2018 for a like aggregate principal amount of its 15.00%/15.00% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended

iPayment, Inc. (“iPayment”) is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $400,000,000 in aggregate principal amount of its new registered 10.25% Senior Notes due 2018 (the “10.25% exchange notes”) for a like aggregate principal amount of its outstanding unregistered 10.25% Senior Notes due 2018 (the “10.25% initial notes”).

iPayment Holdings, Inc. (“Holdings”) is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $129,921,875 in aggregate principal amount of its new registered 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% exchange notes”) for a like aggregate principal amount of its outstanding unregistered 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% initial notes”). $125,000,000 in aggregate principal amount of the 15.00%/15.00% initial notes were issued on May 6, 2011 as part of a unit together with warrants to purchase 125,000 shares of Holdings’ common stock. These 15.00%/15.00% initial notes and related warrants separated on November 2, 2011. We are not offering, and do not intend to offer, to exchange the warrants trading separately from the 15.00%/15.00% notes for registered warrants.

Unless otherwise indicated or required by the context, in this prospectus, the term “10.25% notes” refers collectively to the 10.25% initial notes and the 10.25% exchange notes, the term “15.00%/15.00% notes” refers collectively to the 15.00%/15.00% initial notes and the 15.00%/15.00% exchange notes, the term “initial notes” refers collectively to the 10.25% initial notes and the 15.00%/15.00% initial notes, the term “exchange notes” refers collectively to the 10.25% exchange notes and the 15.00%/15.00% exchange notes, and the term “notes” refers collectively to the initial notes and the exchange notes.

Material terms of the exchange offers:

•

The terms of the 10.25% exchange notes that iPayment will issue in the exchange offer will be substantially identical to the terms of the 10.25% initial notes and the terms of the 15.00%/15.00% exchange notes that Holdings will issue in the exchange offer will be substantially identical to the terms of the 15.00%/15.00% initial notes, except that transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2012, unless extended.

•

The exchange offers are subject only to the conditions that the exchange offers will not violate any applicable law or Securities and Exchange Commission (“SEC”) policy or any order of any governmental agency or court of competent jurisdiction.

•	All initial notes that are validly tendered and not validly withdrawn prior to the expiration of the applicable exchange offer will be exchanged.

•	Tenders of initial notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer.

•	We will not receive any proceeds from the exchange offers.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange.

•	Any initial notes not validly tendered will remain subject to existing transfer restrictions.

•

The exchange of initial notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading “Certain United States federal income tax considerations” on page 220 for more information.

•	We can amend or terminate the exchange offers.

For a discussion of factors that you should consider before you participate in the exchange offers, see “Risk factors ” beginning on page 24 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal relating to the exchange offers states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of our respective exchange offer, we will make this prospectus available to any broker-dealer, at such broker-dealer’s request, for use in connection with any such resale. See “Plan of distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not

i

permitted to offer or sell securities under applicable law. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. For any time after the date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Non-GAAP financial measures

We have included certain financial measures in this prospectus, including EBITDA, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. EBITDA is intended as a supplemental measure of our performance and is presented to enhance the understanding of our financial performance and our ability to service our indebtedness, including the notes. EBITDA should not be considered as an alternative to, or more meaningful than, net income from operations or any other performance measure derived in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP.

We define EBITDA as net income (loss) before (i) depreciation and amortization, (ii) interest expense and (iii) provision for income taxes (benefit). This definition of EBITDA may not be the same as that of similarly named measures used by other companies and is not the same as the definition used in the indentures governing the notes or any of our other debt agreements. We have included information concerning EBITDA in this prospectus because we believe that this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their financial results. Our presentation of EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	it does not reflect any cash income taxes that we may be required to pay;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	assets are depreciated or amortized over differing estimated useful lives and often have to be replaced in the future, and this measure does not reflect any cash requirements for such replacements;

•	depreciation is a non-cash expense item that is reflected in our statements of cash flows; and

•	other companies in our industry may calculate this measure differently from the way we do, limiting its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only for supplemental purposes. EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Please see our financial statements and related notes thereto included elsewhere in this prospectus. For a description of how EBITDA is calculated from our net income and a reconciliation of our EBITDA to net income, see the section entitled “Prospectus summary — Summary historical consolidated financial and operating data” included elsewhere in this prospectus.

Cautionary note regarding forward-looking statements

Certain statements in this prospectus, including, but not limited to, certain statements set forth under “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business description,” are based on the beliefs of our management and information currently available to them. The statements included in this prospectus regarding our future financial performance, results and other statements that are not historical facts are forward-looking statements. The words “may,” “could,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe,” “project,” “predict,” “potential,” “future” and similar terms are intended to identify forward-looking statements.

The forward-looking statements included in this prospectus are subject to risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those which may be forecast and projected. Under no circumstances should the inclusion of such information in this prospectus be regarded as a representation, warranty or prediction with respect to the accuracy of the underlying assumptions by us or any other person. Investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results expressed or anticipated in these statements. These factors include, without limitation:

•	the impact of any new or changes made to laws, regulations, card network rules or other industry standards affecting our business;

•	the impact of any significant chargeback liability and liability for merchant or customer fraud, which we may not be able to accurately anticipate;

•	our ability to secure or successfully migrate merchant portfolios to new bank sponsors if current sponsorships are terminated;

•	our and our bank sponsors’ ability to adhere to the standards of the Visa and MasterCard payment card associations;

•	our reliance on third-party processors and service providers;

•	our dependence on independent sales groups (“ISGs”) that do not serve us exclusively to introduce us to new merchant accounts;

•	our ability to pass along increases in interchange costs and other costs to our merchants;

•	our ability to protect against unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise;

•	the effect of the loss of key personnel on our relationships with ISGs, card associations, bank sponsors and our other service providers;

•	the effects of increased competition, which may adversely influence our financial performance;

•	the impact of any increase in attrition due to an increase in closed merchant accounts and/or a decrease in merchant charge volume that we cannot anticipate or offset with new accounts;

•	the effect of adverse business conditions on our merchants;

•	our ability to adopt technology to meet changing industry and customer needs or trends;

•	the impact of any decline in the use of credit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general;

•	the impact of any adverse conditions in industries in which we obtain a substantial amount of our bankcard processing volume;

•	the impact of seasonality on our operating results;

•	the impact of any failure in our systems due to factors beyond our control;

•	the impact of any material breaches in the security of our systems;

•	the impact of any new and potential governmental regulations designed to protect or limit access to consumer information;

•	the impact on our profitability if we are required to pay federal, state or local taxes on transaction processing;

•	the impact on our growth and profitability if the markets for the services that we offer fail to expand or contract;

•	our ability to successfully defend against various legal proceedings;

•	the impact on our operating results as a result of impairment of our goodwill and intangible assets; and

•	the other factors identified in the section of this prospectus entitled “Risk factors.”

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements speak only as of the date stated or otherwise, as of the date of this prospectus, and, except as required by law, we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized.

Cautionary note regarding industry and market data

The industry and market data contained in this prospectus are based either on our management’s estimates or on independent industry publications, reports by market research firms or other third-party sources that we believe to be reliable. However, certain industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained in this prospectus concerning our industry in general, including information regarding (1) our market position and market share within our industry, (2) historical data concerning sales and growth of sales in our industry and (3) expectations regarding future growth of sales in our industry, is derived from information released by third-party sources, industry and government publications as well as data from our internal research, consumer research and marketing studies and on assumptions made by us based on such data, which we believe to be reasonable. While we believe that the industry and similar data presented herein that is derived from information released by third-party sources is accurate, we have not independently verified this information and it therefore may not be reliable. Accordingly, we cannot assure you of the accuracy or completeness of any such information contained in this prospectus. As a result, you should carefully consider the inherent risks and uncertainties associated with the industry and market data contained in this prospectus, including those discussed under the heading “Risk factors.”

Basis of presentation

As used in this prospectus, the terms “we,” “us,” “our,” “the Company,” “our Company” or similar terms refer to iPayment Holdings, Inc. and its subsidiaries, unless otherwise stated or required by the context. The term “iPayment” refers to iPayment, Inc. and “Holdings” refers to iPayment Holdings, Inc., in each case, without their subsidiaries, and the term “issuers” refers to iPayment and Holdings, as issuers of the 10.25% notes and the 15.00%/15.00% notes, respectively.

As more fully described in “Prospectus summary — The refinancing and equity redemption,” on May 23, 2011, iPayment Investors, LP (“Investors”), our ultimate parent, and iPayment GP, LLC (the “General Partner”), the general partner of Investors, completed the redemption (the “Equity Redemption”) of all of the direct and indirect equity interests in Investors and the General Partner of (i) Gregory Daily, our former Chairman and Chief Executive Officer and (ii) the trusts for the benefit of, and other entities controlled by, members of Mr. Daily’s family that held equity interests in Investors. The Equity Redemption resulted in a change in control and accordingly has been accounted for as a business combination in accordance with ASC 805 “Business Combinations.” As a result of the Equity Redemption, our results of operations, financial position and cash flows prior to the date of the Equity Redemption are presented as the “Predecessor.” The financial effects of the Equity Redemption and our results of operations, financial position and cash flows following the Equity Redemption are presented as the “Successor.” In addition, the terms “third quarter of 2011” and “three months ended September 30, 2011” refer to the results of the Successor entities for such period and the terms “first nine months of 2011” and “nine months ended September 30, 2011” refer to the combined results of the Predecessor and Successor entities for such period.

v

Prospectus summary

Our company

We are a leading provider of credit and debit card payment processing services to small merchants across the United States. We conduct all of our operations through our operating company, iPayment, Inc., or “iPayment,” and its subsidiaries. iPayment Holdings, Inc., or “Holdings,” is a holding company that does not have any operations or material assets other than the ownership of all of the capital stock of iPayment and its subsidiaries. Accordingly, the discussion of our Company in this “Prospectus summary” section relates to the operations of iPayment and its subsidiaries, unless otherwise stated or the context otherwise requires.

Our payment processing services enable small merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs in traditional card-present, or swipe transactions, as well as card-not-present transactions, such as those done over the phone or through the Internet. The majority of our charge volume is derived from Visa and MasterCard transactions. During September 2011, we generated revenue from approximately 195,000 small merchants located across the United States. Of these merchants, approximately 135,000 were active merchants that had each processed at least one Visa or MasterCard transaction in that month. In 2010, the small merchants we serve generated an average annual charge volume of approximately $170,000 and had an average per transaction value of approximately $67. We processed over 339 million transactions in 2010, representing approximately $22.7 billion of charge volume. For the nine months ended September 30, 2011, we generated gross revenues of $535.2 million and a net loss of $11.0 million. For the year ended December 31, 2010, we generated gross revenues of $699.2 million and net income of $22.8 million.

Market focus and sales

We believe that small merchants are an attractive customer base that value and demand the payment processing services we provide. In the United States, the small merchant segment is the largest segment of our industry based on number of locations and we believe it is also the segment with the highest average amount of revenue generated per transaction for payment processors. We also believe that the competitive environment for payment processing in the small merchant segment is more favorable than in the large merchant segment for a number of reasons, including:

•

Specific segment needs. We believe that small merchants are difficult to serve profitably by other processors that do not have the knowledge, experience and scale that we have to effectively evaluate and manage the payment processing needs and risks unique to small merchants. We believe it can be difficult for payment processors that typically serve larger national or regional merchants to provide customized payment processing services, customer service and risk management services for small merchants on a cost-effective basis. The methods used to efficiently market to and secure small merchant customers differ from those utilized for larger national or regional merchants. Small merchants are typically more fragmented, local businesses and are therefore more difficult to identify by larger payment processors, which are more accustomed to serving national or regional merchants.

•

Higher transaction fees. Small merchants typically pay higher average transaction fees than large merchants because they are more difficult to identify and service and their businesses are more likely to fail than larger merchants. They also do not individually generate sufficient charge volume to command significant volume discounts from larger processors.

•

Efficient gathering mechanism. In order to identify small merchants, we market and sell our services primarily through a large network of independent sales groups (“ISGs”) and other third party resellers. We estimate that this non-employee, external sales force is comprised of approximately 3,500 ISGs and agents located throughout the United States. ISGs allow us to access a large and experienced sales force with a local presence and enable us to gain new small merchants over a broad geographic area without incurring incremental overhead costs. ISGs typically market and sell our services to merchants under our brand name or the name of their sales organization and directly approach merchants to enroll them in our services. Many of our ISGs have contractual obligations that require them to submit to us either all or a minimum number of new merchant applications. To drive growth in new sales channels, we are also increasing our efforts to market and sell our services through our direct sales channel. Our direct sales channel represented approximately 11.2% of our new merchant activations in 2010, an increase of approximately 10% since 2009, not including the results of Central Payment Co, LLC, which was sold during the fourth quarter of 2009.

Services and economics

We enable small merchants to accept credit and debit cards by providing a range of services, which include transaction processing, risk management, fraud detection, merchant assistance and support and chargeback services in connection with disputes with cardholders. For these services, we charge our merchants a discount fee (the “Merchant Discount”), which is based primarily on a percentage of the dollar amount of each transaction we process. The Merchant Discount may vary based on several other factors, including the type of merchant, the type of card used and whether the transaction process is a swipe transaction or a card-not-present transaction (i.e., over the Internet or by mail, fax or telephone). For example, the Merchant Discount we typically receive for a credit card transaction is approximately 3.0% of the dollar amount of the transaction. In 2010, we derived 91% of our revenues from the Merchant Discount that we charge for each transaction, which we believe has contributed to a stable, recurring revenue base.

A transaction is initiated when a consumer purchases a product or service at a merchant using his or her card. At the point of sale, the consumer’s credit card information is submitted to our processing vendor (to which we pay a processing fee), which then communicates with the card-issuing bank through the proper association network (such as Visa or MasterCard) to authorize the transaction. After authorization, we instruct our processing vendor to route funds from the card-issuing bank to our sponsoring bank. Our sponsoring bank, to which we pay a sponsoring fee and which sponsors us for membership in the Visa, MasterCard or other card association, settles the transaction with the merchant. We also pay interchange fees and assessment fees to the card-issuing bank and the credit card association, respectively, which are typically passed through in the Merchant Discount. We believe this structure allows us to maintain an efficient operating structure and enables us to expand our operations without significantly increasing our fixed costs or capital expenditures.

The following table provides an example of a typical transaction, including amounts paid to the card-issuing bank, Visa, MasterCard or other card association, the processing vendor, the sponsoring bank and us. This example also presents some of our other costs of services, which typically include payments to ISGs in the form of residuals, merchant losses and various other expenses.

Purchase amount	$100.00
Less: cash to merchant	(97.00)

iPayment gross revenue (Merchant Discount)	$3.00
Less: interchange fee	(1.75)
Less: network dues and assessments and bank processing fees	(0.21)

iPayment net settlement	$1.04
Less: other transaction costs	(0.61)

iPayment processing margin	$0.43

Diversified merchant base

We serve a large portfolio of approximately 135,000 active small merchants that are engaged in a wide variety of businesses and industries. We believe this diversity contributes to a stable revenue base. No single merchant accounted for more than 1% of our aggregate charge volume for 2010. Because of our limited customer concentration, variation in charge volume from any one merchant or industry has a limited effect on our total charge volume and financial results. The following chart shows the primary categories of the merchants we serve based on 2010 charge volume:

We define a merchant as “active” if the merchant processes at least one Visa or MasterCard transaction in a given calendar month. In 2010, the small merchants we serve had an average annual charge volume of approximately $170,000 per year and an average transaction value of approximately $67. Small merchants, such as those served by our Company, have historically paid higher fees per transaction than larger merchants because they are difficult to identify and service, and their businesses are more likely to fail than larger merchants.

Merchant attrition is expected in the payment processing industry in the ordinary course of business; however, we believe the low average transaction volume of the merchants we serve makes them less likely to change providers because of the inconvenience associated with a transfer. During 2010, we experienced monthly volume attrition ranging from 1.0% to 2.0% of our total annual charge volume on our merchant portfolios. The primary cause of attrition among our small business customers is business failure.

Our industry

Significant market opportunity

The use of card-based forms of payment, such as credit and debit cards, by consumers in the United States has increased steadily over the past ten years and is projected by The Nilson Report to continue to increase through at least 2015. The growth is a result of wider merchant acceptance, growth in consumer spending, increased consumer use of bankcards and advances in payment processing and telecommunications technology. According to The Nilson Report, in 2009, merchant locations in the United States generated approximately $3.5 trillion of total purchases using card-based systems compared to approximately $2.7 trillion in 2005, and are expected to grow to approximately $5.9 trillion by 2015, representing a compound annual growth rate of approximately 8.1% from 2005 to 2015. As credit and debit card usage increases, we believe that businesses, both large and small, will need to increasingly accept card-based payment to remain competitive.

Key participants comprise an efficient value chain

The payment processing industry is made up of a number of key participants, including retail merchants, merchant acquirers (like iPayment), processing vendors, sponsor banks, card issuing banks and card network associations. The various players work together at different points of the value chain with the goal of ensuring seamless processing of transactions, reliable transmission of data, effective risk management and customer service. The diagram below illustrates the payment service providers’ value chain.

Strong profitability and growth of the small merchant segment

We focus on the small merchant segment, which we believe generates a disproportionate amount of the U.S. payment processing industry’s net revenue. We also believe the small merchant segment will experience strong growth. According to the U.S. Census Bureau, there were approximately 27.1 million total business locations in the United States in 2007, compared to only 8.7 million business locations that The Nilson Report estimates accepted Visa and MasterCard credit cards in 2010. While many business locations may never accept credit and debit cards, we believe that most large locations currently accept electronic payments and, therefore, the most significant opportunity for new market penetration will be in the small merchant market as well as new industry verticals.

We believe the benefits of card-based payment methods will continue to make the services we provide increasingly appealing to a growing segment of the small merchant market. We also believe these merchants have experienced increasing pressure to accept card-based payment methods to remain competitive and meet consumer expectations. Furthermore, card associations continually seek to develop and implement programs to expand card usage and acceptance. As a result, we believe small merchants, including those in industries such as taxis, quick-serve restaurants and service industries (such as electricians and landscapers) that have historically only accepted cash and checks as payment, will increasingly choose to accept credit and debit cards, which we believe is a more efficient means of payment for merchandise and services.

Our competitive strengths

Leading market position in the small merchant segment

We are a leading provider of card-based payment processing services focused on serving small merchants across the United States. We believe our focus, experience and scale have enabled us to provide payment processing services to small merchants on a cost-effective basis. We also provide specialized customer service and comprehensive risk management to small merchants that many larger and smaller processors cannot provide as efficiently and effectively. For example, small merchants often require a high level of customized customer service, and we have designed our customer support functions to offer high quality, personalized services in a scalable and cost-effective manner. In addition, small merchants’ credit must be carefully underwritten, requiring an individual application process and risk assessment, which our platform can provide quickly and effectively.

Strong and differentiated strategic partnerships

Our position as an industry leader in the U.S. small merchant market is built upon our strong and differentiated relationships with our partners.

•

Processing vendors. We have a longstanding relationship with First Data Merchant Services Corporation (“FDMS”), our primary processing vendor. We believe we are one of the largest merchant services customers of FDMS, and, as such, we believe we are an important channel for FDMS to participate in providing payment processing services to small merchants. In addition to FDMS, we have relationships with other processing vendors, such as TSYS Processing Services, LLC and Global Payments Direct, Inc.

•

Independent sales groups. We have been successful in maintaining and growing the number of ISGs in our network and increasing the number of merchant applications that they submit to us. We believe the strong relationships we typically enjoy with our ISGs are a result of:

(i)	the recurring revenue stream we share with an ISG for as long as the merchant it sourced remains a customer of ours;

(ii)	the rapid and consistent review and acceptance of merchant applications we provide;

(iii)	the reliability and stability of the technology and service support we give to an ISG; and

(iv)	the compelling offerings we develop for an ISG to market to prospective merchants.

•

Sponsoring banks. We have a longstanding relationship with Wells Fargo, our primary sponsoring bank. We provide value to Wells Fargo and other sponsoring banks by paying them a sponsoring fee for each transaction we process.

Efficient business model and highly scalable platform

We believe we have an efficient business model and operating structure that enables us to generate strong free cash flow from our recurring revenue base. We operate a highly scalable and efficient merchant acquiring platform that includes a combination of (1) leading technology, (2) a full range of services that we develop and conduct in-house (such as our customer service and risk management operations) where we believe we can add the most value based on our experience and expertise and (3) strategically outsourced services for our most commoditized, capital-intensive processing services (such as transaction authorization, clearing and funds settlement services) with contract pricing terms that become more favorable to us as the charge volume generated by our merchant base increases.

Our efficient and scalable platform has resulted in declining per unit costs of processing and has allowed us to expand and scale our operations without significantly increasing our fixed costs. From 2008 to 2010, our consolidated processing costs declined by approximately 31.5% from approximately $0.10 per transaction to approximately $0.07 per transaction, while our average EBITDA per employee increased approximately 40.7% from $280,000 to $393,000. At the same time, we have increased the number of merchants we serve with limited direct investment in sales infrastructure, overhead (such as advertising) and management through our ISG network, having averaged capital expenditures of approximately $2.2 million per year from 2007 to 2010. We typically enjoy low working capital requirements because we do not carry significant inventories and we collect fees from our merchants on a monthly basis prior to making disbursements for our costs of providing services.

Robust risk management

We believe our knowledge and experience in dealing with attempted fraud, including our management’s experience with higher risk market segments, has resulted in our development and implementation of effective risk management and fraud prevention systems and procedures. Effective risk management helps us minimize merchant losses for our and our merchant customers’ mutual benefit. Our risk management procedures also help protect us from fraud perpetrated by merchants. As of September 30, 2011, we had a staff of 31 employees dedicated to risk management operations, which encompasses underwriting new accounts, monitoring and investigating merchant account activity for suspicious transactions or trends and avoiding or recovering losses. Charges incurred by us for merchant losses were $3.5 million, or 0.5% of revenues in 2010, and were $4.9 million, or 0.7% of revenues in 2009. In 2010, merchant losses were approximately 1.5 basis points of our total charge volume. In 2010, the average merchant loss we incurred was approximately $2,000.

Strong, committed management team

Our senior management team has extensive expertise in the payment processing industry and has significant experience in developing and implementing merchant acquiring services for the small merchant sector. Carl Grimstad, our Chairman and Chief Executive Officer, is a co-founder of our Company and has been our President since our founding in 2001. Mark Monaco, our Chief Financial Officer, has over 20 years of financial services experience, including serving as the Chairman of Retriever Payment Systems, another U.S. merchant acquirer.

Our business strategy

Our goal is to enhance our position as a leading provider of card-based payment processing services to small merchants in the United States while continuing to improve our efficiency and profitability. In order to achieve this objective, we plan to execute the following strategy:

Expand our relationships with independent sales groups

We believe our ISGs will continue to be a significant driver of growth for our business. We seek to increase the number of ISG relationships we have and increase the volume of merchant referrals from ISGs. We believe that our industry experience, combined with our ability to evaluate and manage the risks related to providing payment processing services to small merchants, allow us to accept a high rate of merchant applications. We believe this ability, combined with the compelling services that we provide for ISGs to market to prospective merchants and our reliable and stable ISG support, position us well to continue to increase the number of our ISG relationships and the number of new applications our existing ISGs refer to us.

Increase our direct sales efforts

We have increased the percentage of new merchant activations sourced from our direct sales channel from 10.2% in 2009 to 11.2% in 2010. We plan to continue to increase our direct sales efforts by increasing the size of our direct sales force and by entering into new channels and strategic relationships with marketing companies and other business service providers, which we believe will contribute to profitable growth. We compensate our direct sales channels largely through sales commissions that are paid upon activation of each merchant sourced by the sales person. However, unlike our ISGs, our direct sales force typically does not share in the revenue streams we generate from our merchants.

Maximize retention and diversify existing merchant base

We seek to maintain a stable merchant base by providing our merchants with a consistently high level of service and support. In doing so, we believe that we will continue to build merchant loyalty and maximize merchant retention. We also intend to further enhance the relationships we have with our customers by offering them additional value added products and services that they are purchasing for their business from other suppliers.

Increase operating leverage and maximize free cash flow

We will continue to maintain a strong focus on producing further operating leverage improvements in our business by striving to create and realize new operating efficiencies, driving down marginal expenses and maintaining our low cost structure. We intend to make these improvements by continuing to (1) develop and maintain in-house leading technology and services that provide differentiated capabilities and a high level of service for the small merchant market, (2) strategically outsource commoditized processing and sponsorship services and use our growing scale to extract increasingly favorable contract pricing terms from our vendors, (3) utilize our non-employee sales force to expand our footprint and reach, while minimizing overhead and (4) maintain capital discipline in the use of our free cash flow.

Selectively pursue strategic acquisitions

When appropriate, we plan to selectively pursue acquisitions of portfolios of merchant accounts and other merchant acquirers to increase our business and leverage our operating efficiencies. The fragmented small merchant market provides substantial opportunity for future growth and we intend to use a disciplined investment process with rigorous analysis of return on investment, financial impact, sales benefits and portfolio quality when evaluating our acquisitions. We have significant experience acquiring providers of payment processing services as well as portfolios of merchant accounts. Since December 2003, we have expanded our card-based payment processing services through the acquisition of six businesses, eight significant portfolios and several smaller portfolios of merchant accounts. We have enhanced revenues and improved operating efficiencies of the merchant accounts we have acquired by improving the services, support and benefits we offer to the ISGs that serve those accounts. In addition, we have increased the operating efficiencies of many of the businesses we have acquired by conducting profitability analyses of acquired merchant accounts to maximize revenues, reducing duplicative functions and introducing new products and services.

The refinancing and equity redemption

In May 2009, a jury in the Superior Court of the State of California for the County of Los Angeles handed down a verdict in the amount of $300.0 million, plus punitive damages in the amount of $50.0 million, against Gregory Daily, iPayment’s former Chairman and Chief Executive Officer, in connection with litigation over Mr. Daily’s beneficial ownership in us. This lawsuit was brought against Mr. Daily individually and not in his capacity as the Chairman and Chief Executive Officer of iPayment. Neither iPayment, nor any other shareholders, officers, employees or directors were a party to this action. In response to the verdict, Mr. Daily filed for personal bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in Nashville, Tennessee. On April 8, 2010, the United States Bankruptcy Court for the Middle District of Tennessee ordered the appointment of a trustee (the “Daily Bankruptcy Trustee”) to administer the estate of Mr. Daily.

On April 12, 2011, iPayment’s indirect parent, iPayment Investors, L.P. , or “Investors,” and its general partner, iPayment GP, LLC, or “the General Partner,” entered into a redemption agreement (the “Redemption Agreement”) with (i) Mr. Daily, (ii) the Daily Bankruptcy Trustee and (iii) the trusts for the benefit of, and other entities controlled by, members of Mr. Daily’s family that held equity interests in Investors (together with Mr. Daily and the Daily Bankruptcy Trustee, on behalf of the Daily bankruptcy estate, the “Daily Parties”). Pursuant to the Redemption Agreement, Investors and the General Partner agreed to redeem from the Daily Parties, and the Daily Parties agreed to transfer and surrender to Investors and the General Partner, as applicable, all of the equity interests of the Daily Parties in Investors and the General Partner (collectively, the “Daily Interests”), representing approximately 65.8% of the outstanding equity of Investors, for an aggregate price of $118.5 million. The interests redeemed pursuant to the Redemption Agreement constituted all of the direct and indirect equity interests of the Daily Parties in the Company.

On May 6, 2011, iPayment completed an offering of $400.0 million in aggregate principal amount of the 10.25% initial notes and the closing of its new senior secured credit facilities consisting of (i) a $375.0 million term facility and (ii) a $75.0 million revolving facility, with the ability to request an increase of $25.0 million in the amount of revolving loans (the “new senior secured credit facilities”). Also on May 6, 2011, Holdings completed an offering of 125,000 units (the “units”), consisting of $125.0 million in aggregate principal amount of the 15.00%/15.00% initial notes and 125,000 warrants (the “warrants”) to purchase common stock of Holdings. The warrants represent an aggregate 2.5% of the outstanding common stock of Holdings on a fully diluted basis (after giving effect to the warrants).

The majority of the proceeds from the offerings of the 10.25% initial notes and the units, together with borrowings under the new senior secured credit facilities, were used to (i) permanently repay all of the outstanding indebtedness under iPayment’s existing senior secured credit facilities; (ii) redeem and satisfy and discharge all of iPayment’s existing senior subordinated notes; (iii) redeem and satisfy and discharge all of Investors’ existing PIK toggle notes and (iv) pay fees and expenses in connection with the offerings. All of the remainder of such proceeds and borrowings were used to consummate the Equity Redemption on May 23, 2011, including payment of the transaction fee described in “Certain relationships and related transactions and director independence” and other related fees and expenses.

In this prospectus, we refer to the entry into iPayment’s new senior secured credit facilities, the offer and sale of the 10.25% initial notes and the units, including the application of the net proceeds of the 10.25% initial notes and the units and borrowings under iPayment’s new senior secured credit facilities as described above, as the “Refinancing.”

Upon the closing of the Equity Redemption, Mr. Daily resigned as a director and officer, as applicable, of the General Partner, Investors and each of Investors’ subsidiaries, including his former positions as iPayment’s Chairman and Chief Executive Officer. In connection with Mr. Daily’s resignation, Mr. Grimstad became the new Chairman and Chief Executive Officer of iPayment and Mr. Monaco, iPayment’s Chief Financial Officer, became a member of the board of directors of iPayment. The Redemption Agreement includes covenants on the part of Mr. Daily not to compete with iPayment and its affiliates for one year, and not to solicit employees, independent sales agents and independent sales organizations and merchants of iPayment and its affiliates for three years, in each case from May 23, 2011, the closing date of the Equity Redemption.

Corporate structure

The following chart summarizes our organizational structure and principal indebtedness. This chart is provided for illustrative purposes only. Each subsidiary is wholly-owned by its parent.

Corporate information

iPayment, Inc., or “iPayment,” and iPayment Holdings, Inc., or “Holdings,” are Delaware corporations. Our principal executive offices are located at 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee. Our telephone number at that address is (615) 665-1858, and we maintain a website at www.ipaymentinc.com. The information contained on, or accessible through, our website is provided for informational purposes only and is not incorporated by reference in this prospectus.

iPayment was originally incorporated as iPayment Holdings, Inc. in Tennessee and was reincorporated in Delaware under the name iPayment, Inc. On May 10, 2006, iPayment completed a merger transaction pursuant to which it emerged as the surviving corporation and a wholly-owned subsidiary of Holdings (the “Merger Transaction”).

As of September 30, 2011, (i) all of iPayment’s subsidiaries are restricted subsidiaries and guarantors of the 10.25% notes and (ii) all of Holdings’ subsidiaries are restricted subsidiaries. Under certain circumstances, the indentures governing the notes will permit us to designate certain of our subsidiaries as unrestricted subsidiaries, which subsidiaries will not be subject to the covenants in the applicable indenture and, in the case of the 10.25% notes, will not guarantee such notes. See “Description of 10.25% exchange notes — Certain covenants — Guarantees” and “Description of 15.00%/15.00% exchange notes — Certain covenants — Designation of restricted and unrestricted subsidiaries.”

Summary historical consolidated financial and operating data

The following table and related footnotes thereto present the summary historical consolidated financial and operating data as of and for the periods indicated of Holdings and iPayment and, in each case, their respective subsidiaries. Except as otherwise indicated in such footnotes, the summary historical consolidated financial and operating data of Holdings and its consolidated subsidiaries and iPayment and its consolidated subsidiaries is the same.

The summary historical consolidated financial and operating data as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 have been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The summary historical consolidated financial and operating data as of September 30, 2010 and 2011, for the nine months ended September 30, 2010 and for the periods from January 1 through May 23, 2011 and May 24 through September 30, 2011 have been derived from our unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The summary historical consolidated financial and operating data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” “Capitalization,” “Selected historical consolidated financial and other data,” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, see “Risk factors” for a discussion of risk factors that could impact our future financial condition and results of operations.

					Period From
($ in thousands, unless otherwise indicated)	Year Ended December 31,			Nine Months Ended September 30,	January 1 Through May 23,	May 24 Through September 30,
	2008	2009	2010	2010	2011	2011
	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Successor
				(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues	$794,825	$717,928	$699,174	$518,571	$276,690	$258,522
Operating expenses:
Interchange	450,570	397,530	380,577	286,741	147,779	142,658
Other costs of services	240,880	228,253	216,873	160,270	88,474	92,153
Selling, general and administrative	20,941	20,348	13,827	10,157	6,736	5,576

Total operating expenses	712,391	646,131	611,277	457,168	242,989	240,387

Income from operations	82,434	71,797	87,897	61,403	33,701	18,135
Other expenses:
Interest expense, net(1)	(56,289)	(46,488)	(45,662)	(34,296)	(15,578)	(23,740)
Other expenses, net	(750)	(1,245)	(1,058)	(980)	(18,804)	(55)

Total other expenses(2)	(57,039)	(47,733)	(46,720)	(35,276)	(34,382)	(23,795)

Income (loss) before income taxes	25,395	24,064	41,177	26,127	(681)	(5,660)
Income tax provision (benefit)(3)	10,105	8,736	18,349	10,380	572	(2,158)

Net income (loss)(4)	15,290	15,328	22,828	15,747	(1,253)	(3,502)

Less: Net loss attributable to noncontrolling interests	(987)	(3,588)	—	—	—	—

Net income (loss) attributable to iPayment, Inc.	$14,303	$11,740	$22,828	$15,747	$(1,253)	$(3,502)

Selected Financial and Other Data:
Charge volume (in millions)(unaudited)(5)	$26,783	$23,526	$22,653	$17,112	$8,733	$8,331
Capital expenditures	2,374	2,304	2,904	2,169	1,571	4,631
Ratio of earnings to fixed charges(6)(7)	1.43x	1.44x	1.90x	1.76x	—	—
EBITDA(8)	119,725	116,380	128,060	90,899	31,338	43,080

					Period From
($ in thousands)	Year Ended December 31,			Nine Months Ended September 30,	January 1 Through May 23,	May 24 Through September 30,
	2008	2009	2010	2010	2011	2011
	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Successor
				(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$3,589	$2	$1	$1	N/A	$773
Working capital (deficit)(9)	(10,591)	(6,601)	(9,732)	(5,620)	N/A	(6,860)
Total assets(10)	768,864	745,366	735,629	718,021	N/A	1,019,338
Total long-term debt including current portion(11)	687,326	651,519	624,967	616,430	N/A	772,229
Stockholders’ equity(12)	26,605	43,138	72,441	63,338	N/A	163,853

(1)	Net interest expense of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $16.5 million and $30.5 million, respectively.
(2)	Total other expenses of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $35.3 million and $30.6 million, respectively.
(3)	Income tax provision (benefit) of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $0.4 million and $(3.4) million, respectively.
(4)	Net loss of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $2.0 million and $9.0 million, respectively.
(5)	Represents the total dollar volume of all Visa and MasterCard transactions processed by our merchants. This data is provided to us by our third-party processing vendors and is not independently verified by us.
(6)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and minority interest, plus fixed charges and minority interest in pre-tax losses of subsidiaries that have not incurred fixed charges.
(7)	The total earnings of iPayment and its consolidated subsidiaries for the periods from January 1 through May 23, 2011 and May 24 through September 30, 2011 were insufficient to cover fixed charges by $0.7 million and $5.7 million, respectively. The total earnings of Holdings and its consolidated subsidiaries for the periods from January 1 through May 23, 2011 and May 24 through September 30, 2011 were insufficient to cover fixed charges by $1.6 million and $12.4 million, respectively.
(8)	EBITDA is defined as net income (loss) before (i) depreciation and amortization, (ii) interest expense and (iii) provision for income taxes (benefit). We have provided this non-GAAP financial measure because we believe that it provides investors with useful information in assessing our operating performance and also serves as an indicator of our ability to service or incur indebtedness, make capital expenditures and finance working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as an alternative to cash flow from operating activities or as an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. See “Non-GAAP financial measures.” Other companies in our industry may calculate EBITDA differently than we do and EBITDA as presented in this prospectus may not be comparable with similarly titled measures of other companies.

The reconciliation of net income (loss) under GAAP to EBITDA is as follows:

					Period From
($ in thousands)	Year Ended December 31,			Nine Months Ended September 30,	January 1 Through May 23,	May 24 Through September 30,
	2008	2009	2010	2010	2011	2011
	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Successor
				(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)(a)	$15,290	$15,328	$22,828	$15,747	$(1,253)	$(3,502)
Depreciation and amortization	38,041	45,828	41,221	30,476	16,441	25,000
Interest expense, net(b)	56,289	46,488	45,662	34,296	15,578	23,740
Income tax provision (benefit)(c)	10,105	8,736	18,349	10,380	572	(2,158)

EBITDA(d)	$119,725	$116,380	$128,060	$90,899	$31,338	$43,080

(a)	Net loss of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $2.0 million and $9.0 million, respectively.
(b)	Net interest expense of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $16.5 million and $30.5 million, respectively.
(c)	Income tax provision (benefit) of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $0.4 million and $(3.4) million, respectively.
(d)	EBITDA of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $31.3 million and $43.1 million, respectively.

(9)	As of September 30, 2011, Holdings and its consolidated subsidiaries had a net deficit of $12.9 million.
(10)	Total assets of Holdings and its consolidated subsidiaries as of September 30, 2011 is $1.0 billion.
(11)	Total long-term debt including current portion of Holdings and its consolidated subsidiaries as of September 30, 2011 is $896.1 million.
(12)	Stockholders’ equity of Holdings and its consolidated subsidiaries as of September 30, 2011 is $37.7 million.

The exchange offers

The summary below describes the principal terms of the offerings of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offers, see “The exchange offers.”

The exchange offers	iPayment, Inc., or “iPayment,” is offering to exchange up to $400,000,000 in aggregate principal amount of its new registered 10.25% senior notes due 2018, or the “10.25% exchange notes,” for a like aggregate principal amount of its outstanding unregistered 10.25% senior notes due 2018, or the “10.25% initial notes.”

iPayment Holdings, Inc., or “Holdings,” is offering to exchange up to $129,921,875 in aggregate principal amount of its new registered 15.00%/15.00% senior notes due 2018, or the “15.00%/15.00% exchange notes,” for a like aggregate principal amount of its outstanding unregistered 15.00%/15.00% senior notes due 2018, or the “15.00%/15.00% initial notes.”

You may tender some or all of your initial notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the case of the 10.25% initial notes, and integral multiples of $1.00 in excess thereof, in the case of 15.00%/15.00% initial notes. In order to be exchanged, an initial note must be properly tendered and accepted. All initial notes that are validly tendered and not validly withdrawn prior to the expiration of the applicable exchange offer will be exchanged.

Expiration date	The exchange offers will remain open for at least 20 full business days.

The exchange offer for the 10.25% notes will expire at 5:00 p.m., New York City time, on , 2012, unless iPayment decides to extend it.

The exchange offer for the 15.00%/15.00% notes will expire at 5:00 p.m., New York City time, on , 2012, unless Holdings decides to extend it.

Conditions to the exchange offers	We will complete the exchange offers only if the exchange offers do not violate:

• any applicable law or SEC policy; or

• any order of any governmental agency or court of competent jurisdiction.

For more information, see “The exchange offers — Conditions to the exchange offers.”

Withdrawal rights	You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. For your withdrawal to be effective, an electronic ATOP transmission or, for non-DTC participants, written notice of withdrawal, must be received by the exchange agent at its address indicated under “The exchange offers — Exchange agent” before such time. See “The exchange offers — Withdrawal rights.”

Resales of the exchange notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you acquired the exchange notes issued in the exchange offers in the ordinary course of business;

•      you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes issued to you in the exchange offers in violation of the Securities Act;

•      you are not an “affiliate” (as defined under Rule 405 of the Securities Act) of (i) iPayment or any guarantor of the 10.25% notes, if you are acquiring 10.25% exchange notes, or (ii) Holdings, if you are acquiring 15.00%/15.00% exchange notes; and

•      you are not a broker-dealer that received exchange notes for your own account in exchange for initial notes, where such initial notes were acquired by you as a result of market-making or other trading activities.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of distribution.”

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of up to 90 days after the consummation of the exchange offers, for use in connection with any such resale. See “Plan of distribution.”

Procedures for tendering	If you wish to tender initial notes, you must (a) (1) complete, sign and date the letter of transmittal, or a facsimile of it, according to its instructions and (2) send the letter of transmittal, together with your initial notes to be exchanged and other required documentation, to Wilmington Trust, National Association, which is acting as exchange agent, at the address provided in the letter of transmittal or (b) tender through The Depository Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program (“ATOP”). The letter of transmittal or a valid agent’s message through ATOP must be received by the exchange agent by 5:00 p.m., New York City time, on the expiration date for the applicable exchange offer. See “The exchange offers — Procedures for tendering,” and “— Book-entry tender.”

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• you are acquiring the exchange notes in the ordinary course of business;

•      you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes issued to you in the exchange offers in violation of the Securities Act;

•      you are not an “affiliate” (as defined under Rule 405 of the Securities Act) of (i) iPayment or any guarantor of the 10.25% notes, if you are acquiring 10.25% exchange notes, or (ii) Holdings, if you are acquiring 15.00%/15.00% exchange notes; and

•      if you are a broker-dealer, you will receive exchange notes for your own account in exchange for your initial notes that were acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of your exchange notes.

Do not send letters of transmittal and certificates representing initial notes to us. Send these documents only to the exchange agent. See “The exchange offers — Procedures for tendering” for more information.

Special procedures for beneficial owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your initial notes in the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the registered holder. See “The exchange offers — Procedure if the initial notes are not registered in your name,” and “— Beneficial owner instructions to holders of initial notes.”

The transfer of registered ownership may take considerable time and it may not be possible to complete the transfer before the applicable expiration date.

Guaranteed delivery procedures	If you wish to tender your initial notes and the certificates for your initial notes are not immediately available, or you cannot deliver your initial notes, the letter of transmittal or any other required documentation to the exchange agent or comply with the applicable procedures for book-entry transfer before the expiration date of the applicable exchange offer, you must tender your initial notes pursuant to the guaranteed delivery procedures described in “The exchange offers — Guaranteed delivery procedures.”

Failure to exchange initial notes	Any initial notes not tendered in the exchange offers will remain “restricted securities” within the meaning of the Securities Act and will remain subject to existing transfer restrictions. You will no longer be able to require us to register your initial notes under the Securities Act, except in the limited circumstances provided in the registration rights agreements (as defined below). For more information, see “The exchange offers — Consequences of failure to exchange” and “The exchange offers — Additional registration rights.”

Acceptance of initial notes and delivery of exchange notes	In general, we will accept any and all initial notes that are properly tendered in accordance with the procedures described under “The exchange offers — Procedures for tendering” and not withdrawn before 5:00 p.m., New York City time, on the applicable expiration date. The exchange offers will be considered consummated when we, as soon as practicable after the applicable expiration date, accept for exchange the initial notes tendered, deliver them to the trustee for cancellation and issue the exchange notes. We will deliver the exchange notes as promptly as practicable after the expiration date and the acceptance of the initial notes. Any initial notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as practicable after the expiration or termination of the applicable exchange offer.

Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are offering the exchange notes solely to satisfy our obligations under the registration rights agreements. Initial notes that are validly tendered and not validly withdrawn and exchanged will be retired and cancelled and cannot be reissued. We will pay all expenses related to the exchange offers. See “Use of proceeds” and “The exchange offers — Fees and expenses.”

Exchange agent	Wilmington Trust, National Association is serving as exchange agent for the exchange offers. Its address and telephone number are set forth in “The exchange offers — Exchange agent.”

United States federal income tax considerations	We believe that the exchange of exchange notes for initial notes will not be a taxable event for United States federal income tax purposes. See “Certain United States federal income tax considerations” for more information.

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the risks described in “Risk factors” beginning on page 24 prior to deciding to tender your initial notes in the exchange offers.

The 10.25% exchange notes

The following is a brief summary of some of the principal terms of the 10.25% exchange notes. The 10.25% exchange notes will evidence the same debt as the 10.25% initial notes and the form and terms of the 10.25% exchange notes will be the same as the form and terms of the 10.25% initial notes, except that the 10.25% exchange notes will be registered under the Securities Act. As a result, the 10.25% exchange notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the 10.25% initial notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the 10.25% exchange notes, see the “Description of 10.25% exchange notes” section of this prospectus.

Issuer	iPayment, Inc., a Delaware corporation.

10.25% exchange notes offered	$400,000,000 in aggregate principal amount of 10.25% senior notes due 2018, which will be registered under the Securities Act. The 10.25% exchange notes will evidence the same debt as the 10.25% initial notes and will be governed by the same indenture.

Maturity	May 15, 2018.

Interest	iPayment will pay interest on the notes in cash at a rate of 10.25% per annum.

Interest payment dates	November 15 and May 15 of each year, commencing on the first interest payment date following the completion of the exchange offer. Interest will accrue from the later of the last interest payment date on which interest was paid on the 10.25% initial note surrendered in the exchange offer, or if no interest has been paid on such 10.25% initial note, from the date of issuance of such 10.25% initial note (provided that, for the avoidance of doubt, interest shall not be deemed to accrue at the same time on both a 10.25% initial note and the 10.25% exchange note issued in exchange therefor).

Guarantees	iPayment’s obligations under the 10.25% exchange notes will be fully and unconditionally guaranteed, jointly and severally, by each of its restricted subsidiaries that guarantee any indebtedness of iPayment or another guarantor of the 10.25% exchange notes.

As of September 30, 2011 all of iPayment’s subsidiaries were restricted subsidiaries and guarantors of the 10.25% exchange notes under the indenture governing the 10.25% notes. However, under certain circumstances, the indenture will permit iPayment to designate certain of its subsidiaries as unrestricted subsidiaries, which subsidiaries will not be subject to the covenants in the indenture and will not guarantee the 10.25% exchange notes. See “Description of 10.25% exchange notes — Certain covenants — Guarantees.”

Ranking	The 10.25% exchange notes and the related guarantees will be iPayment’s and the guarantors’ unsecured senior obligations and will:

• rank senior in right of payment to all of iPayment’s and the guarantors’ future subordinated indebtedness;

• rank equal in right of payment with all of iPayment’s and the guarantors’ existing and future senior indebtedness, including borrowings under iPayment’s new senior secured credit facilities;

• be structurally subordinated to all existing and future indebtedness of iPayment’s subsidiaries that are not guarantors of the 10.25% exchange notes; and

•      be effectively subordinated to all of iPayment’s and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including iPayment’s new senior secured credit facilities.

See “Description of 10.25% exchange notes — Brief description of notes” and “Risk factors — Risk factors relating to the notes — Payment of principal and interest on the notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing that debt.”

Optional redemption	At any time and from time to time prior to May 15, 2015, iPayment may, at its option, redeem some or all of the 10.25% exchange notes at a redemption price equal to 100% of the principal amount of the 10.25% exchange notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. Thereafter, iPayment may, at its option, redeem some or all of the 10.25% exchange notes at the prices and as described under “Description of 10.25% exchange notes — Optional redemption.” In addition, at any time and from time to time prior to May 15, 2014, iPayment may, at its option, redeem up to 35% of the original aggregate principal amount of the 10.25% exchange notes (including any additional notes) issued under the indenture governing the 10.25% notes with the proceeds of certain equity offerings. See “Description of 10.25% exchange notes — Optional redemption.”

Change of control offer	If we experience certain kinds of changes of control, iPayment must give the holders of the 10.25% exchange notes the opportunity to sell us their 10.25% exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of 10.25% exchange notes — Repurchase at the option of holders — Change of control.”

Asset sales	If we sell assets outside the ordinary course of business and we do not use the net proceeds for specified purposes, iPayment may be required to use such net proceeds to repurchase the 10.25% exchange notes, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 10.25% exchange notes — Repurchase at the option of holders — Asset sales.”

Certain covenants	The indenture governing the 10.25% notes contains covenants that, among other things, will restrict iPayment’s and its restricted subsidiaries’ ability to:

• pay dividends, redeem stock or make other distributions or restricted payments;

• make certain investments;

• incur or guarantee additional indebtedness;

• create liens;

• agree to dividend and payment restrictions affecting restricted subsidiaries;

• merge, consolidate or sell assets;

• designate subsidiaries as unrestricted;

• change their line of business; and

• enter into transactions with affiliates.

These covenants will be subject to a number of important exceptions and qualifications. During any future period in which the 10.25% exchange notes have achieved investment grade ratings (as defined in the indenture governing the 10.25% notes) from both S&P and Moody’s, certain of the covenants will cease to be in effect. If the 10.25% exchange notes are downgraded and cease to have investment grade ratings, the suspended covenants will again be in effect. See “Description of 10.25% exchange notes — Certain covenants.”

No prior market	The 10.25% exchange notes will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the 10.25% exchange notes will develop or as to the liquidity of any market that may develop. The initial purchasers have advised us that they currently intend to make a market in the 10.25% exchange notes. However, they are not obligated to do so and any market making activities with respect to 10.25% exchange notes may be discontinued without notice. iPayment does not intend to apply for listing of the 10.25% exchange notes on any securities exchange or for the inclusion of the 10.25% exchange notes on any dealer quotation system.

The 15.00%/15.00% exchange notes

The following is a brief summary of some of the principal terms of the 15.00%/15.00% exchange notes. The 15.00%/15.00% exchange notes will evidence the same debt as the 15.00%/15.00% initial notes and the form and terms of the 15.00%/15.00% exchange notes will be the same as the form and terms of the 15.00%/15.00% initial notes, except that the 15.00%/15.00% exchange notes will be registered under the Securities Act. As a result, the 15.00%/15.00% exchange notes will not bear legends restricting their transfer and will not contain the registration rights and certain additional interest provisions of the 15.00%/15.00% initial notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the 15.00%/15.00% exchange notes, see the “Description of 15.00%/15.00% exchange notes” section of this prospectus.

Issuer	iPayment Holdings, Inc., a Delaware corporation.

15.00%/15.00% exchange notes offered	$129,921,875 in aggregate principal amount of 15.00%/15.00% senior notes due 2018, which will be registered under the Securities Act. The 15.00%/15.00% exchange notes will evidence the same debt as the 15.00%/15.00% initial notes and will be governed by the same indenture.

Maturity	November 15, 2018.

Interest	For any interest period through and including May 15, 2015, Holdings may elect to pay interest on the 15.00%/15.00% exchange notes (i) entirely in cash (“cash interest”) or (ii) pay interest on 50% of the outstanding principal amount of the 15.00%/15.00% exchange notes in cash interest and on 50% of the outstanding principal amount of the 15.00%/15.00% exchange notes by increasing the principal amount of the outstanding 15.00%/15.00% exchange notes or by issuing additional 15.00%/15.00% exchange notes (“PIK interest”). Notwithstanding the foregoing, Holdings will pay cash interest on the 15.00%/15.00% exchange notes to the extent that iPayment would, on the date notice of such election is required to be made, be permitted pursuant to its debt agreements to pay a dividend or distribution to Holdings in an amount sufficient to pay such cash interest on the relevant interest payment date. After May 15, 2015, Holdings will pay cash interest on the 15.00%/15.00% exchange notes, subject to certain rights to pay partial PIK interest for up to two additional interest periods.

Cash interest and PIK interest will each accrue at a rate of 15.00% per annum. If our leverage ratio exceeds 7.25 to 1.00 as of the most recent quarter end prior to an interest payment date, then for the interest period ending on such date, the interest rate will be retroactively increased by 2.00% in the form of PIK interest.

The 15.00%/15.00% exchange notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK interest is made. Holdings must elect the form of interest payment with respect to each interest period not later than the beginning of each interest period. In the absence of such an election, Holdings will pay interest according to the election for the previous interest period. For the first interest period ended November 15, 2011, we paid 50% as cash interest and 50% as PIK interest. See “Description of 15.00%/15.00% exchange notes — Principal, maturity and interest.”

Interest payment dates	November 15 and May 15 of each year, commencing on the first interest payment date following the completion of the exchange offer. Interest will accrue from the later of the last interest payment date on which interest was paid on the 15.00%/15.00% initial note surrendered in the exchange offer, or if no interest has been paid on such 15.00%/15.00% initial note, from the date of issuance of such 15.00%/15.00% initial note (provided that, for the avoidance of doubt, interest shall not be deemed to accrue at the same time on both a 15.00%/15.00% initial note and the 15.00%/15.00% exchange note issued in exchange therefor).

Ranking	The 15.00%/15.00% exchange notes will be Holdings’ unsecured senior obligations and will:

• rank senior in right of payment to all of Holdings’ future subordinated indebtedness;

• rank equal in right of payment with all of Holdings’ future senior indebtedness;

• be structurally subordinated to all existing and future indebtedness of Holdings’ subsidiaries, including the 10.25% notes and borrowings under its new senior secured credit facilities; and

• be effectively subordinated to all of Holdings’ future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

See “Description of 15.00%/15.00% exchange notes — Brief description of notes” and “Risk factors — Risk factors relating to the securities — Payment of principal and interest on the notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing that debt.”

Optional redemption	At any time and from time to time prior to May 15, 2015, Holdings may, at its option, redeem some or all of the 15.00%/15.00% exchange notes at a redemption price equal to 100% of the principal amount of the 15.00%/15.00% exchange notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. Thereafter, Holdings may, at its option, redeem some or all of the 15.00%/15.00% exchange notes at the prices and as described under “Description of 15.00%/15.00% exchange notes — Optional redemption.” In addition, at any time and from time to time prior to May 15, 2014, Holdings may, at its option, redeem up to 35% of the original aggregate principal amount of the 15.00%/15.00% exchange notes (including any additional notes) issued under the indenture governing the 15.00%/15.00% notes with the proceeds of certain equity offerings. See “Description of 15.00%/15.00% exchange notes — Optional redemption.”

Change of control offer	If we experience certain kinds of changes of control, Holdings must give the holders of the 15.00%/15.00% exchange notes the opportunity to sell us their 15.00%/15.00% exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of 15.00%/15.00% exchange notes —Repurchase at the option of holders — Change of control.”

Asset sales	If we sell assets outside the ordinary course of business and we do not use the net proceeds for specified purposes, Holdings may be required to use such net proceeds to repurchase the 15.00%/15.00% exchange notes, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 15.00%/15.00% exchange notes — Repurchase at the option of holders — Asset sales.”

Certain covenants	The indenture governing the 15.00%/15.00% notes contains covenants that, among other things, will restrict Holdings’ and its restricted subsidiaries’ ability to:

• pay dividends, redeem stock or make other distributions or restricted payments;

• make certain investments;

• incur or guarantee additional indebtedness;

• create liens;

• agree to dividend and payment restrictions affecting restricted subsidiaries;

• merge, consolidate or sell assets;

• designate subsidiaries as unrestricted;

• change their line of business; and

• enter into transactions with affiliates.

These covenants will be subject to a number of important exceptions and qualifications. During any future period in which the 15.00%/15.00% exchange notes have achieved investment grade ratings (as defined in the indenture governing the 15.00%/15.00%

notes) from both S&P and Moody’s, certain of the covenants will cease to be in effect. If the 15.00%/15.00% exchange notes are downgraded and cease to have investment grade ratings, the suspended covenants will again be in effect. See “Description of 15.00%/15.00% exchange notes — Certain covenants.”

Separation	The 15.00%/15.00% exchange notes will trade separately from the warrants that were attached to the 15.00%/15.00% initial notes at the time Holdings issued the 15.00%/15.00% initial notes and warrants together as units. The 15.00%/15.00% initial notes and related warrants separated on November 2, 2011.

Original Issue Discount	The 15.00%/15.00% exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. Consequently, original issue discount will be included in the gross income of a “U.S. Holder” (as defined below) of notes for U.S. federal income tax purposes in advance of the receipt of cash payments on the 15.00%/15.00% exchange notes. See “Certain United States federal income tax considerations.”

No prior market	The 15.00%/15.00% exchange notes will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the 15.00%/15.00% exchange notes will develop or as to the liquidity of any market that may develop. The initial purchaser has advised us that it currently intends to make a market in the 15.00%/15.00% exchange notes. However, it is not obligated to do so and any market making activities with respect to 15.00%/15.00% exchange notes may be discontinued without notice. Holdings does not intend to apply for listing of the 15.00%/15.00% exchange notes on any securities exchange or for the inclusion of the 15.00%/15.00% exchange notes on any dealer quotation system.

Risk factors

You should consider carefully the information set forth in this section along with all the other information provided to you in this prospectus before tendering your initial notes for exchange notes in the exchange offers. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could suffer. In such event, you may lose all or part of your investment.

The risks discussed below also include forward-looking statements and our actual results may differ substantially form those discussed in these forward-looking statements. See “Cautionary note regarding forward-looking statements.”

Risk factors relating to our business

Any new or changes made to laws, regulations, card network rules or other industry standards affecting our business may have an adverse impact on our financial results.

We are subject to numerous regulations that affect the electronic payments industry. Regulation and proposed regulation of the payments industry has increased significantly in recent years. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties, including fines. We are also subject to U.S. financial services regulations, numerous consumer protection laws, escheat regulations, and privacy and information security regulations, among others. Changes to legal rules and regulations, or the interpretation or enforcement thereof, could have a negative financial effect on the Company. We are also subject to the rules of Visa, MasterCard and various other credit and debit networks. Furthermore, we are subject to the Housing Assistance Tax Act of 2008, which requires information returns to be filed by merchant acquiring entities for each calendar year starting in 2011.

Interchange fees, which are typically paid by the acquirer to the issuer in connection with transactions, are subject to increasingly intense legal, regulatory, and legislative scrutiny. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law in July 2010, significantly changes the U.S. financial regulatory system, including by regulating debit card fees charged by certain issuer banks and allowing merchants to offer discounts for different payment methods, as well as other measures. The impact of the Dodd-Frank Act on the Company is difficult to estimate, as it will take time for the market to react and adjust to regulations that have been implemented and because certain additional regulations have yet to be developed.

Regulatory actions such as these, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we change how we price our services to customers. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services. These regulations may materially and adversely affect the Company’s business or operations, either directly or indirectly.

We have faced, and may face in the future, significant chargeback liability and liability for merchant or customer fraud, which we may not be able to accurately anticipate.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder. If we or our sponsoring banks are unable to collect the chargeback from the merchant’s account, or, if the merchant refuses or is financially unable (due to bankruptcy or other reasons) to reimburse the merchant’s bank for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank.

We also have potential liability for losses caused by fraudulent card-based payment transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the small merchants that we serve are small businesses that transact a substantial percentage of their sales in card-not-present transactions over the Internet or in response to telephone or mail orders, which makes these merchants more vulnerable to customer fraud than larger merchants. Because substantially all of the merchants we serve are small merchants, we experience chargebacks arising from cardholder fraud more frequently than providers of payment processing services that service larger merchants.

Merchant fraud occurs when a merchant, rather than a customer, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Anytime a merchant is unable to satisfy a chargeback, we are responsible for that chargeback. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot be sure that these measures are or will be effective. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback liability.

Charges incurred by us relating to merchant losses were $3.5 million, or 0.5% of revenues in 2010, and were $4.9 million, or 0.7% of revenues, in 2009.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process bankcard transactions. If these sponsorships are terminated and we are not able to secure or successfully migrate merchant portfolios to new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of banks that are members of the card associations. The principal sponsoring bank through which we process the significant majority of our transactions is Wells Fargo.

The initial term of our agreement with Wells Fargo lasts through December 2014 and will thereafter automatically continue unless either party provides the other at least six months notice of its intent to terminate. Our sponsoring banks may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing services under the agreement. If these sponsorships are terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreements with our sponsoring banks provide the sponsoring banks with substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of ISGs. We cannot guarantee that our sponsoring banks’ actions under these agreements will not be detrimental to us, nor can we provide assurance that any of our sponsoring banks will not terminate their sponsorship of us in the future.

If we or our bank sponsors fail to adhere to the standards of the Visa and MasterCard payment card associations, our registrations with these associations could be terminated, and we could be required to stop providing payment processing services for Visa and MasterCard.

Substantially all of the transactions we process involve Visa or MasterCard. If we or our bank sponsors fail to comply with the applicable requirements of the Visa or MasterCard payment card associations, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could prevent us from providing payment processing services.

We rely on third-party processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with several large payment processing organizations to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. In particular, we rely on FDMS with whom we have agreed, pursuant to the terms of our agreement with FDMS, to process at least 75% of our annual transactions. We are required to pay FDMS an annual processing fee through 2011 related to the FDMS Merchant Portfolio and the FDMS Bank Portfolio. The minimum fee for 2011 will be at least 70% of such fee paid to FDMS in 2010, or at least $3.8 million.

We also outsource to third parties other services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bankcard associations. Many of these organizations and service providers are our competitors, and we do not have long-term contracts with most of them. Typically, our contracts with these third parties are for one-year and are subject to cancellation upon limited notice by either party. The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

To acquire and retain merchant accounts, we depend on ISGs that do not serve us exclusively.

We rely primarily on the efforts of ISGs to market our services to merchants seeking to establish a credit card processing relationship. ISGs are companies that seek to introduce both newly-established and existing small merchants, including, but not limited to, retailers, restaurants and other service providers to us and other providers of transaction payment processing services. Generally, our agreements with ISGs that refer merchants to us are not exclusive and they have the right to refer merchants to other service providers. Our failure to maintain our relationships with our existing ISGs and to recruit and establish new relationships with other groups could adversely affect our revenues and internal growth and increase our merchant attrition.

Periodically, we experience increases in interchange costs; if we cannot pass these increases along to our merchants, our profit margins will be reduced.

We pay interchange fees and assessments to issuing banks through the card associations for each transaction we process using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in merchant discount, our profit margins will be reduced.

Unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation.

We may collect and store limited data about merchants and their principal owners, including names, addresses, social security numbers, drivers license numbers, checking and savings account numbers, and payment history records. In addition, we maintain a limited database of cardholder data relating to specific transactions, including card numbers and cardholder addresses, in order to process the transactions, for fraud prevention and other internal processes. If a person penetrates our network security or otherwise misappropriates sensitive merchant or cardholder data, we could be subject to liability or business interruption.

Although we generally require that our agreements with our ISGs and other service providers who may have access to merchant and customer data include confidentiality obligations that restrict these parties from using or disclosing any customer or merchant data except as necessary to perform their services under the applicable agreements, we cannot guarantee that these contractual measures will prevent the unauthorized disclosure of merchant or customer data by the ISGs or service providers. In addition, our agreements with financial institutions (as well as card association requirements) require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties and/or litigation.

The loss of key personnel or damage to their reputations could adversely affect our relationships with ISGs, card associations, bank sponsors and our other service providers, which would adversely affect our business.

Our success depends upon the continued services of our senior management and other key employees, all of whom have substantial experience in the payment processing industry and the small merchant markets in which we offer our services. In addition, our success depends in large part upon the reputation and influence within the industry of our senior managers who have, over the years, developed long standing and favorable relationships with ISGs, card associations, bank sponsors and other payment processing and service providers. The loss of the services of one or more of our senior managers or other key employees or damage to their reputations and influence within the industry could have an adverse effect on our business, financial condition and results of operations.

The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants, and as a result, our profit margins.

The market for credit and debit card processing services is highly competitive and has relatively low barriers to entry. The level of competition has increased in recent years as other providers of processing services have established a sizable market share in the small merchant processing sector. Some of our competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies that have substantially greater capital, technological, management and marketing resources than we have. There are also a large number of small providers of processing services that provide various ranges of services to small and medium sized merchants. This competition may effectively limit the prices we can charge and requires us to control costs aggressively in order to maintain acceptable profit margins. Further, if the use of cards other than Visa or MasterCard, such as American Express, grows, or if there is increased use of certain debit cards, our average profit per transaction could be reduced. In addition, our competitors continue to consolidate as large banks merge and combine their networks. This consolidation may also require that we increase the consideration we pay for future acquisitions and could adversely affect the number of attractive acquisition opportunities presented to us. Our future competitors may develop or offer services that have price or other advantages over the services we provide. If they do so and we are unable to respond satisfactorily, our business and financial condition could be adversely affected.

Increased attrition due to an increase in closed merchant accounts and a decrease in merchant charge volume that we cannot anticipate or offset with new accounts may reduce our revenues.

We experience attrition in merchant accounts and merchant charge volume in the ordinary course of business resulting from several factors, including but not limited to, business closures, transfers of merchants’ accounts to our competitors and account “closures” that we initiate due to heightened credit risks relating to, or contract breaches by, a merchant. We target small merchants that generally have a higher rate of business failure than larger businesses. During 2010, we experienced volume attrition ranging from 1.0% to 2.0% per month on our various merchant portfolios. Substantially all of our processing contracts with merchants may be terminated by either party on relatively short notice, allowing merchants to move their processing accounts to other providers with minimal financial liability and cost. In addition, we believe that challenging economic conditions have adversely affected and may continue to adversely affect merchant charge volume, thereby increasing attrition. We cannot accurately predict the level of attrition in the future, particularly in connection with our acquisitions of portfolios of merchant accounts. Increased attrition in merchant accounts and merchant charge volume may have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by a deteriorating economic environment that causes our merchants to experience adverse business conditions, as they may generate fewer transactions for us to process or may become insolvent, thereby increasing our exposure to chargeback liabilities.

We believe that challenging economic conditions have caused some of the merchants we serve to experience difficulty in supporting their current operations and implementing their business plans, and any deterioration in economic conditions has the potential to negatively impact consumer confidence and consumer spending. If these merchants make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenues.

In addition, in the current difficult economic environment, the merchants we serve could be subject to a higher rate of business failure which could adversely affect us financially. We bear credit risk for chargebacks related to billing disputes between credit or debit card holders and bankrupt merchants. If a merchant seeks relief under bankruptcy laws or is otherwise unable or unwilling to pay, we may be liable for the full transaction amount of a chargeback.

Our inability to adopt technology to meet changing industry and customer needs or trends may affect our competitiveness or demand for our products, which may adversely affect our operating results.

Changes in technology may limit the competitiveness of and demand for our services. We operate in industries that are subject to technological advancements, developing industry standards and changing customer needs and preferences. In addition, our customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these industry and customer changes in order to remain competitive within our markets. For example, our inability to adopt technological advancements surrounding point-of-sale technology available to merchants could have an adverse impact on our business. Our inability to respond to new industry standards, trends and technological advancements could negatively impact our operating results.

There may be a decline in the use of credit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general which could adversely affect our operating results.

If consumers do not continue to use credit cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit cards and debit cards, it could have a material adverse effect on our financial position and results of operations. We believe future growth in the use of credit cards will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to use credit cards at the same or greater rate than previously. Moreover, if there is an adverse development in the credit card industry in general, such as new legislation or regulation that makes it more difficult for our clients to do business, our financial condition and results of operations may be adversely affected.

Adverse conditions in industries in which we obtain a substantial amount of our bankcard processing volume, such as the automobile service and repair and restaurant industries, could negatively affect our operating results.

We obtain a substantial amount of our bankcard processing volume from merchants in certain industries. For example, merchants in the automobile service and repair and restaurant industries represented 14% and 12% of our bankcard processing volume, respectively, in 2010. As a result, any adverse economic or other conditions in the automobile and restaurant industries, or other industries in which we obtain a substantial amount of our bankcard processing volume, could negatively affect our revenue and materially and adversely affect our operating results.

Our operating results are subject to seasonality, and, if our revenues are below our seasonal norms during our historically stronger quarters, our financial results could be adversely affected.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically, revenues have been weaker during the first quarter of the calendar year and stronger during the second, third and fourth quarters. If, for any reason, our revenues are below seasonal norms during the second, third or fourth quarter, our financial results could be adversely affected.

Our systems may fail due to factors beyond our control, which could interrupt our business, cause us to lose business and increase our costs.

We depend on the efficient and uninterrupted operations of our computer network systems, software and data centers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur, and we do not presently have fully redundant systems to help ensure uninterrupted operations. Defects in our systems, errors or delays in the processing of payment transactions or other difficulties could result in:

•	additional development costs;

•	diversion of technical and other resources;

•	loss of merchants;

•	loss of merchant and cardholder data;

•	negative publicity;

•	harm to our business or reputation; or

•	exposure to fraud losses or other liability.

Material breaches in the security of our systems may have a significant effect on our business.

The uninterrupted operation of our information systems and the confidentiality of the customer/ consumer information that resides on such systems are critical to the successful operations of our business. We have security, backup and recovery systems in place, as well as a business continuity plan designed to help ensure that the system will operate in the event of a breach or power failure. We also have what we deem sufficient security around the system to prevent unauthorized access to the system. However, our visibility in the United States’ payment industry may attract hackers to conduct attacks on our systems that could compromise the security of our data. An information breach in the system and loss of confidential information such as credit or debit card numbers and related information could have a longer and more significant impact on our business operations than a hardware failure. The loss of confidential information could result in losing our customers’ confidence and thus the loss of their business, as well as the imposition of fines and damages.

New and potential governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to provide the services we provide our merchants.

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting, additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. For example, the Gramm-Leach-Bliley Act requires non-affiliated third-party service providers to financial institutions to take certain steps to ensure the privacy and security of consumer financial information. We believe our present activities fall under exceptions to the consumer notice and opt-out requirements contained in this law for third-party service providers to financial institutions. We believe that current legislation permits us to access and use this information as we do now. However, the laws governing privacy generally remain unsettled. Even in areas where there has been some legislative action, such as the Gramm-Leach-Bliley Act and other consumer statutes, it is difficult to determine whether and how existing and proposed privacy laws or changes to existing privacy laws will apply to our business. Limitations on our ability to access and use customer information could adversely affect our ability to provide the services we offer to our merchants or impair the value of these services.

Several states have proposed legislation that would limit the use of personal information gathered using the Internet. Some proposals would require proprietary online service providers and website owners to establish privacy policies. Congress has also considered privacy legislation that could further regulate the use of consumer information obtained over the Internet or in other ways. Our compliance with these privacy laws and related regulations could materially affect our operations.

Changes to existing laws or the passage of new laws could:

•	create uncertainty in the marketplace that could reduce demand for our services;

•	restrict or limit our ability to sell certain products and services to certain customers;

•	limit our ability to collect and to use merchant and cardholder data; or

•	increase the cost of doing business as a result of litigation costs or increased operating costs;

any of which could have a material adverse effect on our business, results of operations and financial condition.

If we are required to pay federal, state or local taxes on transaction processing, it could negatively impact our profitability.

Transaction processing companies may become subject to federal, state or local taxation of certain portions of their fees charged to merchants for their services. Application of these taxes is an emerging issue in our industry and taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay such taxes and are unable to pass this tax expense through to our merchant clients, or produce increased cash flow to offset the taxes, these taxes would negatively impact our profitability.

The markets for the services that we offer may fail to expand or may contract, which could negatively impact our growth and profitability.

Our growth and continued profitability depend on the acceptance of the services that we offer. If demand for our services decreases, our profitability would be negatively impacted. Changes in technology may enable merchants and retail companies to directly process transactions in a cost-efficient manner without the use of our services. Additionally, uncertainty in the economy or a reduction in consumer spending may result in a decrease in the demand for our services. Further, if our customers make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenue. Any decrease in the demand for our services for the reasons discussed above or other reasons could have a material adverse effect on our growth and revenue.

We are the subject of various legal proceedings which could have a material adverse effect on our business, financial condition or operating results.

We are involved in various litigation matters. The Company may, from time to time, also be involved in or be subject of governmental or regulatory agency inquiries or investigations. If the Company is unsuccessful in its defense in the litigation matters, or any other legal proceeding, it may be forced to pay damages or fines and/or change its business practices, any of which could have a material adverse effect on the Company’s business, financial condition or operating results. For more information about the Company’s legal proceedings, see “Business description— Legal proceedings.”

Our balance sheet includes significant amounts of goodwill and intangible assets. The impairment of a significant portion of these assets would negatively affect our operating results.

Our balance sheet includes goodwill and intangible assets that represent over 90% of our total assets at September 30, 2011. These assets consist primarily of goodwill and identifiable intangible assets associated with our merchant portfolios and acquisitions. We may engage in additional acquisitions, which may result in our recognition of additional intangible assets and goodwill. On at least an annual basis, we assess whether there have been impairments in the carrying value of goodwill and intangible assets. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to operating earnings. An impairment of a significant portion of goodwill or intangible assets could materially adversely affect our operating results.

Risk factors relating to acquisitions

We have previously acquired, and expect to continue to acquire, other providers of payment processing services and portfolios of merchant processing accounts. These acquisitions entail risks in addition to those incidental to the normal conduct of our business.

Revenues and profits generated by acquired businesses or account portfolios may be less than anticipated, resulting in losses or a decline in profits, as well as potential impairment charges.

In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues and profits from that acquisition based on the historical revenue of the acquired provider of payment processing services or portfolio of merchant accounts. Following an acquisition, it is customary to experience some attrition in the number of merchants serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition merchant attrition exceed the rate we have forecasted, the revenues and profits generated by the acquired providers of payment processing services or portfolio of accounts may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment charges.

We may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, exposing us to potentially significant, unanticipated costs.

Prior to the consummation of any acquisition, we perform a due diligence review of the business or portfolio of merchant accounts that we propose to acquire. Our due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition. For example, in the past we were obligated to fund certain credits and chargebacks after discovering that a merchant account from an acquired merchant processing portfolio was in substantial violation of the Visa and MasterCard card association rules. In the future we may make acquisitions that may obligate us to make similar payments resulting in potentially significant, unanticipated costs.

We may encounter delays and operational difficulties in completing the necessary transfer of data processing functions and connecting systems links required by an acquisition, resulting in increased costs for, and a delay in the realization of revenues from, that acquisition.

The acquisition of a provider of payment processing services, as well as a portfolio of merchant processing accounts, requires the transfer of various data processing functions and connecting links to our systems and those of our third-party service providers. If the transfer of these functions and links does not occur rapidly and smoothly, payment processing delays and errors may occur, resulting in a loss of revenues, increased merchant attrition and increased expenditures to correct the transitional problems, which could preclude our attainment of, or reduce, our anticipated revenue and profits.

Special non-recurring and integration costs associated with acquisitions could adversely affect our operating results in the periods following these acquisitions.

In connection with some acquisitions, we may incur non-recurring severance expenses, restructuring charges and change of control payments. These expenses, charges and payments, as well as the initial costs of integrating the personnel and facilities of an acquired business with those of our existing operations, may adversely affect our operating results during the initial financial periods following an acquisition. In addition, the integration of newly acquired companies may lead to diversion of management attention from other ongoing business concerns.

Our facilities, personnel and financial and management systems may not be adequate to effectively manage the future expansion we believe necessary to increase our revenues and remain competitive.

We anticipate that future expansion will be necessary in order to increase our revenues. In order to effectively manage our expansion, we may need to attract and hire additional sales, administrative, operations and management personnel. We cannot be sure that our facilities, personnel, financial and management systems and controls will be adequate to support the expansion of our operations, and provide adequate levels of service to our merchants and ISGs. If we fail to effectively manage our growth, our business could be harmed.

Risk factors relating to the notes

Our substantial debt, and any funds iPayment may distribute to Holdings to service its debt, could adversely affect our financial condition and prevent us from fulfilling our obligations to holders of the notes.

We have a substantial amount of debt which requires significant interest payments. As of September 30, 2011, we had approximately $896.1 million of total debt outstanding, including $772.2 million of indebtedness under the 10.25% initial notes and new senior secured credit facilities and $123.9 million of indebtedness under the 15.00%/15.00% initial notes, net of discount. Our substantial debt could adversely affect our financial condition and operating results and make it more difficult for us to satisfy our obligations with respect to holders of the notes.

Our substantial debt, any new debt we may incur as described below and the resulting reduction in our available cash could also:

•	increase our vulnerability to adverse general economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund investments, capital expenditures, working capital and for other general corporate purposes;

•	limit our ability to make required payments under our debt agreements, including the indentures governing the notes and the credit agreement governing iPayment’s new senior secured credit facilities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to withstand competitive pressures;

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt than we have;

•	create a perception that we may not continue to support and develop certain products or services;

•	increase our exposure to rising interest rates because a portion of our debt is at variable interest rates; and

•	limit our ability to borrow additional funds on terms that are satisfactory to us or at all.

In addition, iPayment will be permitted to distribute funds to Holdings, its direct parent, to pay interest on the 15.00%/15.00% notes. For the first four years, at least 50% of the interest on the 15.00%/15.00% notes must be paid in cash, and thereafter, subject to limited exceptions, 100% of the interest on the 15.00%/15.00% notes generally must be paid in cash. The covenants in the indenture governing the 15.00%/15.00% notes generally require Holdings to pay interest in cash to the extent permitted by iPayment’s debt agreements, including the indenture governing the 10.25% notes. Holdings is a holding company with no material assets of its own, and iPayment will serve as the primary source of funds for payments on its debt. Any funds that iPayment may distribute to Holdings to service its debt could increase the risks associated with iPayment’s substantial debt, including making it more difficult for iPayment to satisfy its obligations to holders of the 10.25% notes.

We may incur more debt, which could exacerbate the risks associated with our substantial leverage.

Subject to the limitations contained in the agreements governing our debt, we are able to incur significantly more debt in the future, including the ability to issue additional notes under the indentures governing the notes. Although these agreements restrict us and our restricted subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. For example, iPayment’s new senior secured credit facilities provide for aggregate borrowings of up to $450.0 million, which are secured by liens on substantially all of our assets. Furthermore, iPayment’s new senior secured credit facilities and the indentures governing the notes permit us to incur significant additional debt, including additional debt of Holdings’ subsidiaries that will be structurally senior to the 15.00%/15.00% notes and additional secured debt that will be effectively senior to the notes to the extent of the value of the collateral securing such debt. If we incur additional debt, the risks that we face as a result of our high leverage, including our possible inability to service our debt, could increase.

We may not be able to generate sufficient cash flow from operations to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot be sure that any refinancing or sale of assets would be possible on commercially reasonable terms or at all. In addition, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our respective obligations under the notes and iPayment’s ability to satisfy its obligations under its new senior secured credit facilities. Any failure to make scheduled payments of interest and principal on our outstanding debt would likely result in a reduction of our credit rating, which could harm our ability to incur additional debt on commercially reasonable terms or at all and negatively impact the market value of the notes. In addition, if we are unable to meet our debt service obligations on our outstanding debt, the holders of such indebtedness would have the right to cause the entire principal amount of such indebtedness to become immediately due and payable. If the amounts outstanding under any of our debt instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the notes.

All of Holdings’ operations, and substantially all of iPayment’s operations, are conducted at the subsidiary level, which may materially adversely affect our ability to service our debt.

Our principal assets are the equity interests we hold, directly and indirectly, in our subsidiaries. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment, other than through guarantees of the 10.25% notes, which may be released under certain circumstances. See “Description of 10.25% exchange notes — Certain covenants — Guarantees.” Because all of Holdings’ operations and most of iPayment’s operations are conducted through our subsidiaries, our ability to service our debt depends upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by our subsidiaries to us. Although iPayment’s new senior secured credit facilities and the indentures governing the notes limit the ability of our subsidiaries to enter into covenant restrictions on their ability to pay dividends and make other payments to us, these limitations are subject to a number of significant qualifications, including exempting restrictions imposed under the indenture governing the 10.25% notes and iPayment’s new senior secured credit facilities. If our subsidiaries do not have sufficient earnings or cannot distribute their earnings or other funds to us, our ability to service our debt may be materially adversely affected.

The indentures governing the notes, as well as other agreements governing our debt, include financial and other covenants that impose restrictions on our financial and business operations.

The indentures and iPayment’s new senior secured credit facilities contain negative covenants customary for such financings, such as limiting our and our restricted subsidiaries’ ability to pay dividends, redeem stock or make other distributions or restricted payments, make certain investments, incur or guarantee additional debt, create liens, agree to dividend and payment restrictions affecting restricted subsidiaries, consummate mergers, consolidations or other business combinations, designate subsidiaries as unrestricted, change our or their line of business, or enter into certain transactions with affiliates. iPayment’s new senior secured credit facilities have various financial and other covenants that require iPayment to maintain minimum coverage ratios. We may also incur future debt obligations, which might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

In addition, iPayment’s ability to make distributions to Holdings is subject to restrictions in the indenture governing the 10.25% notes and iPayment’s new senior secured credit facilities. The indenture governing the 10.25% notes permits payment of dividends to Holdings to satisfy its interest payments on the 15.00%/15.00% notes that are required to be paid in cash provided no event of default has occurred and is continuing. The indenture governing the 10.25% notes otherwise limits the amount of “restricted payments,” including dividends, that iPayment can make to Holdings to a percentage of cumulative net income and proceeds of equity issuances, subject to satisfaction of certain other tests and certain exceptions. iPayment’s new senior secured credit facilities permit payment of dividends to Holdings to satisfy its interest payments on the 15.00%/15.00% notes that are required to be paid in cash provided no event of default has occurred and is continuing.

These covenants could adversely affect our ability to finance our future operations or capital needs, pursue available business opportunities or make payments upon the notes. Our ability to comply with these covenants may be subject to events outside our control. Moreover, if we fail to comply with these covenants and are unable to obtain a waiver or amendment, an event of default would result. If an event of default were to occur, the trustee under the indentures governing the notes or the lenders under iPayment’s new senior secured credit facilities could, among other things, declare outstanding amounts immediately due and payable. We cannot provide assurance that we would have sufficient liquidity to repay or refinance the notes or borrowings under iPayment’s new senior secured credit facilities if such amounts were accelerated upon an event of default. In addition, an event of default or declaration of acceleration under the indentures or iPayment’s new senior secured credit facilities could also result in an event of default under other financing agreements.

Payment of principal and interest on the notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing that debt.

The notes are not secured. Therefore, the notes will be effectively subordinated to claims of our secured creditors, and the guarantees of the 10.25% notes will be effectively subordinated to the claims of the secured creditors of such guarantors. As of September 30, 2011, iPayment had $374.0 million of total secured debt outstanding and $61.5 million of capacity under the revolving portion of iPayment’s new senior secured credit facilities. iPayment’s obligations under the new senior secured credit facilities are guaranteed by Holdings and each of iPayment’s existing and future direct and indirect material domestic subsidiaries. Holders of our secured obligations, including obligations under iPayment’s new senior secured credit facilities, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of the guarantors of the 10.25% notes will be available to pay obligations on the notes and the guarantees of the 10.25% notes only after holders of our secured debt have been paid in full from the proceeds of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

The 10.25% notes and related guarantees are structurally subordinated to debt of iPayment’s nonguarantor subsidiaries.

As of September 30, 2011, all of iPayment’s subsidiaries were guarantors of the 10.25% notes. However, under certain circumstances described under “Description of 10.25% exchange notes — Certain covenants — Guarantees,” the guarantees of iPayment’s subsidiaries may be released and iPayment’s future subsidiaries may not be required to guarantee the 10.25% notes. The 10.25% notes will be structurally subordinated to all debt and other liabilities and commitments, including trade payables, of iPayment’s subsidiaries that do not guarantee the 10.25% notes. iPayment relies substantially upon distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the 10.25% notes. Any right of the holders of the 10.25% notes to participate in the assets of a nonguarantor subsidiary upon any liquidation or reorganization of such subsidiary will be subject to the prior claims of the subsidiary’s creditors.

The 15.00%/15.00% notes are structurally subordinated to indebtedness of Holdings’ existing and future subsidiaries, including borrowings under iPayment’s new senior secured credit facilities and the 10.25% notes.

Holdings’ subsidiaries, including iPayment, do not guarantee its obligations under, and do not have any obligation with respect to, the 15.00%/15.00% notes. Therefore, the 15.00%/15.00% notes are structurally subordinated to all debt and liabilities of Holdings’ subsidiaries, including the 10.25% notes and borrowings under iPayment’s new senior secured credit facilities. The lenders under iPayment’s new senior secured credit facilities, the holders of the 10.25% notes and all other creditors of Holdings’ subsidiaries, including trade creditors, have the right to be paid before Holdings from the assets of Holdings’ subsidiaries. In addition, if Holdings causes a subsidiary to pay a dividend or other distribution to enable it to make payments in respect of the 15.00%/15.00% notes, and if such transfer were deemed to be a fraudulent transfer or an unlawful distribution, the holders of the 15.00%/15.00% notes could be required to return the payment to (or for the benefit of) the creditors of such subsidiary, including lenders under iPayment’s new senior secured credit facilities and holders of the 10.25% notes. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets necessary to make any payments to Holdings as its direct or indirect equity holder or otherwise. This will adversely affect Holdings’ ability to make payments to the holders of the 15.00%/15.00% notes.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we cannot obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

Under certain circumstances, a court could cancel the notes or void the guarantees of the 10.25% notes under fraudulent conveyance laws.

Our issuance of the notes and the guarantees of the 10.25% notes may be subject to review under federal or state fraudulent transfer laws, in particular due to the Equity Redemption and because all of the net proceeds from the offering of Investors’ PIK toggle notes were distributed to Investors’ equity holders and a portion of the proceeds of the offerings of the initial notes were used to fund the Equity Redemption and to redeem and satisfy and discharge such PIK toggle notes. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes. The court might do so if it finds that when we issued the notes and the guarantees of the 10.25% notes, (i) we or any guarantor of the 10.25% notes issued the notes or incurred the guarantee, as applicable, with actual intent of hindering, delaying or defrauding creditors or (ii) we or any guarantor of the 10.25% notes received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee, as applicable, (which may be deemed to be zero, because we distributed a portion of the funds from the offerings of the initial notes to Investors to fund the Equity Redemption and to redeem and satisfy and discharge the PIK toggle notes) and, in the case of (ii) only, one of the following is also true at the time thereof:

•	we or any guarantor of the 10.25% notes were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantee, as applicable;

•

the issuance of the notes or the incurrence of the guarantee of the 10.25% notes left us or any guarantor, as applicable, with an unreasonably small amount of capital to carry on our or its business; or

•	we or any guarantor of the 10.25% notes intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the governing law. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

For this analysis, “debts” include contingent and unliquidated debts. If a court avoided our obligations under the notes and the obligations of all of the guarantors of the 10.25% notes under their guarantees, holders of the notes would cease to be our creditors or creditors of the guarantors and likely have no source from which to recover amounts due under the notes. In addition, a court could avoid any payment by us or any guarantor of the 10.25% notes pursuant to the notes or a related guarantee, as the case may be, and require any payment to be returned to us or the guarantor, as the case may be, or to be paid to a fund for the benefit of our or the guarantor’s creditors. Further, the avoidance of the notes could result in an event of default with respect to our other debt that could result in the acceleration of such debt. Even if the guarantee of a guarantor of the 10.25% notes is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees of the 10.25% notes would be structurally subordinated to all of that guarantor’s other debt. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the 10.25% notes from another guarantor or from any other source.

The guarantees of the 10.25% notes contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing its guarantee to be a fraudulent transfer. However, this provision may automatically reduce one or more of the guarantor’s obligations to an amount that effectively makes the guarantee worthless and, in any case, this provision may not be effective to protect a guarantee from being avoided under fraudulent transfer laws.

Our unrestricted subsidiaries under the indentures governing the notes will not be subject to any of the covenants in the indentures and will not guarantee the 10.25% notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay any of our debt, including the notes.

Our unrestricted subsidiaries will not be subject to the covenants under the indentures and will not guarantee the 10.25% notes. As of September 30, 2011, none of our subsidiaries were unrestricted subsidiaries. However, subject to compliance with the covenants contained in the indentures, we will be permitted to designate our subsidiaries as unrestricted subsidiaries. If we designate a guarantor of the 10.25% notes as an unrestricted subsidiary in accordance with the indenture governing the 10.25% notes, the guarantee of the 10.25% notes by such guarantor will be released under such indenture. The creditors of the unrestricted subsidiary and its subsidiaries will generally be entitled to payment of their claim from the assets of such unrestricted subsidiary and its subsidiaries before those assets would be available for distribution to us. In addition, our unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we cannot assure you that the cash flow or assets of our unrestricted subsidiaries will be available to pay any of our debt, including the notes.

We may not have the ability to raise the funds necessary to finance the respective change of control offer required by the indentures governing the notes.

Upon the occurrence of a “change of control,” as defined in the indentures governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount of the notes, together with any accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase the notes, or to give notice of the offer to repurchase the notes, would be an event of default under the applicable indenture. See “Description of 10.25% exchange notes — Repurchase at the option of holders — Change of control” and “Description of 15.00%/15.00% exchange notes — Repurchase at the option of holders — Change of control.”

The definition of a change of control in the indentures includes a phrase relating to the sale, conveyance, transfer or lease of “all or substantially all” of our assets. There is no precise established definition of the phrase “all or substantially all” and it will likely be interpreted under New York State law, which is the law that governs the indentures, and will be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired.

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our other debt instruments. Holdings is a holding company for its subsidiaries, with no material operations of its own and only limited assets. See “Risk factors — All of Holdings’ operations, and substantially all of iPayment’s operations, are conducted at the subsidiary level, which may materially adversely affect our ability to service our debt.” Debt of Holdings’ subsidiaries, including iPayment’s new senior secured credit facilities and the 10.25% notes, contains prohibitions and restrictions on dividends to Holdings, including for purposes of funding a change of control offer. In order to satisfy our obligations, we could seek to refinance our debt or obtain a waiver from the other lenders or the holders of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our debt on terms acceptable to us, if at all. Our failure to pay the change of control purchase price when due will constitute an event of default under the respective indenture and give the holders of the notes the rights described in “Description of 10.25% exchange notes — Events of default and remedies” or “Description of 15.00%/15.00% exchange notes — Events of default and remedies,” as applicable. The same events constituting a change of control under the indentures may also constitute an event of default under iPayment’s new senior secured credit facilities and permit the lenders thereunder to accelerate any and all outstanding debt. If such debt is not paid, the lenders may enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit to the holders of the notes of the offer to purchase provisions of the indentures.

The interests of our equity holders may not be aligned with the interests of the holders of the notes.

Substantially all of our issued and outstanding capital stock is held directly, in the case of Holdings, and indirectly, in the case of iPayment, by Investors. All of the partnership interests of Investors are controlled by Carl A. Grimstad, iPayment’s Chairman and Chief Executive Officer, and certain trusts and persons affiliated with him. Messrs. Grimstad and Monaco are the sole members of the board of directors of iPayment GP, LLC, the general partner of Investors, and two of the three members of the boards of directors of iPayment and Holdings, along with John A. Vickers.

Circumstances may occur in which the interests of Investors and its equity holders could be in conflict with the interests of the holders of the notes. Moreover, Investors’ equity holders may have interests in their other respective investments that could also be in conflict with the interests of the holders of the notes. In addition, Investors and its equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that could enhance their equity investment, even though such transactions might involve risks to holders of the notes. For example, Investors and its equity holders may cause us to pursue a growth strategy (including acquisitions which are not accretive to earnings), which could impact our ability to make payments on the notes and iPayment’s new senior secured credit facilities or cause a change of control. To the extent permitted by the indentures governing the notes and iPayment’s new senior secured credit facilities, Investors and its equity holders may cause us to pay dividends rather than make capital expenditures.

There is no established trading market for the exchange notes. If an actual trading market does not develop for the exchange notes, you may not be able to resell the exchange notes quickly, for the price that you paid or at all.

The exchange notes will be new issues of securities for which there is no established trading market, and an active trading market may not develop. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation on any dealer quotation system.

The liquidity of the trading market, if any, and future trading prices of the exchange notes will depend on many factors, including, among other things, the number of holders thereof, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

The initial purchasers have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so and may discontinue any market making in the exchange notes at any time in their sole discretion. As a result, we cannot assure you that a liquid trading market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time, or that the prices you receive when you sell will be favorable.

Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the notes.

The future market prices of our notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors have had adverse effects on the market prices of our debt instruments in the past, and further fluctuation may have adverse effects on the market prices of the notes in the future. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot be sure that any credit rating agencies that rate the notes will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market prices of the notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes may be subject to similar disruptions, which could adversely affect their value.

The 15.00%/15.00% exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes and if a bankruptcy petition were filed by or against Holdings, holders of the 15.00%/15.00% exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the 15.00%/15.00% notes.

The 15.00%/15.00% exchange notes will be treated as being issued with original issue discount, or “OID,” for U.S. federal income tax purposes. Holders subject to U.S. federal income taxation will have to report such OID as gross income on a constant yield to maturity basis in advance of the receipt of cash payments thereof and regardless of such holder’s method of accounting for U.S. federal income tax purposes. See “Certain United States federal income tax considerations” for further information.

In addition, if a bankruptcy petition were filed by or against Holdings under applicable U.S. federal bankruptcy laws, the issuance of the 15.00%/15.00% exchange notes and the claim by any holder of the 15.00%/15.00% exchange notes for the principal amount of such notes may be limited to an amount equal to the sum of:

•	the original issue price of such notes; and

•	that portion of the OID that does not constitute “unmatured interest” for purposes of the applicable U.S. federal bankruptcy laws.

Any OID that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest. Accordingly, holders of the 15.00%/15.00% exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the 15.00%/15.00% notes, even if sufficient funds are available.

The 15.00%/15.00% exchange notes may be classified as contingent payment debt instruments for U.S. federal income tax purposes.

No existing authority addresses whether debt instruments with terms similar to the 15.00%/15.00% exchange notes will be characterized as contingent payment debt instruments for U.S. federal income tax purposes. It is possible that the IRS could assert that, due to certain redemption and repurchase features of the 15.00%/15.00% exchange notes or options exercisable by us with respect to payments of interest on such notes, the 15.00%/15.00% exchange notes are subject to the rules governing contingent payment debt instruments. If the IRS were to determine the 15.00%/15.00% exchange notes are contingent payment debt instruments, the timing and amount of income inclusions on such notes and the character of income recognized with respect to a taxable disposition of such notes may be different from the consequences discussed herein. See “Certain United States federal income tax considerations.”

We will be subject to interest deductibility limitations with respect to interest accruing on the 15.00%/15.00% exchange notes.

The 15.00%/15.00% exchange notes constitute an “Applicable High Yield Discount Obligation” for U.S. federal income tax purposes. Consequently, a portion of the interest payable under the 15.00%/15.00% exchange notes would be non-deductible by Holdings and a portion would be deductible only when paid. Any limit on Holdings’ ability to deduct interest for U.S. federal income tax purposes would have the effect of increasing our taxable income and may adversely affect the cash flow available for interest payments under the 15.00%/15.00% exchange notes. See “Certain United States federal income tax considerations.”

Risks relating to the exchange offers

If you exchange your initial notes, you may not be able to resell the exchange notes you receive in an exchange offer without registering them and delivering a prospectus.

You may not be able to resell exchange notes you receive in the exchange offers without registering those exchange notes or delivering a prospectus. Based on interpretations by the staff of the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you acquired the exchange notes issued in the exchange offers in the ordinary course of business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes issued to you in the exchange offers in violation of the Securities Act;

•

you are not an “affiliate” (as defined under Rule 405 of the Securities Act) of (i) iPayment or any guarantor of the 10.25% notes, if you are acquiring 10.25% exchange notes, or (ii) Holdings, if you are acquiring 15.00%/15.00% exchange notes; and

•

you are not a broker-dealer that received exchange notes for your own account in exchange for initial notes, where such initial notes were acquired by you as a result of market-making or other trading activities.

Any holder who tenders in the exchange offers for the purpose of participating in a distribution (within the meaning of the Securities Act) of the exchange notes cannot rely on these interpretations by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of distribution.” Broker-dealers who acquired initial notes directly from us and not as a result of market-making or other trading activities may not rely on the SEC interpretations discussed above or participate in the exchange offers and must comply with the prospectus delivery requirements of the Securities Act in order to sell the initial notes.

If you wish to tender your initial notes for exchange notes, you must comply with the requirements described in this prospectus.

You will receive exchange notes in exchange for initial notes only after the exchange agent receives such initial notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described herein. If you wish to tender your initial notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither we nor the exchange agent has any duty to give you notice of defects or irregularities with respect to tenders of initial notes for exchange. Initial notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offers, continue to be subject to the existing restrictions upon transfer relating to the initial notes.

In addition, if you tender your initial notes in an exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds initial notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such initial notes pursuant to the exchange offers must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and your ability to transfer initial notes will remain restricted and may be adversely affected.

If you do not exchange your initial notes for exchange notes pursuant to the exchange offers, the initial notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the initial notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We cannot assure you that any such exemption, including any exemption under Rule 144 promulgated under the Securities Act, will be available to holders of the notes. We do not plan to register initial notes under the Securities Act unless our registration rights agreements with the initial purchasers of the initial notes require us to do so.

The tender of initial notes under the exchange offers will reduce the principal amount of the outstanding initial notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any outstanding initial notes that you continue to hold following completion of the exchange offers. See “The exchange offers — Consequences of failure to exchange.”

Use of proceeds

We will not receive any proceeds from the issuance of the exchange notes. The issuers are making these exchange offers solely to satisfy their obligations under the registration rights agreements. In consideration for issuing the exchange notes as contemplated by this prospectus, the issuers will receive initial notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the initial notes, except the exchange notes will be registered under the Securities Act and will not contain restrictions on transfer or registration rights. Initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011 on an actual basis.

This table should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” “Selected historical consolidated financial and other data,” “Description of other indebtedness,” our consolidated financial statements and related notes thereto, and other financial information included elsewhere in this prospectus.

	As of September 30, 2011
($ in thousands)	iPayment, Inc.	iPayment Holdings, Inc.
	(Unaudited)
Cash and cash equivalents	$773	$773

Long-term debt, including current portion:
10.25% initial notes	400,000	400,000
15.00%/15.00% initial notes	—	125,000
Discount on 15.00%/15.00% initial notes, net of amortization of $62	—	(1,104)
iPayment’s new senior secured credit facilities	374,000	374,000
Discount on iPayment’s new senior secured credit facilities	(1,771)	(1,771)

Total long-term debt, including current portion	$772,229	$896,125
Total stockholders’ equity	163,853	37,715

Total capitalization	$936,082	$933,840

Selected historical consolidated financial and other data

The following table and related footnotes thereto present the selected historical consolidated financial and other data as of and for the periods indicated of Holdings and iPayment and, in each case, their respective subsidiaries. Except as otherwise indicated in such footnotes, the selected historical consolidated financial and other data of Holdings and its consolidated subsidiaries and iPayment and its consolidated subsidiaries is the same.

The statement of operations data for the years ended December 31, 2008, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2006 and 2007, and the balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from our audited financial statements, which are not included in this prospectus. The statement of operations data for the nine months ended September 30, 2010, for the periods from January 1, 2011 through May 23, 2011 and May 24, 2011 through September 30, 2011, and the balance sheet data as of September 30, 2010 and 2011 have been derived from our unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus. This information is only a summary and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” our consolidated financial statements and related notes thereto and other financial information included elsewhere in this prospectus.

							Period From
	Year Ended December 31,					Nine Months Ended September 30,	January 1 Through May 23,	May 24 Through September 30,
	2006	2007	2008	2009	2010	2010	2011	2011
($ in thousands, unless otherwise indicated)	Pre- predecessor/ Predecessor Combined (l)	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Successor
						(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues	$733,988	$759,109	$794,825	$717,928	$699,174	$518,571	$276,690	$258,522
Operating expenses:
Interchange	425,112	437,955	450,570	397,530	380,577	286,741	147,779	142,658
Other costs of services	224,049	228,537	240,880	228,253	216,873	160,270	88,474	92,153
Selling, general and administrative	27,449	21,144	20,941	20,348	13,827	10,157	6,736	5,576

Total operating expenses	676,610	687,636	712,391	646,131	611,277	457,168	242,989	240,387

Income from operations	57,378	71,473	82,434	71,797	87,897	61,403	33,701	18,135
Other (expenses) income:
Interest expense, net(2)	(44,820)	(60,216)	(56,289)	(46,488)	(45,662)	(34,296)	(15,578)	(23,740)
Other expense, net	(8,916)	179	(750)	(1,245)	(1,058)	(980)	(18,804)	(55)

Total other expenses(3)	(53,736)	(60,037)	(57,039)	(47,733)	(46,720)	(35,276)	(34,382)	(23,795)

Income (loss) before income taxes	3,642	11,436	25,395	24,064	41,177	26,127	(681)	(5,660)
Income tax provision (benefit)(4)	4,056	6,005	10,105	8,736	18,349	10,380	572	(2,158)
Net (loss) income(5)	(414)	5,431	15,290	15,328	22,828	15,747	(1,253)	(3,502)
Less: Net income (loss) attributable to noncontrolling interests	374	—	(987)	(3,588)	—	—	—	—

Net (loss) income attributable to iPayment, Inc.	$(40)	$5,431	$14,303	$11,740	$22,828	$15,747	$(1,253)	$(3,502)

							Period From
	Year Ended December 31,					Nine Months Ended September 30,	January 1 Through May 23,	May 24 Through September 30,
	2006	2007	2008	2009	2010	2010	2011	2011
($ in thousands, unless otherwise indicated)	Pre- predecessor/ Predecessor Combined (1)	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Successor
						(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$96	$33	$3,589	$2	$1	$1	N/A	$773
Working capital (deficit)	(9,279)	(8,713)	(10,591)	(6,601)	(9,732)	(5,620)	N/A	(6,860)
Total assets(6)	784,966	767,545	768,864	745,366	735,629	718,021	N/A	1,019,338
Total long-term debt including current portion(7)	714,656	697,357	687,326	651,519	624,967	616,430	N/A	772,229
Stockholders’ equity(8)	16,890	17,216	26,605	43,138	72,441	63,338	N/A	163,853
Selected Financial and Other Data:
Charge volume (in millions) (unaudited)(9)	$26,337	$26,797	$26,783	$23,526	$22,653	$17,112	$8,733	$8,331
Capital expenditures	2,097	1,110	2,374	2,304	2,904	2,169	1,571	4,631
Ratio of earnings to fixed charges(10)(11)	1.10x	1.19x	1.43x	1.44x	1.90x	1.76x	—	—

(1)	The pre-predecessor period relates to the period prior to May 10, 2006, when iPayment completed a merger transaction with Holdings pursuant to which iPayment MergerCo, Inc. (“MergerCo”) was merged with and into iPayment, with iPayment remaining as the surviving corporation and a wholly owned subsidiary of Holdings. The presentation for the year ended December 31, 2006 includes the combined results of the pre-predecessor and Predecessor periods. We have presented the combination of these periods because the combined results provide investors with the most meaningful comparison between our results for prior and future periods. Please refer to our historical consolidated financial statements and related notes thereto for the year ended December 31, 2006 included in iPayment’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008 for a separate presentation of the results for the pre-predecessor and Predecessor periods described in this footnote in accordance with GAAP.
(2)	Net interest expense of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $16.5 million and $30.5 million, respectively.
(3)	Total other expenses of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $35.3 million and $30.6 million, respectively.
(4)	Income tax provision (benefit) of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $0.4 million and ($3.4) million, respectively.
(5)	Net loss of Holdings and its consolidated subsidiaries for the period from January 1 through May 23, 2011 and for the period from May 24 through September 30, 2011 is $2.0 million and $9.0 million, respectively.
(6)	Total assets of Holdings and its consolidated subsidiaries as of September 30, 2011 is $1.0 billion.
(7)	Total long-term debt including current portion of Holdings and its consolidated subsidiaries as of September 30, 2011 is $896.1 million.
(8)	Stockholders’ equity of Holdings and its consolidated subsidiaries as of September 30, 2011 is $37.7 million.
(9)	Represents the total dollar volume of all Visa and MasterCard transactions processed by our merchants. This data is provided to us by our third-party processing vendors and is not independently verified by us.
(10)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and minority interest, plus fixed charges and minority interest in pre-tax losses of subsidiaries that have not incurred fixed charges.
(11)	The total earnings of iPayment and its consolidated subsidiaries for the periods from January 1 through May 23, 2011 and May 24 through September 30, 2011 were insufficient to cover fixed charges by $0.7 million and $5.7 million, respectively. The total earnings of Holdings and its consolidated subsidiaries for the periods from January 1 through May 23, 2011 and May 24 through September 30, 2011 were insufficient to cover fixed charges by $1.6 million and $12.4 million, respectively.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes thereto included elsewhere in this prospectus. This section includes financial information for Holdings and iPayment and, in each case, their respective subsidiaries. Except as otherwise indicated, the results of operations of Holdings and its consolidated subsidiaries and iPayment and its consolidated subsidiaries are the same. Figures presented in tables in this section of the prospectus have been rounded and have not been adjusted to correct rounding differences.

The discussion in this section contains forward-looking statements based on management’s current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Cautionary note regarding forward-looking statements” and “Risk factors” included elsewhere in this prospectus.

Executive overview

We are a leading provider of credit and debit card payment processing services to small merchants across the United States. During September 2011, we generated revenue from approximately 195,000 small merchants located across the United States. Of these merchants, approximately 135,000 were active merchants that had each processed at least one Visa or MasterCard transaction in that month. Our payment processing services enable our merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs in traditional card-present, or swipe transactions, as well as card-not-present transactions, such as those done over the phone or through the Internet. We market and sell our services primarily through ISGs, which are non-employee, external sales organizations and other third party resellers. We also market our services directly to merchants through electronic media, telemarketing and other programs utilizing partnerships with other companies that market products and services to small businesses. In addition, we partner with banks such as Wells Fargo to sponsor us for membership in the Visa, MasterCard or other card associations and to settle transactions with merchants. We perform core functions for small merchants such as application processing, underwriting, account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment, and chargeback services, in our main operating center in Westlake Village, California.

Our strategy has been to increase profits by increasing our penetration of the small merchant marketplace for payment services. Our charge volume decreased 0.3% to $17,064 million for the nine months ended September 30, 2011 from $17,112 million for the nine months ended September 30, 2010. This decline in charge volume was due primarily to a lower number of transactions per merchant in 2011 compared to 2010. However, our revenues increased $16.6 million or 3.2% to $535.2 million in the first nine months of 2011 from $518.6 million in the same period in 2010. Our net revenue increased 5.1% to $208.0 million for the nine months ended September 30, 2011 from $198.0 million during the same period in 2010. Our net revenue is composed of total revenue reduced by interchange fees and network fees. Revenues increased primarily due to an increase in other revenues. Income from operations decreased 15.6% to $51.8 million for the nine months ended September 30, 2011 from $61.4 million for the nine months ended September 30, 2010. Loss before income taxes was $6.3 million for the nine months ended September 30, 2011, compared with $26.1 million of income before income taxes in the same period in 2010. Loss before income taxes for the nine months ended September 30, 2011 is net of expenses totaling $18.7 million related to the Refinancing and the Equity Redemption, including $6.5 million of expenses attributable to the write off of the unamortized balance of debt issuance costs and discount for iPayment’s previously existing senior secured credit facilities and senior subordinated notes,

$4.7 million for a premium paid for early redemption of iPayment’s senior subordinated notes and $7.5 million of strategic advisory fees described in “Certain relationships and related transactions and director independence.” Excluding these items, income before income taxes would have been approximately $12.4 million for the nine months ended September 30, 2011.

In 2010, our year-to-year charge volume decline was less than 4% compared to a 12% decline in 2009. Our charge volume decreased to $22.7 billion in 2010 from $23.5 billion in 2009. Our revenues decreased approximately 3% to $699.2 million in 2010 from $717.9 million in 2009. Our net revenue has decreased to $273.4 million in 2010 from $278.2 million in 2009. Income from operations increased 22% to $87.9 million in 2010, from $71.8 million in 2009.

Acquisitions

Since December 2003, we have expanded our card-based payment processing services through the acquisition of six businesses, nine significant portfolios and several smaller portfolios of merchant accounts, as set forth below. These acquisitions have significantly impacted our revenues, results of operations, and financial condition. Primarily due to these acquisitions, our merchant portfolio base increased from approximately 56,000 active small merchants on January 1, 2003, to approximately 135,000 on September 30, 2011. In addition, primarily due to these acquisitions, our revenues grew from $226.1 million in 2003 to $699.2 million in 2010, which represents a 17.5% compound annual growth rate from 2003 to 2010.

The following table lists each of the acquisitions that we have made since December 2003:

Acquired Business or Significant Portfolio of Merchant Accounts	Date of Acquisition
FDMS Bank Portfolio	December 2003
Transaction Solutions	September 2004
FDMS Merchant Portfolio	December 2004
Petroleum Card Services	January 2005
iPayment ICE of Utah, LLC	June 2005
National Processing Management Group	October 2005
Cambridge Payment Systems	December 2007
Merchant Service Center	April 2008
Central Payment Co Portfolio	November 2009
Flagship Merchant Services Portfolio	November 2010
Existing ISG Portfolio	December 2010
New ISG Portfolio	June 2011
Existing ISG Portfolio	August 2011
Existing ISG Portfolio	August 2011
Existing ISG Portfolio	September 2011

On December 19, 2003, we entered into an asset purchase agreement with FDMS pursuant to which we acquired the FDMS Bank Portfolio for a price of $55.0 million in cash. Pursuant to the terms of the asset purchase agreement, we commenced receiving revenue from these accounts on January 1, 2004. In order to finance the acquisition, we increased our borrowing capacity under our revolving facility from $30.0 million to $65.0 million. We borrowed $45.0 million under our credit facility and used available cash for the balance of the purchase price. We are currently a customer of FDMS for merchant processing services.

On September 15, 2004, we entered into an agreement to purchase substantially all of the assets of TS Black and Gold, LP (“Transaction Solutions”). Transaction Solutions is a provider of card-based payment transaction processing services. Consideration included cash at closing and contingent payments based upon future performance over two years, all of which was paid as of December 31, 2006. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of Transaction Solutions from September 1, 2004 were included in our consolidated financial statements.

On December 27, 2004, we entered into an asset purchase agreement with FDMS, pursuant to which we acquired the FDMS Merchant Portfolio for a price of $130.0 million in cash. Pursuant to the terms of the asset purchase agreement, the acquisition became effective on December 31, 2004, and we commenced receiving revenue from the merchant accounts on January 1, 2005. We expanded our existing credit facility from $80.0 million to $180.0 million to finance the purchase. The transaction also strengthened our existing strategic relationship with FDMS’s merchant services unit. We will continue to utilize processing services from FDMS for the acquired portfolio.

In January 2005, we entered into an agreement to purchase substantially all of the assets and to assume certain liabilities of Petroleum Card Services. Consideration included cash at closing and a contingent payment based on performance over the first two years. Petroleum Card Services is a provider of card-based payment transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of Petroleum Card Services from January 1, 2005 were included in our consolidated financial statements.

In June 2005, we acquired a 51% interest in the joint venture iPayment ICE of Utah, LLC (“ICE”), a provider of card-based payment transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of ICE from June 1, 2005 were included in our consolidated financial statements. During 2008, we acquired the remaining 49% interest in this joint venture for less than $0.1 million, which caused this entity to become wholly-owned. At that time, we legally dissolved the entity iPayment ICE of Utah, LLC and our subsidiary iPayment ICE Holdings, Inc., which had previously held our 51% interest in ICE.

In October 2005, we entered into an agreement to purchase substantially all of the assets and to assume certain liabilities of National Processing Management Group (“NPMG”). Consideration included cash at closing and contingent payment based on performance in 2006 and 2007. NPMG is a provider of card-based payment transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of NPMG from October 1, 2005 were included in our consolidated financial statements.

In December 2007, we entered into an agreement to purchase substantially all the assets and to assume certain liabilities of Cambridge Payment Systems (“Cambridge”). Consideration included cash at closing and contingent payments based on performance in 2008, 2009, and 2010. Cambridge is a provider of card-based payment transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of Cambridge from January 1, 2008 were included in our consolidated financial statements.

In April 2008, we entered into an agreement to purchase substantially all of the assets and to assume certain liabilities of Merchant Service Center, an ISG with a portfolio of over 7,000 merchants. Consideration included cash at closing and contingent payments based on performance in 2008, 2009, and 2010. Merchant Service Center is a provider of card-based payment transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of Merchant Service Center were included in our consolidated financial statements beginning April 1, 2008.

In November 2009, iPayment entered into a purchase and sale agreement with the shareholders of Central Payment Co., LLC (“CPC”), whereby iPayment acquired a portfolio of merchant accounts from CPC. The transaction was effective as of November 1, 2009. Consideration at closing was $23.8 million in cash. As a result of the portfolio purchase, iPayment recorded $23.8 million of intangible assets.

In November 2010, iPayment entered into a purchase and sale agreement with the shareholders of Flagship Merchant Services (“Flagship”), whereby iPayment acquired a portfolio of merchant accounts from Flagship. The consideration included cash at closing from our cash on hand and from borrowings under our then existing revolving facility. The effect of the portfolio acquisition was included in our consolidated statements of operations beginning October 1, 2010. Consideration at closing was $20.0 million in cash.

In December 2010, we entered into a purchase and sale agreement with an existing ISG whereby we acquired a portfolio of merchant accounts. Consideration at closing was $5.0 million in cash which was funded from borrowings under our then existing revolving facility. The effect of the portfolio acquisition was included in our consolidated financial statements beginning December 1, 2010.

In June 2011, we entered into a purchase and sale agreement with a new ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $3.6 million in cash, which was funded at closing from cash on hand.

In August 2011, we entered into a purchase and sale agreement with an existing ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $2.5 million in cash, which was funded at closing from borrowings under iPayment’s new revolving facility.

In August 2011, we entered into a purchase and sale agreement with an existing ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $11.0 million in cash, which was funded at closing from borrowings under iPayment’s new revolving facility.

In September 2011, we entered into a purchase and sale agreement with an existing ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $7.2 million in cash, which was funded at closing from borrowings under iPayment’s new revolving facility.

We accounted for all of the acquisitions described above under the purchase method. For acquisitions of a business, we allocate the purchase price based in part on valuations of the assets acquired and liabilities assumed. For acquisitions of merchant portfolios, we allocate the purchase price to intangible assets. For companies with modest growth prospects, our purchase prices primarily reflect the value of merchant portfolios, which are classified as amortizable intangible assets. Acquisition targets we identified as having entrepreneurial management teams, efficient operating platforms, or proven distribution capabilities, all of which contribute to higher growth prospects, commanded purchase prices in excess of their merchant portfolio values. Consequently, purchase price allocations for these targets may reflect a greater proportion of goodwill.

Critical accounting policies

The accompanying consolidated financial statements have been prepared in accordance with GAAP, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Our significant accounting policies are more fully described in Note 2 to the audited consolidated financial statements included in this prospectus. The critical accounting policies described here are those that are most important to the depiction of our financial condition and results of operations and their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

Accounting for Goodwill and Intangible Assets. We follow ASC 350 “Intangibles — Goodwill and Other Topics,” which addresses financial accounting and reporting for acquired goodwill and other intangible assets, and requires that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment. If facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation. In accordance with ASC 350, the recoverability analysis is based on fair value. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flows, the identification of appropriate market multiples and the choice of an appropriate discount rate.

We engage, on a regular basis, an independent third party to aid management in determining the fair value of our goodwill. We also periodically evaluate the carrying value of long-lived assets in relation to the respective projected future undiscounted cash flows to assess recoverability. An impairment loss is recognized if the sum of the expected net cash flows is less than the carrying amount of the long-lived assets being evaluated. The difference between the carrying amount of the long-lived assets being evaluated and their fair value, calculated as the sum of the expected cash flows discounted at a market rate, represents the impairment loss.

Purchased merchant processing portfolios are recorded at cost and are evaluated by management for impairment at the end of each fiscal quarter through review of actual attrition and cash flows generated by the portfolios in relation to the expected attrition and cash flows and the recorded amortization expense. The estimated useful lives of our merchant processing portfolios are assessed by evaluating each portfolio to ensure that the recognition of the costs of revenues, represented by amortization of the intangible assets, approximate the distribution of the expected revenues from each processing portfolio. If, upon review, actual attrition and cash flows indicate impairment of the value of the merchant processing portfolios, an impairment loss would be recognized. Historically, we have experienced monthly volume attrition ranging from 1.0% to 3.0% of our total charge volume on our various merchant portfolios. We utilize an accelerated method of amortization over a fifteen-year period, which we believe approximates the distribution of actual cash flows generated by our merchant processing portfolios. All other intangible assets are amortized using the straight-line method over an estimated life of three to seven years.

In addition, we have implemented both quarterly and annual procedures to determine whether a significant change in the trend of the current attrition rates being used exists. In reviewing the current attrition rate trends, we consider relevant benchmarks such as merchant processing volume, revenues, number of merchant accounts, gross profit and future expectations of the aforementioned factors compared to historical amounts and rates. If we identify any significant changes or trends in the attrition rate of any portfolio, we will adjust our current and prospective estimated attrition rates so that the amortization expense would better approximate the distribution of actual cash flows generated by the merchant processing portfolios. Any adjustments made to the amortization schedules would be reported in our current consolidated statements of operations and on a prospective basis until further evidence becomes apparent. We identified an unfavorable trend of the current attrition rates being used during the year ended December 31, 2009 on some of our portfolios. Accordingly, we recorded an increase to amortization expense of approximately $2.1 million to better approximate the distribution of cash flows generated by the merchant processing portfolios. There were no unfavorable trends identified in the attrition rates used for the three-month period ended September 30, 2011, and accordingly, we did not record any increase to amortization expense for this period.

As a result of the Equity Redemption, we have determined the fair value of our intangible assets and goodwill in accordance with ASC 805, and we engaged an independent, third party valuation firm to assist in evaluating the fair value of certain assets as of May 23, 2011.

Revenue and Cost Recognition. Substantially all of our revenues are generated from fees charged to merchants for card-based payment processing services. We typically charge these merchants a bundled rate, primarily based upon each merchant’s monthly charge volume and risk profile. Our fees principally consist of discount fees, which are a percentage of the dollar amount of each transaction. We charge all merchants higher discount rates for card-not-present transactions than for card-present transactions due to the higher risk of underwriting these transactions. We derive the balance of our revenues from a variety of fixed transaction or service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, technology fees, and fees for ancillary products and other miscellaneous services, such as handling chargebacks. We recognize discounts and other fees related to payment transactions at the time our merchants’ transactions are processed. Related interchange and assessment costs are also recognized at that time. We recognize revenues derived from service fees at the time the service is performed.

We follow the requirements included in the Revenue Recognition Topic of ASC 605, Reporting Revenue Gross as a Principal Versus Net as an Agent. Generally, where we have merchant portability, credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card issuing banks and assessments paid to payment card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are recognized at the time transactions are processed. Revenues generated from certain bank portfolios acquired from FDMS are reported net of interchange, as required by ASC Topic 605, because we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.

The most significant component of operating expenses is interchange fees, which are amounts we pay to the card issuing banks. Interchange fees are primarily based on transaction processing volume, except in the case of regulated debit transactions where they are based primarily on a per transaction basis, and are recognized at the time transactions are processed.

Other costs of services include costs directly attributable to our provision of payment processing and related services to our merchants and primarily includes residual payments to ISGs, which are commissions we pay to our ISGs based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which are a percentage of the charge volume we generate from Visa and MasterCard. In addition, other costs of services include telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and services expenses, bank sponsorship costs and other third-party processing costs. Other costs of services also include depreciation expense, which is recognized on a straight-line basis over the estimated useful life of the assets, and amortization expense, which is recognized using an accelerated method over a fifteen-year period. Amortization of intangible assets results from our acquisitions of portfolios of merchant contracts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolios and other intangible assets.

Other costs of services also includes depreciation expense, which is recognized on a straight-line basis over the estimated useful life of the assets, and amortization expense, which is recognized using an accelerated method over a fifteen-year period. Amortization of intangible assets results from our acquisitions of portfolios of merchant contracts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolios and other intangible assets.

Selling, general and administrative expenses consist primarily of salaries and wages, as well as other general administrative expenses such as marketing expenses and professional fees.

Reserve for Merchant Losses. Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is

“charged back” to the merchant, which means the purchase price is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, we or, under limited circumstances, the acquiring bank and us, must bear the credit risk for the full amount of the transaction. We evaluate the merchant’s risk for such transactions and estimate its potential loss for chargebacks based primarily on historical experience and other relevant factors and record a loss reserve accordingly. At September 30, 2011 and December 31, 2010, our reserve for losses on merchant accounts included in accrued liabilities and other totaled $1.1 million and $1.4 million, respectively. We believe our reserve for charge-back and other similar processing-related merchant losses is adequate to cover both the known probable losses and the incurred but not yet reported losses at September 30, 2011 and December 31, 2010.

We also maintain a reserve for merchant advance losses. In 2007, we began, on a selective basis, offering advances to prospective and current merchants based on expected future processing volume. We stopped offering new merchant advances to our customers in 2008. During the term of our existing advances, there is risk that an advance may be deemed uncollectible. We evaluate the risk of potential loss for each advance and record a loss reserve accordingly. As of September 30, 2011 and December 31, 2010, our reserve for merchant advances was $0.4 million and is included in investment in merchant advances in our consolidated balance sheets. Our receivable for merchant advances was fully reserved for at December 31, 2010 and at September 30, 2011.

Income Taxes. We account for income taxes pursuant to the provisions of ASC 740 “Income Taxes.” Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes.

Noncontrolling Interest. We previously owned a 20% interest in a joint venture, Central Payment Co, LLC (“CPC”). However, during the fourth quarter of 2009, we sold our 20% interest in CPC for $4.3 million. The sale of our equity caused us to deconsolidate CPC and to recognize a deferred gain of $2.8 million that will be recognized as income over a three-year period ending October 31, 2012. As of September 30, 2011, we had $0.9 million of short-term deferred gain within “Accrued liabilities and other” and $0.1 million of long-term deferred gain within “Other liabilities” on our consolidated balance sheets. We recognized $0.9 million of gain during 2010 within “Other income” on our consolidated statements of operations. Although the sale of our equity in CPC does not require pro forma disclosure within our financial statements, within Note 14 of the audited consolidated financial statements we have provided pro forma quarterly financial information for 2009 presenting the effect of CPC as a deconsolidated entity. The noncontrolling interest in CPC was $1.0 million on December 31, 2008. There was no remaining noncontrolling interest at December 31, 2009 due to the sale of our equity interest in CPC. We also previously owned a 51% interest in a second joint venture, iPayment ICE of Utah, LLC (“ICE”). However, during the third quarter of 2008, we acquired the remaining 49% of ICE for less than $0.1 million, which caused ICE to be wholly-owned.

We accounted for our investments pursuant to the provisions of ASC 810 “Consolidation.” Under this method, if a business enterprise has a controlling financial interest in or is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. As a result, we considered CPC a variable interest entity, and as the primary beneficiary during our time as an equity holder, we consolidated CPC. During the quarter ended March 31, 2009 and the quarter ended September 30, 2009, CPC made distributions of profits to us and the majority shareholders of CPC. The distributions to the majority shareholders reduced our noncontrolling interest balance prior to the sale of our equity.

Derivative Financial Instruments. We account for our derivative financial instruments in accordance with ASC 815 “Derivatives and Hedging.” Under ASC 815, we recognize all derivatives as either other assets or other liabilities, measured at fair value. At September 30, 2011, we did not carry any derivative financial instrument.

Components of revenues and expenses

Substantially all of our revenues are generated from fees charged to merchants for card-based payment processing services. We typically charge these merchants a bundled rate, primarily based upon the merchant’s monthly charge volume and risk profile. Our fees principally consist of discount fees, which are a percentage of the dollar amount of each credit or debit transaction. We charge merchants higher discount rates for card-not-present transactions than for card-present transactions in order to provide compensation for the higher risk of underwriting these transactions. We derive the balance of our revenues from a variety of fixed transaction or service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, technology fees, and fees for other miscellaneous services, such as handling chargebacks. We recognize discounts and other fees related to payment transactions at the time the merchant’s transactions are processed. Related interchange and assessment costs are also recognized at that time. We recognize revenues derived from service fees at the time the service is performed. In December 2007, we began, on a selective basis, offering advances to prospective and current merchants based on expected future processing volume to be collected through reductions in amounts otherwise paid to them on future transactions we process. We discontinued making merchant advances in 2008. These merchant advances were reflected in Investment in merchant advances in our consolidated balance sheets. The merchant advances were generally collected over periods from six months to one year. Our discount income was recognized over the term of the agreement as Revenues in our consolidated statements of operations using the effective interest method. In connection with the origination of certain of these advances, we incurred origination or other fees. The amounts paid were deferred and amortized as a reduction of deferred origination fees over the life of the advance. The objective of the method of income and expense recognition was to record a constant effective yield on the investment in the related advances.

We follow the requirements included in the Revenue Recognition Topic of ASC 605, Reporting Revenue Gross as a Principal Versus Net as an Agent. Generally, where we have merchant portability, credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card issuing banks and assessments paid to payment card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are recognized at the time transactions are processed. Revenues generated from certain bank portfolios acquired from FDMS are reported net of interchange, as required by ASC Topic 605, because we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.

The most significant component of operating expenses is interchange fees, which are amounts we pay to the card issuing banks. Interchange fees are based on transaction processing volume and are recognized at the time transactions are processed.

Other costs of services include costs directly attributable to our provision of payment processing and related services to our merchants and primarily includes residual payments to ISGs, which are commissions we pay to ISGs based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which is a percentage of the processing volume we generate from Visa and MasterCard. Other costs of services include depreciation expense, which is recognized on a straight-line basis over the estimated useful life of the assets, and amortization expense, which is recognized using an accelerated method over a fifteen-year period.

Amortization of intangible assets results from our acquisitions of portfolios of merchant contracts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolios and other intangible assets. In addition, other costs of services include telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and services expenses, bank sponsorship costs and other third-party processing costs.

Selling, general and administrative expenses consist primarily of salaries and wages, as well as other general administrative expenses such as professional fees.

Seasonality

Our revenues and earnings are impacted by the volume of consumer usage of credit and debit cards at the point of sale. For example, we experience increased point of sale activity during the traditional holiday shopping period in the fourth quarter. Revenues during the first quarter tend to decrease in comparison to the remaining three quarters of our fiscal year on a same store basis, particularly in comparison to our fourth quarter.

Off-balance sheet arrangements

We do not have transactions, arrangements and other relationships with unconsolidated entities that are reasonably likely to affect our liquidity or capital resources. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity or market or credit risk support, engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of the financial statements.

Results of operations

The results of operations for the nine months ended September 30, 2011 are the combined results of the Predecessor and Successor entities. We have presented the combination of these periods to facilitate comparison of operations. Please refer to our unaudited consolidated statements of operations and related notes thereto for a separate presentation of the results for the Predecessor and Successor periods in accordance with GAAP.

Three months ended September 30, 2011 and 2010

The following table sets forth our operating results for the periods indicated as a percentage of our revenues:

	Three Months Ended September 30, 2011	% of Total Revenue	Three Months Ended September 30, 2010	% of Total Revenue
					Change
					Amount	%
($ in thousands, except percentages)	Combined		Predecessor
Statement of Operations Data:
Revenues	$181,003	100.0%	$175,098	100.0%	$5,905	3.4
Operating expenses:
Interchange	100,396	55.5	97,200	55.5	3,196	3.3
Other costs of services	66,049	36.5	54,064	30.9	11,985	22.2
Selling, general and administrative	3,848	2.1	3,771	2.2	77	2.0

Total operating expenses	170,293	94.1	155,035	88.5	15,258	9.8

Income from operations	10,710	5.9	20,063	11.5	(9,353)	(46.6)
Other expenses:
Interest expense, net(1)	16,503	9.1	11,477	6.6	5,026	43.8

	Three Months Ended September 30, 2011	% of Total Revenue	Three Months Ended September 30, 2010	% of Total Revenue
					Change
					Amount	%
($ in thousands, except percentages)	Combined		Predecessor
Other expense, net	60	0.0	608	0.3	(548)	(90.1)

Total other expenses(2)	16,563	9.1	12,085	6.9	4,478	37.1

(Loss) income before income taxes	(5,853)	(3.2)	7,978	4.6	(13,831)	(173.4)
Income tax (benefit) provision(3)	(2,232)	(1.2)	2,761	1.6	(4,993)	(180.8)

Net (loss) income(4)	$(3,621)	(2.0)	$5,217	3.0	$(8,838)	(169.4)

(1)	Net interest expense of Holdings and its consolidated subsidiaries for the three months ended September 30, 2011 is $21.3 million.
(2)	Total other expense of Holdings and its consolidated subsidiaries for the three months ended September 30, 2011 is $21.4 million.
(3)	Income tax benefit of Holdings and its consolidated subsidiaries for the three months ended September 30, 2011 is $3.1 million.
(4)	Net loss of Holdings and its consolidated subsidiaries for the three months ended September 30, 2011 is $7.5 million.

Revenues. Revenues increased 3.4% to $181.0 million in the third quarter of 2011 from $175.1 million during the same period in 2010. The increase in revenues was due to an increase in other revenues and increases in merchant processing revenues, partially attributable to portfolio acquisitions. Our merchant processing volume, which represents the total value of transactions processed by us, increased 2.7% to $5,872 million during the third quarter of 2011 from $5,718 million during the same period in 2010, due to a slightly larger average number of merchants and a higher number of transactions processed during the quarter. The number of transactions increased 1.6% to 87.9 million in the third quarter of 2011 from 86.5 million during the same period in 2010.

Interchange Expenses. Interchange expenses increased 3.3% to $100.4 million in the third quarter of 2011 from $97.2 million during the same period in 2010. Interchange expenses increased due to an increase in merchant processing volume and an increase in the average interchange rate as a percentage of merchant processing volume.

Other Costs of Services. Other costs of services increased 22.2% to $66.0 million in the third quarter of 2011 from $54.1 million during the same period in 2010. The increase in other costs of services was primarily due to higher sales expenses, network fees related to the increased merchant processing volume and depreciation and amortization as a result of the application of ASC 805.

Selling, General and Administrative. Selling, general and administrative expenses increased 2.0% to $3.85 million in the third quarter of 2011 from $3.77 million during the same period in 2010.

Other Expense. Total other expense increased $4.5 million for iPayment and its consolidated subsidiaries and $9.3 million for Holdings and its consolidated subsidiaries in the third quarter of 2011, in each case, from $12.1 million during the same period in 2010. Interest expense, the primary component of total other expense, increased $5.0 million for iPayment and $9.8 million for Holdings in the third quarter of 2011 from $11.5 million for iPayment and $11.5 million for Holdings during the same period in 2010, largely due to a higher average debt balance as a result of the Refinancing as well as higher weighted average interest rates.

Income Tax. Income tax benefit was $2.2 million and $3.1 million for iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries, respectively, in the third quarter of 2011, in each case, compared to income tax provision of $2.8 million during the same period in 2010, due to a taxable loss during the third quarter of 2011. iPayment and its consolidated subsidiaries’ effective income tax rate decreased to 38.4% for the third quarter of 2011, compared to 40.7% for the same period in 2010, as a result of a partial release of the valuation allowance due to the utilization of net operating losses in the 2010 state income tax returns. Holdings and its consolidated subsidiaries’ effective income tax rate decreased to 29.4% for the third quarter of 2011, compared to 40.7% for the same period in 2010, as we are subject to interest deductibility limitations with respect to interest accruing on the 15.00%/15.00% notes, which constitute an “Applicable High Yield Discount Obligation” for U.S. federal income tax purposes. Consequently, a portion of the interest expense under the 15.00%/15.00% notes is non-deductible by Holdings.

Nine months ended September 30, 2011 and 2010

The following table sets forth our operating results for the periods indicated as a percentage of our revenues:

	Nine Months Ended September 30, 2011	% of Total Revenue	Nine Months Ended September 30, 2010	% of Total Revenue
					Change
					Amount	%
($ in thousands, except percentages)	Combined		Predecessor
Statement of Operations Data:
Revenues	$535,212	100.0%	$518,571	100.0%	$16,641	3.2
Operating expenses:
Interchange	290,437	54.3	286,741	55.3	3,696	1.3
Other costs of services	180,627	33.7	160,270	30.9	20,357	12.7
Selling, general and administrative	12,312	2.3	10,157	2.0	2,155	21.2

Total operating expenses	483,376	90.3	457,168	88.2	26,208	5.7

Income from operations	51,836	9.7	61,403	11.8	(9,567)	(15.6)
Other expenses:
Interest expense, net(1)	39,318	7.4	34,296	6.6	5,022	14.6
Other expense, net	18,859	3.5	980	0.2	17,879	1,824.3

Total other expenses(2)	58,177	10.9	35,276	6.8	22,901	64.9

(Loss) income before income taxes	(6,341)	(1.2)	26,127	5.0	(32,468)	(124.3)
Income tax (benefit) provision(3)	(1,586)	(0.3)	10,380	2.0	(11,966)	(115.3)

Net (loss) income(4)	$(4,755)	(0.9)	$15,747	3.0	$(20,502)	(130.2)

(1)	Net interest expense of Holdings and its consolidated subsidiaries for the nine months ended September 30, 2011 is $47.0 million.
(2)	Total other expense of Holdings and its consolidated subsidiaries for the nine months ended September 30, 2011 is $65.8 million.
(3)	Income tax benefit of Holdings and its consolidated subsidiaries for the nine months ended September 30, 2011 is $3.0 million.
(4)	Net loss of Holdings and its consolidated subsidiaries for the nine months ended September 30, 2011 is $11.0 million.

Revenues. Revenues increased 3.2% to $535.2 million in the first nine months of 2011 from $518.6 million during the same period in 2010. The increase in revenues was largely due to an increase in other revenues and increases in merchant processing revenue, partially attributable to portfolio acquisitions. Merchant processing volume, which represents the total value of transactions processed by us, declined slightly by 0.3%, to $17,064 million during the first nine months of 2011 from $17,111 million during the same period in 2010. Despite a larger average merchant base and a higher number of transactions processed during the third quarter, the total number of transactions for the first nine months of 2011 decreased by 1.1% compared to the same period in 2010, reflecting a smaller average merchant size.

Interchange Expenses. Interchange expenses increased 1.3% to $290.4 million in the first nine months of 2011 from $286.7 million during the same period in 2010. Despite a decrease in merchant processing volume, interchange expenses increased due to an increase in the average interchange rate as a percentage of merchant processing volume.

Other Costs of Services. Other costs of services increased 12.7% to $180.6 million in the first nine months of 2011 from $160.3 million during the same period in 2010. The increase in other costs of services was primarily due to higher sales expenses, network fees and depreciation and amortization as a result of the application of ASC 805.

Selling, General and Administrative. Selling, general and administrative expenses increased 21.2% to $12.3 million in the first nine months of 2011 as compared to $10.2 million during the same period in 2010. The increase was due primarily to increased compensation expense for the first nine months of 2011 compared to the same period in 2010.

Other Expense. Other expense increased $22.9 million for iPayment and its consolidated subsidiaries and $30.6 million for Holdings and its consolidated subsidiaries in the first nine months of 2011, in each case, from $35.3 million during the same period in 2010. Other expense for iPayment and its consolidated subsidiaries in 2011 primarily consisted of $18.7 million of expenses related to the Refinancing, including $6.5 million of expenses attributable to the write off of the unamortized balance of debt issuance costs and discount for iPayment’s previously existing senior secured credit facilities and senior subordinated notes, $4.7 million for a premium paid for the redemption of all of its senior subordinated notes in connection with the Refinancing and $7.5 million of strategic advisory fees described in “Certain relationships and related transactions and director independence.” Interest expense, the primary component of total other expense, increased $5.0 million for iPayment and its consolidated subsidiaries and $12.7 million for Holdings and its consolidated subsidiaries in the first nine months of 2011 from $34.3 million for iPayment and its consolidated subsidiaries and $34.3 million for Holdings and its consolidated subsidiaries during the same period in 2010, largely due to a higher average debt balance as a result of the Refinancing as well as a higher weighted average interest rate.

Income Tax. Income tax benefit was $1.6 million and $3.0 million for iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries, respectively, during the first nine months of 2011, in each case, compared to income tax expense of $10.4 million during the same period in 2010, primarily due to taxable losses during 2011 as well as from tax benefits totaling approximately $6.3 million that were obtained during the second quarter of 2011 from non-recurring expenses incurred related to the write off of the unamortized balance of debt issuance costs and a payment made for strategic advisory fees, a majority of which are deductible for tax purposes. iPayment and its consolidated subsidiaries’ effective income tax rate decreased to 25.0% for the first nine months of 2011, compared to 39.7% for the same period in 2010, as a result of the aforementioned tax benefits as well as from a partial release of the valuation allowance due to the utilization of net operating losses in the 2010 state income tax returns. Holdings and its consolidated subsidiaries’ effective income tax rate decreased to 21.6% for the first nine months of 2011, compared to 39.7% for the same period in 2010, as we are subject to interest deductibility limitations with respect to interest accruing on the 15.00%/15.00% notes, which constitute an “Applicable High Yield Discount Obligation” for U.S. federal income tax purposes. Consequently, a portion of the interest expense under the 15.00%/15.00% notes is non-deductible by Holdings.

Years ended December 31, 2010 and 2009

The following table sets forth our operating results for the periods indicated as a percentage of our revenues:

	2010	% of Total Revenue	2009	% of Total Revenue	Change
($ in thousands, except percentages)					Amount	%
Statement of Operations Data:
Revenues	$699,174	100.0%	$717,928	100.0%	$(18,754)	(2.6)%
Operating expenses:
Interchange	380,577	54.4%	397,530	55.4%	(16,953)	(4.3)%
Other costs of services	216,873	31.0%	228,253	31.8%	(11,380)	(5.0)%
Selling, general and administrative	13,827	2.0%	20,348	2.8%	(6,521)	(32.0)%

Total operating expenses	611,277	87.4%	646,131	90.0%	(34,854)	(5.4)%

Income from operations	87,897	12.6%	71,797	10.0%	16,100	22.4%
Other expenses:
Interest expense, net	(45,662)	(6.5)%	(46,488)	(6.5)%	826	(1.8)%
Other expense, net	(1,058)	(0.2)%	(1,245)	(0.2)%	187	(15.0)%

Total other expenses, net	(46,720)	(6.7)%	(47,733)	(6.7)%	1,013	(2.1)%

Income before income taxes	41,177	5.9%	24,064	3.3%	17,113	71.1%
Income tax provision	18,349	2.6%	8,736	1.2%	9,613	110.0%

Net income	22,828	3.3%	15,328	2.1%	7,500	48.9%
Less: Net income attributable to noncontrolling interests	—	0.0%	(3,588)	(0.5)%	3,588	(100.0)%

Net income attributable to iPayment, Inc.	$22,828	3.3%	$11,740	1.6%	$11,088	94.4%

Revenues. Revenues decreased 2.6% to $699.2 million in 2010 from $717.9 million in 2009. The decrease in revenues was largely due to the deconsolidation of CPC after the sale of our equity interest in the fourth quarter of 2009. Revenues increased 0.2% to $699.2 million in 2010 from $698.0 million in 2009 when the revenues of CPC are removed and the financial impact of the merchant portfolio acquisition made during the fourth quarter of 2009 is included as if the acquisition had occurred on January 1, 2009. Our merchant processing volume, which represents the total value of transactions processed by us, declined 3.7% to $22,653 million during 2010 from $23,526 million during 2009, reflecting a smaller total number of merchant customers in 2010 compared to 2009. Revenues decreased at a lower rate than charge volume due to increases in fees charged to merchants.

Interchange. Interchange expenses decreased 4.3% to $380.6 million in 2010 from $397.5 million in 2009, due to decreased charge volume and due to the deconsolidation of CPC after the sale of our equity interest in the fourth quarter of 2009. Interchange expenses decreased 2.1% to $380.6 million in 2010 from $388.6 million in 2009 when the interchange expenses related to CPC are removed and we include the merchant portfolio acquisition made during the fourth quarter of 2009 as if the acquisition had occurred on January 1, 2009.

Other Costs of Services. Other costs of services decreased 5.0% to $216.9 million in 2010 from $228.3 million in 2009. The decline was due to the deconsolidation of CPC, decreases in depreciation and amortization expense and processing costs, partially offset by increases in sales expenses and network fees.

Selling, General and Administrative. Selling, general and administrative expenses decreased 32.0% to $13.8 million in 2010 from $20.3 million in 2009. The decrease was due to reduced direct selling expenses resulting from the disposition of our equity interest in CPC during the fourth quarter of 2009. Selling, general and administrative expenses increased 3.0% to $13.8 million in 2010 as compared to $13.4 million for the same period in 2009 without selling, general and administrative expenses related to CPC. The increase was due to increased compensation expense in 2010.

Other Expense. Other expense decreased 2.1% to $46.7 million in 2010 from $47.7 million in 2009. Other expense in 2010 primarily consisted of $45.7 million of net interest expense. Interest expense decreased $0.8 million to $45.7 million in 2010 from $46.5 million in 2009, reflecting a lower average interest rate and lower funded debt.

Income Tax. Income taxes increased $9.6 million to $18.3 million in 2010 from $8.7 million in 2009 primarily due to an increase in our income before income taxes. Our effective income tax rate increased to approximately 44.6% in 2010, from approximately 36.3% in 2009, primarily due to adjustments to certain deferred tax items relating to our intangible assets. The effective income tax rate also increased due to a reduction in the value of our deferred tax assets as a result of a future decrease in our state tax rate. Additionally, the lower rate in 2009 compared to 2010 was partly attributable to our adoption of ASC 810, under which our income before income taxes includes 100% of earnings of our former consolidated joint venture, CPC, including earnings allocable to the noncontrolling interests in CPC, but the income tax expenses do not include any tax expenses on the noncontrolling interests’ share of earnings of CPC.

Noncontrolling Interests. There was no income attributable to noncontrolling interests in 2010 due to sale of our interest in CPC during the fourth quarter of 2009. Net income attributable to noncontrolling interests was $3.6 million in 2009.

Years ended December 31, 2009 and 2008

The following table sets forth our operating results for the periods indicated as a percentage of our revenues:

	2009	% of Total Revenue	2008	% of Total Revenue	Change
($ in thousands, except percentages)					Amount	%
Statement of Operations Data:
Revenues	$717,928	100.0%	$794,825	100.0%	$(76,897)	(9.7)%
Operating expenses:
Interchange	397,530	55.4%	450,570	56.7%	(53,040)	(11.8)%
Other costs of services	228,253	31.8%	240,880	30.3%	(12,627)	(5.2)%
Selling, general and administrative	20,348	2.8%	20,941	2.6%	(593)	(2.8)%

Total operating expenses	646,131	90.0%	712,391	89.6%	(66,260)	(9.3)%

Income from operations	71,797	10.0%	82,434	10.4%	(10,637)	(12.9)%
Other expenses:
Interest expense, net	(46,488)	(6.5)%	(56,289)	(7.1)%	9,801	(17.4)%
Other expense, net	(1,245)	(0.2)%	(750)	(0.1)%	(495)	66.0%
Total other expenses, net	(47,733)	(6.7)%	(57,039)	(7.2)%	9,306	(16.3)%

Income before income taxes	24,064	3.3%	25,395	3.2%	(1,331)	(5.2)%
Income tax provision	8,736	1.2%	10,105	1.3%	(1,369)	(13.5)%

Net income	15,328	2.1%	15,290	1.9%	38	0.2%
Less: Net income attributable to noncontrolling interests	(3,588)	(0.5)%	(987)	0.1%	(2,601)	263.5%

Net income attributable to iPayment, Inc.	$11,740	1.6%	$14,303	1.8%	$(2,563)	(17.9)%

Revenues. Revenues decreased 9.7% to $717.9 million in 2009 from $794.8 million in 2008. The decrease resulted from the challenging economic environment, as our merchant processing volume, which represents the total value of transactions processed by us, declined 12.2% to $23,526 million during 2009 from $26,783 million during 2008, reflecting lower consumer spending. Revenues decreased at a lower rate than charge volume due to increases in fees charged to merchants.

Interchange. Interchange expenses decreased 11.8% to $397.5 million in 2009 from $450.6 million in 2008. Interchange expenses as a percentage of total revenues decreased to 55.4% in 2009 as compared to 56.7% in 2008. Average interchange costs increased slightly in relation to charge volume, but were offset by greater corresponding increases in average fees charged to merchants.

Other Costs of Services. Other costs of services decreased 5.2% to $228.3 million in 2009 from $240.9 million in 2008. Other costs of services represented 31.8% of revenues in 2009 as compared to 30.3% of revenues in 2008. The percentage increase was primarily attributable to increased depreciation and amortization, partially offset by reductions in processing costs.

Selling, General and Administrative. Selling, general and administrative expenses decreased 2.8% to $20.3 million in 2009 from $20.9 million in 2008. Selling, general and administrative expenses as a percentage of revenues remained relatively consistent from 2008 to 2009.

Other Expense. Other expense decreased $9.3 million to $47.7 million in 2009 from $57.0 million in 2008. Other expense in 2009 primarily consisted of $46.5 million of net interest expense. Interest expense in 2009 decreased $9.8 million from 2008, reflecting a lower average interest rate and lower funded debt.

Income Tax. Income tax expenses decreased $1.4 million to $8.7 million in 2009 from $10.1 million in 2008. Income tax expenses as a percentage of income before taxes were 36.3% in 2009, compared to 39.8% in 2008. The decline in the rate occurred in part due to our adoption of ASC 810, under which our income before income taxes includes 100% of earnings of our former consolidated joint venture, CPC, including earnings allocable to the noncontrolling interests in CPC, but the income tax expenses do not include any tax expenses on the noncontrolling interests’ share of earnings of CPC. CPC had greater pretax income during 2009 as compared to 2008, which caused our effective income tax rate to decrease. The effective tax rate in 2009 included an increase in the valuation allowances for net operating losses, which increased the effective tax rate. The effective tax rate in 2008 included an increase in the valuation allowance for certain state net operating losses and cancellation of debt income, both of which increased the effective tax rate.

Noncontrolling Interests. Net income attributable to noncontrolling interests was $3.6 million in 2009 compared to $1.0 million in 2008. CPC was formed in February 2006 and turned profitable in the second half of 2007. In 2008, though CPC was profitable throughout the year, we absorbed all of CPC’s income to the extent that we had recognized cumulative losses in CPC that exceeded our previous investments. After our initial investment balance was restored, we began to recognize net income attributable to noncontrolling interests. Following the sale of our interest in CPC during the fourth quarter of 2009, there was no income attributable to previously existing noncontrolling interests.

Liquidity and capital resources

As of September 30, 2011 and December 31, 2010 we had cash and cash equivalents of $0.8 million and less than $0.1 million, respectively. We usually minimize cash balances in order to minimize borrowings and, therefore, interest expense. As of September 30, 2011, iPayment and its consolidated subsidiaries had a net deficit (current liabilities in excess of current assets) of $6.9 million compared to a net deficit of $9.7 million as of December 31, 2010. The working capital increase resulted primarily from a reduction in income taxes payable of $11.8 million, increase in income taxes receivable of $1.8 million, $5.8 million of paydowns on the current portion of our long term debt, a reduction in accounts payable of $0.8 million, and a reduction in accrued liabilities and other of $1.5 million, offset by an increase in accrued interest of $15.3 million. As of September 30, 2011, Holdings and its consolidated subsidiaries had a net deficit (current liabilities in excess of current assets) of $12.9 million compared to a net deficit of $9.7 million as of December 31, 2010. The working capital decrease resulted primarily from a reduction in income taxes payable of $11.8 million, an increase in income taxes receivable of $3.3 million, $5.8 million of paydowns on the current portion of our long term debt, a reduction in accounts payable of $0.8 million, and a reduction in accrued liabilities and other of $1.5 million, offset by an increase in accrued interest of $22.8 million.

We expect that our cash flow from operations and proceeds from borrowings under our revolving facility will be our primary sources of liquidity and will be sufficient to fund our cash requirements for at least the next twelve months. See “Contractual obligations” below for a description of future required uses of cash.

We have significant outstanding long-term debt as of September 30, 2011. The terms of our long-term debt contain various nonfinancial and financial covenants as further described in “Description of other indebtedness,” “Description of 10.25% exchange notes” and “Description of 15.00%/15.00% exchange notes.” If we fail to comply with these covenants and are unable to obtain a waiver or amendment or otherwise cure the breach, an event of default would result. If an event of default were to occur, the trustee under the indentures governing the notes or the lenders under iPayment’s new senior secured credit facilities could, among other things, declare outstanding amounts immediately due and payable. We currently do not have available cash and similar liquid resources available to repay all of our debt obligations if they were to become due and payable. As of September 30, 2011, our Senior Secured Leverage Ratio, as defined in iPayment’s new senior secured credit facilities, was 2.71 to 1.00 compared to the allowed maximum of 3.75 to 1.00. As of September 30, 2011, our Consolidated Interest Coverage Ratio, as defined in iPayment’s new senior secured credit facilities, was 2.17 to 1.00 compared to the allowed minimum of 1.40 to 1.00.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot be sure that any refinancing or sale of assets would be possible on commercially reasonable terms or at all. In addition, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

Operating activities

Net cash provided by iPayment and its consolidated subsidiaries’ operating activities was $44.2 million during the first nine months of 2011, consisting of a net loss of $4.8 million adjusted by depreciation and amortization of $41.4 million, non-cash interest expense and other of $8.5 million, loss on disposal of property and equipment of $0.6 million, and a net unfavorable change in operating assets and liabilities of $1.6 million primarily due to decreases in accounts payable and income taxes payable offset by an increase in accrued interest.

Net cash provided by Holdings and its consolidated subsidiaries’ operating activities was $44.2 million during the first nine months of 2011, consisting of a net loss of $11.0 million adjusted by depreciation and amortization of $41.4 million, non-cash interest expense and other of $8.7 million, loss on disposal of property and equipment of $0.6 million, and a net favorable change in operating assets and liabilities of $4.4 million primarily due to an increase in accrued interest offset by decreases in accounts payable and income taxes payable as a result of federal and state tax payments made during 2011.

Net cash provided by operating activities was $43.4 million during the first nine months of 2010, consisting of net income of $15.7 million adjusted by depreciation and amortization of $30.5 million, non-cash interest expense and other items of $1.9 million and a net unfavorable change in working capital of $5.1 million primarily of payments of accrued bonuses, decreases in accounts payable and income taxes payable offset by a decrease in accounts receivable.

Net cash provided by operating activities was $62.0 million in 2010, consisting of net income of $22.8 million, adjusted for depreciation and amortization of $41.2 million, noncash interest expense of $3.2 million and net unfavorable changes in operating assets and liabilities of $5.3 million. The net unfavorable change in operating assets and liabilities was primarily caused by an increase in accounts receivable, a decrease in accounts payable due to the seasonality of the timing of payments and an increase in income taxes payable due to higher income during 2010.

Net cash provided by operating activities was $62.7 million in 2009, consisting of net income of $15.3 million, adjusted for depreciation and amortization of $45.8 million, noncash interest expense of $2.6 million and net unfavorable changes in operating assets and liabilities of $1.0 million. The net unfavorable change in operating assets and liabilities was primarily caused by increases in deferred taxes and accounts receivable after the effects of the sale of our equity in CPC, offset by increases in accounts payable, income taxes payable and accrued liabilities.

Net cash provided by operating activities was $46.4 million in 2008, consisting of net income of $15.3 million, adjusted for depreciation and amortization of $38.0 million, noncash interest expense of $2.4 million and net unfavorable changes in operating assets and liabilities of $8.3 million. The net unfavorable change in operating assets and liabilities was primarily caused by an increase in deferred tax assets, an increase in income taxes payable, and an increase in accounts receivable.

Investing activities

Net cash used in investing activities was $32.0 million during the first nine months of 2011. Net cash used in investing activities consisted of $6.2 million of property and equipment expenditures, $24.3 million for acquisitions of merchant portfolios, and $1.6 million for payments for contract modifications for prepaid residual expenses and other intangible assets.

Net cash used in investing activities was $7.0 million during the first nine months of 2010. Net cash used in investing activities consisted of $4.9 million of payments for contract modifications for prepaid residual expenses and $2.2 million of capital expenditures.

Net cash used in investing activities was $34.1 million in 2010. Net cash used in investing activities primarily consisted of $25.0 million for the acquisition of merchant portfolios, $6.3 million of payments for contract modifications for prepaid residual expenses and $2.9 million of capital expenditures.

Net cash used in investing activities was $27.6 million in 2009. Net cash used in investing activities primarily consisted of $24.6 million for the acquisition of merchant portfolios, $2.7 million paid for earnout payments associated with acquisitions from a prior period, $5.1 million of payments for contract modifications for prepaid residual expenses and $2.3 million of capital expenditures, offset by a $4.5 million reduction in investments in merchant advances and $4.3 million received as consideration in our disposition of our noncontrolling interest in CPC, less $1.5 million of cash disposed.

Net cash used in investing activities was $32.7 million in 2008. Net cash used in investing activities primarily consisted of $22.1 million for the acquisition of businesses, $4.3 million of investments in merchant advances, $4.2 million of payments for contract modifications for prepaid residual expenses and $2.4 million of capital expenditures.

Financing activities

Net cash used in iPayment and its consolidated subsidiaries’ financing activities was $11.3 million during the first nine months of 2011, consisting of proceeds from the issuance of long term debt of $785.1 million, net of discount, related to iPayment’s new senior secured credit facilities and the 10.25% notes, $21.4 million of debt issuance costs related to the Refinancing, $135.6 million paid as a dividend to Holdings in connection with the consummation of the Equity Redemption and $0.4 million paid as a dividend to Investors, $629.6 million of net repayments on our senior secured credit facilities and previously existing senior subordinated notes, of which $615.1 million was paid under iPayment’s previously existing senior secured credit facilities and previously existing senior subordinated notes and $14.5 million under iPayment’s new senior secured credit facilities, and $9.5 million of net repayments under iPayment’s new revolving facility

Net cash used in Holdings and its consolidated subsidiaries’ financing activities was $11.3 million during the first nine months of 2011, consisting of net proceeds from the issuance of long term debt of $910.1 million, net of discount, related to iPayment’s new senior secured credit facilities, its 10.25% notes and, the 15.00%/15.00% notes, $22.8 million of debt issuance costs related to the Refinancing, $257.3 million paid as a dividend in connection with the consummation of the Equity Redemption and $0.4 million paid as a dividend to Investors, $629.6 million of net repayments on our senior secured credit facilities and previously existing senior subordinated notes, of which $615.1 million was paid under iPayment’s previously existing senior secured credit facilities and previously existing senior subordinated notes and $14.5 million under iPayment’s new senior secured credit facilities, and $9.5 million of net repayments under iPayment’s new revolving facility.

Net cash used in financing activities was $36.4 million during the first nine months of 2010, consisting of net repayments under iPayment’s previously existing senior secured credit facilities of $35.4 million and $1.0 million dividends paid to our parent company, Investors.

Net cash used in financing activities was $27.9 million in 2010, primarily consisting of repayments on iPayment’s previously existing senior secured credit facilities of $27.0 million. In August 2010, the board of directors of iPayment, Inc. declared a $1.0 million dividend to our parent company, iPayment Investors, L.P., to cover certain operating and legal costs, including reimbursement to the Company of certain costs previously paid for by the Company on behalf of iPayment Investors, L.P.

Net cash used in financing activities was $38.7 million in 2009, primarily consisting of repayments on iPayment’s previously existing senior secured credit facilities of $47.0 million and $2.6 million of distributions made to the majority shareholders of our former joint venture, CPC, partially offset by $10.9 million of net borrowings under iPayment’s previously existing revolving facility.

Net cash used in financing activities was $10.2 million in 2008, consisting primarily of repayments on iPayment’s previously existing senior secured credit facilities of $6.9 million, $2.2 million of repayments on iPayment’s previously existing revolving facility, and repurchases of our existing senior subordinated notes of $1.1 million.

On May 10, 2006, iPayment entered into a senior secured credit facility, which we refer to as “iPayment’s previously existing senior secured credit facilities,” with Bank of America as administrative agent. iPayment’s previously existing senior secured credit facilities consisted of $515.0 million of term loans and a $60.0 million revolving facility, further expandable to $100.0 million. Principal repayments on the term loans were due quarterly in the amount of $1.3 million which began on June 30, 2006, with any remaining unpaid balance due on March 31, 2013. During the quarter ended March 31, 2009, we paid excess cash flow sweep and prepaid quarterly principal payments required by iPayment’s previously existing senior secured credit facilities through the second quarter of 2010. Throughout the remainder of 2009, we prepaid the remainder of quarterly principal payments required by iPayment’s previously existing senior secured credit facilities. In 2010, we repaid an additional $39.9 million of debt principal beyond the required quarterly principal payments.

Under iPayment’s previously existing senior secured credit facilities, we were required to hedge at least 50% of the outstanding balance through May 10, 2008, and accordingly, we entered into interest rate swap agreements with a total notional amount of $260.0 million. These swap agreements expired on December 31, 2010, and our interest rate swap balance at that date was $0. In September 2007, we entered into two additional interest rate swap agreements. The first swap was for a notional value of $100.0 million and expired on September 17, 2008. The second swap was for a notional value of $75.0 million and expired on September 28, 2008. The swap instruments qualified for hedge accounting treatment under ASC 815 “Derivatives and Hedging” (see Note 2 to the audited consolidated financial statements).

On May 10, 2006, iPayment also issued senior subordinated notes in an aggregate principal amount of $205.0 million, which we refer to as “iPayment’s previously existing senior subordinated notes.” During 2008, we spent $1.1 million on repurchases of iPayment’s previously existing senior subordinated notes. In accordance with ASC 860 “Transfers and Servicing,” formerly known as SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, the repurchase was accounted for as an extinguishment of debt. We reflected this transaction as a reduction in long-term debt within the consolidated balance sheets as of December 31, 2008. At December 31, 2010, iPayment had $194.5 million of outstanding senior subordinated notes and $1.5 million of remaining unamortized discount on its previously existing senior subordinated notes.

iPayment and its consolidated subsidiaries had net capitalized debt issuance costs related to iPayment’s new senior secured credit facilities of $10.3 million and net capitalized debt issuance costs related to the 10.25% notes of $9.7 million as of September 30, 2011. Holdings and its consolidated subsidiaries had net capitalized debt issuance costs related to the 15.00%/15.00% notes of $3.1 million and debt discount related to the warrants of $1.1 million as of September 30, 2011. We had net capitalized debt issuance costs related to iPayment’s previously existing senior secured credit facilities of $2.6 million and net capitalized debt issuance costs related to iPayment’s previously existing senior subordinated notes of $3.6 million as of December 31, 2010, which is generally consistent with amounts computed using an effective interest method. These costs are being amortized to interest expense with amounts computed using an effective interest method over the life of the related debt instruments.

Amortization expense of iPayment and its consolidated subsidiaries related to the debt issuance costs for iPayment’s new senior secured credit facilities and the 10.25% notes were $0.5 million and $0.4 million, respectively, for the period from May 24 through September 30, 2011. Amortization expense of Holdings and its consolidated subsidiaries related to the debt issuance costs for the 15.00%/15.00% notes was less than $0.1 million for the period from May 24 through September 30, 2011. Amortization expense of iPayment and its consolidated subsidiaries related to iPayment’s previously existing senior secured credit facilities and senior subordinated notes were $0.4 million and $0.4 million, respectively, for the period from January 1 through May 23, 2011. Amortization expense of Holdings and its consolidated subsidiaries related to the 15.00%/15.00% notes were $0.1 million and $0.1 million for the period from April 1 through May 23, 2011 and January 1 through May 23, 2011, respectively. The remaining unamortized balance of debt issuance costs related to iPayment’s previously existing senior secured credit facilities and senior subordinated notes, as well as the remaining unamortized net discount on iPayment’s senior subordinated notes in the amount of $2.2 million, $3.3 million and $1.0 million, respectively, were written off to other expense as a result of the Refinancing.

Contractual obligations

The following table of our material contractual obligations as of September 30, 2011 summarizes the aggregate effect that these obligations are expected to have on our cash flows in the periods indicated. Since December 31, 2010, we have completed the Refinancing, and therefore, we believe it is more meaningful to show more recent information related to our contractual obligations rather than as of such date. The following table excludes contingent payments in connection with earnout payments related to completed acquisitions. We cannot quantify the exact amounts to be paid because they are based on future EBITDA results. We had no earnout payments in 2010 compared to $2.7 million in 2009. We currently do not anticipate that earnout payments will be made in the near future.

	Payments due by period
($ in thousands)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Contractual Obligations of iPayment
New senior secured credit facilities	$374,001	$—	$—	$18,688	$355,313
10.25% notes	400,000	—	—	—	400,000
Interest, net of discount and amortization(1)	391,645	62,820	125,640	125,201	77,984
Operating lease obligations	10,134	1,255	2,483	2,362	4,034
Purchase obligations(2)(3)	4,543	2,096	1,231	1,216	—

Total contractual obligations	$1,180,323	$66,171	$129,354	$147,467	$837,331
Contractual Obligations of Holdings
15.00%/15.00% notes(4)	$168,122	$—	$—	$—	$168,122
Interest(1)(4)	131,371	9,794	21,385	37,150	63,042
Total contractual obligations	$299,493	$9,794	$21,385	$37,150	$231,164

(1)	Future interest obligations are calculated using current interest rates on existing debt balances as of September 30, 2011, and assume no principal reduction other than mandatory principal repayments in accordance with the terms of the debt instruments as described in “Description of 10.25% exchange notes,” “Description of 15.00%/15.00% exchange notes” and “Description of other indebtedness.”
(2)	Purchase obligations represent costs of contractually guaranteed minimum processing volumes with certain of our third-party transaction processors and other service-related obligations.
(3)	We are required to pay FDMS an annual processing fee through 2011 related to the FDMS Merchant Portfolio and the FDMS Bank Portfolio. The minimum processing fees for 2011 will be at least 70% of such fees paid to FDMS in 2010, or at least $3.8 million.
(4)	Assumes that (i) for all interest periods through and including May 15, 2015, Holdings will pay interest on 50% of the outstanding principal amount of its 15.00%/15.00% notes in cash and 50% in kind and (ii) after May 15, 2015, Holdings will make all interest payments on the 15.00%/15.00% notes entirely in cash. See “Description of 15.00%/15.00% exchange notes — Principal, maturity and interest.”

We expect to be able to fund our operations, capital expenditures and the contractual obligations above (other than the repayment at maturity of the aggregate principal amount of (i) term loans under iPayment’s new senior secured credit facilities and (ii) the notes) using our cash from operations. We intend to use our revolving facility primarily to fund temporary working capital needs and additional acquisition opportunities as they arise. To the extent we are unable to fund our operations, capital expenditures and the contractual obligations above using cash from operations, we intend to use borrowings under iPayment’s revolving facility or future debt or equity financings. In addition, we may seek to sell additional equity or arrange debt financing to give us financial flexibility to pursue attractive opportunities that may arise in the future. If we raise additional funds through the sale of equity or convertible debt securities, these transactions may dilute the value of our outstanding common stock. We may also decide to issue securities, including debt securities, which have rights, preferences and privileges senior to our common stock. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.

Effects of inflation

Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of intangible assets and goodwill, are not affected by inflation. We believe that replacement costs of equipment, furniture and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and other operating expenses, which may not be readily recoverable in the price of services offered by us. The rate of inflation can also affect our revenues by affecting our merchant charge volume and corresponding changes to processing revenue.

New accounting standards

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income which updates Topic 220: Comprehensive Income. The FASB’s objective in updating this area of the codification is to increase comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This update requires all non-owner changes in stockholder’s equity to be presented in either a single continuous statement of comprehensive income, or in two separate but consecutive statements. The provisions of this update are effective for interim and annual periods beginning after December 15, 2011.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards (“IFRS”). The changes to GAAP as a result of ASU No. 2011-04 are as follows: (1) The concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets (that is, it does not apply to financial assets or any liabilities); (2) GAAP currently prohibits application of a blockage factor in valuing financial instruments with quoted prices in active markets. ASU No. 2011-04 extends that prohibition to all fair value measurements; (3) An exception is provided to the basic fair value measurement principles for an entity that holds a group of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk that are managed on the basis of the entity’s net exposure to either of those risks. This exception allows the entity, if certain criteria are met, to measure the fair value of the net asset or liability position in a manner consistent with how market participants would price the net risk position; (4) Aligns the fair value measurement of instruments classified within an entity’s shareholders’ equity with the guidance for liabilities; and (5) Disclosure requirements have been enhanced for recurring Level 3 fair value measurements to disclose quantitative information about unobservable inputs and assumptions used, to describe the valuation processes used by the entity, and to describe the sensitivity of fair value measurements to changes in unobservable inputs and interrelationships between those inputs. In addition, entities must report the level in the fair value hierarchy of items that are not measured at fair value in the statement of condition but whose fair value must be disclosed. The provisions of ASU No. 2011-04 are effective for the Company’s interim reporting period beginning on or after December 15, 2011. The adoption of ASU No. 2011-04 is not expected to have a material impact on the Company’s financial statements.

Quantitative and qualitative disclosures about market risk

In addition to the effects of inflation described above under “— Effects of inflation,” the following is a description of additional market risks to which we may be exposed. We transact business with merchants exclusively in the United States and receive payment for our services exclusively in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

Our interest expense is sensitive to changes in the general level of interest rates in the credit markets because a significant amount of our indebtedness is subject to variable rates. As of September 30, 2011, we had $374.0 million of loans outstanding under iPayment’s new senior secured credit facilities, all of which were at a variable interest rate based on LIBOR, subject to a floor equal to 1.50%. Accordingly, a one percent increase in the applicable LIBOR above the floor would result in net additional annual interest expense on our outstanding borrowings as of September 30, 2011 of approximately $3.7 million.

We do not hold any derivative financial or commodity instruments, nor do we engage in any foreign currency denominated transactions, and all of our cash and cash equivalents are held in money market and checking funds.

Business description

Our company

We are a leading provider of credit and debit card payment processing services to small merchants across the United States. Our payment processing services enable small merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs in traditional card-present, or swipe transactions, as well as card-not-present transactions, such as those done over the phone or through the Internet. The majority of our charge volume is derived from Visa and MasterCard transactions. During September 2011, we generated revenue from approximately 195,000 small merchants located across the United States. Of these merchants, approximately 135,000 were active merchants that had each processed at least one Visa or MasterCard transaction in that month. In 2010, the small merchants we serve generated an average annual charge volume of approximately $170,000 and had an average per transaction value of approximately $67. We processed over 339 million transactions in 2010, representing approximately $22.7 billion of charge volume. For the nine months ended September 30, 2011, we generated gross revenues of $535.2 million and a net loss of $11.0 million. For the year ended December 31, 2010, we generated gross revenues of $699.2 million and net income of $22.8 million.

Market focus and sales

We believe that small merchants are an attractive customer base that value and demand the payment processing services we provide. In the United States, the small merchant segment is the largest segment of our industry based on number of locations and we believe it is also the segment with the highest average amount of revenue generated per transaction for payment processors. We also believe that the competitive environment for payment processing in the small merchant segment is more favorable than in the large merchant segment for a number of reasons, including:

•

Specific segment needs. We believe that small merchants are difficult to serve profitably by other processors that do not have the knowledge, experience and scale that we have to effectively evaluate and manage the payment processing needs and risks unique to small merchants. We believe it can be difficult for payment processors that typically serve larger national or regional merchants to provide customized payment processing services, customer service and risk management services for small merchants on a cost-effective basis. The methods used to efficiently market to and secure small merchant customers differ from those utilized for larger national or regional merchants. Small merchants are typically more fragmented, local businesses and are therefore more difficult to identify by larger payment processors, which are more accustomed to serving national or regional merchants.

•

Higher transaction fees. Small merchants typically pay higher average transaction fees than large merchants because they are more difficult to identify and service and their businesses are more likely to fail than larger merchants. They also do not individually generate sufficient charge volume to command significant volume discounts from larger processors.

•

Efficient gathering mechanism. In order to identify small merchants, we market and sell our services primarily through a large network of independent sales groups, which we refer to as “ISGs” and other third party resellers. We estimate that this non-employee, external sales force is comprised of approximately 3,500 ISGs and agents located throughout the United States. ISGs allow us to access a large and experienced sales force with a local presence and enable us to gain new small merchants over a broad geographic area without incurring incremental overhead costs. ISGs typically market and sell our services to merchants under our brand name or the name of their sales organization and directly approach merchants to enroll them in our services. Many of our ISGs have contractual obligations that require them to submit to us either all or a minimum number of new merchant applications. To drive growth in new sales channels, we are also increasing our efforts to market and sell our services through our direct sales channel. Our direct sales channel represented approximately 11.2% of our new merchant activations in 2010, an increase of approximately 10% since 2009, not including the results of Central Payment Co, LLC, which was sold during the fourth quarter of 2009.

Services and economics

We enable small merchants to accept credit and debit cards by providing a range of services, which include transaction processing, risk management, fraud detection, merchant assistance and support and chargeback services in connection with disputes with cardholders. For these services, we charge our merchants a discount fee, or the “Merchant Discount,” which is based primarily on a percentage of the dollar amount of each transaction we process. The Merchant Discount may vary based on several other factors, including the type of merchant, the type of card used and whether the transaction process is a swipe transaction or a card-not-present transaction (i.e., over the Internet or by mail, fax or telephone). For example, the Merchant Discount we typically receive for a credit card transaction is approximately 3.0% of the dollar amount of the transaction. In 2010, we derived 91% of our revenues from the Merchant Discount that we charge for each transaction, which we believe has contributed to a stable, recurring revenue base.

A transaction is initiated when a consumer purchases a product or service at a merchant using his or her card. At the point of sale, the consumer’s credit card information is submitted to our processing vendor (to which we pay a processing fee), which then communicates with the card-issuing bank through the proper association network (such as Visa or MasterCard) to authorize the transaction. After authorization, we instruct our processing vendor to route funds from the card-issuing bank to our sponsoring bank. Our sponsoring bank, to which we pay a sponsoring fee and which sponsors us for membership in the Visa, MasterCard or other card association, settles the transaction with the merchant. We also pay interchange fees and assessment fees to the card-issuing bank and the credit card association, respectively, which are typically passed through in the Merchant Discount. We believe this structure allows us to maintain an efficient operating structure and enables us to expand our operations without significantly increasing our fixed costs or capital expenditures.

The following table provides an example of a typical transaction, including amounts paid to the card-issuing bank, Visa, MasterCard or other card association, the processing vendor, the sponsoring bank and us. This example also presents some of our other costs of services, which typically include payments to ISGs in the form of residuals, merchant losses and various other expenses.

Purchase amount	$100.00
Less: cash to merchant	(97.00)

iPayment gross revenue (Merchant Discount)	$3.00
Less: interchange fee	(1.75)
Less: network dues and assessments and bank processing fees	(0.21)

iPayment net settlement	$1.04
Less: other transaction costs	(0.61)

iPayment processing margin	$0.43

Diversified merchant base

We serve a large portfolio of approximately 135,000 active small merchants that are engaged in a wide variety of businesses and industries. We believe this diversity contributes to a stable revenue base. No single merchant accounted for more than 1% of our aggregate charge volume for 2010. Because of our limited customer concentration, variation in charge volume from any one merchant or industry has a limited effect on our total charge volume and financial results. The following chart shows the primary categories of the merchants we serve based on 2010 charge volume:

We define a merchant as “active” if the merchant processes at least one Visa or MasterCard transaction in a given calendar month. In 2010, the small merchants we serve had an average annual charge volume of approximately $170,000 per year and an average transaction value of approximately $67. Small merchants, such as those served by our Company, have historically paid higher fees per transaction than larger merchants because they are difficult to identify and service, and their businesses are more likely to fail than larger merchants.

Merchant attrition is expected in the payment processing industry in the ordinary course of business; however, we believe the low average transaction volume of the merchants we serve makes them less likely to change providers because of the inconvenience associated with a transfer. During 2010, we experienced monthly volume attrition ranging from 1.0% to 2.0% of our total annual charge volume on our merchant portfolios. The primary cause of attrition among our small business customers is business failure.

Our industry

Significant market opportunity

The use of card-based forms of payment, such as credit and debit cards, by consumers in the United States has increased steadily over the past ten years and is projected by The Nilson Report to continue to increase through at least 2015. The growth is a result of wider merchant acceptance, growth in consumer spending, increased consumer use of bankcards and advances in payment processing and telecommunications technology. According to The Nilson Report, in 2009, merchant locations in the United States generated approximately $3.5 trillion of total purchases using card-based systems compared to approximately $2.7 trillion in 2005, and are expected to grow to approximately $5.9 trillion by 2015, representing a compound annual growth rate of approximately 8.1% from 2005 to 2015. As credit and debit card usage increases, we believe that businesses, both large and small, will need to increasingly accept card-based payment to remain competitive.

Key participants comprise an efficient value chain

The payment processing industry is made up of a number of key participants, including retail merchants, merchant acquirers (like iPayment), processing vendors, sponsor banks, card issuing banks and card network associations. The various players work together at different points of the value chain with the goal of ensuring seamless processing of transactions, reliable transmission of data, effective risk management and customer service. The diagram below illustrates the payment service providers’ value chain.

Strong profitability and growth of the small merchant segment

We focus on the small merchant segment, which we believe generates a disproportionate amount of the U.S. payment processing industry’s net revenue. We also believe the small merchant segment will experience strong growth. According to the U.S. Census Bureau, there were approximately 27.1 million total business locations in the United States in 2007, compared to only 8.7 million business locations that The Nilson Report estimates accepted Visa and MasterCard credit cards in 2010. While many business locations may never accept credit and debit cards, we believe that most large locations currently accept electronic payments and, therefore, the most significant opportunity for new market penetration will be in the small merchant market as well as new industry verticals.

We believe the benefits of card-based payment methods will continue to make the services we provide increasingly appealing to a growing segment of the small merchant market. We also believe these merchants have experienced increasing pressure to accept card-based payment methods to remain competitive and meet consumer expectations. Furthermore, card associations continually seek to develop and implement programs to expand card usage and acceptance. As a result, we believe small merchants, including those in industries such as taxis, quick-serve restaurants and service industries (such as electricians and landscapers) that have historically only accepted cash and checks as payment, will increasingly choose to accept credit and debit cards, which we believe is a more efficient means of payment for merchandise and services.

Our competitive strengths

Leading market position in the small merchant segment

We are a leading provider of card-based payment processing services focused on serving small merchants across the United States. We believe our focus, experience and scale have enabled us to provide payment processing services to small merchants on a cost-effective basis. We also provide specialized customer service and comprehensive risk management to small merchants that many larger and smaller processors cannot provide as efficiently and effectively. For example, small merchants often require a high level of customized customer service, and we have designed our customer support functions to offer high quality, personalized services in a scalable and cost-effective manner. In addition, small merchants’ credit must be carefully underwritten, requiring an individual application process and risk assessment, which our platform can provide quickly and effectively.

Strong and differentiated strategic partnerships

Our position as an industry leader in the U.S. small merchant market is built upon our strong and differentiated relationships with our partners.

•

Processing vendors. We have a longstanding relationship with First Data Merchant Services Corporation, or “FDMS,” our primary processing vendor. We believe we are one of the largest merchant services customers of FDMS, and, as such, we believe we are an important channel for FDMS to participate in providing payment processing services to small merchants. In addition to FDMS, we have relationships with other processing vendors, such as TSYS Processing Services, LLC and Global Payments Direct, Inc.

•

Independent sales groups. We have been successful in maintaining and growing the number of ISGs in our network and increasing the number of merchant applications that they submit to us. We believe the strong relationships we typically enjoy with our ISGs are a result of:

(i)	the recurring revenue stream we share with an ISG for as long as the merchant it sourced remains a customer of ours;

(ii)	the rapid and consistent review and acceptance of merchant applications we provide;

(iii)	the reliability and stability of the technology and service support we give to an ISG; and

(iv)	the compelling offerings we develop for an ISG to market to prospective merchants.

•

Sponsoring banks. We have a longstanding relationship with Wells Fargo, our primary sponsoring bank. We provide value to Wells Fargo and other sponsoring banks by paying them a sponsoring fee for each transaction we process.

Efficient business model and highly scalable platform

We believe we have an efficient business model and operating structure that enables us to generate strong free cash flow from our recurring revenue base. We operate a highly scalable and efficient merchant acquiring platform that includes a combination of (1) leading technology, (2) a full range of services that we develop and conduct in-house (such as our customer service and risk management operations) where we believe we can add the most value based on our experience and expertise and (3) strategically outsourced services for our most commoditized, capital-intensive processing services (such as transaction authorization, clearing and funds settlement services) with contract pricing terms that become more favorable to us as the charge volume generated by our merchant base increases.

Our efficient and scalable platform has resulted in declining per unit costs of processing and has allowed us to expand and scale our operations without significantly increasing our fixed costs. From 2008 to 2010, our consolidated processing costs declined by approximately 31.5% from approximately $0.10 per transaction to approximately $0.07 per transaction, while our average EBITDA per employee increased approximately 40.7% from $280,000 to $393,000. At the same time, we have increased the number of merchants we serve with limited direct investment in sales infrastructure, overhead (such as advertising) and management through our ISG network, having averaged capital expenditures of approximately $2.2 million per year from 2007 to 2010. We typically enjoy low working capital requirements because we do not carry significant inventories and we collect fees from our merchants on a monthly basis prior to making disbursements for our costs of providing services.

Robust risk management

We believe our knowledge and experience in dealing with attempted fraud, including our management’s experience with higher risk market segments, has resulted in our development and implementation of effective risk management and fraud prevention systems and procedures. Effective risk management helps us minimize merchant losses for our and our merchant customers’ mutual benefit. Our risk management procedures also help protect us from fraud perpetrated by merchants. As of September 30, 2011, we had a staff of 31 employees dedicated to risk management operations, which encompasses underwriting new accounts, monitoring and investigating merchant account activity for suspicious transactions or trends and avoiding or recovering losses. Charges incurred by us for merchant losses were $3.5 million, or 0.5% of revenues in 2010, and were $4.9 million, or 0.7% of revenues in 2009. In 2010, merchant losses were approximately 1.5 basis points of our total charge volume. In 2010, the average merchant loss we incurred was approximately $2,000.

Strong, committed management team

Our senior management team has extensive expertise in the payment processing industry and has significant experience in developing and implementing merchant acquiring services for the small merchant sector. Carl Grimstad, our Chairman and Chief Executive Officer, is a co-founder of our Company and has been our President since our founding in 2001. Mark Monaco, our Chief Financial Officer, has over 20 years of financial services experience, including serving as the Chairman of Retriever Payment Systems, another U.S. merchant acquirer.

Our business strategy

Our goal is to enhance our position as a leading provider of card-based payment processing services to small merchants in the United States while continuing to improve our efficiency and profitability. In order to achieve this objective, we plan to execute the following strategy:

Expand our relationships with independent sales groups

We believe our ISGs will continue to be a significant driver of growth for our business. We seek to increase the number of ISG relationships we have and increase the volume of merchant referrals from ISGs. We believe that our industry experience, combined with our ability to evaluate and manage the risks related to providing payment processing services to small merchants, allow us to accept a high rate of merchant applications. We believe this ability, combined with the compelling services that we provide for ISGs to market to prospective merchants and our reliable and stable ISG support, position us well to continue to increase the number of our ISG relationships and the number of new applications our existing ISGs refer to us.

Increase our direct sales efforts

We have increased the percentage of new merchant activations sourced from our direct sales channel from 10.2% in 2009 to 11.2% in 2010. We plan to continue to increase our direct sales efforts by increasing the size of our direct sales force and by entering into new channels and strategic relationships with marketing companies and other business service providers, which we believe will contribute to profitable growth. We compensate our direct sales channels largely through sales commissions that are paid upon activation of each merchant sourced by the sales person. However, unlike our ISGs, our direct sales force typically does not share in the revenue streams we generate from our merchants.

Maximize retention and diversify existing merchant base

We seek to maintain a stable merchant base by providing our merchants with a consistently high level of service and support. In doing so, we believe that we will continue to build merchant loyalty and maximize merchant retention. We also intend to further enhance the relationships we have with our customers by offering them additional value added products and services that they are purchasing for their business from other suppliers.

Increase operating leverage and maximize free cash flow

We will continue to maintain a strong focus on producing further operating leverage improvements in our business by striving to create and realize new operating efficiencies, driving down marginal expenses and maintaining our low cost structure. We intend to make these improvements by continuing to (1) develop and maintain in-house leading technology and services that provide differentiated capabilities and a high level of service for the small merchant market, (2) strategically outsource commoditized processing and sponsorship services and use our growing scale to extract increasingly favorable contract pricing terms from our vendors, (3) utilize our non-employee sales force to expand our footprint and reach, while minimizing overhead and (4) maintain capital discipline in the use of our free cash flow.

Selectively pursue strategic acquisitions

When appropriate, we plan to selectively pursue acquisitions of portfolios of merchant accounts and other merchant acquirers to increase our business and leverage our operating efficiencies. The fragmented small merchant market provides substantial opportunity for future growth and we intend to use a disciplined investment process with rigorous analysis of return on investment, financial impact, sales benefits and portfolio quality when evaluating our acquisitions. We have significant experience acquiring providers of payment processing services as well as portfolios of merchant accounts. Since December 2003, we have expanded our card-based payment processing services through the acquisition of six businesses, nine significant portfolios and several smaller portfolios of merchant accounts. We have enhanced revenues and improved operating efficiencies of the merchant accounts we have acquired by improving the services, support and benefits we offer to the ISGs that serve those accounts. In addition, we have increased the operating efficiencies of many of the businesses we have acquired by conducting profitability analyses of acquired merchant accounts to maximize revenues, reducing duplicative functions and introducing new products and services.

Marketing and sales

We market and sell our services to merchants throughout the United States primarily through a network of ISGs, which are non-employee, external sales organizations with which we have contractual relationships and other third party resellers. We also market our services directly to merchants through electronic media, telemarketing and other programs utilizing partnerships with other companies that market products and services to small businesses. Our relationships with ISGs are typically mutually non-exclusive, permitting us to establish relationships with multiple ISGs and permitting our groups to enter into relationships with other providers of payment processing services. We believe that this sales approach provides us with access to an experienced sales force to market our services with limited investment in sales infrastructure and management time. We believe our focus on the unique needs of small merchants allows us to develop compelling offerings for our ISGs to bring to prospective merchants and provides us with a competitive advantage in our target market. Among the services and capabilities we provide are rapid application response time, merchant application acceptance by fax or on-line submission, superior customer service and merchant reporting. In addition, we believe we offer the ISGs more rapid and consistent review of merchant applications than may be available from other service providers. Additionally, in certain circumstances, we offer our sales organizations tailored compensation programs and unique technology applications to assist them in the sales process. We keep an open dialogue with our ISGs to address their concerns as quickly as possible and to work with them in investigating chargebacks or potentially suspicious activity with the aim of ensuring our merchants do not unduly suffer downtime or the unnecessary withholding of funds.

As compensation for their referral of merchant accounts, we pay our ISGs an agreed-upon residual, or percentage of the processing income we derive from the transactions we process from the merchants they refer to us. The amount of the residuals we pay to our ISGs varies on a case-by-case basis and depends on several factors, including the number and type of merchants each group refers to us. We provide additional incentives to our ISGs, including, from time to time, loans that are secured by and repayable from future compensation that may be earned by the groups in respect of the merchants they have referred to us. As of September 30, 2011, we had outstanding loans to ISGs in an aggregate amount of $1.5 million, including accrued interest receivable of $0.1 million. We may decide to loan additional amounts in the future. The notes representing these loans bear interest in amounts ranging from 5% to 15% and are due through 2014. We secure the loans by attaching the ISGs’ assets, including the rights they have to receive residuals and fees generated by the merchants they refer to us, any other accounts receivable and, in certain cases, by obtaining personal guarantees from the individuals who operate the ISGs.

Relationships with sponsors and processors

In order to provide payment processing services for Visa and MasterCard transactions, we must be sponsored by a financial institution that is a principal member of the Visa and MasterCard card associations. Additionally, we must be registered with Visa as an independent sales organization and with MasterCard as a member service provider.

Sponsoring Banks. We have agreements with several banks that sponsor us for membership in the Visa and MasterCard card associations and settle card transactions for our merchants. The principal sponsoring bank through which we process the significant majority of our transactions is Wells Fargo. The initial term of our agreement with Wells Fargo lasts through December 2014 and will thereafter automatically continue unless either party provides the other at least six months notice of its intent to terminate. Typically, the sponsoring banks may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing its services under the agreement. The agreements generally define a material breach as a failure to perform a material obligation under the agreement, specifically any breach of any warranty, representation or covenant or condition or term of the agreement, such as noncompliance with applicable laws, failure to provide relevant documentation as to certain account related data, failure to provide a marketing plan upon request, failure to maintain a transfer account or failure to pay for services. From time to time, we may enter into agreements with additional banks. If these sponsorships are terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreements with our sponsoring banks, including our agreement with Wells Fargo, provide the sponsoring banks with substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of ISGs. We cannot guarantee that our sponsoring banks’ actions under these agreements will not be detrimental to us, nor can we guarantee that any of our sponsoring banks will not terminate their sponsorship of us in the future or seek to modify their agreement with us in a manner that may adversely affect our ability to process bankcard transactions or otherwise operate our business.

Processing Vendors. We have agreements with several processing vendors to provide us with, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Our primary processing vendor is FDMS. Under our service contracts with FDMS, we have undertaken to process 75% of our annual transactions through FDMS. If we process less than the minimum number of transactions, we are required to pay FDMS the fees that it would have received if we had submitted the required minimum number of transactions. Each of the FDMS agreements may be terminated by FDMS if, among other things, (i) we fail to comply with certain requirements of the agreements (including, but not limited to, failing to pay any amount due under the agreements) and we do not cure such failure within 30 days after receipt of written notice of such failure, (ii) certain insolvency events occur with respect to us, (iii) we fail to maintain our good standing in the Visa or MasterCard associations or (iv) FDMS terminates all of our customer accounts pursuant to the agreements. We may terminate each of the agreements if, among other things, (i) certain insolvency events occur with respect to FDMS, (ii) FDMS materially breaches any of the terms, covenants or conditions of the agreements and fails to cure such breach within 30 days following receipt of written notice thereof, or (iii) under certain circumstances, FDMS is unable to perform interchange settlement services.

Risk management

As a result of our exposure to potential liability for merchant fraud, chargebacks, and other losses created by our merchant services business, we view our risk management practices as integral to our operations and overall success.

As of September 30, 2011, we had a staff of 31 employees dedicated to risk management operations, which encompasses underwriting new accounts, monitoring and investigating merchant account activity for suspicious transactions or trends and avoiding or recovering losses. Effective risk management helps us minimize merchant losses for the mutual benefit of our merchant customers and ourselves. Our risk management procedures also help protect us from fraud perpetrated by our merchants. We believe our knowledge and experience in dealing with attempted fraud, established as a result of our management’s extensive experience with higher risk market segments, has resulted in our development and implementation of highly effective risk management and fraud prevention systems and procedures.

We employ the following systems and procedures to minimize our exposure to merchant fraud and transaction-based fraud:

Underwriting. Our sales agents send new applications to our underwriting department for their review and screening. Our underwriters have previous industry underwriting experience and have the authority to render judgment on new applications. Our underwriters also take additional actions such as adjusting aggregate processing and average charge per transaction limits, or establishing reserve requirements for new and existing merchants, as they deem appropriate. We obtain a personal guaranty from most of the owners of new merchants we enroll.

Proprietary Management Information Systems. Our proprietary systems automatically generate credit reports on new applicants, categorize risk based on all of the information provided and place the applications in a queue to be processed by our underwriting staff. The underwriting staff can access all of the collected information on a merchant online in order to render a decision on whether to approve or reject an application or whether to seek additional information.

Merchant Monitoring. We provide several levels of merchant account monitoring to help us identify suspicious transactions and trends. Daily merchant activity is downloaded to our iWorkflow system from our third-party processors such as FDMS and is sorted into a number of customized reports by our proprietary systems. Our risk management team generates daily reports that highlight exceptions to the established daily merchant parameters such as average ticket size, total processing volume or expected merchandise returns.

Risk Review Department. We have established an in-house risk review department that monitors the sales activities of the merchants that we service. The risk review department conducts background checks on these merchants, interviews merchants, anonymously purchases products and services, reviews sales records and follows developments in risk management procedures and technology.

Investigation and Loss Prevention. If a merchant exceeds any approved parameter as established by our underwriting and/or risk management staff or violates regulations established by the applicable card association or the terms of our agreement with the merchant, an investigator will identify the incident and take appropriate action to reduce our exposure to loss, as well as the exposure of our merchants. This action may include requesting additional transaction information, withholding or diverting funds, verifying delivery of merchandise or even deactivating the merchant account.

Reserves. Some of our merchants are required to post reserves (cash deposits) that are used to offset chargebacks incurred. Our sponsoring banks hold such reserves related to our merchant accounts as long as we are exposed to loss resulting from a merchant’s processing activity. In the event that a small company finds it difficult to post a cash reserve upon opening an account with us, we may build the reserve by retaining a percentage of each transaction the merchant performs until the reserve is established. This solution permits the merchant to fund our reserve requirements gradually as its business develops. As of December 31, 2010, our total reserve deposits were approximately $41.5 million. We have no legal title to the cash accounts maintained at the sponsor bank in order to cover potential chargeback and related losses under the applicable merchant agreements. We also have no legal obligation to these merchants with respect to these reserve accounts. Accordingly, we do not include these accounts and the corresponding obligation to the merchants in our consolidated financial statements.

If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder. After the chargeback occurs, we attempt to recover the chargeback either directly from the merchant or from the merchant’s reserve account. If we or our sponsoring banks are unable to collect the chargeback from the merchant’s account, or, if the merchant refuses or is financially unable to reimburse the merchant’s bank for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank.

Technology

In the course of our operations, we solicit, compile and maintain a large database of information relating to our merchants and their transactions. We place significant emphasis on providing a high level of security in order to protect the information of our merchants and their customers. We have complied with Visa and Mastercard’s security standards for the last six years. We have deployed the latest generation of network intrusion detection technology and system monitoring appliances to enhance our level of protection.

Our internal network configuration provides multiple layers of security to isolate our databases from unauthorized access and implements detailed security rules to limit access to all critical systems. We cannot be sure that these security measures will be sufficient to prevent unauthorized access to our internal network. Application components communicate using sophisticated security protocols and are directly accessible by a limited number of employees on a need-only basis. Our operation and customer support systems are primarily located at our facilities in Westlake Village, California.

We also rely on connections to the systems of our third-party processing providers. In all cases, we install encrypted or tunneled communications circuits with backup connectivity to withstand telecommunications problems.

Competition

The payment processing industry is highly competitive. We compete with other providers of payment processing services on the basis of the following factors:

•	quality and reliability of service;

•	ability to evaluate, undertake and manage risk;

•	ability to attract and retain sales organizations;

•	speed in approving merchant applications; and

•	cost to the customer.

Many small and large companies compete with us in providing payment processing services and related services to a wide range of merchants. There are a number of large transaction processors, including FDMS, Bank of America Merchant Services, Chase Paymentech and Elavon, Inc., that serve a broad market spectrum from large to small merchants and provide banking, ATM and other payment-related services and systems in addition to card-based payment processing. There are also a large number of smaller transaction processors that provide various services to small and medium sized merchants. Many of our competitors have substantially greater capital resources than we have and operate as subsidiaries of financial institutions or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct. This may allow our competitors to offer more attractive pricing to our current and prospective merchants, or other products or services that we do not offer. See “Risk factors — Risk factors relating to our business — The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants, and as a result, our profit margins.”

We believe that our specific focus on smaller merchants, in addition to our understanding of the needs and risks associated with providing payment processing services to small merchants and ISGs, gives us a competitive advantage over larger competitors, which have a broader market perspective and priorities. We also believe that we have a competitive advantage over competitors of a similar or smaller size that may lack our extensive experience and resources.

Seasonality

Our revenues and earnings are impacted by the volume of consumer usage of credit and debit cards at the point of sale. For example, we experience increased point of sale activity during the traditional holiday shopping period in the fourth quarter. Revenues during the first quarter tend to decrease in comparison to the remaining three quarters of our fiscal year on a same store basis, particularly in comparison to our fourth quarter.

Legal proceedings

Bruns v. E-Commerce Exchange Inc. (“ECX”), et al. Orange County Superior Court, State of California, Case No. 00CC02450 (coordinated under the caption “TCPA Cases,” Los Angeles County Superior Court, State of California, Case No. JCCO 43500) (the “Bruns Lawsuit”) and related case Truck Insurance Exchange v. ECX, et al., Superior Court of Orange County, State of California, Civil Action No. 30-2010- 00340649 (the “TIC Declaratory Action”).

The Bruns Lawsuit arises from a lawsuit filed in February 2000 by plaintiff Dana Bruns on her behalf and on behalf of a purported class of persons in California who, during the five years prior to filing the lawsuit, allegedly received fax transmissions from third-party defendant Fax.Com and its advertisers, including our subsidiary, ECX. The complaint, as amended, alleges that the defendants sent “fax blast” transmissions to telephone facsimile machines in violation of the Telephone Consumer Protection Act of 1991 (“TCPA”). It seeks relief, including injunctive relief, damages, attorneys’ fees and costs, under the TCPA and under California’s Unfair Competition Act and for negligence. In December 2006, ECX and other defendants filed a motion for mandatory dismissal. The motion was granted by the trial court, which issued an order of final judgment dismissing the litigation with prejudice. The plaintiff appealed and in March 2009 the California Court of Appeals (the “Court of Appeals”) reversed the order of final judgment upon which ECX and other defendants filed a petition for review with the California Supreme Court. The petition was granted and on February 28, 2011, the California Supreme Court reversed the Court of Appeals’ ruling and remanded the case to the Court of Appeals for further proceedings consistent with its opinion.

Supplemental briefing in the Court of Appeals was completed and on August 2, 2011, oral argument was presented to the Appellate Court panel assigned to the case. On September 12, 2011, the Court of Appeals filed its unanimous opinion affirming in full the trial court’s order dismissing the plaintiff’s action and the order of final judgment, and also awarding the respondents, including ECX, their recoverable costs on appeal. On October 7, 2011, the plaintiff filed a petition for review with the California Supreme Court, which was denied on November 16, 2011. As a result, the Court of Appeals opinion is final and the trial court’s prior order of final judgment dismissing the litigation with prejudice will become final once the Court of Appeals’ clerk issues the remittitur to the trial court.

On or about January 29, 2010, a related declaratory judgment action was filed by Truck Insurance Exchange, a member of Farmers Insurance Group of Companies (“TIE”) against ECX and Dana Bruns (individually and as alleged class representative of all others similarly situated) (the “TIC Declaratory Action”). In early 2000, ECX tendered the Bruns lawsuit to TIE, as a “covered” claim under policies then in effect that provided indemnity for “losses” and for costs of defense for “covered” claims. TIE agreed, subject to a reservation of rights, to assume the defense of ECX in the litigation and has paid all costs of defense since April 2000. TIE asserts that the insurance policies issued to ECX do not cover the claim tendered by ECX relating to the underlying Bruns Lawsuit. TIE had filed a motion for summary adjudication (the “MSA”) seeking an order that ECX has no defense as a matter of law to TIE’s claims, with the exception of TIE’s claim to recover the costs and expenses incurred by it in defending ECX in the Bruns Lawsuit. A trial date of May 16, 2011 was set, however, in April 2011, the parties jointly requested the Court to issue an order continuing the hearing on the MSA and related deadlines and also continuing the May 16, 2011 trial date and related trial date matters so they could continue to pursue a settlement. On April 5, 2011, the Court granted the request and issued an order continuing the trial date to August 1, 2011, along with all related trial date matters and continuing the hearing on the MSA to June 16, 2011. Subsequently, the June 16, 2011 hearing on TIE’s MSA was taken off the calendar, the August 1, 2011 trial date was vacated by the Court, and the Court subsequently continued its previous order to show cause for dismissal hearing, the last being from November 22, 2011 to December 21, 2011.

As of the date of this prospectus, the parties have reached a tentative understanding for the terms of a proposed settlement, however, at this time no definitive settlement agreement has been executed. As of the date of this prospectus, we believe that if this matter is settled on terms substantially similar to the terms of the proposed settlement, the settlement will not have a material adverse effect on our business, financial condition or results of operations. However, as of the date of this prospectus, settlement documents have not been finalized or executed and no assurance can be given that any such settlement will be entered into, completed or if completed, that the terms thereof will be substantially similar to the settlement terms proposed as of the date of this prospectus.

If the proposed settlement is not completed, we intend to vigorously defend ECX against the claims asserted; however, there can be no assurance that we will be successful or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.

L. Green d/b/a Tisa’s Cakes v. Online Data Corporation, and iPayment, Inc., United States District Court, Eastern District of New York, Case No. 09CV05679-RJD-SMG.

This matter relates to a purported class action lawsuit initially filed in December 2009 by plaintiff L. Green d/b/a Tisa’s Cakes in the U.S. District Court for the Eastern District of New York, naming iPayment and one of our subsidiaries, Online Data Corporation (“ODC”), as defendants. On September 8, 2010, the plaintiff filed a first amended class action complaint (“FAC”), which, as amended and filed, asserts claims for unjust enrichment and for declaratory judgment, in connection with an early termination fee that the plaintiff alleges is imposed under the contract between the plaintiff and ODC and contracts between each class member and ODC, that constitutes an unlawful penalty.

In October 2010, we filed a motion to dismiss the plaintiff’s unjust enrichment claim, which was denied by the District Court on August 3, 2011. On September 2, 2011, we filed an answer and counterclaim to the FAC, denying various allegations in the complaint, asserting eight affirmative defenses and asserting our counterclaims for breach of contract, promissory estoppel and declaratory judgment, requesting that the District Court enter judgment on our counterclaim against plaintiff for compensatory damages, attorneys’ fees, costs and interest and such other relief as the District Court deems just and proper and declaring Tisa’s Cakes in breach of contract for terminating it prior to the expiration of its term.

We also attended a settlement conference held on September 6, 2011, which did not result in a settlement resolution. However, subsequently the parties engaged in settlement discussions, and as of the date of this prospectus, the parties have reached an understanding regarding the terms of a proposed settlement. As of the date of this prospectus, we believe that if this matter is settled on terms substantially similar to the terms of the proposed settlement, the settlement will not have a material adverse effect on our business, financial condition or results of operations. However, as of the date of this prospectus, although settlement documents have been drafted, they have not been fully executed by all parties and no assurance can be given that any such settlement will be completed, or if completed, that the terms thereof will be substantially similar to the settlement terms that have been agreed to by the parties. If the proposed settlement is not completed, we intend to continue to vigorously defend ourselves against the claims asserted; however, as of the date of this prospectus, the ultimate outcome of the lawsuit and our potential liability associated with the claims asserted against us cannot be predicted with any certainty and there can be no assurance that we will be successful in our defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.

Employment Development Department of the State of California, Notice of Assessment No. 00008

This matter relates to Notice of Assessment No. 00008, dated July 10, 2007, (the “Notice”), sent to our subsidiary, iPayment of California, LLC (“iPOC”), by the Employment Development Department of the State of California (“EDD”) for amounts claimed to be due arising during a three-year period starting April 1, 2004. The EDD determined that, during the covered period, iPOC improperly classified and treated certain individuals as independent contractors rather than as employees, and therefore failed to properly report amounts paid as “wages,” failed to withhold amounts for certain employee contributions on said wages, including withholdings for California personal income tax, and failed to remit amounts for employer contributions otherwise due on these “unreported wages.” As a result, the Notice included an assessment of approximately $1.4 million, plus an additional $0.1 million for accrued interest billed to the date of the assessment (the “Assessment”).

We have been working with the EDD auditor that issued the Assessment to resolve the Assessment and have had several voluntary tax audit review conferences with the EDD auditor and senior EDD audit managers and have submitted all additional records and information requested by the EDD relating to the Assessment. Although we are currently subject to the Assessment, based upon our most recent communications and correspondence with the EDD auditor, we expect to receive an adjustment and to have this matter resolved by the end of this calendar year. Although the results cannot be predicted with certainty, we believe that the ultimate outcome of this matter and our liability associated with it should not have a material adverse effect on our business, financial condition or results of operations. However, in the event of unexpected future developments, this matter could be unfavorable to us, and there can be no assurance that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.

Vericomm v. iPayment, Inc., et al., United States District Court, Central District of California, Case No. 2:201l-cv-00608- MMM-AGR

Beginning in 2009, we received a series of settlement demand communications from counsel for Vericomm, Inc. (“Vericomm”), one of our ISGs, alleging that since October 2006, we had incorrectly calculated, reported, and paid certain residual compensation due to Vericomm and that we engaged in certain activities that Vericomm believed wrongfully interfered with merchant relationships and deprived Vericomm from residual compensation related to such merchants in violation of the terms of our contract. On January 20, 2011, Vericomm filed a purported Class Action Complaint (the “Vericomm Complaint”) against us in the District Court for the Central District of California, Western Division, which alleged that we terminated merchant accounts that had been solicited by our ISGs, such as Vericomm, and then re-solicited these same accounts in-house. The Vericomm Complaint included claims for breach of contract, fraud, interference with prospective economic advantage, breach of the implied covenant of good faith, violation of California’s Unfair Competition Law and of the Racketeer Influenced and Corrupt Organizations Act. The Vericomm Complaint sought class action treatment and relief for these claims and for damages in an amount to be determined, but believed to be in excess of $7.0 million, to be trebled, injunctive relief, monetary relief, including general, special and punitive damages, restitution, an accounting, attorneys’ fees and costs, and other relief deemed proper. On June 20, 2011, we filed a motion to dismiss the second, third, seventh, and eighth causes of action alleged in the Vericomm Complaint, and to strike Vericomm’s request for attorneys’ fees under California Code of Civil Procedure section 1021.5. The District Court set September 26, 2011 as the hearing date on our motion to dismiss and to strike, and also set a scheduling conference for the same date.

Pursuant to joint stipulations filed by the parties, the District Court issued orders that provided that (i) Vericomm could file a first amended complaint by October 3, 2011, (ii) our motion set for hearing on September 26, 2011 was withdrawn and taken off-calendar without prejudice to assert any applicable defense or response to Vericomm’s first amended complaint and (iii) we have until October 24, 2011, to answer, move to dismiss, move to strike, or otherwise respond to Vericomm’s first amended complaint. Vericomm filed its first amended complaint (the “Vericomm FAC”) on October 3, 2011. The Vericomm FAC asserts that we have wrongfully and incorrectly calculated, reported, and paid certain residual compensation due to Vericomm, and that we engaged in certain activities that Vericomm believes to be intentional and wrongful, including interfering with merchant relationships in order to deprive Vericomm from residual compensation related to such merchants in violation of the terms of our contract. The Vericomm FAC does not include claims for violation of California’s Unfair Competition Law or of the Racketeer Influenced and Corrupt Organizations Act, which were included in the original Vericomm Complaint nor does it seek class action treatment and relief, trebled damages, injunctive relief, restitution, or attorneys’ fees and costs as were included in the original Vericomm Complaint. The Vericomm FAC seeks damages in an amount yet to be determined, but which it believes to be in excess of $7.0 million, including general, special and punitive damages, an accounting, and other relief deemed proper.

As a result of the parties’ met-and-confer meetings of October 19 and 20, 2011, the parties agreed to submit the claims that are the subject of the Vericomm FAC to arbitration under the terms of our contract and, on October 24, 2011, the parties filed a joint stipulation with the District Court, requesting that the District Court enter an order pursuant to which the claims that are asserted in the Vericomm FAC shall be submitted to arbitration, and that the parties shall select an arbitrator(s) from those available in the JAMS, Inc. panel; that the Court vacate any and all dates on calendar, including the scheduling conference set for November 21, 2011, and that the District Court administratively stay the case pending a resolution of the arbitration, whether by judgment, dismissal, or otherwise. On November 16, the Court granted the parties’ stipulation and entered an order upon the terms requested in the joint stipulation filed by the parties with the District Court on October 24, 2011. Although we expect Vericomm to submit its claim to JAMS, Inc. to commence the arbitration, as of the date of this prospectus, it has not done so.

We intend to continue to vigorously defend ourselves against the claims asserted; however, at this time, the ultimate outcome of the dispute and our potential liability associated with the claims asserted against us cannot be predicted with any certainty, and there can be no assurance that we will be successful in our defense or that a failure to prevail will not have a material adverse effect on our business, financial condition or results of operations.

Proceedings and claims in the ordinary course of business

We are also party to certain other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the ultimate outcome of these other matters cannot be predicted with certainty, based on information currently available, advice of counsel, and available insurance coverage, we do not believe that the outcome of any of these claims will have a material adverse effect on our business, financial condition or results of operations. However, the results of legal proceedings cannot be predicted with certainty, and in the event of unexpected future developments the ultimate resolution of one or more of these matters could be unfavorable. Should we fail to prevail in any of these legal matters or should several of these legal matters be resolved against us in the same reporting period, our consolidated financial position or operating results could be materially adversely affected. Regardless of the outcome, any litigation may require us to incur significant litigation expenses and may result in significant diversion of management’s attention. All litigation settlements are recorded within “other expense” on our consolidated financial statements.

Properties

Our principal executive offices are currently located in approximately 4,700 square feet of leased office space in Nashville, Tennessee; however, we intend to relocate our principal executive offices to New York, New York in January 2012. We also lease approximately 44,000 square feet in Westlake Village, California, approximately 9,600 square feet in Minden, Nevada, approximately 2,300 square feet in Novi, Michigan, and approximately 13,500 square feet in Akron, Ohio. We believe that these facilities are adequate for our current operations and, if necessary, can be replaced with little disruption to our business.

Employees

As of September 30, 2011, we employed 349 full-time personnel, including 224 in operations, 75 in sales and administration, 31 in risk management, and 19 in information systems and technology employees. Many of our employees are highly skilled, and we believe our future success will depend in large part on our ability to attract and retain such employees. None of our employees are represented by a labor union, and we have experienced no work stoppages. We believe that our employee relations are good.

Management

The following table sets forth our directors and executive officers and their respective ages and positions.

Name	Age	Position
Carl A. Grimstad	43	Chairman, Chief Executive Officer and President of iPayment and Chief Executive Officer, President and Director of Holdings
Mark C. Monaco	46	Chief Financial Officer, Executive Vice President, Treasurer and Director of iPayment and Holdings
Robert S. Torino	57	Chief Operating Officer and Executive Vice President of iPayment and Chief Operating Officer, Executive Vice President and Assistant Secretary of Holdings
John A. Vickers	49	Director of iPayment and Holdings

Mr. Carl A. Grimstad, Chairman of the Board, Chief Executive Officer and President of iPayment and Chief Executive Officer, President and Director of Holdings

Carl A. Grimstad co-founded iPayment and has served as iPayment’s Chairman and Chief Executive Officer since May 2011 and its President since iPayment’s founding in 2001. In 2003, Mr. Grimstad led iPayment in a successful IPO. Mr. Grimstad was instrumental in taking iPayment private in 2006. Mr. Grimstad has served as the managing partner of GS Capital, LLC, a private investment company since 1995. Mr. Grimstad and his family are active supporters of various charities including the Nashville Zoo and the Sexual Assault Center. Mr. Grimstad currently serves as a trustee of the Cheekwood Botanical Gardens, as a board member of the Nashville Symphony and as a board member of the Oasis Center, a safe haven for children in trouble. Mr. Grimstad graduated with a B.A. in Economics from Boston University in 1989.

Mr. Mark C. Monaco, Chief Financial Officer, Executive Vice President, Treasurer and Director of iPayment and Holdings

Mark C. Monaco has served as iPayment’s Chief Financial Officer since October 2010 and as a member of iPayment’s board of directors since May 2011. From February 2007 to January 2009, Mr. Monaco served as Head of Principal Investments at Brooklyn NY Holdings, LLC, the investment organization of the Alfred Lerner Family. From June 1996 to January 2007, Mr. Monaco was a Managing Director at Windward Capital Management, LLC, a middle market private equity firm focused on financial and business services investments. During his tenure at Windward, Mr. Monaco served as Chairman of Retriever Payment Systems, Inc., a merchant acquiring organization, from 2000 to 2004, when it was acquired by National Processing Company. Prior to joining Windward Capital, Mr. Monaco was at Credit Suisse First Boston, serving as the Director of Finance and Corporate Development after several years in the financial institutions group with the firm’s investment banking department. Mr. Monaco earned his MBA in finance from The University of Pennsylvania, The Wharton Graduate School of Business, and received his undergraduate degree from Harvard University.

Mr. Robert S. Torino, Chief Operating Officer and Executive Vice President of iPayment and Chief Operating Officer, Executive Vice President and Assistant Secretary of Holdings

Robert S. Torino has served as our Chief Operating Officer since 2006. From 2002 to 2006, he served as our Executive Vice President of Financial Operations and from January 2001 to September 2002, he served as our Chief Financial Officer. From October 1999 to April 2000, Mr. Torino served as Chief Executive Officer of M80 Technologies, Inc., a start-up software development company. Mr. Torino served as President and Chief Executive Officer of TRUE Software Inc., a software development company, from April 1995 until its acquisition by McCabe & Associates in October 1999. Mr. Torino graduated magna cum laude from Boston College with a degree in accounting.

Mr. John A. Vickers, Director of iPayment and Holdings

John A. Vickers has served as a member of iPayment’s and Holdings’ boards of directors since September 2011. Mr. Vickers is currently Chairman and Chief Executive Officer of Tishman Realty Corporation and the Tishman Hotel Corporation, having served the Tishman organization for 27 years in positions in increasing responsibility. He is responsible for Tishman’s owned portfolio of hotels and for overseeing all of the firm’s service divisions. Mr. Vickers was also Vice Chairman and Principal of Tishman Construction Corporation prior to its sale to AECOM in July 2010.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors are committed to employing their skills and abilities to aid the long-term interests of the stakeholders of iPayment. Our directors are knowledgeable and experienced in multiple business endeavors which further qualifies them for service as members of the board of directors. In particular, the members of our board of directors considered the following important characteristics: (i) Mr. Grimstad has extensive knowledge of our business and the payment processing industry generally, having served as President of iPayment since its inception and having significant involvement in the day-to-day oversight of iPayment’s business operations, (ii) Mr. Monaco has more than 20 years of financial experience, as well as direct experience in the payment industry and (iii) Mr. Vickers has over 25 years of business experience in the hospitality and real estate industries and is currently Chairman and Chief Executive Officer of Tishman Realty Corporation and Tishman Hotel Corporation.

Executive compensation

Compensation discussion and analysis

The primary goals of our executive compensation program are to link the interests of management and stockholders, attract and retain a highly-skilled executive team, and base rewards on both personal and corporate performance.

As a private company, we do not have a compensation committee. Each of iPayment’s and Holdings’ board of directors is currently composed of Messrs. Grimstad, Monaco and Vickers. The board of directors of iPayment and the board of directors of Holdings are collectively referred to in this section as the “board.” The board, in consultation with other executive officers, establishes policies and makes decisions regarding compensation of directors and executive officers. The executive compensation program currently contains two elements:

•	competitive base salaries, and

•	annual cash incentives determined by the performance of each executive officer and the Company against predetermined targets at the discretion of the board.

The program is designed so that the combination of these two elements, assuming performance targets are met, will generally be comparable to similar positions with peer companies.

Base salaries. Base salaries for our executive officers are determined, in part, through (a) comparisons with peer companies with which we compete for personnel and (b) general geographic market conditions. Additionally, the board evaluates individual experience and performance and our overall performance during the period under consideration. The board reviews each executive officer’s salary on an annual basis and may increase salaries based on (i) the individual’s contribution to the Company compared to the preceding year, (ii) the individual’s responsibilities compared to the preceding year and (iii) any increase in median pay levels at peer companies.

Annual bonuses. The board’s policy is to award annual bonuses in order to motivate and reward the Company’s executive officers, as individuals and as a team, and to attain our annual financial goals and operating objectives. Annual bonuses typically reflect competitive industry practice and certain performance metrics. There is currently no formal bonus plan in place for executive officers.

Stock-based compensation. Upon closing the Merger Transaction on May 10, 2006, all outstanding options were exercised or cancelled and all stock-based compensation plans were terminated. We currently have no share-based compensation plans. However, Investors intends to adopt, or cause Holdings to adopt, a management equity program pursuant to which members of management would be issued equity interests, options or similar rights representing, in the aggregate, up to 20% of the outstanding equity of the issuer thereof on a fully-diluted basis. Investors also intends to effect a merger of itself into Holdings, with Holdings being the surviving corporation in such merger.

Retirement plans. Mr. Monaco and Mr. Yazdian participate in iPayment’s defined contribution plans. iPayment’s contributions to its defined contribution plans on behalf of the named executive officers are shown in the “All Other Compensation” column of the Summary compensation table below.

On November 7, 2011, the board of directors of iPayment approved the iPayment Deferred Compensation Plan and the iPayment Executive Retention Plan (each, a “Plan” and collectively, the “Plans”). Each Plan is comprised of the Executive Nonqualified Excess Plan Document (the “Plan Document”) and an Executive Nonqualified Excess Plan Adoption Agreement (collectively, the “Adoption Agreements”). Each Plan is a nonqualified, unfunded plan intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Each Plan will be effective January 1, 2012.

The board of directors of iPayment will have sole discretion in determining which employees of the Company are eligible for participation in the Plans. The board of directors of iPayment has formed a Deferred Compensation Committee to manage the Plans on behalf of the Company, which committee will initially include Mr. Monaco and David Cronin, iPayment’s Senior Vice President, Human Resources.

Under the iPayment Deferred Compensation Plan, participants will have the option to defer up to 50% of their base salary and up to 100% of any non-performance-based bonus. The Company will not make contributions, matching or otherwise, under this Plan.

Under the iPayment Executive Retention Plan, the Company may make discretionary contributions to the accounts of the participants in such Plan, in an amount determined each year by the Company. A participant will become fully vested in any contributions made by the Company to such participant’s account upon the first to occur of: (i) the participant reaching Normal Retirement Age and (ii) a Change of Control Event, in each case, as such terms are defined in the iPayment Executive Retention Plan Adoption Agreement. Participants will not have the option to defer any of their base salary or non-performance-based bonuses under this Plan.

The Plans may be amended or terminated at any time at the sole discretion of the board of directors of iPayment, subject to certain limitations and requirements set forth in the Plan Document.

The foregoing description of the Plans is not complete and is qualified in its entirety by reference to the Plan Document and the Adoption Agreements, which are filed as Exhibits 10.3 through 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed with the SEC on November 14, 2011 and are incorporated herein by reference.

Summary. The board believes that the combination of competitive base salaries and annual incentives paid in cash comprise a highly-effective and motivational executive compensation program, which works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Company in seeking to optimize long-term performance. The board has reviewed the total compensation received by the executive officers during the year ended December 31, 2010, and has determined that those amounts were not excessive or unreasonable.

The following table shows the cash and other compensation paid or earned and certain long-term awards made to our Chief Executive Officer, Chief Financial Officer, and each of our three most highly compensated executive officers for all services to us in all capacities for 2010, 2009 and 2008.

Summary compensation table

Name and	Annual Compensation				All Other
Principal Position	Year	Salary		Bonus	Compensation		Total
Gregory S. Daily	2010	$708,000		$—	$16,500	(2)	$724,500
Former Chairman and	2009	187,500		1,000,000	3,750	(2)	1,191,250
Chief Executive Officer(1)	2008	—		—	—		—
Carl A. Grimstad	2010	$708,000		$—	$—		$708,000
Chairman, Chief Executive	2009	300,000		1,000,000	—		1,300,000
Officer and President(1)	2008	300,000		—	—		300,000
Clay M. Whitson	2010	$234,000		$0	$10,542	(2)	$244,542
Former Chief Financial	2009	296,000		100,000	11,880	(2)	407,880
Officer and Treasurer(3)	2008	296,000		100,000	8,880	(2)	404,880
Mark C. Monaco	2010	$125,000	(4)	$—	$—		$125,000
Chief Financial Officer and	2009	—		—	—		—
Director(1)(3)	2008	—		—	—		—
Afshin M. Yazdian	2010	$185,000		$—	$14,000	(2)	$199,000
Former Executive Vice President,	2009	185,000		165,000	10,050	(2)	360,050
General Counsel and Secretary	2008	185,000		150,000	7,950	(2)	342,950
Robert S. Torino	2010	$296,000		$—	$59,820	(5)	$355,820
Chief Operating Officer	2009	296,000		220,000	59,820	(5)	575,820
and Executive Vice President	2008	230,000		200,000	—		430,000

(1)	Upon the closing of the Equity Redemption, Mr. Daily resigned as Chairman and Chief Executive Officer of iPayment. In connection with Mr. Daily’s resignation, Mr. Grimstad became the new Chairman and Chief Executive Officer of iPayment and Mr. Monaco became a member of the board of directors of iPayment.
(2)	Represents Company’s matching of 401(k) plan contributions made by executive officers.
(3)	On October 15, 2010, Mr. Whitson resigned as Chief Financial Officer and Treasurer of iPayment and iPayment hired Mr. Monaco as Chief Financial Officer, effective October 15, 2010.
(4)	Represents Mr. Monaco’s salary for the period commencing upon his hiring on October 15, 2010 and ending on December 31, 2010.
(5)	Represents housing reimbursements made to Mr. Torino.

Compensation of directors

On November 7, 2011, the board of directors of iPayment resolved that, effective October 1, 2011, each member of the board of directors will receive an annual retainer of $50,000, payable quarterly in the amount of $12,500 per quarter. Such compensation will be paid to each member of the board of directors at the end of each quarter in which such member is serving on the board of directors, and will be the total compensation paid to each member for the member’s service on (i) the board of directors of iPayment and (ii) the board of directors of any subsidiary or affiliate of iPayment, if any.

Compensation Committee Interlocks and Insider Participation

As a private company, we do not have a compensation committee. The board, in consultation with the other executive officers, establishes policies and makes decisions regarding compensation of directors and executive officers.

Employment contracts, termination of employment and change in control arrangements

Gregory S. Daily

In February 2001, we entered into an employment agreement with Gregory S. Daily, iPayment’s former Chairman and Chief Executive Officer. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement with us, Mr. Daily purchased 156,161 shares of our common stock in April 2001 at a price of $0.02 per share. Pursuant to the terms of his employment agreement, Mr. Daily was initially entitled to an annual salary of $12,000, plus a bonus, as determined by the board of directors in its sole discretion, based on Mr. Daily’s performance, our business and financial condition and the operating results achieved. Commencing in 2004, our compensation committee approved an increase in Mr. Daily’s base salary to $300,000. From

July 1, 2006 through May 15, 2009, he elected to draw no annual salary. Beginning May 16, 2010, Mr. Daily resumed drawing his annual salary of $300,000. The board of directors of iPayment determined to increase the annual base salary of Mr. Daily to $1.0 million as of June 1, 2010. In addition, Mr. Daily is entitled to receive those employee benefits generally provided to our executive employees.

On November 10, 2008, Mr. Daily provided us with notice of his intention to not renew his employment agreement with us. Accordingly, Mr. Daily’s employment agreement terminated on February 25, 2009 pursuant to its terms. Following the termination of his employment agreement, Mr. Daily continued to serve as our Chief Executive Officer, pursuant to at-will employment arrangements, the terms of which were subject to negotiation.

Upon the closing of the Equity Redemption, Mr. Daily resigned as a director and officer, as applicable, of the General Partner, Investors and each of Investors’ subsidiaries, including as iPayment’s Chairman and Chief Executive Officer. In connection with Mr. Daily’s resignation, Mr. Grimstad became the new Chairman and Chief Executive Officer of iPayment and Mr. Monaco, iPayment’s Chief Financial Officer, became a member of the board of directors of iPayment. The Redemption Agreement includes covenants on the part of Mr. Daily not to compete with iPayment and its affiliates for one year, and not to solicit employees, independent sales agents and independent sales organizations and merchants of iPayment and its affiliates for three years, in each case from May 23, 2011, the closing date of the Equity Redemption.

Carl A. Grimstad

In February 2001, we entered into an employment agreement with Carl A. Grimstad, then our President. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement, Mr. Grimstad purchased 147,601 shares of our common stock in April 2001 at a price of $0.02 per share. Pursuant to the terms of his employment agreement, Mr. Grimstad was initially entitled to an annual salary of $180,000, plus a bonus, as determined by the board of directors in its sole discretion, based on Mr. Grimstad’s performance, our business and financial condition and the operating results achieved. Our compensation committee approved an increase in Mr. Grimstad’s base salary to $300,000 in 2005. The board of directors of iPayment determined to increase the annual base salary of Mr. Grimstad to $1.0 million as of June 1, 2010. In addition, Mr. Grimstad is entitled to receive those employee benefits generally provided to our executive employees.

On November 10, 2008, Mr. Grimstad provided us with notice of his intention to not renew his employment agreement with us. Accordingly, Mr. Grimstad’s employment agreement terminated on February 25, 2009 pursuant to its terms. Following the termination of his employment agreement, Mr. Grimstad intends to continue to serve as our Chairman, Chief Executive Officer and President, pursuant to at-will employment arrangements, the terms of which remain subject to negotiation.

Clay M. Whitson

In June 2002, we entered into an employment agreement with Clay M. Whitson, our former Chief Financial Officer and Treasurer. The employment agreement was originally for one year with successive one-month terms beginning each month after September 3, 2003. Under the agreement, Mr. Whitson was entitled to an annual base salary, to be reviewed annually by the board of directors, plus a bonus of (a) up to 50% of his base salary for achieving performance criteria established by the board of directors or (b) a pro rata portion of such bonus which is greater or less than the amount in clause (a) based on Mr. Whitson’s performance, our business and financial condition and the operating results achieved.

We terminated Mr. Whitson’s employment agreement without cause on October 15, 2010, which under the terms of the employment agreement entitled him to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. Mr. Whitson terminated his employment agreement without cause on October 15, 2010, which under the terms of the employment agreement entitled him to a pro-rata amount of his base salary and bonus for the portion of the term of his employment agreement completed on the date of termination. Mr. Whitson terminated his employment agreement on October 15, 2010, waived his rights to any payments thereunder and signed a general release of claims against the Company.

Mark C. Monaco

On March 4, 2011, we entered into an employment agreement with our Chief Financial Officer, Mark C. Monaco. Mr. Monaco has served as iPayment’s Chief Financial Officer since October 15, 2010.

Mr. Monaco’s employment agreement provides for an initial employment period of three years, with automatic successive one-year extensions unless terminated by either party. As provided in the employment agreement, Mr. Monaco will receive (i) a minimum base salary of $600,000 per year; (ii) the potential to earn an annual bonus equal to 100% of his then-current base salary based on his achievements and certain corporate performance goals that may be established by the board of directors of iPayment from time to time; (iii) the grant of equity awards if and when Investors adopts an equity compensation program; (iv) reimbursement of up to $21,000 for professional fees incurred in connection with the negotiation of the employment agreement and (v) other benefits, such as participation in the Company’s employee benefit plans, policies, programs and arrangements, as well as reimbursement of certain business and entertainment expenses and indemnification on the same basis as other executives of the Company.

The employment agreement further provides that, if Mr. Monaco’s employment is terminated due to death, mutual agreement, “cause,” “disability” or otherwise without “good reason,” as those terms are defined in the employment agreement, Mr. Monaco will be entitled to receive (i) any accrued and unpaid base salary as of the termination date; (ii) all accrued and unpaid benefits under any benefit plans, policies, programs or arrangements; and (iii) any unpaid reasonable and necessary business expenses incurred by him in connection with his employment on or prior to the termination date (the “Accrued Compensation”). If Mr. Monaco’s employment is terminated without “cause” or “disability” or with “good reason,” as those terms are defined in the employment agreement, Mr. Monaco will be entitled to receive (i) the Accrued Compensation; (ii) severance payments equaling two times the highest base salary amount during his employment term, payable in 24 monthly installments following the date his employment is terminated and (iii) a number of monthly installments of cash equal to the monthly cost of COBRA continuation coverage, payable at the end of each month following the date his employment is terminated so long as he has not become actually covered by the medical plan of a subsequent employer during such month, up to a maximum of 18 monthly installments. To receive these severance and post-termination benefits, Mr. Monaco is required to execute a general release of claims in form and manner reasonably satisfactory to the Company.

Mr. Monaco’s employment agreement also contains restrictive covenants which generally prohibit Mr. Monaco from (a) disclosing the Company’s trade secrets and confidential information, (b) making disparaging statements about the Company and (c) during his employment term and for the 18-month period following termination of employment (1) soliciting on behalf of a competing business the Company’s customers, (2) soliciting the Company’s employees or (3) participating in any competing business.

Afshin M. Yazdian

On August 1, 2011, iPayment entered into a separation agreement and release (the “Separation Agreement”) with Mr. Yazdian. Pursuant to the Separation Agreement, Mr. Yazdian resigned from all of his positions with iPayment and its affiliates, effective as of August 12, 2011, but will remain as an at-will employee of iPayment until December 31, 2011 (the “Separation Date”).

Prior to the Separation Date, Mr. Yazdian will be required to reasonably assist iPayment with, among other things, the closing of iPayment’s office in Nashville, Tennessee and other matters that he is currently engaged in on behalf of iPayment, subject to declining time commitments through the Separation Date. In consideration for the services that Mr. Yazdian will provide to iPayment until the Separation Date, iPayment will continue to pay Mr. Yazdian his current base salary and will generally provide Mr. Yazdian with the benefits that he is currently receiving from iPayment. Mr. Yazdian will also be entitled to COBRA coverage following the Separation Date.

Mr. Yazdian may terminate his employment with iPayment at any time prior to the Separation Date for any reason or no reason, in which event Mr. Yazdian will not be entitled to severance pay and will only be entitled to (i) any base salary that was accrued but unpaid as of the date that Mr. Yazdian elects to terminate his employment and (ii) any accrued but unused vacation days as of such date. iPayment may terminate Mr. Yazdian’s employment at any time prior to the Separation Date for any reason or no reason, in which event iPayment (i) will pay Mr. Yazdian severance pay in the form of base salary continuation on normal payroll dates through the Separation Date and (ii) will provide Mr. Yazdian with continued medical coverage and other benefits through the Separation Date as customarily provided to employees whose employment has terminated without cause; provided, that if iPayment terminates Mr. Yazdian’s employment for cause (e.g., misconduct or willful violation of a material policy of iPayment), Mr. Yazdian will not be entitled to such severance pay or continued benefits.

iPayment’s commitments under the Separation Agreement were provided in exchange for Mr. Yazdian’s agreement to a general release of claims against iPayment, its affiliates and other related parties, including current and former officers and directors thereof. iPayment has also provided a general release of claims against Mr. Yazdian and his heirs, executors, administrators and assigns. The Separation Agreement also contains a standard mutual non-disparagement provision.

Estimated payments in connection with termination of employment

Subject to the assumptions set forth in the footnotes below, the following table sets forth the estimated amounts of payments and benefits that (i) Mr. Monaco would become entitled to under his employment agreement and (ii) Mr. Yazdian would become entitled to under the Separation Agreement, in each case, upon the termination of his employment.

	Accrued Compensation		Severance Payments		COBRA Payments
Executive Officer
Mark C. Monaco	$4,808	(1)(2)	$1,200,000	(1)	$21,924	(1)(3)
Afshin M. Yazdian	$99,203	(4)	$114,583	(5)	$6,090	(5)

(1)	Represents the amounts Mr. Monaco would be entitled to receive if he were terminated without “cause” or “disability” or with “good reason” on December 31, 2010.
(2)	If Mr. Monaco were terminated due to death, mutual agreement, “cause,” “disability” or otherwise without “good reason” on December 31, 2010, he would also be entitled to receive $4,808 in accrued compensation.
(3)	Represents the maximum amount of COBRA payments that Mr. Monaco would be entitled to under his employment agreement which provides for up to 18 monthly installments.

(4)	Represents the amounts Mr. Yazdian would have received if he had terminated his employment with the Company on August 1, 2011, the date of the Separation Agreement, which is the maximum amount of accrued compensation that Mr. Yazdian could have received under such agreement. As of September 30, 2011, Mr. Yazdian would have been entitled to receive $109,804 in accrued compensation if he terminated his employment on such date.
(5)	Represents the amounts Mr. Yazdian would have received had he been terminated without cause on August 1, 2011, the date of the Separation Agreement, which are the maximum amounts that Mr. Yazdian could have received under such agreement. As of September 30, 2011, Mr. Yazdian would have been entitled to receive $68,750 in severance payments and $3,654 in COBRA payments if he were terminated without cause on such date.

Certain relationships and related transactions and director independence

In the ordinary course of business, the issuers from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also directors or officers of the issuers. Transactions with such corporations and financial institutions are conducted on an arm’s-length basis and may not come to the attention of the directors or officers of the issuers or of the other corporations or financial institutions involved. The board of directors of each issuer does not consider that any such transactions would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and the board of directors of each issuer is not currently aware of any related party transactions other than those set forth below.

In 2010, iPayment and the financial services firm Perella Weinberg Partners LP (“Perella Weinberg”) entered into an engagement letter providing for Perella Weinberg to act as its financial advisor in connection with a potential change of control or similar transaction involving iPayment. In March 2010, Adearo Holdings, LLC (“Adearo”), an entity majority owned and controlled by Mark Monaco, entered into a consulting agreement with Perella Weinberg. Mr. Monaco became Chief Financial Officer of iPayment in October 2010 and a Director of iPayment and Holdings following the consummation of the Refinancing. When the Equity Redemption was consummated, we paid to Perella Weinberg a transaction fee of approximately $7.5 million pursuant to such engagement letter and, following such payment, Perella Weinberg made a payment of $1.0 million to Adearo pursuant to the consulting agreement described above.

iPayment and Holdings do not have securities listed on a national securities exchange or inter-dealer quotation system with requirements that a majority of their board of directors be “independent.” Accordingly, iPayment and Holdings are not subject to rules requiring certain of its directors to be independent. The boards of directors of both iPayment and Holdings have determined that Messrs. Grimstad and Monaco are not, and Mr. Vickers is, independent under the listing standards of the Nasdaq Stock Market. However, if iPayment and Holdings were listed companies, we believe we would be eligible for the controlled company exception set forth in Nasdaq Listing Rule 5615(c) (if that were the exchange on which we were listed) from the rule that would ordinarily require that a majority of a listed issuer’s board of directors be independent and from certain other rules.

Description of other indebtedness

We summarize below the principal terms of the credit agreement governing iPayment’s new senior secured credit facilities (the “credit agreement”). Defined terms used herein and not defined will have the meanings ascribed thereto in the credit agreement.

iPayment’s new senior secured credit facilities

Summary. iPayment’s new senior secured credit facilities provide for the following:

•	a six-year, $375.0 million Term Facility; and

•

a five-year, $75.0 million Revolving Facility, which includes a Swing Line Loan facility and letter of credit facility and is available from time to time until the fifth anniversary of the Closing Date (or in the case of the letter of credit facility, five business days prior to the fifth anniversary).

Incremental facility. iPayment’s credit agreement gives iPayment the ability, subject to certain conditions, to request an increase in the amount of the Revolving Facility in an aggregate amount of up to $25.0 million.

Prepayments and amortization. Subject to customary and other exceptions, iPayment’s new senior secured credit facilities shall be prepaid with: (i) 100% of the net cash proceeds of asset sales, casualty events and other dispositions by iPayment and its subsidiaries; (ii) 100% of the net cash proceeds of issuances of certain debt obligations by iPayment and its subsidiaries; and (iii) 50% of annual Excess Cash Flow subject to reduction to 25% at a leverage ratio below 4.00:1.00 but greater than or equal to 3.00:1.00 and to 0% at a leverage ratio below 3.00:1.00. Each such prepayment shall be applied to iPayment’s new senior secured credit facilities in the following manner: first, to any scheduled principal installments due within the following twelve months in direct order of maturity and, thereafter, ratably to all remaining principal repayment installments of the Term Facility and, second, to the outstanding borrowings under the Revolving Facility, but without reduction of the commitments thereunder.

Voluntary prepayments are permitted, in whole or in part, subject to minimum prepayment or reduction requirements; provided that (x) voluntary prepayments of certain loans on a date other than the last day of the relevant interest period are subject to the payment of customary breakage costs, if any and (y) certain voluntary prepayments of the Term Facility (and repricings thereof) prior to the first year anniversary of the Closing Date will be subject to a 1% prepayment penalty. Each such prepayment of the Term Facility shall be applied to reduce scheduled principal repayments as directed by iPayment.

The unutilized portion of any commitment under iPayment’s new senior secured credit facilities may be reduced or terminated by iPayment at any time without penalty subject to minimum reduction requirements.

The credit agreement requires iPayment to make quarterly amortization payments in respect of the Term Facility equal to 0.25% of the initial aggregate Term Borrowings to be payable at the end of each quarter prior to maturity and 94.5% of the initial aggregate Term Borrowings to be payable at maturity.

Interest rates and fees. The interest rates under iPayment’s new senior secured credit facilities (other than in respect to Swingline Loans, which will accrue interest at the base rate described below) are calculated, at iPayment’s option, at either the Eurodollar rate (which is the higher of BBA LIBOR and, in respect of the Term Facility, 1.50%) or the base rate (which is the highest of JPMorgan Chase Bank, N.A.’s prime rate, the Federal Funds effective rate plus 0.50%, the one-month Eurodollar rate plus 1.00%, and, in respect of the Term Facility, 2.50%) plus, in each case, the applicable margin which differs for the

Term Facility and the Revolving Facility (and which, in the case of the Revolving Facility, is subject to adjustment based on a pricing grid set forth in the credit agreement). Overdue principal, interest, fees and other amounts bear interest at a rate that is 2.00% above the rate then borne by such borrowing or the base rate in respect of the Term Facility, as applicable. A quarterly commitment fee equal to 0.625% on the unused portion of iPayment’s new senior secured credit facilities accrued from the closing date of the new senior secured credit facilities and was payable until iPayment delivered financial statements for the fiscal quarter ended June 30, 2011, and thereafter, a percentage per annum equal to 0.625% and declining to 0.375% based upon iPayment’s Consolidated Interest Coverage Ratio as determined in accordance with the related pricing grid set forth in the credit agreement.

Outstanding Letter of Credit fees will be equal to the applicable margin from time to time on Revolving Facility Eurodollar Rate advances on a per annum basis and will be payable quarterly in arrears and shared proportionately by the lenders under the Revolving Facility. In addition, a customary fronting fee will be payable to the fronting bank for its own account quarterly in arrears.

Guarantees. The obligations under the credit agreement are guaranteed by each of iPayment’s existing and future direct and indirect material domestic subsidiaries. The obligations under the credit agreement are also guaranteed by Holdings.

Security. The loans are secured by a first-priority perfected security interest in substantially all of iPayment’s assets and the assets of its guarantor affiliates, in each case now owned or later acquired, including a pledge of all equity interests and notes owned by iPayment’s and its guarantor affiliates, including each of iPayment’s present and future subsidiaries, provided that only 65% of the voting equity interests of iPayment’s and its domestic subsidiaries’ “first-tier” non-U.S. subsidiaries are required to be pledged in respect of the obligations under the credit agreement. The loans are also secured by all proceeds and products of the property and assets described above.

Such guarantees and security interests also apply to certain of iPayment’s obligations under swap contracts and treasury management agreements entered into with any person who was a lender or affiliate of a lender on the effective date of such contract or agreement.

Covenants. The credit agreement contains certain customary covenants that, subject to certain exceptions, restrict iPayment’s and its subsidiaries’ ability to, among other things (i) declare dividends or redeem or repurchase equity interests by iPayment or its subsidiaries; (ii) prepay, redeem or purchase certain debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or modify specified debt and other material agreements; (vii) engage in mergers, acquisitions and asset sales; (viii) change accounting policies; (ix) become a general partner; (x) enter into speculative transactions; (xi) transact with affiliates; and (xii) engage in businesses that are not related to iPayment’s existing business. In addition, under iPayment’s credit agreement, iPayment will be required to comply (subject to a right to cure in certain circumstances) with specified financial ratios and tests, including a minimum Consolidated Interest Coverage Ratio and a maximum Senior Secured Leverage Ratio.

In addition, the credit agreement contains certain customary affirmative covenants, including requirements for financials reports and other notices from iPayment.

Events of default. Events of default, which are subject to grace periods and exceptions, as set forth in the credit agreement include, among others: (i) iPayment’s failure to pay principal or interest or any other amount when due under the credit agreement; (ii) any representation or warranty proving to have been materially incorrect; (iii) covenant defaults; (iv) judgment defaults; (v) customary ERISA defaults; (vi) invalidity of loan documents or impairment of collateral; (vii) events of bankruptcy; (viii) a change of control; (ix) cross-default to material debt; and (x) cancellation or termination of a material contract, in certain circumstances.

The exchange offers

Background and purpose of the exchange offers

iPayment issued the 10.25% initial notes and Holdings issued the units consisting of warrants and $125.0 million in aggregate principal amount of the 15.00%/15.00% initial notes on May 6, 2011, in private placements to a limited number of qualified institutional buyers and to persons in offshore transactions in reliance on Regulation S. In connection with these issuances, we each entered into an indenture and a registration rights agreement (collectively, the “registration rights agreements”), pursuant to which we agreed to, subject to certain exceptions:

•

file with the SEC a registration statement (the “Exchange Offer Registration Statement”) on an appropriate form under the Securities Act with respect to an offer to exchange the initial notes for exchange notes (in the case of the 10.25% exchange notes, guaranteed on a senior basis by the guarantors of the 10.25% initial notes), which exchange notes will have terms substantially identical in all material respects to the initial notes, except that the exchange notes will not contain terms with respect to transfer restrictions and Additional Interest (as defined below); and

•	cause the exchange offer to be completed within 270 days after the issue date of the initial notes.

The exchange notes will be accepted for clearance through The Depository Trust Company, or “DTC,” Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. All of the documentation prepared in connection with the exchange offers will be made available at the offices of Wilmington Trust, National Association, the exchange agent.

A copy of each registration rights agreement has been filed as an exhibit herewith.

Except as discussed below, upon the consummation of the exchange offers, we will have no further obligations to register your initial notes. As soon as practicable after 5:00 p.m., New York City time on                             , 2012, unless we decide to extend the expiration date, the exchange offers will be consummated when we:

•	accept for exchange your initial notes validly tendered and not validly withdrawn pursuant to the exchange offers; and

•

deliver to the trustee for cancellation all of your initial notes accepted for exchange and issue to you exchange notes equal in principal amount to the principal amount of the initial notes surrendered by you.

Each broker dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale or transfer of such exchange notes. See “Plan of Distribution.”

Representations

We need representations from you before you can participate in an exchange offer. To participate in an exchange offer, we require that you represent to us that:

•	you are acquiring the exchange notes in the ordinary course of business;

•

you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes issued to you in an exchange offer in violation of the Securities Act;

•

you are not an “affiliate” (as defined under Rule 405 of the Securities Act) of (i) iPayment or any guarantor of the 10.25% notes, if you are acquiring 10.25% exchange notes, or (ii) Holdings, if you are acquiring 15.00%/15.00% exchange notes; and

•

if you are a broker-dealer, you will receive exchange notes for your own account in exchange for your initial notes that were acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of your exchange notes.

Resales of the exchange notes

Based on interpretations by the staff of the SEC, set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), we believe that the exchange notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you acquired the exchange notes issued in the exchange offers in the ordinary course of business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes issued to you in the exchange offers in violation of the Securities Act;

•

you are not an “affiliate” (as defined under Rule 405 of the Securities Act) of (i) iPayment or any guarantor of the 10.25% notes, if you are acquiring 10.25% exchange notes, or (ii) Holdings, if you are acquiring 15.00%/15.00% exchange notes; and

•

you are not a broker-dealer that received exchange notes for your own account in exchange for initial notes, where such initial notes were acquired by you as a result of market-making or other trading activities.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on these interpretations by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of distribution.” Broker-dealers who acquired initial notes directly from us and not as a result of market-making or other trading activities may not rely on the SEC interpretations discussed above or participate in the exchange offers and must comply with the prospectus delivery requirements of the Securities Act in order to sell the initial notes.

Terms of the exchange offers

We will accept any validly tendered initial notes which are not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of initial notes accepted in the exchange offers. You may tender some or all of your initial notes in the exchange offers. However, initial notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the case of the 10.25% initial notes, and integral multiples of $1.00 in excess thereof, in the case of the 15.00%/15.00% initial notes.

The form and terms of the exchange notes will be substantially identical to the form and terms of your initial notes except that:

•	the exchange notes bear a different CUSIP number from the initial notes;

•	the exchange notes will not include the registration rights and additional interest provisions of the initial notes described in the registration rights agreements; and

•	the exchange notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

The exchange notes will evidence the same indebtedness as the initial notes, which they replace. The exchange notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the initial notes. As a result, both the exchange notes and the initial notes will be treated as a single class of debt securities under the indenture and together are considered a “series” of securities under the indenture. The exchange offers do not depend upon any minimum aggregate principal amount of initial notes being surrendered for exchange.

This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the initial notes. You do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or under the indentures governing the initial notes. We intend to conduct the exchange offers in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will have accepted your validly tendered initial notes when we have given oral or written notice to the exchange agent, which will occur as soon as practicable after the expiration date. The exchange agent will act as agent for you for the purpose of receiving the exchange notes from us. If we do not accept your tendered initial notes for exchange because of an invalid tender or other valid reason, we will return the certificates, if any, without expense, to you as promptly as practicable after the expiration date. Certificates, if any, for exchange notes will likewise be sent to you as promptly as practicable following our acceptance of the tendered initial notes following the expiration date.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your initial notes. We will pay all charges and expenses other than any taxes you may incur in connection with the exchange offer.

In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange the initial notes in like principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.

Neither we nor any of our directors or management recommends that you tender or not tender your initial notes in the exchange offers. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether to participate in the exchange offers and, if you choose to participate, the aggregate principal amount of your initial notes to tender, after carefully reading this prospectus and the letter of transmittal. We urge you to consult your financial and tax advisors in making your decision on what actions, if any, to take.

Expiration date; Extensions; Termination; Amendments

The exchange offer for the 10.25% exchange notes will expire at 5:00 p.m., New York City time, on                     , 2012, unless iPayment extends the expiration date. The exchange offer for the 15.00%/15.00% exchange notes will expire at 5:00 p.m., New York City time, on                     , 2012, unless Holdings extends the expiration date. In any event, we will hold the exchange offers open for at least 20 full business days after the commencement of the exchange offers. In order to extend an exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting your initial notes but only to the extent that such delay is the result of an extension of the exchange offers and permitted by Rule 14e-1 promulgated under the Exchange Act;

•	to extend the exchange offers;

•	to terminate the exchange offers if any of the conditions have not been satisfied by giving oral or written notice of any delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offers in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. We will give oral notice (promptly confirmed in writing) or written notice of any delay, extension or termination to the exchange agent. In the event of a material change to the terms of the exchange offers, including the waiver of a material condition, we will extend the terms of the exchange offers, if necessary, so that at least five business days remain in the exchange offers following notice of any such material change.

Conditions to the exchange offers

We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered initial notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all initial notes not properly tendered or reject any initial notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of initial notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your initial notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of initial notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the termination or expiration of the exchange offers.

We reserve the right to purchase or make offers for any initial notes that remain outstanding after the expiration date or to terminate the exchange offers and, to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offers.

These conditions are for our sole benefit, and we may assert or waive them at any time or for any reason. Our failure to exercise any of our rights will not be a waiver of our rights.

We will not accept for exchange any initial notes you tender, and no exchange notes will be issued to you in exchange for your initial notes, if at that time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indentures relating to the exchange notes under the Trust Indenture Act of 1939. We are required to use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement.

In all cases, issuance of exchange notes to you will be made only after timely receipt by the exchange agent of:

•	a book entry confirmation of your initial notes into the exchange agent’s account at the book-entry transfer facility or certificates for your initial notes;

•	with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal or a properly completed and duly executed letter of transmittal; and

•	all other required documents.

In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility under the book-entry transfer procedures described below, your non-exchanged initial notes will be credited to an account maintained with the book-entry transfer facility. If we do not accept any of your tendered initial notes for a valid reason or if you submit your initial notes for a greater principal amount than you desire to exchange, we will return any unaccepted or non-exchanged initial notes to you at our expense. This will occur as promptly as practicable after the expiration or termination of the applicable exchange offer for your initial notes.

Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange the exchange notes for, any initial notes, and we may terminate or amend the exchange offers before the acceptance of initial notes or the exchange of the exchange notes for initial notes if, in our judgment, the exchange offers violate:

•	any applicable law or SEC policy; or

•	any order of any governmental agency or court of competent jurisdiction.

Procedures for tendering

Only you may tender your initial notes in the exchange offers. Except as stated under “— Book-entry transfer,” to tender your initial notes in the exchange offers, you must:

•	complete, sign and date the enclosed letter of transmittal (or a copy of it);

•	have the signature on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer; and

•	mail, fax or otherwise deliver the letter of transmittal (or copy of it) to the exchange agent before the expiration date.

In addition, either:

•

the exchange agent must receive a timely confirmation of a book-entry transfer of your initial notes, if that procedure is available, into the account of the exchange agent at DTC (the “book-entry transfer facility”) under the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive certificates for your initial notes, the letter of transmittal and other required documents before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

For your initial notes to be tendered effectively, the exchange agent must receive a valid agent’s message through DTC’s Automatic Tender Offer Program, or “ATOP,” or a letter of transmittal and other required documents before the expiration date. Delivery of the initial notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

•	to participate in ATOP;

•	to be bound by the terms of, and make the representations and warranties contained in, the letter of transmittal; and

•	that we may enforce the agreement against the participant.

If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in compliance with the terms and conditions in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF YOUR INITIAL NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. DO NOT SEND A LETTER OF TRANSMITTAL OR INITIAL NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such exchange notes. See “Plan of distribution.”

Procedure if the initial notes are not registered in your name

If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your initial notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time.

Book-entry tender

The exchange agent will make requests to establish accounts at the book-entry transfer facility for purposes of the exchange offers within two business days after the date of this prospectus. If you are a financial institution that is a participant in the book-entry transfer facility’s systems, you may make book-entry delivery of your initial notes being tendered by causing the book-entry transfer facility to transfer your initial notes into the exchange agent’s account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your initial notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, before 5:00 p.m., New York City time, on the expiration date or the guaranteed delivery below must be complied with.

DTC’s ATOP is the only method of processing the exchange offers through DTC. To accept the exchange offers through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your initial notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant’s acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your initial notes.

Signature requirements and signature guarantees

Unless you are a registered holder who requests that your exchange notes be mailed to you and issued in your name or unless you are a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act, each an “Eligible Institution,” you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Institution.

If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any initial notes or bond powers on your behalf, that person must indicate their capacity when signing and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

Guaranteed delivery procedures

If you are a registered holder of initial notes and desire to tender your initial notes, and (i) the certificates for your initial notes are not immediately available, (ii) you cannot complete the procedures for book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date or (iii) you cannot deliver your initial notes, the letter of transmittal and all other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, you may tender your initial notes if:

•	the tender is made by or through an Eligible Institution;

•

prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, in the form provided by us;

•

a book-entry confirmation or the certificates for all physically tendered initial notes, in proper form for transfer, and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery; and

•

the notice of guaranteed delivery states your name and address, the certificate numbers, if applicable, and the principal amount of initial notes you are tendering, that your tender is being made thereby and you guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation or the certificates for all physically tendered initial notes, in proper form for transfer, and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent.

Beneficial owner instructions to holders of initial notes

Only a holder whose name appears on the books of the registrar or, in the case of initial notes held through book-entry, the book-entry transfer facility whose name appears on a DTC security position listing as a holder of initial notes, or the legal representative or attorney-in-fact of this holder, may execute and deliver the letter of transmittal.

Holders of initial notes who are not registered holders of, and who seek to tender, initial notes should (1) obtain a properly completed letter of transmittal for such initial notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such letter of transmittal initial notes properly endorsed for transfer by the registered holder thereof or accompanied by a properly completed bond power from the registered holder with signatures on the endorsement or bond power guaranteed by an Eligible Institution or (2) effect a record transfer of such initial notes and comply with the requirements applicable to registered holders for tendering initial notes before 5:00 p.m., New York City time, on the expiration date. Any initial notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at our discretion. We have no obligation to transfer any initial notes from the name of the registered holder of the note if we do not accept these initial notes for exchange.

Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payment of accrued and unpaid interest on the initial notes, certificates evidencing exchange notes and/or certificates evidencing initial notes for amounts not accepted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for this recipient must be completed. If these instructions are not given, the payments, including accrued and unpaid interest in cash on the initial notes, exchange notes or initial notes not accepted or submitted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of the initial notes tendered.

Issuance of exchange notes in exchange for initial notes will be made only against deposit of the tendered initial notes.

We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered initial notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all initial notes not properly tendered or reject any initial notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of initial notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your initial notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of initial notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Acceptance of initial notes for exchange; Delivery of exchange notes

As further described in and otherwise qualified by this prospectus, we will accept all initial notes validly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn. The acceptance for exchange of initial notes validly tendered and not validly withdrawn and the delivery of exchange notes will be made as promptly as practicable after the expiration date. Subject to rules promulgated pursuant to the Exchange Act, we expressly reserve the right to delay acceptance of any of the initial notes or to terminate the exchange offer and not accept for exchange any initial notes not theretofore accepted if any of the conditions set forth under the heading “— Conditions to the exchange offers” shall not have been satisfied or waived by us. We will deliver exchange notes in exchange for initial notes pursuant to the exchange offers as promptly as practicable after the expiration date and the acceptance of the initial notes. In all cases, exchange for initial notes accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of initial notes (or confirmation of book-entry transfer thereof) and a properly completed and validly executed letter of transmittal (or a manually signed facsimile thereof) or, in the case of book-entry transfer, an agent’s message and any other documents required thereby.

For purposes of the exchange offer, we shall be deemed to have accepted validly tendered and not validly withdrawn initial notes when, as and if we give oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes from us and transmitting new certificates representing exchange notes to the tendering holders. Under no circumstances will any additional amount be paid by us or the exchange agent by reason of any delay in making such payment or delivery.

If, for any reason whatsoever, acceptance for exchange of any initial notes tendered pursuant to the exchange offers is delayed, or we are unable to accept for exchange initial notes tendered pursuant to the exchange offers, then, without prejudice to our rights set forth herein, the exchange agent may nevertheless, on behalf of us and subject to rules promulgated pursuant to the Exchange Act, retain tendered initial notes, and such initial notes may not be withdrawn except to the extent that the tendering holder of such initial notes is entitled to withdrawal rights as described herein. See “— Withdrawal rights.”

If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence or non-occurrence of certain other events set forth herein or otherwise, then such unaccepted initial notes will be returned, at our expense, to the tendering holder thereof as promptly as practicable after the expiration date or the termination of the applicable exchange offer therefor.

No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a letter of transmittal, or facsimile thereof, waives all rights to receive notice of acceptance of such holder’s initial notes for exchange.

Withdrawal rights

You may withdraw your tender of your initial notes at any time before 5:00 p.m., New York City time, on the applicable expiration date.

For your withdrawal to be effective, an electronic ATOP transmission or, for non-DTC participants, written notice of withdrawal must be received by the exchange agent at its address found in this prospectus before the applicable issuer notifies the exchange agent that it has accepted the tender of initial notes, and in any case, before 5:00 p.m., New York City time, on the applicable expiration date.

Your notice of withdrawal must:

•	specify the name of the person who tendered the initial notes to be withdrawn;

•	identify your initial notes to be withdrawn, including the certificate number or numbers, if any, and principal amount of your initial notes;

•	include a statement that you are withdrawing your election to have such initial notes exchanged;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which your initial notes were tendered (including any required signature guarantee); and

•	specify the name in which your initial notes are to be registered, if you do not want your initial notes registered in your name.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of your notice, and our determination will be final and binding on all parties. Any initial notes you withdraw will not be considered to have been validly tendered. We will return your initial notes which have been tendered but not exchanged for any reason without cost to you as soon as practicable after withdrawal, rejection of tender or termination of an exchange offer. You may retender your properly withdrawn initial notes by following one of the above procedures before the expiration date.

Consequences of failure to exchange

Any initial notes not tendered in the exchange offers will remain outstanding and continue to accrue interest. The initial notes will remain “restricted securities” within the meaning of the Securities Act and will remain subject to existing transfer restrictions. Accordingly, before the date that is one year after the later of the date of the original issue of the initial notes and the last date on which we or any of our affiliates was the owner of the initial notes, the initial notes may be resold only

(a) to us;

(b) under a registration statement that has been declared effective under the Securities Act.

(c) for so long as the initial notes are eligible for resale under Rule 144A under the Securities Act, to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A under the Securities Act;

(d) through offers and sales to non-U.S. persons in offshore transactions within the meaning of Regulation S under the Securities Act and in accordance with the laws applicable to you in the jurisdiction in which such purchase is made;

(e) to an institutional accredited investor (within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of notes of $250,000; or

(f) under any other available exemption from the registration requirements of the Securities Act;

subject in each of the above cases to any requirement of law that the disposition of the seller’s property or the property of an investor account or accounts be at all times within the seller or account’s control and, in each case, in compliance with the securities laws of any applicable U.S. state or any other applicable jurisdiction.

We and the trustee under the indentures governing the notes reserve the right to require in connection with any offer, sale or other transfer of initial notes (i) under clauses (c) and (d) above, the delivery of a duly completed and signed certificate (the form of which may be obtained from the trustee under the indentures) and (ii) under clauses (e) and (f) above, the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee under the indentures governing the notes.

As a result, the liquidity of the market for non-tendered initial notes could be adversely affected upon completion of the exchange offers.

Additional registration rights

If:

•	an issuer is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

•

any holder of initial notes notifies us, on the advice of counsel, (i) within 20 days following the consummation of the exchange offer, that it is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) within 90 days after the exchange offer is consummated, that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as an affiliate of the issuer) and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) within 20 days following the consummation of the exchange offer, that it is a broker-dealer and owns initial notes acquired directly from an issuer or any guarantor of the 10.25% notes or an affiliate of an issuer or any guarantor of the 10.25% notes, then, in each case, the applicable issuer will file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the initial notes by the holders thereof that satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Such issuer will use commercially reasonable efforts to (i) cause the Shelf Registration Statement to be declared effective by the SEC as promptly as possible and (ii) keep the Shelf Registration Statement continuously effective and available, subject to any Blackout Period referred to below and customary exceptions, until May 6, 2013 (or such shorter period that will terminate when all initial notes covered by the Shelf Registration Statement have been sold) (the “Effectiveness Period”).

Each issuer will, in the event that a Shelf Registration Statement relating to the initial notes is filed, provide to each holder of initial notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder of initial notes when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder of initial notes that sells initial notes pursuant to a Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the applicable registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

Notwithstanding anything to the contrary in the applicable registration rights agreement, upon notice to the holders of the initial notes, each issuer may suspend the effectiveness of the Shelf Registration Statement in the event that and for a period of time (a “Blackout Period”) not to exceed an aggregate of 90 days in any 12-month period if (i) the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of such issuer, any of its parents or subsidiaries, or any of their respective affiliates or (ii) the disclosure otherwise relates to a material business transaction or development with respect to the issuer, any of its parents or subsidiaries, or any of their respective affiliates that has not been publicly disclosed and that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

Additional interest

The issuers will pay additional interest (“Additional Interest”) on the applicable initial notes and exchange notes, subject to certain exceptions, if:

(1) notwithstanding that the issuer has consummated or will consummate the exchange offer, such issuer is required to file a shelf registration statement and such shelf registration statement is not filed or does not become effective on or prior to the dates required by the applicable registration rights agreement;

(2) the issuer has not exchanged exchange notes for all initial notes validly tendered in accordance with the terms of the applicable exchange offer on or prior to January 31, 2012; or

(3) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be continuously effective during the Effectiveness Period (each such event referred to in the preceding clauses (1) through (3), a “Registration Default”);

from and including the date on which any Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured; provided, however, that the amount of Additional Interest accruing will not exceed 1.00% per annum. Following the cure of a particular Registration Default, which cure, in the case of clause (1) above, will be the filing and/or effectiveness, of the shelf registration statement, in case of clause (2) above, will be the exchange of exchange notes for all initial notes validly tendered and not validly withdrawn, and in the case of clause (3) above, will be the effectiveness of the shelf registration statement that had ceased to remain effective, Additional Interest with respect to such Registration Default will cease to accrue.

The issuers will not be required to pay Additional Interest for more than one Registration Default at any given time. Such Additional Interest will be in addition to any other interest payable from time to time with respect to the notes. Any amounts of Additional Interest that have accrued pursuant to clause (1), (2) or (3) above will be payable on the regular interest payment dates of the notes.

Exchange agent

You should direct all executed letters of transmittal to the exchange agent. Wilmington Trust, National Association is the exchange agent for the exchange offers. All executed letters of transmittal, questions, requests for assistance, requests for additional copies of the prospectus, a letter of transmittal or requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wilmington Trust, National Association

c/o Wilmington Trust Company Corporate Capital Markets

Rodney Square North 1100

North Market Street

Wilmington, Delaware

19890-1626

By Facsimile: (For Eligible Institutions only) (302) 636-4139	For Information or Confirmation by Telephone: Sam Hamed (302) 636-6181

Fees and expenses

We have not retained any dealer-manager in connection with the exchange offers and currently do not intend to make any payments to brokers, dealers or others to solicit acceptances of the exchange offers. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services and pay other registration expenses, including fees and expenses of the trustee for the exchange and initial notes, filing fees, accounting, legal, printing and related fees and expenses.

Transfer taxes

If you tender initial notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of or request that your initial notes not tendered or not accepted in the exchange offer be returned to a person other than you, you will be responsible for the payment of any transfer tax owed.

Lost or missing certificates

If a holder of initial notes desires to tender an initial note pursuant to an exchange offer, but the initial note has been mutilated, lost, stolen or destroyed, such holder should write to or telephone the trustee under the applicable indenture at the address listed below, concerning the procedures for obtaining replacement certificates for such initial note, arranging for indemnification or any other matter that requires handling by such trustee.

Trustee:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

Facsimile: (203) 453-1183

Attention: Corporate Trust Administration

Description of 10.25% exchange notes

You can find the definitions of certain terms used in this description below under the caption “— Certain definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain definitions” have the meanings assigned to them in the indenture. In this description, the word “Company” refers only to iPayment, Inc. and not to any of its subsidiaries.

The Company is offering to exchange, upon the terms and subject to the conditions set forth elsewhere in this prospectus and the accompanying letter of transmittal, up to $400,000,000 in aggregate principal amount of its new registered 10.25% Senior Notes due 2018 (the “Exchange Notes”) for a like aggregate principal amount of it outstanding unregistered 10.25% Senior Notes due 2018 (the “Initial Notes”). On May 6, 2011, the Company issued $400,000,000 in aggregate principal amount of the Initial Notes under an indenture, dated the same date, among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Company will issue the Exchange Notes under the same indenture, and the Exchange Notes will evidence the same debt as the Initial Notes for which they are exchanged. The Exchange Notes will also have the same terms as the Initial Notes, except that the Exchange Notes will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Initial Notes.

The Company may, subject to compliance with the covenant described under “— Certain covenants — Incurrence of indebtedness” as well as with the other covenants in the indenture which are described under “— Certain covenants,” issue additional Notes (the “Additional Notes”) in an unlimited aggregate principal amount at any time and from time to time under the same indenture; provided that if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number. Any Additional Notes that the Company issues will be substantially identical in all respects to the Notes, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions, offers to purchase and for all other voting purposes under the indenture, except that Additional Notes issued in the future may have different issuance prices and will have different issuance dates. Unless otherwise indicated or required by the context, references to “Notes” in this description include the Initial Notes, any Additional Notes actually issued and the Exchange Notes.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it may contain additional information and defines your rights as a note holder. We have filed a complete copy of the indenture as an exhibit to the registration statement, of which this prospectus forms a part. The indenture contains provisions that define your rights under the Notes. In addition, the indenture governs the obligations of the Company and each Guarantor under the Notes. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Brief description of notes

The Notes will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with any future unsubordinated Indebtedness of the Company;

•

effectively junior to all existing and future secured indebtedness of the Company, including amounts that are outstanding or may be borrowed under the Credit Agreement, to the extent of the value of the collateral that is available to satisfy such secured indebtedness;

•	senior in right of payment to any subordinated Indebtedness of the Company;

•	fully and unconditionally guaranteed, jointly and severally, by the Guarantors; and

•	effectively subordinated to any existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that are not Guarantors.

As of September 30, 2011, the Company and the Guarantors had approximately $772.2 million of Indebtedness, including $374.0 million of Secured Debt.

As of September 30, 2011, all of our subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain covenants — Designation of restricted and unrestricted subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture and will not guarantee the Notes.

Principal, maturity and interest

The indenture provides for the issuance by the Company of Notes with an unlimited principal amount. The Company is offering up to $400,000,000 in aggregate principal amount of Exchange Notes in exchange for a like aggregate principal amount of Initial Notes validly tendered and not validly withdrawn in the exchange offer for the Initial Notes. The Company may issue Additional Notes from time to time after this offering. Any offering of Additional Notes is subject to the covenants in the indenture, including the covenant described below under the caption “— Certain covenants — Incurrence of indebtedness.” The Notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $2,000 and higher integral multiples of $1,000. The Notes will mature on May 15, 2018.

Interest on the Notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on November 15 and May 15, commencing November 15, 2011. The Company will make each interest payment to the Holders of record on the immediately preceding November 1 and May 1.

Interest on the Exchange Notes will accrue from the later of the last interest payment date on which interest was paid on an Initial Note surrendered in exchange therefor, or if no interest has been paid on such Initial Note, from the date of issuance of such Initial Note (provided that, for the avoidance of doubt, interest shall not be deemed to accrue at the same time on both an Initial Note and the Exchange Note issued in exchange therefor). All references to interest on the Notes in this description shall be deemed to include Additional Interest, if applicable. See “The exchange offers — Additional interest.”

Methods of receiving payments on the notes

For so long as the Notes are held in one or more Global Notes, the Company through the Paying Agent will pay all principal, interest and premium and Additional Interest, if any, in respect of the Notes represented by Global Notes by wire transfer of immediately available funds to the account specified by the Holder of the relevant Global Note (so long as such wire transfer may be so made). Otherwise, if a Holder has given wire transfer instructions to the Company or Paying Agent at least 30 days prior to the applicable payment date, the Company through the Paying Agent will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions (so long as such wire transfer may be so made). All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments through the Paying Agent by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying agent and registrar for the notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Note guarantees

The obligations of the Company pursuant to the Notes and the indenture will be fully and unconditionally, jointly and severally guaranteed on an unsecured basis by the Guarantors. Each Note Guarantee will be:

•	a general unsecured obligation of that Guarantor;

•	pari passu with any unsubordinated Indebtedness of that Guarantor;

•

effectively junior to all existing and future secured indebtedness of the Guarantor, including amounts that are outstanding or may be borrowed under the Credit Agreement, to the extent of the value of the collateral that is available to satisfy such secured indebtedness; and

•	senior in right of payment to any subordinated Indebtedness of that Guarantor.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors —Fraudulent conveyance laws could void the guarantees of the notes.”

Note Guarantees, including Note Guarantees of the Initial Guarantors, may be released in accordance with the covenant described under “— Certain covenants — Guarantees.”

Optional redemption

At any time and from time to time prior to May 15, 2014, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the indenture (including any Additional Notes) at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption, with net cash proceeds of one or more Equity Offerings (or an amount of funds equal thereto) at least equal to the principal amount of Notes so redeemed (the “Redemption Amount”); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time and from time to time prior to May 15, 2015, the Company may, at its option, redeem all or part of the Notes at a redemption price equal to (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to May 15, 2015.

On or after May 15, 2015, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, if redeemed during each twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2015	105.125%
2016	102.563%
2017 and thereafter	100.000%

The Company may provide in any redemption notice that payment of such redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange (and such listing is known to the Trustee), in compliance with the requirements of such principal national securities exchange; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Any redemption pursuant to the preceding paragraphs shall be subject to the rights of holders of the Notes on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the Company fails to deposit the redemption amount.

Mandatory redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture; provided that the Company shall not be obligated to repurchase Notes in the event that it has exercised its right to redeem all of the Notes as described under “— Optional redemption.” In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. If such notice is mailed prior to the occurrence of such Change of Control, such notice will state that such offer is conditioned on such occurrence. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; provided that no Note will be repurchased in part if less than $2,000 in principal amount of such Note would be left outstanding;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. Future debt of the Company may prohibit the Company from purchasing Notes in the event of a Change of Control, provide that a Change of Control is a default, or require an offer to repurchase upon a Change of Control.

Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than Contingent Liabilities, Indebtedness that is by its express terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company) (i) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written agreement that releases the Company or such Restricted Subsidiary from further liability therefor or (ii) in respect of which the Company or such Restricted Subsidiary has no obligation following such Asset Sale;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding and any then outstanding Investments made pursuant to clause (14) of the definition of Permitted Investments, not to exceed the greater of (i) $35.0 million and (ii) 8% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may apply an amount equal to all or part of the amount of such Net Proceeds at its option:

(1) to repay Secured Debt of the Company or a Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Guarantor (with a corresponding commitment reduction, in the case of revolving credit Indebtedness), in each case owing to a Person other than Company or any Restricted Subsidiary; or

(2) to (a) make capital expenditures or (b) purchase Replacement Assets (or enter into a binding agreement to purchase any such Replacement Assets; provided that (x) such purchase is consummated within 60 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of an amount equal to the amount of any such Net Proceeds (such equal amount, the “Net Proceeds Amount”), the Company may temporarily reduce revolving credit borrowings or otherwise invest or apply such Net Proceeds in any manner that is not prohibited by the indenture.

On the 366th day after the receipt of any Net Proceeds from an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) of the preceding paragraph, the later date of expiration of the 60 day period set forth in such clause (2)) or such earlier date, if any, as the Company determines not to apply any portion of the Net Proceeds Amount relating to such Asset Sale as set forth in preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate Net Proceeds Amount that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company or a Restricted Subsidiary to make an offer (an “Asset Sale Offer”) to all Holders of Notes and (to the extent the Company elects) all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered, provided the authorized denominations of the Notes is preserved. No Note will be repurchased in part if less than $2,000 in principal amount of such Note would be left outstanding. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale Offer will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain covenants

The indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day (the “Suspension Date”), subject to the provisions of the following paragraphs, the covenants specifically listed under the following captions in this “Description of 10.25% exchange notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(i) “ —Repurchase at the option of holders —Asset sales”;

(ii) “ — Limitation on restricted payments”;

(iii) “ — Incurrence of indebtedness”;

(iv) “ — Dividend and other payment restrictions affecting restricted subsidiaries”;

(v) clause (iii) of the first paragraph of “— Merger, consolidation or sale of assets”; and

(vi) “ — Transactions with affiliates”.

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

If on any subsequent date either of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Incurrence of indebtedness” below or one of the clauses set forth in the second paragraph of “— Incurrence of indebtedness” below (in each case, to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second paragraph of “— Incurrence of indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Existing Indebtedness and permitted under clause (2) of the second paragraph of “— Incurrence of indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “— Limitation on restricted payments” will be made as though the covenants described under “— Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on restricted payments.” On the Reversion Date, the amount of Excess Proceeds from Net Proceeds shall be set at zero.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) during any Suspension Period.

The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated or to notify Holders regarding the same.

Limitation on restricted payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company or any Guarantor (or issue any irrevocable notice of redemption with respect thereto) that is held by Persons other than the Company or any of its Restricted Subsidiaries, except (a) a payment of principal at the Stated Maturity thereof (including any scheduled sinking fund payment, scheduled principal payment or payment at final maturity) or (b) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (6), (8), (9), (10) and (11) (which shall be included therein only to the extent of one half of the amounts paid pursuant to such clause (11) and only to the extent Consolidated Net Income is not reduced by such amounts) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of assets (other than cash) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting (x) from repayments of loans or advances, or other transfers of assets or returns of capital, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds and Fair Market Value of assets (other than cash) received from the sale or other disposition of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are (at the Company’s option) included in the calculation of Consolidated Net Income for the purposes of clause 3(a) above or applied to reduce the amount of Investments made pursuant to clause (14) of paragraph (B) below pursuant to the last paragraph of the definition of “Investments”), (y) from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or (z) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Person after the Issue Date.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (14) below, no Default has occurred and is continuing or would be caused thereby, any of the following (each, a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture and/or any purchase, redemption, defeasance or other acquisition of Subordinated Debt within 60 days after giving irrevocable notice thereof, if at said date of giving notice such purchase, redemption, defeasance or other acquisition would have complied with the provisions of the indenture;

(2) the payment of any dividend or making of any other payment or distribution by a Restricted Subsidiary of the Company to holders of any series of its Equity Interests on a pro rata basis (or, in the case of holders other than the Company and its Restricted Subsidiaries, on no more than a pro rata basis, and in the case of the Company and its Restricted Subsidiaries, on at least a pro rata basis), measured by value;

(3) the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded from clause (3)(b) of the preceding paragraph (A);

(4) the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness subordinated to the Notes or the Note Guarantees with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5) Investments acquired as a capital contribution to the Company, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or any Parent; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the purchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof or taxes due in connection with such exercise;

(7) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent held by any current or former employee, officer or director of the Company or any of its Subsidiaries or any other Management Investor, including pursuant to the terms of any employment agreement, employee equity subscription agreement, stock option agreement or similar agreement or otherwise, and any loan, advance, dividend or distribution by the Company or any Restricted Subsidiary to any Parent to permit any Parent to make any such purchase, redemption or other acquisition or retirement for value; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years (which amount shall be increased by the amount of any cash proceeds received by the Company after the Issue Date to the extent not already applied in any prior calendar year to make repurchases pursuant to this clause (7) from, or as a contribution to its capital from, (x) sales of Equity Interests (other than Disqualified Stock of the Company) to Management Investors to the extent the cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause 3(b) of paragraph (A) of this covenant and (y) any “key man” life insurance policies);

(8) dividends on Preferred Stock of a Restricted Subsidiary of the Company or on Disqualified Stock of the Company or its Restricted Subsidiaries issued in accordance with the covenant “— Incurrence of indebtedness” to the extent such dividends are included in the definition of Fixed Charges;

(9) any Restricted Payment in an aggregate amount not to exceed $142,426,000 made at any time within 90 days after the Issue Date in order to fund or pay expenses related to the Recapitalization;

(10) the payment of dividends or making of other payments or distributions by the Company to holders of its Equity Interests for so long as the Company is a member of a consolidated, combined or unitary income tax group of which it is not the common parent, in amounts required to pay Federal, state, local and foreign income tax obligations imposed to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, however, in each case the amount of such payments in respect of any Tax Period does not exceed the amount that the Company and its Subsidiaries would have been required to pay in respect of Federal, state, local and foreign income taxes in respect of such Tax Period determined using the Assumed Tax Rate as if the Company and its Subsidiaries filed separate income tax returns on a separate company basis;

(11) without duplication as to amounts dividended or distributed under clause (10) above, loans, advances, dividends or distributions to any Parent or other payments by the Company or any of its Restricted Subsidiaries to pay or permit any Parent to pay Parent Expenses, but not to pay or fund expenses related to the Recapitalization;

(12) any principal payment on or with respect to any Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to the Notes or any Note Guarantee (x) made from Net Proceeds to the extent permitted by the covenant described under “— Repurchase at the option of holders — Asset sales” and (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Repurchase at the option of holders —Change of control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to repaying any such Indebtedness;

(13) Restricted Payments by the Company to any direct or indirect parent entity to finance any Investment permitted to be made pursuant to this covenant; provided that (i) such Restricted Payment shall be made concurrently with the closing of such Investment (and no earlier than one (1) Business Day prior to the closing of such Investment), (ii) such direct or indirect parent entity shall, immediately following the closing thereof, cause (a) all property acquired (whether assets or Capital Stock) to be contributed to the Company or a Restricted Subsidiary or (b) the merger, amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted pursuant to the covenant described in “— Merger, consolidation or sale of assets” of the Person formed or acquired into the Company or a Restricted Subsidiary in order to consummate such acquisition or Investment) and (iii) such Investment is treated as a Permitted Investment, if such Investment so qualifies pursuant to the definition thereof, or otherwise as a Restricted Investment;

(14) other Restricted Payments in an aggregate amount (net of amounts reducing the amount of any Investment made pursuant to this clause (14) in accordance with the last paragraph of the definition of “Investments”) not to exceed $20.0 million; or

(15) so long as no Event of Default shall have occurred and be continuing, payments of dividends to Holdings to fund interest payments (including additional interest pursuant to the applicable registration rights agreement), at their Stated Maturity, on the Holdings PIK Toggle Notes outstanding at the Issue Date, at the rate specified in such Holdings PIK Toggle Notes as in effect on the Issue Date, but only to the extent that such interest payments are required to be paid in cash pursuant to the terms of the Holdings PIK Toggle Notes as in effect on the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than 30 days after the date of making any Restricted Payment (other than a Permitted Payment), which alone or combined with all other Restricted Payments with respect to which the Company has not previously delivered a certification pursuant to this paragraph have an aggregate Fair Market Value in excess of $7.5 million, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Limitation on restricted payments” covenant were computed, together with a copy of any opinion or appraisal required by the indenture.

Incurrence of indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Guarantor may Incur Indebtedness if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date on which such Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been Incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company or any of its Restricted Subsidiaries under Credit Facilities (including, without limitation, the Incurrence of Guarantees thereof) in an aggregate principal amount (or face amount in the case of letters of credit) at any one time outstanding pursuant to this clause (1) not to exceed $450.0 million (on and after the Issue Date) plus an incremental facility of up to $25.0 million which may be incurred under the Credit Agreement at any time thereafter, less the aggregate principal amount of Indebtedness Incurred and outstanding pursuant to this clause (1) that has been permanently repaid (with a corresponding commitment reduction, in the case of revolving credit Indebtedness) out of the Net Proceeds of Asset Sales by the Company or any Restricted Subsidiary thereof pursuant to the covenant described above under the caption “— Repurchase at the option of holders — Asset sales;”

(2) Existing Indebtedness;

(3) Indebtedness represented by the Notes (other than any Additional Notes) and the related Note Guarantees;

(4) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant, equipment or other assets used or to be used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be Incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (14) or (15) of this paragraph;

(6) Indebtedness of the Company or any of its Restricted Subsidiaries owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness (and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor), such Indebtedness must be expressly subordinated in right of payment to the prior payment in full of all obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or a Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) Indebtedness constituting reimbursement obligations with respect to letters of credit provided or issued in the ordinary course of business; provided that, upon the drawing of such letters of credit in an aggregate face amount equal to or exceeding $10.0 million, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) Indebtedness (A) in respect of performance, surety, appeal or other similar bonds, bankers’ acceptances, or other similar instruments or obligations provided or issued, or relating to liabilities or obligations (other than to support an obligation for borrowed money) incurred, in the ordinary course of business or (B) in respect of the financing of insurance premiums in the ordinary course of business;

(13) Indebtedness to the extent that net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14) Indebtedness of Persons that are acquired by the Company or any Restricted Subsidiary of the Company or consolidated or merged with or into the Company or a Restricted Subsidiary of the Company in accordance with the terms of the indenture; provided that such Indebtedness is not Incurred in contemplation of such acquisition, consolidation or merger; and provided further that after giving effect to such acquisition, consolidation or merger (x) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Company’s Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, consolidation or merger;

(15) Indebtedness (x) issued by the Company or any of its Restricted Subsidiaries to a seller or any Affiliate thereof as part of the consideration for an acquisition of assets, Merchant Portfolios, a business or a Subsidiary by the Company or any Restricted Subsidiary or (y) consisting of or arising from agreements providing for earnouts or similar obligations Incurred in connection with the acquisition of any business, assets, Merchant Portfolio or Person, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of this paragraph to refund, refinance or replace Indebtedness Incurred pursuant to this clause (15), not to exceed $25.0 million at any time outstanding;

(16) Indebtedness (A) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred as part of a Receivables Financing; and

(17) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; and (ii) in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness as of the time of its Incurrence in any manner that complies with this covenant (and may include the amount and type of such Indebtedness in one or more of such clauses, including in part under one such clause and in part under another such clause). In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (17) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that if such Indebtedness is Incurred to refund, refinance or replace other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such new Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refunded, refinanced or replaced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refund, refinance or replace other Indebtedness, if Incurred in a different currency from the Indebtedness being refunded, refinanced or replaced, shall otherwise be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refunding, refinancing or replacement.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Debt of the Company unless it is subordinated in right of payment to the Notes. No Guarantor will Incur any Indebtedness that is expressly subordinated in right of payment to the Debt of such Guarantor unless it is subordinated in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor, or by reason of any priority of any Lien over any other Lien, or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness of the Company or any Guarantor (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired (the “Initial Lien”), unless all payments due under the indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, are secured on an equal and ratable basis with the obligations so secured (or, in the case of Subordinated Indebtedness, prior or senior thereto). Any such Lien thereby created in favor of the Notes or any Note Guarantee will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Note Guarantee, upon the termination and discharge of such Note Guarantee in accordance with the covenant described under the caption “— Guarantees” or (iii) with respect to the property or assets sold, exchanged or transferred, upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien or of all of the Capital Stock held by the Company or any Restricted Subsidiary in any Restricted Subsidiary creating such Initial Lien, in each case in accordance with the provisions of the indenture.

Dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including application of any remedy bar thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date;

(2) set forth in the indenture, the Notes and the Note Guarantees and any related documentation in effect or entered into in connection therewith;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that for purposes of this clause (4), if a Person other than the Company is the Successor in a transaction pursuant to the covenant described under “— Merger, consolidation or sale of assets,” any Subsidiary of such Person or property or assets of any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor;

(5) (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is or is subject to a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on or easement relating to, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the indenture, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) with respect to cash or other deposits or net worth imposed or required by customers, suppliers, sponsoring banks, processors or vendors or by insurance, surety or bonding companies, in each case, under agreements entered into in the ordinary course of business;

(8) pursuant to (x) purchase money obligations not otherwise prohibited by the indenture that impose encumbrances or restrictions on the property or assets so acquired, or (y) Hedging Obligations;

(9) existing under, by reason of or with respect to any Indebtedness Incurred subsequent to the Issue Date if (in the good faith determination of the Board of Directors or senior management of the Company) such encumbrances and restrictions taken as a whole (i) are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions in effect on the Issue Date, or (ii) are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings and (in the case of this clause (ii)) the relevant encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(10) existing under, by reason of or with respect to customary provisions contained in agreements or other documents governing a joint venture, partnership or similar arrangements entered into in the ordinary course of business;

(11) with respect to encumbrances or restrictions upon dividends, distributions, loans, advances or other transfers by any Receivables Entity pursuant to an agreement or instrument relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity; or

(12) any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of an agreement referred to in clauses (1), (2), (4), (8) and this clause (12), provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are (in the good faith determination of the Board of Directors or senior management of the Company) not materially more restrictive, taken as a whole, than those contained in the agreements referred to in clauses (1), (2), (4), (8) and this clause (12), as in effect on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable.

Merger, consolidation or sale of assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation, limited liability company or limited partnership; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person, as the case may be, the “Successor”) (i) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the indenture and the Registration Rights Agreement pursuant to one or more agreements (provided that if the Company or Successor is not a corporation there must be a co-obligor of the Notes that is a Wholly Owned Restricted Subsidiary and that is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia);

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, (i) the Company or the Successor will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness;” or (ii) the Fixed Charge Coverage Ratio of the Company or the Successor would be greater than such ratio of the Company immediately prior to such transaction;

(4) each Guarantor, unless such Guarantor is (x) a Guarantor that will be released from its obligations under its Note Guarantee in connection with such transaction or (y) the Person with which the Company has entered into a transaction under this covenant, will have confirmed in writing that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to such consolidation, transfer or disposition have been complied with.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the Successor formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance, lease or other disposition, the provisions of the indenture referring to the “Company” will refer instead to the Successor and not to the Company), and may exercise every right and power of, the Company under the indenture with the same effect as if such Successor had been named as the Company in the indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the indenture and the Notes, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligations under the indenture or the Notes.

Clause (3) above of this covenant does not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance, lease or other disposition of assets of, between or among the Company and any of its Restricted Subsidiaries, or (b) any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity. Clause (2) above of this covenant does not apply to any merger, consolidation or sale, assignment, transfer, conveyance, lease or other disposition of assets in which the surviving Person or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition is made is the Company or a Guarantor.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or primarily for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company; provided that at any time during which no Disinterested Director is serving on such Board of Directors, no such Board Resolution or approval shall be required if the Company delivers to the Trustee a fairness opinion meeting the requirements of clause (b) below with respect to such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries and/or any Receivables Entity;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company or any Restricted Subsidiary (as determined in good faith by the Company’s Board of Directors);

(3) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted payments,” Permitted Payments and transactions excluded from the definition of Restricted Payments;

(4) any offering, issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Company or capital contribution to the Company;

(5) transactions pursuant to agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries, and transactions pursuant thereto; and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment is in the ordinary course of business or has been approved by the Board of Directors of the Company;

(7) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of the Company and containing customary terms, taken as a whole;

(8) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

(9) any transaction in the ordinary course of business with customers, suppliers, joint ventures, joint venture partners, sales agents, sales representatives, independent sales groups or sellers of goods and services on terms not less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(10) execution, delivery and performance of a tax sharing agreement with respect to any of the Permitted Payments described in clause (B)(10) of the covenant described under “— Restricted payments,” or any Related Taxes;

(11) the transactions contemplated by the Redemption Agreement, and all transactions in connection therewith (including, but not limited to, the financing thereof), and all fees and expenses paid or payable in connection with such transactions;

(12) any transaction in the ordinary course of business or approved by a majority of the Board of Directors of the Company between the Company or any Restricted Subsidiary and any Affiliate of the Company that is a joint venture or similar entity controlled by the Company (and of which no other Affiliate of the Company (other than any Subsidiary thereof) directly or indirectly holds any Capital Stock);

(13) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the date of such acquisition or merger);

(14) payments to any Parent or any of their respective Affiliates (x) for any Parent Expenses and (y) of all out-of-pocket expenses incurred in connection with such services or activities; and

(15) any agreement to do any of the foregoing.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (other than any co-obligor of the Notes created pursuant to the covenant described above under the caption “— Merger, consolidation or sale of assets”) to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of indebtedness;”

(2) (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if the Subsidiary being so designated has consolidated assets greater than $1,000, then the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted payments;”

(3) such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof at the time of such designation;

(4) at the time of such designation the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect legal obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence upon giving effect to such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of indebtedness;”

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens;” and

(4) no Default or Event of Default would be in existence upon giving effect to such designation.

Guarantees

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of the Company or any Guarantor unless such Restricted Subsidiary is a Guarantor or substantially concurrently therewith delivers to the Trustee an Opinion of Counsel and executes and delivers to the Trustee an Officers’ Certificate and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary and, if the guaranteed Debt of the Company is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the guaranteed Debt is subordinated to the Notes.

A Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the Registration Rights Agreement pursuant to one or more agreements; or

(b) such consolidation or merger complies with the covenant described above under the caption “— Repurchase at the option of holders —Asset sales,” to the extent applicable.

The Note Guarantee of a Guarantor will be released, discharged and terminated (and the preceding paragraph will not apply):

(1) upon any direct or indirect sale or other disposition (by consolidation, merger or otherwise) of any Capital Stock of or any interest in a Guarantor in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales,” following which such Guarantor is no longer a Restricted Subsidiary of the Company;

(2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the indenture;

(3) upon the release, discharge or termination of the Guarantee which resulted in the creation of such Note Guarantee pursuant to the first paragraph under “— Certain covenants— Guarantees” (including the Guarantee of the Credit Agreement in the case of any Initial Guarantor), except a discharge, release or termination by or as a result of payment under such Guarantee; or

(4) upon legal defeasance of the Notes or satisfaction and discharge of the indenture as provided below under the captions “Legal defeasance and covenant defeasance” and “Satisfaction and discharge.”

Upon any such occurrence specified in this paragraph, the Trustee at the Company’s expense shall execute documents reasonably requested by the Company in order to evidence the release, discharge and termination in respect of such Note Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any such release, discharge and termination in respect of such Note Guarantee.

Business activities

The Company will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend on the same terms and conditions and in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that it would be required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would be required so to file such documents if it were so subject, unless, in any case, such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or are not generally available on the Internet free of charge, the Company will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Company would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Company’s cost.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation (as determined in good faith by the Company) in “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

So long as any of the Notes are outstanding and remain restricted under Rule 144, the Company will make available upon request to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of default and remedies” until 60 days after the date any report hereunder is due.

To the extent any information is not provided within the time periods specified in this section “Reports” and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect to shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of default and remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest, including Additional Interest, if any, and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or canceled prior to such cure.

Events of default and remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the option of holders — Change of control” or “— Certain covenants — Merger, consolidation or sale of assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries whether such Indebtedness now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Significant Subsidiaries (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee; or

(8) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. Subject to certain limitations, the Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the applicable Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the actual intent of hindering, delaying or defrauding creditors of the Company;

(8) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or that impairs the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes on or after the due dates therefor;

(7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(8) impair the right to institute suit for the enforcement of any payment of principal of, or interest or Additional Interest, if any, on, the Notes on or after the due dates therefor;

(9) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the option of holders — Change of control” after such Change of Control has occurred, including amending, changing or modifying any definition to the extent relating thereto; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain covenants — Guarantees” or otherwise to add Guarantees with respect to the Notes, or to secure the Notes, or to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the indenture;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to conform the text of the indenture or the Notes to any provision of the “Description of notes” in the Offering Memorandum dated April 29, 2011 with respect to the Notes;

(9) to provide that any Indebtedness that becomes an obligation of a Successor or a Guarantor pursuant to any merger or consolidation (and that is not expressly subordinated in right of payment to the Notes or the Note Guarantees) is pari passu in right of payment with the Notes or the applicable Note Guarantee; or

(10) to provide for the issuance of Additional Notes in accordance with the indenture.

The consent of the applicable Holders is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of all or part of the related Note. Any such Holder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums then payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, delivery and form

Except as set forth below, the Initial Notes have been, and the Exchange Notes will be, issued in registered, global form without interest coupons (“Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes representing the Exchange Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations which are participants in such system.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for definitive Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below under “— Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company and the Trustee take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the Participants to whose accounts the Global Notes are credited or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default that has occurred and is continuing under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for a Certificated Note if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Notes and DTC requests such certification.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same day settlement and payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the Paying Agent, who in turn will deposit such funds in the accounts specified by DTC or its nominee. The Paying Agent will make all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

The Company expects that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Interest” means all additional interest, if any, owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of such Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at May 15, 2015 (such redemption price being described under the fourth paragraph of “— Optional redemption”) plus (2) all remaining required interest payments due on such Note through May 15, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means:

(1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets (other than as provided in the following clause (2)); and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued or sold to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $2.0 million;

(2) a transaction governed by the provisions of the indenture described above under the caption “— Repurchase at the option of holders —Change of control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of assets;”

(3) any sale, lease, conveyance, disposition or issuance to the Company or to another Restricted Subsidiary;

(4) the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of Cash Equivalents;

(6) any sale, conveyance or other disposition of accounts or notes receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments,” any Permitted Investment and any Permitted Payment;

(8) any sale, conveyance or other disposition of any property, equipment or other assets that is surplus, damaged, worn out or obsolete;

(9) the creation of a Lien not prohibited by the indenture;

(10) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable arising in the ordinary course of business;

(11) any sale, conveyance or other disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or the exercise of termination rights under any lease, license, concession or other agreement in the ordinary course of business;

(12) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries to the Company or to a Restricted Subsidiary;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “— Certain covenants —Incurrence of indebtedness”;

(14) any licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(15) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(16) dispositions of Receivables and related assets to a Receivables Entity in connection with a Financing Disposition.

“Assumed Tax Rate” means, for or in respect of any Tax Period and any item of income, the maximum combined United States Federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in New York City. In computing the Assumed Tax Rate, effect will be given to the deductibility for Federal income tax purposes of state and local income taxes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) cash;

(2) obligations issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than five years from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (a) any lender under the Credit Agreement, (b) any domestic commercial bank having capital and surplus in excess of $500.0 million or (c) any bank with a commercial paper rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of P-1 or better from Moody’s or A-1 or better from S&P and in each case maturing within nine months after the date of acquisition;

(6) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than five years from the date of acquisition;

(7) investments in funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Commission under the Investment Company Act of 1940, as amended; and

(9) investments similar to any of the foregoing, and of comparable credit quality and tenor, denominated in foreign currencies, as reasonably required in connection with any business conducted by a Foreign Subsidiary in the jurisdiction where such foreign currency is legal tender, and approved by the Board of Directors.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person (other than the Permitted Holders) and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders or a Parent, becomes the Beneficial Owner of (i) 35% or more of the voting power of the Voting Stock of such transferee Person and (ii) more of the voting power of the Voting Stock of such transferee Person than the voting power of the Voting Stock of such transferee Person Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as such transferee Person is a Wholly Owned Subsidiary of any Parent, no such “person” (as so defined) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such transferee Person unless such “person” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders or a Parent, becomes the Beneficial Owner, directly or indirectly, of (i) 35% or more of the voting power of the Voting Stock of the Company and (ii) more of the voting power of the Voting Stock of the Company than the voting power of the Voting Stock of the Company Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as the Company is a Wholly Owned Subsidiary of any Parent, no such “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of the Company unless such “person” or “group” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted

Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock;

(3) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after giving effect to such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders or a Parent, becomes, directly or indirectly, the Beneficial Owner of (i) 35% or more of the voting power of the Voting Stock of the surviving Person and (ii) more of the voting power of the Voting Stock of such surviving Person than the voting power of the Voting Stock of such surviving Person Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as such surviving Person is a Wholly Owned Subsidiary of any Parent, no such “person” or “group” (as so defined) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such surviving Person unless such “person” or “group” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock.

The transactions contemplated by the Redemption Agreement shall not constitute or give rise to a Change of Control.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, including such taxes paid by such Person and its Restricted Subsidiaries with respect to minority interest income or expense for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) the amount of any extraordinary, unusual or non-recurring losses, charges or expenses of such Person and its Restricted Subsidiaries to the extent that any such losses, charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary to the extent such expense was deducted in computing Consolidated Net Income; minus

(6) (A) non-cash items (other than the accrual of revenue), and extraordinary, unusual or non-recurring gains and (B) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary, in each case to the extent increasing such Consolidated Net Income for such period;

in each case, on a consolidated basis and determined (in each case to the extent applicable) in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed, loaned or advanced to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, to the extent otherwise included:

(1) the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included (i) solely for the purpose of determining the amount available for Restricted Payments under clause (A)(3) of “Certain covenants — Restricted payments” only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary thereof and (ii) solely for the purpose of determining Consolidated Cash Flow only to the extent of the amount of dividends or distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration and payment of dividends and similar distributions, and the making of loans and advances, by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired (in a pooling of interests or similar transactions) during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) any non-cash compensation expense recorded from grants of restricted stock, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries will be excluded;

(6) any unrealized gains or losses in respect of currency Hedging Obligations will be excluded;

(7) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person will be excluded;

(8) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations owing between or among any of the Company and its Restricted Subsidiaries will be excluded; and

(9) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments) will be excluded.

In addition, for purposes of determining the amount available for Restricted Payments under clause (A)(3) under the covenant described under “— Certain covenants — Restricted payments,” Consolidated Net Income may (at the Company’s option) be reduced as contemplated by clause (A)(3)(c) of such covenant.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens (provided that in making such calculation, the maximum amount of Indebtedness that the Company is permitted to incur under clause (1) of the second paragraph under “Certain covenants —Incurrence of indebtedness” shall be deemed outstanding and secured by a Lien) to (2) the Company’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease

Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; provided that Indebtedness of the Company and its Restricted Subsidiaries under any revolving credit facility or line of credit as at any date of determination shall be determined using the Average Quarterly Balance of such Indebtedness for the most recently ended four fiscal quarters for which consolidated financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in accordance with the definition of “Fair Market Value” herein, (b) “Average Quarterly Balance” means, with respect to any Indebtedness incurred by the Company or its Restricted Subsidiaries under a revolving facility or line of credit, the quotient of (x) the sum of each Individual Quarterly Balance for each fiscal quarter ended on or prior to such date of determination and included in the Reference Period divided by (y) 4, and (c) “Individual Quarterly Balance” means, with respect to any Indebtedness incurred by the Company or its Restricted Subsidiaries under a revolving credit facility or line of credit during any fiscal quarter of the Company, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such quarter divided by (y) the number of days in such fiscal quarter.

“Contingent Liabilities” means, at any time, any obligations for taxes, costs, indemnifications, reimbursements, breakage and other damages and other liabilities in respect of which no claim or demand for payment has been made at such time.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors or one or more Permitted Holders who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date by and among the Company, Holdings, the guarantor parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise and whether provided under the original Credit Agreement or one or more other credit agreements, financing agreements or other Credit Facilities or otherwise. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other financing arrangements, in each case with one or more banks or other lenders or institutions, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any of such banks, lenders or institutions to special purpose entities formed to borrow from any of such banks, lenders or institutions against such receivables), letters of credit, bankers’ acceptances or other Indebtedness (including, without limitation, Indebtedness under any indenture or similar financing agreement and any bonds or notes issued thereunder), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise and whether provided under the original credit agreement governing any such debt facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise. Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-cash Consideration.

“Disinterested Directors” means, with respect to any Affiliate Transaction, each member of the Board of Directors of the Company who is not an employee of the Company or its Affiliates and has no direct or indirect material financial interest in or with respect to such Affiliate Transaction other than as a result of an Equity Interest in the Company or any Parent.

“Disqualified Stock” means any Capital Stock (other than Management Stock) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding or following sentence, any Capital Stock, options, warrants or rights that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock, options, warrants or rights upon the occurrence of a change of control or an asset sale (as either such phrase is defined thereunder) will not constitute Disqualified Stock if the terms of such Capital Stock, options, warrants or rights provide that the Company may not repurchase or redeem any such Capital Stock, options, warrants or rights pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.” The term “Disqualified Stock” will also include any options, warrants or other rights to acquire Capital Stock (other than in respect of Management Stock) that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or (y) that is a sale of Capital Stock of a Parent the proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company (and may then be contributed by the Company to any of its Restricted Subsidiaries).

“Equity Redemption” means the redemption of the Equity Interests of Gregory S. Daily in iPayment Investors, L.P. and iPayment GP, LLC.

“Existing Indebtedness” means (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the related Guarantees or under the Notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid and (ii) Indebtedness arising from agreements existing on the Issue Date providing for earn outs or similar obligations Incurred in connection with the acquisition of a business, assets, Merchant Portfolio or a Restricted Subsidiary.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Company and, if the Fair Market Value exceeds $7.5 million, by the Board of Directors of the Company, whose determination, unless otherwise specified below, will be conclusive if evidenced by a Board Resolution attached to an Officers’ Certificate delivered to the Trustee. Notwithstanding the foregoing, with respect to the determinations made under clauses (A)(3)(b) and (A)(3)(c) and the first sentence of the last paragraph of the covenant described under “— Certain covenants —Restricted payments,” the Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases, discharges or otherwise acquires or retires any Indebtedness or issues, repurchases, redeems or otherwise acquires or retires Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Indebtedness, or such issuance, repurchase, redemption or other acquisition or retirement of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of Merchant Portfolios, business entities or property and assets constituting a division, operating unit of a business or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four- quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in respect thereof (including without limitation in respect of reasonably anticipated cost savings or synergies relating to any such acquisition or disposition) as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; provided that with respect to cost savings or synergies relating to any such acquisition or disposition, the related actions are expected by the Company to be taken, and the cost savings or synergies realized, no later than 12 months after the date of determination; and

(2) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, and net of interest income, whether received or accrued, of such Person and its Restricted Subsidiaries for such period; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person (other than such Person or one of its Restricted Subsidiaries) that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries, other than (x) dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company and (y) Permitted Tax Distributions, and unless such dividends are paid or accrued on Preferred Stock of any Restricted Subsidiary that is a joint venture or similar entity and not a Wholly Owned Restricted Subsidiary owned by the minority investor in such Restricted Subsidiary, times a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is (1) not formed under the laws of the United States of America or any state thereof or the District of Columbia, or (2) a Subsidiary of any Foreign Subsidiary or (3) a Foreign Subsidiary Holding Company.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary that has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities.

“GAAP” means generally accepted accounting principles in the United States, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date (for purposes of the definitions of the terms “Consolidated Cash Flow,” “Consolidated Net Income,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Net Income,” and “Total Assets,” all defined terms in the indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the indenture).

“Government Securities” means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantor” means any Subsidiary of the Company that enters into a Note Guarantee in accordance with the provisions of the indenture and its successors and assigns until released from its obligations under its Note Guarantee and the indenture in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other similar agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, commodity forward contracts and other similar agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other similar agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means iPayment Holdings, Inc.

“Holdings PIK Toggle Notes” means the $125,000,000 15.00%/15.00% senior notes due 2018 issued by Holdings on the Issue Date.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, enter into any Guarantee of, or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with substantially the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or any of its Restricted Subsidiaries as accrued or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at its involuntary maximum fixed repurchase price excluding accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at its involuntary maximum fixed repurchase price excluding accrued dividends;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock and Preferred Stock) would appear as a liability on the balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, to the extent so guaranteed by the specified Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors of the Company or the issuer of such Capital Stock.

The amount of any Indebtedness outstanding as of any date (except as expressly provided above and in the definition of Capital Lease Obligation) will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount (or, in the case of letters of credit, the face amount) thereof, in the case of any other Indebtedness; and

(3) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at the time of determination.

“Initial Guarantors” means all of the Domestic Subsidiaries of the Company that Guarantee the Indebtedness under the Credit Agreement on the Issue Date.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments by such Person in other Persons on a balance sheet of such Person prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

The amount of any Investment at any time of determination shall be the original cost of such Investment, reduced (at the Company’s option) by the amount of any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of or upon the disposition of such Investment, which amount, in the case of any non-cash dividend, distribution, interest payment, return of capital or repayment received in respect of such Investment, shall be equal to the Fair Market Value of such dividend, distribution, interest payment, return of capital or repayment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (A)(3) of the covenant described under the caption “— Certain covenants — Restricted payments.”

“Investors Recapitalization” means (i) the Equity Redemption and (ii) the refinancing of the PIK toggle notes existing on the Issue Date of iPayment Investors, L.P.

“Issue Date” means May 6, 2011.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at the place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company, or any of their respective Subsidiaries, or any sales agents, sales representatives or independent sales groups providing marketing and related services to any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent; provided, however, that for the purposes of the definition Permitted Holders, Management Investors shall not include sales agents, sales representatives or independent sales groups that are not officers, directors, employees and other members of the management of any Parent, the Company, or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives.

“Management Stock” means Capital Stock of the Company or any Parent (or any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Merchant Portfolio” means a portfolio of merchant contracts.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and after any reduction in respect of dividends paid on Preferred Stock of any such Person that is a Restricted Subsidiary or on Disqualified Stock of any such Person that is the Company or a Restricted Subsidiary (in each case to the extent such dividends constitute Fixed Charges and were paid pursuant to clause (8) of paragraph (B) of the covenant described under “— Certain covenants — Limitation on restricted payments”), excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the payment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the Asset Sale or the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Note Guarantee” means a Guarantee of the Notes pursuant to the indenture.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, that meets the requirements of the indenture.

“Opco Recapitalization” means the refinancing of the existing credit agreement and the existing senior subordinated notes of the Company.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the indenture.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary on or after the Issue Date.

“Parent Expenses” means, without duplication, (a) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection and in compliance with, applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (b) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (c) operational expenses of any Parent incurred in the ordinary course of business in an amount not to exceed $2.0 million in any fiscal year, (d) expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by, contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed and (e) Related Taxes.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

“Permitted Holder” means any of (i) Carl A. Grimstad, and his Affiliates and Related Parties, (ii) other Management Investors and any of their Affiliates (but only with respect to their Beneficial Ownership of up to 25% in the aggregate of the voting power of the Voting Stock of the Company or any Parent, as the case may be), and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a Beneficial Owner constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales” or from a sale, conveyance or other disposition of property or assets that does not constitute an Asset Sale;

(5) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(6) stock, obligations or securities received in settlement of debts or claims, or upon foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or in connection with bankruptcy or insolvency of other Persons;

(7) loans, advances, prepaid residual expense or other extensions of credit (including Guarantees) to or in respect of sales agents, sales representatives, independent sales groups, customers or suppliers, in the ordinary course of business; receivables created or acquired or pledges or deposits made in the ordinary course of business; and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) loans or advances to equityholders of any Person acquired by the Company or any of its Subsidiaries to fund taxes and expenses payable by such equityholders in connection with such acquisition not to exceed $5.0 million in the aggregate outstanding at any one time;

(10) loans or advances to officers and employees not to exceed $5.0 million in the aggregate outstanding at any one time;

(11) Investments existing, or made pursuant to legally binding commitments existing, on the Issue Date;

(12) loans or advances to any current or former employee, officer, or director of the Company or any of its Restricted Subsidiaries or any other Management Investor in connection with such Person’s purchase of Equity Interest of the Company or any Parent in an aggregate amount at any time outstanding not to exceed the amount of Permitted Payments permitted pursuant to clause (7) of paragraph (B) of the covenant described under “— Certain covenants — Restricted payments”;

(13) (a) Investments in any Receivables Subsidiary that are necessary or desirable in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (b) any promissory note issued by the Company or any Parent to any Receivables Entity that are necessary or desirable in connection with a Receivables Financing, provided that if such Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company; and

(14) other Investments, together with all other Investments made pursuant to this clause (14) since the Issue Date and all Designated Non-cash Consideration received pursuant to clause (2)(c) under the first paragraph under the caption “Repurchase at the option of holders — Asset sales” and that is at that time outstanding, not to exceed the greater of (a) $35.0 million and (b) 8% of Total Assets.

If any Investment pursuant to clause (14) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment (at the Company’s option) shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and not clause (14) above for so long as such Person is a Restricted Subsidiary of the Company.

“Permitted Liens” means:

(1) Liens securing obligations with respect to the Credit Agreement Incurred under clause (1) of the second paragraph under “Certain covenants — Incurrence of indebtedness”;

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property or shares of stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(5) Liens securing the Notes and the Note Guarantees;

(6) Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(7) Liens securing Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of the second paragraph of “Certain covenants —Incurrence of indebtedness”; provided that such Liens do not extend to any property or assets other than the property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secure (or under such written arrangements with respect to the Indebtedness being refinanced could secure) the Indebtedness being refinanced;

(8) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

(9) Liens securing Indebtedness or other obligations of any Receivables Entity;

(10) Liens securing obligations (which together with any Liens securing Permitted Refinancing Indebtedness of obligations originally secured pursuant to this clause (10)) that do not exceed $10.0 million at any one time outstanding; and

(11) Liens incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described under “Certain covenants —Incurrence of indebtedness;” provided that, with respect to Liens securing obligations permitted under this clause (11), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.0 to 1.0.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (any of the foregoing, “refinance”) other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith (in each case as determined by the Company in good faith));

(2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Permitted Refinancing Indebtedness is Incurred by either (a) a Restricted Subsidiary that is a Guarantor, or that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or that could have Incurred such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded in compliance with the covenant described under the caption “— Certain covenants — Incurrence of indebtedness” or (b) the Company.

“Permitted Tax Distributions” means, for or in respect of any fiscal year or other tax period (each a “Tax Period”) of the Company, an amount equal to the product of (x) the Taxable Income for such Tax Period multiplied by (y) the Assumed Tax Rate with respect to each amount included therein. Permitted Tax Distributions shall be calculated and made in advance of the dates on which estimated tax payments relating to the pertinent Tax Period are due, and shall be made without regard to the actual tax status of any direct or indirect holders of Equity Interests in the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recapitalization” means the Investors Recapitalization and the Opco Recapitalization.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

“Receivables Entity” means (x) any Receivables Subsidiary or (y) any other Person other than a Subsidiary that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

“Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a “Receivables Subsidiary” by the Board of Directors of the Company and no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (x) is at any time guaranteed by the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary), excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company), (y) is at any time recourse to or obligates the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary) in any way, other than pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company), or (z) subjects any asset of the Company or its Restricted Subsidiaries (other than any Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company).

“Redemption Agreement” means the Redemption Agreement, dated as of April 12, 2011, among iPayment GP, LLC, iPayment Investors, L.P., each person listed in Exhibit A thereto, Gregory S. Daily and Randal S. Mashburn, solely as trustee, as the same may be amended, supplemented or modified from time to time.

“Registration Rights Agreement” means (a) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and UBS Securities LLC and (b) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes, and any Notes issued in exchange therefor, under the Securities Act.

“Related Parties” means Carl A. Grimstad’s family members or relatives, or trusts, partnerships or limited liability companies for the benefit of Carl A. Grimstad or any such family members or relatives, or any of Carl Grimstad’s heirs, executors, successors or legal representatives.

“Related Taxes” means any taxes, charges or assessments (other than taxes measured by income) required to be paid by any Parent by virtue of being organized or existing or having Capital Stock outstanding, or being a holding company parent of, or receiving dividends, distributions or other payment from the Company, any Restricted Subsidiary thereof or any Parent, or having guaranteed or given any security interest in respect of any obligations of the Company or any Restricted Subsidiary thereof, or having made any payment in respect of any Parent Expenses.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) Merchant Portfolios and/or any related assets, or (3) substantially all the assets of a Permitted Business or at least a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Secured Debt” means any Indebtedness secured by a Lien upon property of the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means any Indebtedness that is expressly subordinated in right of payment to the Notes or any Note Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Taxable Income” means, for or in respect of any Tax Period, the taxable income of the Company determined for Federal income tax purposes as if the Company were an individual and directly or indirectly wholly-owned Subsidiaries of the Company were disregarded entities for Federal income tax purposes.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the balance sheet of the Company as at the end of the most recent fiscal period for which consolidated financial statements are available, prepared in conformity with GAAP.

“Treasury Rate” means, with respect to any date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from such date of redemption to May 15, 2015; provided, however, that if the period from such date of redemption to May 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to May 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain covenants — Designation of restricted and unrestricted subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Description of 15.00%/15.00% exchange notes

You can find the definitions of certain terms used in this description below under the caption “— Certain definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain definitions” have the meanings assigned to them in the indenture. In this description, the word “Company” refers only to iPayment Holdings, Inc. and not to any of its subsidiaries.

The Company is offering to exchange, upon the terms and subject to the conditions set forth elsewhere in this prospectus and the accompanying letter of transmittal, up to $129,921,875 in aggregate principal amount of its new registered 15.00%/15.00% Senior Notes due 2018 (the “Exchange Notes”) for a like aggregate principal amount of it outstanding unregistered 15.00%/15.00% Senior Notes due 2018 (the “Initial Notes”). On May 6, 2011, the Company issued 125,000 units (the “Units”) comprised of warrants to purchase 125,000 shares of the Company’s common stock and $125,000,000 in aggregate principal amount of the Initial Notes issued under an indenture, dated the same date, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Company will issue the Exchange Notes under the same indenture, and the Exchange Notes will evidence the same debt as the Initial Notes for which they are exchanged. The Exchange Notes will also have the same terms as the Initial Notes, except that the Exchange Notes will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and certain additional interest provisions of the Initial Notes.

The Company may, subject to compliance with the covenant described under “— Certain covenants — Incurrence of indebtedness” as well as with the other covenants in the indenture which are described under “— Certain covenants” issue additional Notes (the “Additional Notes”) in an unlimited aggregate principal amount at any time and from time to time under the same indenture; provided that if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number. In addition, in connection with the payment of PIK Interest (as defined below), the Company is entitled to, without the consent of Holders (and without regard to any restrictions set forth under “— Certain covenants — Incurrence of indebtedness”), increase the outstanding principal amount of the Notes or issue additional notes (“PIK Notes”) under the indenture on the same terms and conditions as the Notes offered hereby (in each case, a “PIK Payment”). Any PIK Notes and any Additional Notes that the Company issues will be substantially identical in all respects to the Notes, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions, offers to purchase and for all other voting purposes under the indenture, except that any PIK Notes and Additional Notes issued in the future may have different issuance prices and will have different issuance dates. Unless otherwise indicated or required by the context, references to “Notes” in this description include the Initial Notes, any PIK Notes and Additional Notes actually issued and the Exchange Notes.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it may contain additional information and defines your rights as a note holder. We have filed a complete copy of the indenture as an exhibit to the registration statement, of which this prospectus forms a part. The indenture contains provisions that define your rights under the Notes. In addition, the indenture governs the obligations of the Company under the Notes. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders of the Notes, and the Company may act as paying agent or registrar. The Company will pay principal (and premium, if any) on the Notes at the Trustee’s corporate trust office in the United States. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Brief description of notes

The Notes will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with any future unsubordinated Indebtedness of the Company;

•	effectively junior to all existing and future secured indebtedness of the Company to the extent of the value of the collateral that is available to satisfy such secured indebtedness;

•	senior in right of payment to any subordinated Indebtedness of the Company; and

•

effectively subordinated to any existing and future Indebtedness and other liabilities of the Company’s Subsidiaries (including amounts that are outstanding under the Opco Notes or that are outstanding or may be borrowed under the Credit Agreement).

On the Issue Date, the Notes will not be Guaranteed by any of the Company’s Subsidiaries. However, after the Issue Date, certain of the Company’s Restricted Subsidiaries may be required to become Guarantors if they Guarantee any of the Company’s Debt (subject to certain important provisions and exceptions described below) as contemplated by “— Certain covenants — Future guarantees”.

As of September 30, 2011, the Company has approximately $123.9 million of Indebtedness (independent of Guaranteed secured Indebtedness of its Subsidiaries under the Credit Agreement and independent of Indebtedness of its Subsidiaries) and the Company’s Subsidiaries have approximately $772.2 million of Indebtedness.

As of September 30, 2011, all of our subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain covenants — Designation of restricted and unrestricted subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Holding company structure

The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations, including the Notes. See “Risk factors — All of Holdings’ operations are conducted at the subsidiary level, which may materially adversely affect its ability to service its debt.”

Principal, maturity and interest

The indenture provides for the issuance by the Company of Notes with an unlimited principal amount. The Company is offering up to $129,921,875 in aggregate principal amount of Exchange Notes in exchange for a like aggregate principal amount of Initial Notes validly tendered and not validly withdrawn in the exchange offer for the Initial Notes. The Company may issue Additional Notes from time to time after this offering. Any offering of Additional Notes is subject to the covenants in the indenture, including the covenant described below under the caption “— Certain covenants — Incurrence of indebtedness.” In addition, in connection with the payment of PIK Interest (as defined below), the

Company is entitled to, without the consent of Holders (and without regard to any restrictions set forth under “— Certain covenants — Incurrence of indebtedness”), increase the outstanding principal amount of the Notes or issue PIK Notes under the indenture on the same terms and conditions as the Notes offered hereby. The Notes and any PIK Notes and Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Additionally, for all purposes under the indenture, references to “principal amount” of Notes includes any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment.

The Company will issue Notes in denominations of $2,000 and higher integral multiples of $1,000, and if PIK Notes are issued or PIK Interest is paid, in denominations of $1.00 and higher integral multiples of $1.00. The Notes will mature on November 15, 2018.

Interest will be payable semi-annually in arrears on November 15 and May 15, commencing November 15, 2011. The Company will make each interest payment to the Holders of record on the immediately preceding November 1 and, May 1.

Interest on the Exchange Notes will accrue from the later of the last interest payment date on which interest was paid on an Initial Note surrendered in exchange therefor, or if no interest has been paid on such Initial Note, from the date of issuance of such Initial Note (provided that, for the avoidance of doubt, interest shall not be deemed to accrue at the same time on both an Initial Note and the Exchange Note issued in exchange therefor). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For any interest period through and including May 15, 2015, the Company may, at its option, elect to pay interest on the Notes (1) entirely in cash (“Cash Interest”) or (2) pay interest on 50% of the outstanding principal amount of the Notes in Cash Interest and on 50% of the outstanding principal amount by increasing the principal amount of the outstanding Notes or by issuing additional PIK Notes (“PIK Interest”). Notwithstanding the foregoing, the Company shall elect that all interest payments shall be made as Cash Interest to the extent iPayment, Inc. would, on the date notice of such election is required to be made, be permitted pursuant to paragraph (A) of the “Limitation on restricted payments” covenant in the Opco Notes (which generally permits dividends out of a percentage of cumulative net income and proceeds of equity issuances) as in existence on the Issue Date and pursuant to the terms of its Credit Agreement, to pay a dividend or distribution to the Company in an amount sufficient to pay such Cash Interest on the relevant Interest Payment Date.

The Company must elect the form of payment of interest with respect to each interest period by delivering an irrevocable notice to the Trustee not later than the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to Holders. In the absence of such an election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period. Interest for the first interest period was paid 50% as Cash Interest and 50% as PIK Interest. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under “— Optional redemption” or “— Repurchase at the option of holders”, shall be made solely in cash.

After May 15, 2015, the Company will make all interest payments on the Notes entirely in cash; provided that the Company may elect, for any two interest payments on or after November 15, 2015, to pay up to 50% of the interest due for such interest periods on the Notes as PIK Interest in the event that (i) the payment of Cash Interest would cause a default or event of default under the Credit Facilities or the Opco Notes or (ii) in the Company’s reasonable judgment, payment of a greater amount of interest for such interest periods as Cash Interest would result in a liquidity shortage that would reasonably be expected to result in such a default or event of default, or in a Default or Event of Default under the Notes.

For interest on the Notes which the Company elects to pay entirely as Cash Interest, interest will accrue at a rate of 15.00% per annum and be payable in cash. For interest payments on the Notes that the Company elects to pay 50% as Cash Interest and 50% as PIK Interest, Cash Interest on the Notes will accrue at a rate of 15.00% per annum, payable in cash, and PIK Interest on the Notes will accrue at a rate of 15.00% per annum. PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on November 15, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Notwithstanding the foregoing, if as of the most recent quarter end prior to any interest payment date, the Company’s Leverage Ratio exceeded 7.25 to 1.00, then, for the interest period ending on such date, for the corresponding interest period the interest rate on the Notes will be retroactively increased for such entire interest period by a rate of 2.00% per annum (“Interest Step-Up”). Such Additional Interest (x) will be paid only in the form of PIK Interest (notwithstanding any other provision of the indenture which would require such additional interest to be paid as Cash Interest) and (y) will be ignored for purposes of any calculation regarding the amount of interest that otherwise must be paid as Cash Interest for a given interest period. Interest shall continue to be paid at such rate until the next interest payment date on which the Company’s Leverage Ratio is equal to, or less than, 7.25 to 1.00 as of the most recent quarter end prior to such subsequent interest payment date.

All references to interest on the Notes in this description shall be deemed to include Additional Interest, if applicable. See “The exchange offers —Additional interest.”

Methods of receiving payments on the notes

For so long as the Notes are held in one or more Global Notes, the Company through the Paying Agent will pay all principal, interest and premium and Additional Interest, if any, in respect of the Notes represented by Global Notes by wire transfer of immediately available funds to the account specified by the Holder of the relevant Global Note (so long as such wire transfer may be so made). Otherwise, if a Holder has given wire transfer instructions to the Company or Paying Agent at least 30 days prior to the applicable payment date, the Company through the Paying Agent will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions (so long as such wire transfer may be so made). All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments through the Paying Agent by check mailed to the Holders at their addresses set forth in the register of Holders. Notwithstanding the foregoing, all payments of PIK Interest shall be made in accordance with the terms set forth in “— Principal, maturity and interest.”

Paying agent and registrar for the notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

At any time and from time to time prior to May 15, 2014, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the indenture (including any Additional Notes) at a redemption price of 115.0% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption, with net cash proceeds of one or more Equity Offerings (or an amount of funds equal thereto) at least equal to the principal amount of Notes so redeemed (the “Redemption Amount”); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time and from time to time prior to May 15, 2015, the Company may, at its option, redeem all or part of the Notes at a redemption price equal to (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to May 15, 2015.

On or after May 15, 2015, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, if redeemed during each twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2015	107.500%
2016	103.750%
2017 and thereafter	100.000%

The Company may provide in any redemption notice that payment of such redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange (and such listing is known to the Trustee), in compliance with the requirements of such principal national securities exchange; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part or if PIK Notes are issued or PIK Interest is paid, no Notes of $1.00 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Any redemption pursuant to the preceding paragraphs shall be subject to the rights of holders of the Notes on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the Company fails to deposit the redemption amount.

Escrow of proceeds; Special mandatory redemption

On the Issue Date, the Company entered into an escrow and security agreement with the Trustee in its capacity as escrow agent. The initial purchasers deposited the entire net proceeds of the offering of the Units and the Company deposited an amount equal to the difference between the net proceeds deposited by the initial purchasers and the Maximum Redemption Amount (as defined below), into the escrow account created under the escrow and security agreement. All funds deposited into the escrow account were held by the escrow agent for, and pledged on a first lien secured basis for, the benefit of the Holders of the Notes. On May 23, 2011, all amounts in the escrow account were released to the Company and the Equity Redemption was consummated. Upon the closing of the Equity Redemption, the provisions in the indenture governing the Notes regarding special mandatory redemption ceased to apply.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof or if PIK Notes are issued or PIK Interest is paid, equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture; provided that the Company shall not be obligated to repurchase Notes in the event that it has exercised its right to redeem all of the Notes as described under “— Optional redemption.” In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of

Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. If such notice is mailed prior to the occurrence of such Change of Control, such notice will state that such offer is conditioned on such occurrence. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; provided that no Note will be repurchased in part if less than $2,000 in principal amount of such Note would be left outstanding (or if PIK Notes are issued or PIK Interest is paid if less than $1.00 in principal amount of such Note would be left outstanding);

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or a higher integral multiple of $1,000 or if PIK Notes are issued or PIK Interest is paid, equal to $1.00 or an integral multiple of $1.00 in excess thereof.

The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. See “Risk factors —All of Holdings’ operations are conducted at the subsidiary level, which may materially adversely affect its ability to service its debt.” Debt of the Company’s Subsidiaries, including the Credit Agreement and the Opco Notes, contains prohibitions and restrictions on dividends to the Company, including for purposes of funding a Change of Control Offer. In the event a Change of Control occurs, the Company could seek the consent of Subsidiary debtholders to permit a dividend to fund the Change of Control Offer, or it could attempt to refinance such debt. If the Company were not able to obtain those consents or refinance such debt, it would be unable to fund the Change of Control Offer. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture.

Future debt of the Company or its Subsidiaries may also prohibit the Company from purchasing Notes in the event of a Change of Control, provide, as in the case of the Credit Agreement, that a Change of Control is a default, or require an offer to repurchase upon a Change of Control, as in the case of the Opco Notes. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than Contingent Liabilities, Indebtedness that is by its express terms subordinated in right of payment to the Notes and liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company) (i) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written agreement that releases the Company or such Restricted Subsidiary from further liability therefor or (ii) in respect of which the Company or such Restricted Subsidiary has no obligation following such Asset Sale;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding and any then outstanding Investments made pursuant to clause (14) of the definition of Permitted Investments, not to exceed the greater of (i) $35.0 million and (ii) 8% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may apply an amount equal to all or part of the amount of such Net Proceeds at its option:

(1) to repay Secured Debt of the Company or any Indebtedness of a Restricted Subsidiary (with a corresponding commitment reduction, in the case of revolving credit Indebtedness), in each case owing to a Person other than Company or any Restricted Subsidiary; or

(2) to (a) make capital expenditures or (b) purchase Replacement Assets (or enter into a binding agreement to purchase any such Replacement Assets; provided that (x) such purchase is consummated within 60 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of an amount equal to the amount of any such Net Proceeds (such equal amount, the “Net Proceeds Amount”), the Company may temporarily reduce revolving credit borrowings or otherwise invest or apply such Net Proceeds in any manner that is not prohibited by the indenture.

On the 366th day after the receipt of any Net Proceeds from an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) of the preceding paragraph, the later date of expiration of the 60 day period set forth in such clause (2)) or such earlier date, if any, as the Company determines not to apply any portion of the Net Proceeds Amount relating to such Asset Sale as set forth in preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate Net Proceeds Amount that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company or a Restricted Subsidiary to make an offer (an “Asset Sale Offer”) to all Holders of Notes and (to the extent the Company elects) all holders of other Indebtedness that is pari passu with the Notes, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered, provided the authorized denominations of the Notes is preserved. No Note will be repurchased in part if less than $2,000 in principal amount of such Note would be left outstanding or if PIK Notes are issued or PIK Interest is paid if less than $1.00 in principal amount of such Note would be left outstanding. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale Offer will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain covenants

The indenture will contain covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day (the “Suspension Date”), subject to the provisions of the following paragraphs, the covenants specifically listed under the following captions in this “Description of 15.00%/15.00% exchange notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(i)	“ — Repurchase at the option of holders — Asset sales”;

(ii)	“ — Limitation on restricted payments”;

(iii)	“ — Incurrence of indebtedness”;

(iv)	“ — Dividend and other payment restrictions affecting restricted subsidiaries”;

(v)	clause (iii) of the first paragraph of “— Merger, consolidation or sale of assets”; and

(vi)	“ — Transactions with affiliates”.

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

If on any subsequent date either of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Incurrence of indebtedness” below or one of the clauses set forth in the second paragraph of “— Incurrence of indebtedness” below (in each case, to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second paragraph of “— Incurrence of indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Existing Indebtedness and permitted under clause (2) of the second paragraph of”— Incurrence of indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “— Limitation on restricted payments” will be made as though the covenants described under “— Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on restricted payments.” On the Reversion Date, the amount of Excess Proceeds from Net Proceeds shall be set at zero.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) during any Suspension Period.

The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated or to notify Holders regarding the same.

Limitation on restricted payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company (or issue any irrevocable notice of redemption with respect thereto) that is held by Persons other than the Company or any of its Restricted Subsidiaries, except (a) a payment of principal at the Stated Maturity thereof (including any scheduled sinking fund payment, scheduled principal payment or payment at final maturity) or (b) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (6), (8), (9), (10) and (11) (which shall be included therein only to the extent of one half of the amounts paid pursuant to such clause (11) and only to the extent Consolidated Net Income is not reduced by such amounts) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of assets (other than cash) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting (x) from repayments of loans or advances, or other transfers of assets or returns of capital, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds and Fair Market Value of assets (other than cash) received from the sale or other disposition of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are (at the Company’s option) included in the calculation of Consolidated Net Income for the purposes of clause 3(a) above or applied to reduce the amount of Investments made pursuant to clause (14) of paragraph (B) below pursuant to the last paragraph of the definition of “Investments”), (y) from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or (z) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Person after the Issue Date.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (14) below, no Default has occurred and is continuing or would be caused thereby, any of the following (each, a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture and/or any purchase, redemption, defeasance or other acquisition of Subordinated Debt within 60 days after giving irrevocable notice thereof, if at said date of giving notice such purchase, redemption, defeasance or other acquisition would have complied with the provisions of the indenture;

(2) the payment of any dividend or making of any other payment or distribution by a Restricted Subsidiary of the Company to holders of any series of its Equity Interests on a pro rata basis (or, in the case of holders other than the Company and its Restricted Subsidiaries, on no more than a pro rata basis, and in the case of the Company and its Restricted Subsidiaries, on at least a pro rata basis), measured by value;

(3) the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded from clause (3)(b) of the preceding paragraph (A);

(4) the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness subordinated to the Notes with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5) Investments acquired as a capital contribution to the Company, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or any Parent; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3) (b) of the preceding paragraph (A);

(6) the purchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof or taxes due in connection with such exercise;

(7) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent held by any current or former employee, officer or director of the Company or any of its Subsidiaries or any other Management Investor, including pursuant to the terms of any employment agreement, employee equity subscription agreement, stock option agreement or similar agreement or otherwise, and any loan, advance, dividend or distribution by the Company or any Restricted Subsidiary to any Parent to permit any Parent to make any such purchase, redemption or other acquisition or retirement for value; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being carried over for up to one calendar year (which amount shall be increased by the amount of any cash proceeds received by the Company after the Issue Date to the extent not already applied in any prior calendar year to make repurchases pursuant to this clause (7) from, or as a contribution to its capital from, (x) sales of Equity Interests (other than Disqualified Stock of the Company) to Management Investors to the extent the cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause 3(b) of paragraph (A) of this covenant and (y) any “key man” life insurance policies);

(8) dividends on Preferred Stock of a Restricted Subsidiary of the Company or on Disqualified Stock of the Company or its Restricted Subsidiaries issued in accordance with the covenant “— Incurrence of indebtedness” to the extent such dividends are included in the definition of Fixed Charges;

(9) any Restricted Payment in an aggregate amount not to exceed the net proceeds of the units offering plus $142,426,000, to be distributed to the Company from iPayment, Inc. from a portion of the proceeds of the Opco Notes, made at any time within 90 days after the Issue Date in order to fund or pay expenses related to the Investors Recapitalization;

(10) the payment of dividends or making of other payments or distributions by the Company to holders of its Equity Interests for so long as the Company is a member of a consolidated, combined or unitary income tax group of which it is not the common parent, in amounts required to pay Federal, state, local and foreign income tax obligations imposed to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, however, in each case the amount of such payments in respect of any Tax Period does not exceed the amount that the Company and its Subsidiaries would have been required to pay in respect of Federal, state, local and foreign income taxes in respect of such Tax Period determined using the Assumed Tax Rate as if the Company and its Subsidiaries filed separate income tax returns on a separate company basis;

(11) without duplication as to amounts dividended or distributed under clause (10) above, loans, advances, dividends or distributions to any Parent or other payments by the Company or any of its Restricted Subsidiaries to pay or permit any Parent to pay Parent Expenses, but not to pay or fund expenses related to the Recapitalization;

(12) any principal payment on or with respect to any Indebtedness of the Company that is expressly subordinated in right of payment to the Notes (x) made from Net Proceeds to the extent permitted by the covenant described under “— Repurchase at the option of holders — Asset sales” and (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Repurchase at the option of holders — Change of control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to repaying any such Indebtedness;

(13) Restricted Payments by the Company to any direct or indirect parent entity to finance any Investment permitted to be made pursuant to this covenant; provided that (i) such Restricted Payment shall be made concurrently with the closing of such Investment (and no earlier than one (1) Business Day prior to the closing of such Investment), (ii) such direct or indirect parent entity shall, immediately following the closing thereof, cause (a) all property acquired (whether assets or Capital Stock) to be contributed to the Company or a Restricted Subsidiary or (b) the merger, amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted pursuant to the covenant described in “— Merger, consolidation or sale of assets” of the Person formed or acquired into the Company or a Restricted Subsidiary in order to consummate such acquisition or Investment) and (iii) such Investment is treated as a Permitted Investment, if such Investment so qualifies pursuant to the definition thereof, or otherwise as a Restricted Investment; or

(14) other Restricted Payments in an aggregate amount (net of amounts reducing the amount of any Investment made pursuant to this clause (14) in accordance with the last paragraph of the definition of “Investments”) not to exceed $3.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than 30 days after the date of making any Restricted Payment (other than a Permitted Payment), which alone or combined with all other Restricted Payments with respect to which the Company has not previously delivered a certification pursuant to this paragraph have an aggregate Fair Market Value in excess of $7.5 million, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Limitation on restricted payments” covenant were computed, together with a copy of any opinion or appraisal required by the indenture.

Incurrence of indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if (x) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries for the Company’s most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date on which such Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period or (y) if the Incurrence of Indebtedness is by iPayment, Inc. or any of its Restricted Subsidiaries, if

the Fixed Charge Coverage Ratio of iPayment, Inc. and its Restricted Subsidiaries for iPayment, Inc.’s most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date on which such Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company or any of its Restricted Subsidiaries under Credit Facilities (including, without limitation, the Incurrence of Guarantees thereof) in an aggregate principal amount (or face amount in the case of letters of credit) at any one time outstanding pursuant to this clause (1) not to exceed $450.0 million (on and after the Issue Date) plus an incremental facility of up to $25.0 million which may be incurred under the Credit Agreement at any time thereafter, less the aggregate principal amount of Indebtedness Incurred and outstanding pursuant to this clause (1) that has been permanently repaid (with a corresponding commitment reduction, in the case of revolving credit Indebtedness) out of the Net Proceeds of Asset Sales by the Company or any Restricted Subsidiary thereof pursuant to the covenant described above under the caption “— Repurchase at the option of holders — Asset sales;”

(2) Existing Indebtedness;

(3) Indebtedness represented by the Notes (other than any Additional Notes but including any PIK Notes issued from time to time to pay PIK Interest on the Notes);

(4) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant, equipment or other assets used or to be used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be Incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (14) or (15) of this paragraph;

(6) Indebtedness of the Company or any of its Restricted Subsidiaries owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness (and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor), such Indebtedness must be expressly subordinated in right of payment to the prior payment in full of all obligations with respect to the Notes; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or a Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) Indebtedness constituting reimbursement obligations with respect to letters of credit provided or issued in the ordinary course of business; provided that, upon the drawing of such letters of credit in an aggregate face amount equal to or exceeding $10.0 million, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) Indebtedness (A) in respect of performance, surety, appeal or other similar bonds, bankers’ acceptances, or other similar instruments or obligations provided or issued, or relating to liabilities or obligations (other than to support an obligation for borrowed money) incurred, in the ordinary course of business or (B) in respect of the financing of insurance premiums in the ordinary course of business;

(13) Indebtedness to the extent that net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14) Indebtedness of Persons that are acquired by the Company or any Restricted Subsidiary of the Company or consolidated or merged with or into the Company or a Restricted Subsidiary of the Company in accordance with the terms of the indenture; provided that such Indebtedness is not Incurred in contemplation of such acquisition, consolidation or merger; and provided further that after giving effect to such acquisition, consolidation or merger (x) the Company would be permitted to Incur or, in the case of an acquisition, consolidation or merger with or into iPayment, Inc. or a Restricted Subsidiary of iPayment, Inc., iPayment, Inc. would be permitted to Incur, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Company’s Fixed Charge Coverage Ratio or, in the case of an acquisition, consolidation or merger with or into iPayment, Inc. or a Restricted Subsidiary of iPayment, Inc., iPayment, Inc.’s Fixed Charge Coverage Ratio, is greater than immediately prior to such acquisition, consolidation or merger;

(15) Indebtedness (x) issued by the Company or any of its Restricted Subsidiaries to a seller or any Affiliate thereof as part of the consideration for an acquisition of assets, Merchant Portfolios, a business or a Subsidiary by the Company or any Restricted Subsidiary or (y) consisting of or arising from agreements providing for earnouts or similar obligations Incurred in connection with the acquisition of any business, assets, Merchant Portfolio or Person, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of this paragraph to refund, refinance or replace Indebtedness Incurred pursuant to this clause (15), not to exceed $25.0 million at any time outstanding;

(16) Indebtedness (A) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred as part of a Receivables Financing; and

(17) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; and (ii) in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness as of the time of its Incurrence in any manner that complies with this covenant (and may include the amount and type of such Indebtedness in one or more of such clauses, including in part under one such clause and in part under another such clause). In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (17) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that if such Indebtedness is Incurred to refund, refinance or replace other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such new Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refunded, refinanced or replaced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refund, refinance or replace other Indebtedness, if Incurred in a different currency from the Indebtedness being refunded, refinanced or replaced, shall otherwise be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refunding, refinancing or replacement.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Debt of the Company unless it is subordinated in right of payment to the Notes. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other

Indebtedness of the Company, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company, or by reason of any priority of any Lien over any other Lien, or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness of the Company or any Guarantor (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired (the “Initial Lien”), unless all payments due under the indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, are secured on an equal and ratable basis with the obligations so secured (or, in the case of Subordinated Indebtedness, prior or senior thereto). Any such Lien thereby created in favor of the Notes or any Note Guarantee will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Note Guarantee, upon the termination and discharge of such Note Guarantee in accordance with the covenant described under the caption “— Future guarantees” or (iii) with respect to the property or assets sold, exchanged or transferred, upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien or of all of the Capital Stock held by the Company or any Restricted Subsidiary in any Restricted Subsidiary creating such Initial Lien, in each case in accordance with the provisions of the indenture.

Dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including application of any remedy bar thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date;

(2) set forth in the Notes, the Opco Notes, their respective indentures and any related documentation in effect or entered into in connection therewith;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that for purposes of this clause (4), if a Person other than the Company is the Successor in a transaction pursuant to the covenant described under “— Merger, consolidation or sale of assets,” any Subsidiary of such Person or property or assets of any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor;

(5) (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is or is subject to a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on or easement relating to, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the indenture, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) with respect to cash or other deposits or net worth imposed or required by customers, suppliers, sponsoring banks, processors or vendors or by insurance, surety or bonding companies, in each case, under agreements entered into in the ordinary course of business;

(8) pursuant to (x) purchase money obligations not otherwise prohibited by the indenture that impose encumbrances or restrictions on the property or assets so acquired, or (y) Hedging Obligations;

(9) existing under, by reason of or with respect to any Indebtedness Incurred subsequent to the Issue Date if (in the good faith determination of the Board of Directors or senior management of the Company) such encumbrances and restrictions taken as a whole (i) are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions in effect on the Issue Date, including for the avoidance of doubt encumbrances and restrictions under the Opco Notes, or (ii) are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings and (in the case of this clause (ii)) the relevant encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(10) existing under, by reason of or with respect to customary provisions contained in agreements or other documents governing a joint venture, partnership or similar arrangements entered into in the ordinary course of business;

(11) with respect to encumbrances or restrictions upon dividends, distributions, loans, advances or other transfers by any Receivables Entity pursuant to an agreement or instrument relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity; or

(12) any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of an agreement referred to in clauses (1), (2), (4), (8) and this clause (12), provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are (in the good faith determination of the Board of Directors or senior management of the Company) not materially more restrictive, taken as a whole, than those contained in the agreements referred to in clauses (1), (2), (4), (8) and this clause (12), as in effect on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable.

Merger, consolidation or sale of assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation, limited liability company or limited partnership; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person, as the case may be, the “Successor”) (i) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the indenture and the Registration Rights Agreement pursuant to one or more agreements (provided that if the Company or Successor is not a corporation there must be a co-obligor of the Notes that is a Wholly Owned Restricted Subsidiary and that is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia);

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, (i) the Company or the Successor will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness;” or (ii) the Fixed Charge Coverage Ratio of the Company or the Successor would be greater than such ratio of the Company immediately prior to such transaction; and

(4) the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to such consolidation, transfer or disposition have been complied with.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the Successor formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance, lease or other disposition, the provisions of the indenture referring to the “Company” will refer instead to the Successor and not to the Company), and may exercise every right and power of, the Company under the indenture with the same effect as if such Successor had been named as the Company in the indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the indenture and the Notes, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligations under the indenture or the Notes.

Clause (3) above of this covenant does not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance, lease or other disposition of assets of, between or among the Company and any of its Restricted Subsidiaries, (b) any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (c) any merger of iPayment Investors, L.P. with and into the Company in a transaction (x) in which the Company is the surviving Person, (y) the purpose of which is to allow the partners in iPayment Investors, L.P. to receive the shares of common stock of the Company owned by iPayment Investors, L.P. prior to such transactions and (z) iPayment Investors, L.P. has no more than a de minimis amount of liabilities immediately prior to such transaction. Clause (2) above of this covenant does not apply to any merger, consolidation or sale, assignment, transfer, conveyance, lease or other disposition of assets in which the surviving Person is the Company.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or primarily for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company; provided that at any time during which no Disinterested Director is serving on such Board of Directors, no such Board Resolution or approval shall be required if the Company delivers to the Trustee a fairness opinion meeting the requirements of clause (b) below with respect to such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries and/or any Receivables Entity;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company or any Restricted Subsidiary (as determined in good faith by the Company’s Board of Directors);

(3) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted payments,” Permitted Payments and transactions excluded from the definition of Restricted Payments;

(4) any offering, issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Company or capital contribution to the Company;

(5) transactions pursuant to agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries, and transactions pursuant thereto; and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment is in the ordinary course of business or has been approved by the Board of Directors of the Company;

(7) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of the Company and containing customary terms, taken as a whole;

(8) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

(9) any transaction in the ordinary course of business with customers, suppliers, joint ventures, joint venture partners, sales agents, sales representatives, independent sales groups or sellers of goods and services on terms not less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(10) execution, delivery and performance of a tax sharing agreement with respect to any of the Permitted Payments described in clause (B)(10) of the covenant described under “— Restricted payments,” or any Related Taxes;

(11) the transactions contemplated by the Redemption Agreement, and all transactions in connection therewith (including, but not limited to, the financing thereof), and all fees and expenses paid or payable in connection with such transactions;

(12) any transaction in the ordinary course of business or approved by a majority of the Board of Directors of the Company between the Company or any Restricted Subsidiary and any Affiliate of the Company that is a joint venture or similar entity controlled by the Company (and of which no other Affiliate of the Company (other than any Subsidiary thereof) directly or indirectly holds any Capital Stock);

(13) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the date of such acquisition or merger);

(14) payments to any Parent or any of their respective Affiliates (x) for any Parent Expenses and (y) of all out-of-pocket expenses incurred in connection with such services or activities;

(15) a merger of iPayment Investors, L.P. with and into the Company where the partners in iPayment Investors, L.P. receive in consideration only the shares of common stock of the Company owned by iPayment Investors, L.P. prior to such transaction; and

(16) any agreement to do any of the foregoing.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (other than iPayment, Inc. or any co-obligor of the Notes created pursuant to the covenant described above under the caption “— Merger, consolidation or sale of assets”) to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of indebtedness;”

(2)(2)(A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if the Subsidiary being so designated has consolidated assets greater than $1,000, then the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted payments;”

(3) such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof at the time of such designation;

(4) at the time of such designation the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect legal obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence upon giving effect to such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of indebtedness;”

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens;” and

(4) no Default or Event of Default would be in existence upon giving effect to such designation.

Future guarantees

The Company will cause each of its Restricted Subsidiaries that Guarantees any Indebtedness of the Company (other than Indebtedness of the Company consisting of Guarantees of Indebtedness of one or more of the Company’s Restricted Subsidiaries) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes on the terms and conditions set forth in the indenture.

Each future Guarantee of the Notes by a Restricted Subsidiary is and will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (although it is uncertain whether such provision would be effective to prevent such Guarantee from being deemed a fraudulent conveyance or fraudulent transfer under applicable law).

Any future Guarantor of the Notes will be released upon the occurrence of certain events described in the indenture, including upon release of the Guarantee triggering issuance of such Guarantee of the Notes.

Business activities

The Company will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend on the same terms and conditions and in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company must provide the Trustee and Holders within 15 days of the time period specified in those sections with

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will, after the effectiveness of the exchange offer registration statement or shelf registration statement if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, such information and reports may, prior to the filing of the exchange offer registration statement or shelf registration statement, be with respect to iPayment, Inc. so long as the Company’s assets (other than the capital stock of iPayment, Inc.) do not exceed the greater of (x) $70.0 million and (y) 10% of Total Assets, and it has no material liabilities other than the Notes and its Guarantee of the Credit Agreement.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation (as determined in good faith by the Company) in “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

So long as any of the Notes are outstanding and remain restricted under Rule 144, the Company will make available upon request to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of default and remedies” until 60 days after the date any report hereunder is due.

To the extent any information is not provided within the time periods specified in this section “Reports” and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect to shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of default and remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest, including Additional Interest, if any, and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or canceled prior to such cure.

Events of default and remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the option of holders — Change of control” or “— Certain covenants — Merger, consolidation or sale of assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the indenture or the escrow and security agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries whether such Indebtedness now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Significant Subsidiaries (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary);

(8) (8)(a) the escrow and security agreement ceases to be in full force and effect (except as permitted by the terms of the indenture or the escrow and security agreement) for a period of 30 days after the Company receives notice thereof or (b) the escrow and security agreement ceases to give the Holders a valid, perfected first lien security interest in the funds deposited into the escrow account (except as permitted by the terms of the indenture or the escrow and security agreement); or

(9) iPayment, Inc., and it successors, ceases to be a Wholly Owned Restricted Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. Subject to certain limitations, the Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, as such, will have any liability for any obligations of the Company under the Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of any Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors, if any, released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the applicable Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the actual intent of hindering, delaying or defrauding creditors of the Company;

(8) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or that impairs the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes on or after the due dates therefor;

(7) impair the right to institute suit for the enforcement of any payment of principal of, or interest or Additional Interest, if any, on, the Notes on or after the due dates therefor;

(8) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the option of holders — Change of control” after such Change of Control has occurred, including amending, changing or modifying any definition to the extent relating thereto; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain covenants — Future guarantees” or otherwise to add Guarantees with respect to the Notes, or to secure the Notes, or to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the indenture;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to conform the text of the indenture or the Notes to any provision of the “Description of notes” in the Offering Memorandum dated April 29, 2011 with respect to the Notes;

(9) to provide that any Indebtedness that becomes an obligation of a Successor pursuant to any merger or consolidation (and that is not expressly subordinated in right of payment to the Notes) is pari passu in right of payment with the Notes; or

(10) to provide for the issuance of Additional Notes or PIK Notes in accordance with the indenture.

The consent of the applicable Holders is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of all or part of the related Note. Any such Holder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums then payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the Trustee becomes a creditor of the Company, the indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, delivery and form

Except as set forth below, the Initial Notes have been, and the Exchange Notes will be, issued in registered, global form without interest coupons (“Global Notes”). The Notes heretofore issued (other than any PIK Notes) have been issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and the Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof. The Global Notes representing the Exchange Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations which are participants in such system.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for definitive Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below under “— Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company and the Trustee take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the Participants to whose accounts the Global Notes are credited or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default that has occurred and is continuing under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for a Certificated Note if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Notes and DTC requests such certification.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same day settlement and payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the Paying Agent, who in turn will deposit such funds in the accounts specified by DTC or its nominee. The Paying Agent will make all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

The Company expects that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Interest” means all additional interest, if any, owing on the Notes pursuant to the Registration Rights Agreement or pursuant to an Interest Step-Up.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of such Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at May 15, 2015 (such redemption price being described under the fourth paragraph of “— Optional redemption”) plus (2) all remaining required interest payments due on such Note through May 15, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means:

(1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets (other than as provided in the following clause (2)); and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued or sold to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $2.0 million;

(2) a transaction governed by the provisions of the indenture described above under the caption “— Repurchase at the option of holders — Change of control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of assets;”

(3) any sale, lease, conveyance, disposition or issuance to the Company or to another Restricted Subsidiary;

(4) the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of Cash Equivalents;

(6) any sale, conveyance or other disposition of accounts or notes receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments,” any Permitted Investment and any Permitted Payment;

(8) any sale, conveyance or other disposition of any property, equipment or other assets that is surplus, damaged, worn out or obsolete;

(9) the creation of a Lien not prohibited by the indenture;

(10) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable arising in the ordinary course of business;

(11) any sale, conveyance or other disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or the exercise of termination rights under any lease, license, concession or other agreement in the ordinary course of business;

(12) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries to the Company or to a Restricted Subsidiary;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “— Certain covenants — Incurrence of indebtedness”;

(14) any licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(15) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(16) dispositions of Receivables and related assets to a Receivables Entity in connection with a Financing Disposition.

“Assumed Tax Rate” means, for or in respect of any Tax Period and any item of income, the maximum combined United States Federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in New York City. In computing the Assumed Tax Rate, effect will be given to the deductibility for Federal income tax purposes of state and local income taxes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) cash;

(2) obligations issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than five years from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (a) any lender under the Credit Agreement, (b) any domestic commercial bank having capital and surplus in excess of $500.0 million or (c) any bank with a commercial paper rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of P-1 or better from Moody’s or A-1 or better from S&P and in each case maturing within nine months after the date of acquisition;

(6) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than five years from the date of acquisition;

(7) investments in funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Commission under the Investment Company Act of 1940, as amended; and

(9) investments similar to any of the foregoing, and of comparable credit quality and tenor, denominated in foreign currencies, as reasonably required in connection with any business conducted by a Foreign Subsidiary in the jurisdiction where such foreign currency is legal tender, and approved by the Board of Directors.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person (other than the Permitted Holders) and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders or a Parent, becomes the Beneficial Owner of (i) 35% or more of the voting power of the Voting Stock of such transferee Person and (ii) more of the voting power of the Voting Stock of such transferee Person than the voting power of the Voting Stock of such transferee Person Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as such transferee Person is a Wholly Owned Subsidiary of any Parent, no such “person” (as so defined) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such transferee Person unless such “person” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders or a Parent, becomes the Beneficial Owner, directly or indirectly, of (i) 35% or more of the voting power of the Voting Stock of the Company and (ii) more of the voting power of the Voting Stock of the Company than the voting power of the Voting Stock of the Company Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as the Company is a Wholly Owned Subsidiary of any Parent, no such “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of the Company unless such “person” or “group” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock;

(3) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after giving effect to such transaction, no “person” or “group” (as such terms are used in Section 13(d) and

14(d) of the Exchange Act), other than the Permitted Holders or a Parent, becomes, directly or indirectly, the Beneficial Owner of (i) 35% or more of the voting power of the Voting Stock of the surviving Person and (ii) more of the voting power of the Voting Stock of such surviving Person than the voting power of the Voting Stock of such surviving Person Beneficially Owned, directly or indirectly, by the Permitted Holders; provided that, (x) so long as such surviving Person is a Wholly Owned Subsidiary of any Parent, no such “person” or “group” (as so defined) shall be deemed to become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such surviving Person unless such “person” or “group” shall be or become a Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Parent (and more of the voting power of the Voting Stock of such Parent than the voting power of such Voting Stock Beneficially Owned, directly or indirectly, by the Permitted Holders) and (y) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which such “person” (as so defined) is the Beneficial Owner, unless such “person” is not an Affiliate of any Permitted Holder and has the sole voting power with respect to that Voting Stock.

The transactions contemplated by the Redemption Agreement shall not constitute or give rise to a Change of Control.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, including such taxes paid by such Person and its Restricted Subsidiaries with respect to minority interest income or expense for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) the amount of any extraordinary, unusual or non-recurring losses, charges or expenses of such Person and its Restricted Subsidiaries to the extent that any such losses, charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary to the extent such expense was deducted in computing Consolidated Net Income; minus

(6) (A) non-cash items (other than the accrual of revenue), and extraordinary, unusual or non-recurring gains and (B) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary, in each case to the extent increasing such Consolidated Net Income for such period; in each case, on a consolidated basis and determined (in each case to the extent applicable) in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Specified Entity will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Specified Entity in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Specified Entity.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, to the extent otherwise included:

(1) the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included (i) solely for the purpose of determining the amount available for Restricted Payments under clause (A)(3) of “Certain covenants — Restricted payments” only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary thereof and (ii) solely for the purpose of determining Consolidated Cash Flow only to the extent of the amount of dividends or distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration and payment of dividends and similar distributions, and the making of loans and advances, by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired (in a pooling of interests or similar transactions) during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) any non-cash compensation expense recorded from grants of restricted stock, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries will be excluded;

(6) any unrealized gains or losses in respect of currency Hedging Obligations will be excluded;

(7) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person will be excluded;

(8) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations owing between or among any of the Company and its Restricted Subsidiaries will be excluded; and

(9) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments) will be excluded.

In addition, for purposes of determining the amount available for Restricted Payments under clause (A)(3) under the covenant described under “— Certain covenants — Restricted payments,” Consolidated Net Income may (at the Company’s option) be reduced as contemplated by clause (A)(3)(c) of such covenant.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum without duplication of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and including, for the avoidance of doubt, all Indebtedness of a Receivables Subsidiary) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (the “Reference Period”). For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Liabilities” means, at any time, any obligations for taxes, costs, indemnifications, reimbursements, breakage and other damages and other liabilities in respect of which no claim or demand for payment has been made at such time.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors or one or more Permitted Holders who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date by and among iPayment, Inc., the Company, the guarantor parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise and whether provided under the original Credit Agreement or one or more other credit agreements, financing agreements or other Credit Facilities or otherwise. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other financing arrangements, in each case with one or more banks or other lenders or institutions, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any of such banks, lenders or institutions to special purpose entities formed to borrow from any of such banks, lenders or institutions against such receivables), letters of credit, bankers’ acceptances or other Indebtedness (including, without limitation,

Indebtedness under any indenture or similar financing agreement and any bonds or notes issued thereunder), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise and whether provided under the original credit agreement governing any such debt facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise. Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-cash Consideration.

“Disinterested Directors” means, with respect to any Affiliate Transaction, each member of the Board of Directors of the Company who is not an employee of the Company or its Affiliates and has no direct or indirect material financial interest in or with respect to such Affiliate Transaction other than as a result of an Equity Interest in the Company or any Parent.

“Disqualified Stock” means any Capital Stock (other than Management Stock) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding or following sentence, any Capital Stock, options, warrants or rights that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock, options, warrants or rights upon the occurrence of a change of control or an asset sale (as either such phrase is defined thereunder) will not constitute Disqualified Stock if the terms of such Capital Stock, options, warrants or rights provide that the Company may not repurchase or redeem any such Capital Stock, options, warrants or rights pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.” The term “Disqualified Stock” will also include any options, warrants or other rights to acquire Capital Stock (other than in respect of Management Stock) that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Eligible Investments” means (i) direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the Company and (ii) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940, whose shares are registered under the Securities Act of 1933, investing exclusively in direct obligations of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or (y) that is a sale of Capital Stock of a Parent the proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company (and may then be contributed by the Company to any of its Restricted Subsidiaries).

“Equity Redemption” means the redemption of the Equity Interests of Gregory S. Daily in iPayment Investors, L.P. and iPayment GP, LLC.

“Existing Indebtedness” means (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the related Guarantees or under the Notes) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the Notes, (2) the Opco Notes and (3) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid, (ii) the Opco Notes and the related Guarantees and (iii) Indebtedness arising from agreements existing on the Issue Date providing for earn outs or similar obligations Incurred in connection with the acquisition of a business, assets, Merchant Portfolio or a Restricted Subsidiary.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Company and, if the Fair Market Value exceeds $7.5 million, by the Board of Directors of the Company, whose determination, unless otherwise specified below, will be conclusive if evidenced by a Board Resolution attached to an Officers’ Certificate delivered to the Trustee. Notwithstanding the foregoing, with respect to the determinations made under clauses (A)(3)(b) and (A)(3)(c) and the first sentence of the last paragraph of the covenant described under “— Certain covenants — Restricted payments,” the Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases, discharges or otherwise acquires or retires any Indebtedness or issues, repurchases, redeems or otherwise acquires or retires Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Indebtedness, or such issuance, repurchase, redemption or other acquisition or retirement of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of Merchant Portfolios, business entities or property and assets constituting a division, operating unit of a business or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in respect thereof (including without limitation in respect of reasonably anticipated cost savings or synergies relating to any such acquisition or disposition) as determined in good faith by the Chief Financial Officer or an authorized Officer of the Specified Entity, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; provided that with respect to cost savings or synergies relating to any such acquisition or disposition, the related actions are expected by the Specified Entity to be taken, and the cost savings or synergies realized, no later than 12 months after the date of determination; and

(2) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, and net of interest income, whether received or accrued, of such Person and its Restricted Subsidiaries for such period; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person (other than such Person or one of its Restricted Subsidiaries) that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries, other than (x) dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company and (y) Permitted Tax Distributions, and unless such dividends are paid or accrued on Preferred Stock of any Restricted Subsidiary that is a joint venture or similar entity and not a Wholly Owned Restricted Subsidiary owned by the minority investor in such Restricted Subsidiary, times a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is (1) not formed under the laws of the United States of America or any state thereof or the District of Columbia, or (2) a Subsidiary of any Foreign Subsidiary or (3) a Foreign Subsidiary Holding Company.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary that has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities.

“GAAP” means generally accepted accounting principles in the United States, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date (for purposes of the definitions of the terms “Consolidated Cash Flow,” “Consolidated Net Income,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Net Income,” and “Total Assets,” all defined terms in the indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the indenture).

“Government Securities” means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantor” means any Subsidiary of the Company that enters into a Note Guarantee in accordance with the provisions of the indenture and its successors and assigns until released from its obligations under its Note Guarantee and the indenture in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other similar agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, commodity forward contracts and other similar agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other similar agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, enter into any Guarantee of, or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with substantially the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or any of its Restricted Subsidiaries as accrued or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at its involuntary maximum fixed repurchase price excluding accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at its involuntary maximum fixed repurchase price excluding accrued dividends;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock and Preferred Stock) would appear as a liability on the balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, to the extent so guaranteed by the specified Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors of the Company or the issuer of such Capital Stock.

The amount of any Indebtedness outstanding as of any date (except as expressly provided above and in the definition of Capital Lease Obligation) will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount (or, in the case of letters of credit, the face amount) thereof, in the case of any other Indebtedness; and

(3) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at the time of determination.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments by such Person in other Persons on a balance sheet of such Person prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

The amount of any Investment at any time of determination shall be the original cost of such Investment, reduced (at the Company’s option) by the amount of any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of or upon the disposition of such Investment, which amount, in the case of any non-cash dividend, distribution, interest payment, return of capital or repayment received in respect of such Investment, shall be equal to the Fair Market Value of such dividend, distribution, interest payment, return of capital or repayment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (A)(3) of the covenant described under the caption “— Certain covenants — Restricted payments.”

“Investors Recapitalization” means (i) the Equity Redemption and (ii) the refinancing of the PIK toggle notes existing on the Issue Date of iPayment Investors, L.P.

“Issue Date” means May 6, 2011.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Leverage Ratio” means, on the date of determination, the ratio of (i) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis to (ii) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters, in each case with such pro forma adjustments to such Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that for purposes of calculating the Leverage Ratio only, pursuant to clause (1) of the definition of Fixed Charge Coverage Ratio, pro forma adjustments shall only be permitted if permitted pursuant to Regulation S-X under the Securities Act.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company, or any of their respective Subsidiaries, or any sales agents, sales representatives or independent sales groups providing marketing and related services to any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent; provided, however, that for the purposes of the definition Permitted Holders, Management Investors shall not include sales agents, sales representatives or independent sales groups that are not officers, directors, employees and other members of the management of any Parent, the Company, or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives.

“Management Stock” means Capital Stock of the Company or any Parent (or any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Merchant Portfolio” means a portfolio of merchant contracts.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and after any reduction in respect of dividends paid on Preferred Stock of any such Person that is a Restricted Subsidiary or on Disqualified Stock of any such Person that is the Company or a Restricted Subsidiary (in each case to the extent such dividends constitute Fixed Charges and were paid pursuant to clause (8) of paragraph (B) of the covenant described under “— Certain covenants — Limitation on restricted payments”), excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the payment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the Asset Sale or the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Note Guarantee” means a Guarantee of the Notes pursuant to the indenture.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, that meets the requirements of the indenture.

“Opco Notes” means the $400,000,000 aggregate principal amount of 10.25% Senior Notes due 2018 issued by iPayment, Inc. on the Issue Date.

“Opco Recapitalization” means the refinancing of the existing credit agreement and the existing senior subordinated notes of iPayment, Inc.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the indenture.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary on or after the Issue Date.

“Parent Expenses” means, without duplication, (a) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection and in compliance with, applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (b) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (c) operational expenses of any Parent incurred in the ordinary course of business in an amount not to exceed $2.0 million in any fiscal year, (d) expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by, contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed and (e) Related Taxes.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

“Permitted Holder” means any of (i) Carl A. Grimstad, and his Affiliates and Related Parties, (ii) other Management Investors and any of their Affiliates (but only with respect to their Beneficial Ownership of up to 25% in the aggregate of the voting power of the Voting Stock of the Company or any Parent, as the case may be), and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a Beneficial Owner constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales” or from a sale, conveyance or other disposition of property or assets that does not constitute an Asset Sale;

(5) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(6) stock, obligations or securities received in settlement of debts or claims, or upon foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or in connection with bankruptcy or insolvency of other Persons;

(7) loans, advances, prepaid residual expense or other extensions of credit (including Guarantees) to or in respect of sales agents, sales representatives, independent sales groups, customers or suppliers, in the ordinary course of business; receivables created or acquired or pledges or deposits made in the ordinary course of business; and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) loans or advances to equityholders of any Person acquired by the Company or any of its Subsidiaries to fund taxes and expenses payable by such equityholders in connection with such acquisition not to exceed $5.0 million in the aggregate outstanding at any one time;

(10) loans or advances to officers and employees not to exceed $5.0 million in the aggregate outstanding at any one time;

(11) Investments existing, or made pursuant to legally binding commitments existing, on the Issue Date;

(12) loans or advances to any current or former employee, officer, or director of the Company or any of its Restricted Subsidiaries or any other Management Investor in connection with such Person’s purchase of Equity Interest of the Company or any Parent in an aggregate amount at any time outstanding not to exceed the amount of Permitted Payments permitted pursuant to clause (7) of paragraph (B) of the covenant described under “— Certain covenants —Restricted payments”;

(13) (a) Investments in any Receivables Subsidiary that are necessary or desirable in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (b) any promissory note issued by the Company, iPayment, Inc. or any Parent to any Receivables Entity that are necessary or desirable in connection with a Receivables Financing, provided that if such Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company; and

(14) other Investments, together with all other Investments made pursuant to this clause (14) since the Issue Date and all Designated Non-cash Consideration received pursuant to clause (2)(c) under the first paragraph under the caption “Repurchase at the option of holders —Asset sales” and that is at that time outstanding, not to exceed the greater of (a) $35.0 million and (b) 8% of Total Assets.

If any Investment pursuant to clause (14) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment (at the Company’s option) shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and not clause (14) above for so long as such Person is a Restricted Subsidiary of the Company.

“Permitted Liens” means:

(1) Liens securing obligations with respect to the Credit Agreement Incurred under clause (1) of the second paragraph under “Certain covenants — Incurrence of indebtedness”;

(2) Liens in favor of the Company or any Restricted Subsidiary (other than Liens granted by the Company in favor of any Restricted Subsidiary);

(3) Liens on property or shares of stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(5) Liens securing the Notes and pursuant to the escrow and security agreement;

(6) Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(7) Liens securing Permitted Refinancing Indebtedness Incurred pursuant to clause (5) of the second paragraph of “Certain covenants —Incurrence of indebtedness”; provided that such Liens do not extend to any property or assets other than the property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secure (or under such written arrangements with respect to the Indebtedness being refinanced could secure) the Indebtedness being refinanced;

(8) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

(9) Liens securing Indebtedness or other obligations of any Receivables Entity;

(10) Liens securing obligations (which together with any Liens securing Permitted Refinancing Indebtedness of obligations originally secured pursuant to this clause (10)) that do not exceed $10.0 million at any one time outstanding; and

(11) Liens on assets of non-Guarantor Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (any of the foregoing, “refinance”) other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith (in each case as determined by the Company in good faith));

(2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Tax Distributions” means, for or in respect of any fiscal year or other tax period (each a “Tax Period”) of the Company, an amount equal to the product of (x) the Taxable Income for such Tax Period multiplied by (y) the Assumed Tax Rate with respect to each amount included therein. Permitted Tax Distributions shall be calculated and made in advance of the dates on which estimated tax payments relating to the pertinent Tax Period are due, and shall be made without regard to the actual tax status of any direct or indirect holders of Equity Interests in the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recapitalization” means the Investors Recapitalization and the Opco Recapitalization.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

“Receivables Entity” means (x) any Receivables Subsidiary or (y) any other Person other than a Subsidiary that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

“Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a “Receivables Subsidiary” by the Board of Directors of the Company and no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (x) is at any time guaranteed by the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary), excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company), (y) is at any time recourse to or obligates the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary) in any way, other than pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company), or (z) subjects any asset of the Company or its Restricted Subsidiaries (other than any Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities which are customary in an accounts receivable securitization transaction (as determined in good faith by the Company).

“Redemption Agreement” means the Redemption Agreement, dated as of April 12, 2011, among iPayment GP, LLC, iPayment Investors, L.P., each person listed in Exhibit A thereto, Gregory S. Daily and Randal S. Mashburn, solely as trustee, as the same may be amended, supplemented or modified from time to time.

“Registration Rights Agreement” means (a) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, between the Company and J.P. Morgan Securities LLC and (b) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes, and any Notes issued in exchange therefor, under the Securities Act.

“Related Parties” means Carl A. Grimstad’s family members or relatives, or trusts, partnerships or limited liability companies for the benefit of Carl A. Grimstad or any such family members or relatives, or any of Carl Grimstad’s heirs, executors, successors or legal representatives.

“Related Taxes” means any taxes, charges or assessments (other than taxes measured by income) required to be paid by any Parent by virtue of being organized or existing or having Capital Stock outstanding, or being a holding company parent of, or receiving dividends, distributions or other payment from the Company, any Restricted Subsidiary thereof or any Parent, or having guaranteed or given any security interest in respect of any obligations of the Company or any Restricted Subsidiary thereof, or having made any payment in respect of any Parent Expenses.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) Merchant Portfolios and/or any related assets, or (3) substantially all the assets of a Permitted Business or at least a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Secured Debt” means any Indebtedness secured by a Lien upon property of the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Specified Entity” means the Company or iPayment, Inc., as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means any Indebtedness that is expressly subordinated in right of payment to the Notes or any Note Guarantees.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Taxable Income” means, for or in respect of any Tax Period, the taxable income of the Company determined for Federal income tax purposes as if the Company were an individual and directly or indirectly wholly-owned Subsidiaries of the Company were disregarded entities for Federal income tax purposes.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the balance sheet of the Company as at the end of the most recent fiscal period for which consolidated financial statements are available, prepared in conformity with GAAP.

“Treasury Rate” means, with respect to any date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from such date of redemption to May 15, 2015; provided, however, that if the period from such date of redemption to May 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to May 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain covenants — Designation of restricted and unrestricted subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Certain United States federal income tax considerations

The following is a discussion of the material U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to the exchange offers described in this prospectus and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) pursuant to the exchange offers described in this prospectus. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the initial notes and exchange notes as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This description of material U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as: financial institutions, regulated investment companies, real estate investment trusts, partnership or other pass-through entities (or investors in such entities), tax-exempt entities, insurance companies, persons holding initial notes or exchange notes as part of a hedging, integrated, or conversion transaction, constructive sale or “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, and dealers or traders in securities or currencies. Certain capitalized terms used in this section of the prospectus and not otherwise defined in this section shall have the meanings ascribed thereto in the “Description of 15.00%/15.00% exchange notes.”

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of initial notes or exchange notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or an entity taxable as a corporation) organized in or created under the laws of the United States or of any political subdivision of the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of initial notes or exchange notes that is not a U.S. Holder, and is an individual, corporation, estate or trust.

If an entity treated as a partnership for U.S. federal tax purposes holds initial notes or exchange notes, the tax treatment of a partner or other owner will depend upon the status of the partner (or other owner) and the activities of the entity. If a Holder is a partner (or other owner) of such an entity that holds initial notes, such Holder should consult its tax advisor regarding the tax consequences of exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations (“Treasury Regulations”) — all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. Neither iPayment nor Holdings have requested, and neither will request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions that iPayment and Holdings have reached and describe herein.

Holders are urged to consult their own tax advisors regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to Holder’s particular situation.

Exchange Offers

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, Holders will not recognize gain or loss upon receipt of an exchange note. A Holder’s holding period for an exchange note should include the holding period for the initial note and such holder’s initial basis in an exchange note will be the same as its adjusted basis in the initial note.

Payments upon a Change of Control or Other Circumstances

Both iPayment and Holdings may be obligated to pay amounts in excess of stated interest or principal on the exchange notes in the event of a Change of Control or certain other circumstances. If such payments are treated as subject to a “remote or incidental” contingency under applicable Treasury Regulations, then the tax consequences of a Holder’s acquisition, ownership and disposition of exchange notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as not remote or incidental, the exchange notes would be treated as contingent payment debt instruments (“CPDIs”).

There is no specific guidance as to when a contingency is remote or incidental. Both iPayment and Holdings have taken the position that as of the Issue Date, the contingencies relating to payments upon a Change of Control or certain other circumstances are remote and/or incidental for purposes of the CPDI rules. iPayment’s and Holdings’ determinations that these contingencies are remote and/or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. iPayment’s and Holdings’ determination is not, however, binding on the IRS, and the IRS may challenge these determinations. If the exchange notes were deemed to be CPDIs, Holders would generally be required to treat any gain recognized on the sale or other disposition of the exchange notes as ordinary income rather than as capital gain. Furthermore, Holders would be required to accrue interest income on a constant-yield method at an assumed yield determined at the time of issuance of the initial notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the initial notes and the exchange notes will not be considered CPDIs.

Tax Consequences to U.S. Holders

This section applies to U.S. Holders, as defined above.

Payments of Stated Interest —10.25% Exchange Notes

Subject to the possible treatment of the exchange notes as CPDIs (see “Payments upon a Change of Control or Other Circumstances” above), a U.S. Holder will be taxed on “qualified stated interest” on its 10.25% exchange notes as ordinary income at the time it accrues or is received, depending on such holder’s method of accounting for U.S. federal income tax purposes. Qualified stated interest is, in general, stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), at least annually at a single fixed rate. iPayment expects that all of the stated interest payments made on the 10.25% exchange notes to be treated as qualified stated interest.

Interest Payments, Determination of Yield and Original Issue Discount —15.00%/15.00% Exchange Notes

As described under the heading “Description of 15.00%/15.00% exchange notes — Principal, maturity and interest” above, Holdings has the option of paying 50% of certain interest on the 15.00%/15.00% exchange notes through the payment of PIK Interest in lieu of paying Cash Interest. For U.S. federal tax purposes, PIK Notes are aggregated with the 15.00%/15.00% exchange notes issued pursuant to this exchange offer for purposes of computing and accruing “original issue discount” (defined below) on, and determining a U.S. Holder’s tax basis in, the 15.00%/15.00% exchange notes, as described below. For purposes of the rules pertaining to the accrual of original issue discount, the payment of PIK Interest is not considered to be a payment on a 15.00%/15.00% exchange note and a payment made pursuant to a PIK Note is treated as having been made on the 15.00%/15.00% exchange note.

Generally, in determining the yield of a note that provides for alternative payment schedules applicable upon the occurrence of certain contingencies, if a single payment schedule is significantly more likely than not to occur, the yield of the note is computed based upon such payment schedule. Interest payments on the 15.00%/15.00% exchange notes are subject to the contingencies described above under the heading “Description of the 15.00%/15.00% exchange notes —Principal, maturity and interest”; in particular: (1) through May 15, 2015, Holdings may, at its option, make up to 50% of any such payments by paying PIK Interest to the extent sufficient dividends and distributions from iPayment are not available to be made to Holdings pursuant to paragraph (A)(3) of the “Limitation on Restricted Payments” covenant in the Opco Notes, in which case Holdings would be required to pay interest on the 15.00%/15.00% exchange notes at a higher rate and (2) after May 15, 2015, Holdings may elect, at its option, to pay up to 50% of the interest due on the 15.00%/15.00% exchange notes for any two interest periods in PIK Interest so long as (i) the payment of Cash Interest would cause a default or event of default under the Credit Facilities or the Opco Notes or (ii) in the Holdings’ reasonable judgment, payment of a greater amount of interest for such interest periods as Cash Interest would result in a liquidity shortage that would reasonably be expected to result in such a default or event of default, or in a Default or an Event of Default, in which case Holdings would be required to pay interest on the 15.00%/15.00% exchange notes at a higher rate. Holdings believes and has taken the position that as of the Issue Date it is significantly more likely than not that through May 15, 2015, it will pay 50% of each interest payment in PIK Interest and that after May 15, 2015, it will pay only Cash Interest. As a result, Holdings computed the yield of the 15.00%/15.00% initial notes, and, in turn, the 15.00%/15.00% exchange notes for U.S. federal income tax purposes on the basis of such payment schedule.

Each 15.00%/15.00% exchange note should be treated as having been issued with original issue discount in the same amount as the original issued discount on the outstanding 15.00%/15.00% initial notes exchanged therefor. For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest. A special rule applies for determining qualified stated interest with respect to debt instruments providing for alternative payment schedules upon the occurrence of one or more contingencies and such rules require the analysis of each alternative payment schedule (including the stated payment schedule). Under this analysis, the amount of qualified stated interest for such debt instrument would be the lowest fixed rate at which qualified stated interest would be payable under any payment schedule.

A U.S. Holder must include qualified stated interest (as discussed in the preceding paragraph) on the 15.00%/15.00% exchange notes in gross income, as ordinary interest income, at the time such interest accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder will be required to include original issue discount in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes), which may be in advance of receipt of the cash attributable to that income. Original issue discount accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a U.S. Holder will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amounts of original issue discount that a U.S. Holder must include in income will equal the sum of the “daily portions” of the original issue discount with respect to a 15.00%/15.00% exchange note for all days on which such U.S. Holder owns the 15.00%/15.00% exchange note during the taxable year. A U.S. Holder determines the daily portions of original issue discount by allocating to each day in an “accrual period” the pro rata portion of the original issue discount that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of original issue discount is measured and which may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of original issue discount allocable to an accrual period is the excess of:

•	the product of the “adjusted issue price” of the note at the beginning of the accrual period and its “yield to maturity,” over

•	the aggregate amount of any qualified stated interest payments allocable to the accrual period.

The “adjusted issue price” of a 15.00%/15.00% exchange note at the beginning of any accrual period is equal to its issue price increased by the accrued original issue discount for each prior accrual period and decreased by the amount of any payment previously made on the 15.00%/15.00% exchange note. The yield to maturity is the discount rate that causes the present value of all principal and interest payments on such note (other than payments of qualified stated interest and PIK Interest) as of its issue date to equal the issue price of such note; for purposes of this exchange offer, the yield to maturity will be calculated based on the payment schedule discussed above. Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating original issue discount for an initial short accrual period.

Any amount of original issue discount included in income will increase a U.S. Holder’s adjusted tax basis in a 15.00%/15.00% exchange note, and any payment on the 15.00%/15.00% exchange note (other than payments of PIK Interest and qualified stated interest) will decrease a U.S. Holder’s adjusted tax basis in such note.

A U.S. Holder may obtain the amount of qualified stated interest, the issue price, the amount of original issue discount, the issue date and the yield to maturity of the 15.00%/15.00% exchange notes by submitting a written request for such information to the Chief Financial Officer at the address provided under “Available information.”

Each Cash Interest payment, other than a payment of qualified stated interest, will be treated first as a payment of any accrued original issue discount that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). A U.S. Holder of a 15.00%/15.00% exchange note generally is not required to include separately in income cash payments received on such note to the extent such payments constitute payments of previously accrued original issue discount.

If, through May 15, 2015, Holdings makes more than 50% of the payments of interest on the 15.00%/15.00% exchange notes in Cash Interest (contrary to its assumption that such payments would be made 50% in PIK Interest and 50% in Cash Interest) or if, after May 15, 2015, Holdings makes any payment of interest on the 15.00%/15.00% exchange notes in PIK Interest, special rules will apply that could trigger gain or loss to a U.S. Holder or affect the timing and amount of a U.S. Holder’s original issue discount inclusions.

If Holdings makes a payment of more than 50% of the interest in Cash Interest prior to or on May 15, 2015, contrary to its assumption that such payments would be made 50% in Cash Interest and 50% in PIK Interest, such incremental Cash Interest payment will be treated as a payment in retirement of a portion of the 15.00%/15.00% exchange note, which will result in gain or loss to the U.S. Holder. The portion of the 15.00%/15.00% exchange note treated as retired will equal the portion of the aggregate principal amount of the 15.00%/15.00% exchange note (taking into account PIK Notes) equal to the amount of such incremental Cash Interest. A U.S. Holder will recognize gain or loss as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of the Exchange Notes” upon such deemed retirement, taking into account the portion of its adjusted tax basis in the 15.00%/15.00% exchange note (determined under the rules described above) allocable to the portion of the 15.00%/15.00% exchange note treated as retired.

The U.S. Federal income tax consequences of a U.S. Holder’s receipt of incremental payments of Cash Interest contrary to Holdings’ assumptions that only 50% Cash Interest will be paid through May 15, 2015 are complex and U.S. Holders are urged to consult their own tax advisor regarding the particular consequences applicable to them.

If Holdings makes a payment of PIK Interest, after May 15, 2015, contrary to its assumption that such payments would be made entirely in Cash Interest, the 15.00%/15.00% exchange notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the adjusted issue price of the 15.00%/15.00% exchange note on that date. Such retirement and reissuance of the 15.00%/15.00% exchange notes is deemed to occur solely for purposes of determining the amount of original issue discount on the 15.00%/15.00% exchange notes and will not give rise to gain or loss as if the U.S. Holder disposed of the 15.00%/15.00% exchange notes. However, such deemed retirement and reissuance will result in a redetermination of the yield of the 15.00%/15.00% exchange notes and, therefore, a change in the amount of the U.S. Holder’s original issue discount inclusions.

The rules regarding original issue discount are complex and the rules described above may not apply in all cases. Accordingly, U.S. Holders should consult their own tax advisors regarding the application such rules.

Market Discount and Bond Premium

Market Discount

If a U.S. Holder purchased a 10.25% initial note for an amount that is less than its stated redemption price at maturity, the amount of the difference should be treated as market discount for U.S. federal income tax purposes. If a U.S. Holder purchased a 15.00%/15.00% initial note for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. The “revised issue price” of a 15.00%/15.00% initial note equals the issue price of the 15.00%/15.00% initial note increased by the amount of all original issue discount includible in the income of prior Holders of the 15.00%/15.00% initial note and decreased by the amount of any payments previously made on the 15.00%/15.00% initial note (other than payments of qualified stated interest). The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the stated redemption price at maturity, in the case of the 10.25% initial notes, or the revised issue price, in the case of the 15%/15% initial notes, multiplied by the number of complete years to maturity. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The rules described below do not apply if an initial note has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if the holder had sold the exchange note at its then fair market value. In addition, a U.S. Holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which a U.S. Holder acquired the initial note through the maturity date of the exchange note, unless such holder makes an irrevocable election to accrue market discount under a constant-yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. Holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Acquisition Premium

If a U.S. Holder purchased a 15.00%/15.00% initial note for an amount that is less than or equal to the stated redemption price at maturity but is greater than the adjusted issue price of such 15.00%/15.00% initial note, the excess is acquisition premium. Any acquisition premium applicable to a 15.00%/15.00% initial note should carry over to the 15.00%/15.00% exchange note received in exchange therefor. If such holder does not elect to include all interest income on the 15.00%/15.00% exchange notes in gross income under the constant-yield method then such holder’s accruals of original issue discount will be reduced by a fraction equal to (i) the excess of such holder’s adjusted basis in the 15.00%/15.00% initial note immediately after the holder’s purchase over the adjusted issue price of the 15.00%/15.00% initial note, divided by (ii) the stated redemption price at maturity of the 15.00%/15.00% initial note over the adjusted issue price of the 15.00%/15.00% initial note.

Bond Premium

A U.S. Holder that has an adjusted tax basis in an exchange note that exceeds the stated principal amount of such note (any such excess being “amortizable bond premium”), may elect to reduce the amount required to be included in the U.S. Holder’s income each year with respect to qualified stated interest, as defined above, on the exchange note by the amount of amortizable bond premium allocable (based on such exchange note’s yield to maturity (or, if it results in a smaller amortizable bond premium, with reference to the amount payable on an earlier call date)) to that year. Any election to amortize bond premium shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. A U.S. Holder with an adjusted tax basis in 15.00%/15.00% exchange note in excess of its stated redemption price at maturity is not required to include original issue discount in gross income. U.S. Holders should consult their own advisors concerning the computation and amortization of any bond premium on the exchange notes.

Sale, Exchange and Retirement of the Exchange Notes

U.S. Holders will recognize capital gain or loss upon the sale, exchange or retirement of an exchange note in an amount equal to the difference between (i) the amount of cash received (other than cash in respect of accrued stated interest and accrued market discount, which will be taxable as ordinary income to the extent not previously included in income), and (ii) such holder’s adjusted tax basis in the exchange note at the time of sale. A U.S. Holder’s adjusted tax basis for an exchange note will be the price such holder paid for it, increased by any original issue discount and market discount previously included in gross income and decreased (but not below zero) by payments, if any, a U.S. Holder has previously received other than qualified stated interest and any premium amortized by the holder. A non-corporate U.S. Holder may be eligible for a reduced rate of taxation with respect to capital gain recognized if such holder has held an exchange note for more than one year. The deductibility of capital losses is subject to limitations.

Classification as applicable high yield discount obligations

Corporations that issue debt obligations that are classified as applicable high yield discount obligations (as defined in the Code) and holders thereof are subject to special rules (the “AHYDO Rules”) regarding the deductibility of interest and reclassification of certain interest as dividends. If a debt obligation’s yield to maturity exceeds the “applicable federal rate” in effect at the time of their issuance (the “AFR”) plus five percentage points and certain other requirements are met, such debt obligation will be classified as an applicable high yield discount obligation. In that event, no portion of the original issue discount on such debt obligation would be deductible by the issuer until paid. In addition, a portion of the interest on the notes may not be deductible by the issuer at any time; such portion would be an amount that bears the same ratio to such interest as (i) the excess of the yield to maturity of such debt obligation over the AFR plus six percentage points bears to (ii) the yield to maturity of such debt obligation. The AHYDO Rules will apply to Holdings and consequently a portion of the interest on the 15.00%/15.00% exchange notes will be non-deductible by Holdings and a portion would be deductible only when actually paid. A corporate U.S. Holder of 15.00%/15.00% exchange notes would be entitled to treat the portion of the interest that is not deductible by Holdings as a dividend for purposes of the Code’s dividends-received deduction, subject to applicable limitations. Each corporate U.S. Holder should consult its own tax advisor as to the application of the AHYDO Rules and as to whether any portion of payments on the 15.00%/15.00% exchange notes may be eligible to be treated as a dividend for purposes of the dividends-received deduction.

Information Reporting and Backup Withholding

Information reporting requirements will apply to U.S. Holders other than certain exempt recipients (including corporations) with respect to certain payments of interest on exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, certain payments will be subject to backup withholding if a U.S. Holder:

•	fails to provide a correct taxpayer identification number (which, if a U.S. Holder is an individual, would ordinarily be such holder’s Social Security Number),

•	has been notified by the IRS that such holder is subject to backup withholding,

•	fails to certify that such holder is exempt from withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisor regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their “net investment income” for taxable years beginning after December 31, 2012 to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of exchange notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the exchange notes.

Tax Consequences to Non-U.S. Holders

This section applies to Non-U.S. Holders, as defined above. The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

Payments of Interest

The U.S. federal withholding tax of 30% will not apply to any payment to a Non-U.S. Holder of interest, including OID, on an exchange note provided that:

•	such payments are not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business;

•	such Non-U.S. Holder is not a “10 percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of either iPayment or Holdings;

•	such Non-U.S. Holder is not a controlled foreign corporation that is related directly or indirectly to either iPayment or Holdings;

•	such Non-U.S. Holder is not a bank whose receipt of interest on an exchange note is described in Section 881(c)(3)(A) of the Code; and

•

(a) such Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or a successor form)) or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business holds the exchange note on behalf of the Non-U.S. Holder and certifies, under penalties of perjury, that it has received IRS Form W-8BEN (or a successor form) from the Non-U.S. Holder or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the IRS Form W-8BEN (or a successor form) or (c) the Non-U.S. Holder holds the exchange notes through certain foreign intermediaries or certain foreign partnerships that satisfy the requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides iPayment or Holdings, as applicable, with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (b) IRS Form W-8ECI stating that interest paid on an exchange note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on an exchange note is effectively connected with the conduct of that trade or business, such Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis (although such interest will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if it were a U.S. Holder, except as otherwise provided by applicable tax treaty. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on an exchange note will be included in the earnings and profits of such foreign corporation if the interest is effectively connected with the conduct by such foreign corporation of a trade or business in the United States.

Sale, Taxable Exchange or Other Disposition of Exchange Notes

Any gain realized by a Non-U.S. Holder upon the sale, taxable exchange, redemption or other disposition of an exchange note (except amounts received with respect to accrued and unpaid stated interest or market discount, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on the gain, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Unless certain exceptions apply, iPayment and Holdings must report to the IRS and to Non-U.S. Holders any payments to Non-U.S. Holders in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by either iPayment or Holdings or the relevant paying agent on a Non-U.S. Holder’s exchange notes, if such holder provides either iPayment or Holdings, as applicable, with a properly competed IRS Form W-8BEN (or other appropriate form), provided that iPayment or Holdings or the relevant paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, effected at an office outside the United States (within the meaning of the applicable Treasury Regulations) of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided, that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments effected at an office outside the United States (within the meaning of the applicable Treasury Regulations) of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments effected at an office of a broker inside the United States (within the meaning of the applicable Treasury regulations), however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisor regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Certain ERISA considerations

The Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” imposes certain requirements on “employee benefit plans” (as defined in ERISA) subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans, which we refer to collectively as “ERISA Plans,” and on those persons who are fiduciaries with respect to ERISA Plans.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, or the “Code,” prohibit certain transactions involving the assets of an ERISA Plan (Section 4975 of the Code also imposes prohibitions for certain plans that are not subject to Title I of ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, which we refer to, together with ERISA Plans, as the “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Accordingly, each original or subsequent purchaser or transferee of a note that is or may become a Plan is responsible for determining that its purchase and holding of such note will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN ERISA IMPLICATIONS OF AN INVESTMENT IN THE NOTES AND DOES NOT PURPORT TO BE COMPLETE. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN LEGAL, TAX, FINANCIAL AND OTHER ADVISORS PRIOR TO INVESTING IN THE NOTES TO REVIEW THESE IMPLICATIONS IN LIGHT OF SUCH INVESTORS’ PARTICULAR CIRCUMSTANCES.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers in exchange for initial notes acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of the exchange notes received by it in connection with the exchange offers. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales or transfers of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale or transfer for a period ending on the earlier of (i) 90 days from the date on which the registration statement relating to the exchange offers is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration of the exchange offers or for a period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, if shorter, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the initial notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes and the guarantees of the 10.25% exchange notes and certain related legal matters will be passed upon for us by White & Case LLP, New York, New York. Certain matters under Nevada law will be passed upon by Ballard Spahr LLP. Certain matters under Tennessee law will be passed upon by Waller Lansden Dortch & Davis, LLP.

Experts

The consolidated financial statements of iPayment, Inc. and iPayment Holdings, Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find additional information

This prospectus is part of a registration statement on Form S-4 (including the exhibits, schedules, and amendments to the registration statement) we have filed with the SEC under the Securities Act with respect to the exchange notes. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, we refer you to the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement or incorporated by reference herein, each such statement being qualified in all respects by such reference.

As further described in “Description of 10.25% exchange notes” and “Description of 15.00%/15.00% exchange notes,” we have agreed, so long as the notes are outstanding, to electronically file with the SEC and furnish to the trustee and the holders, as applicable, the reports that we would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if we were so subject.

In addition, so long as the notes are outstanding and remain restricted under Rule 144, we have agreed to make available upon request to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. Copies of reports and other information filed by us with the SEC may be inspected and copied at the SEC’s public reference room at 100 F Street N.E., Washington, DC 20549-2736. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of those materials may also be obtained at the web site maintained by the SEC at http://www.sec.gov.

Index to consolidated financial statements

Audited Consolidated Financial Statements (Predecessor)
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-4
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F-5
Consolidated Statements of Changes in Stockholder’s Equity and Comprehensive Income of iPayment, Inc. for the years ended December 31, 2010, 2009 and 2008	F-6
Consolidated Statements of Changes in Stockholder’s Equity and Comprehensive Income of iPayment Holdings, Inc. for the years ended December 31, 2010, 2009 and 2008	F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-8
Notes to Audited Consolidated Financial Statements	F-9
Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2011 (Successor) and December 31, 2010 (Predecessor)	F-28

Consolidated Statements of Operations of iPayment, Inc. for the three months ended September  30, 2011 (Successor), the periods from May 24, 2011 through September 30, 2011 (Successor) and January 1, 2011 through May 23, 2011 (Predecessor) and for the three and nine months ended September 30, 2010 (Predecessor)

F-29

Consolidated Statements of Operations of iPayment Holdings, Inc. for the three months ended September 30, 2011 (Successor), the periods from May 24, 2011 through September 30, 2011 (Successor) and January 1, 2011 through May 23, 2011 (Predecessor) and for the three and nine months ended September 30, 2010 (Predecessor)

F-30

Consolidated Statements of Cash Flows for the periods from May 24, 2011 through September  30, 2011 (Successor) and January 1, 2011 through May 23, 2011 (Predecessor) and the nine months ended September 30, 2010 (Predecessor)

F-31
Notes to Unaudited Consolidated Financial Statements	F-32

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of iPayment, Inc.

We have audited the accompanying consolidated balance sheets of iPayment, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of iPayment, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 21, 2011, except for Notes 1 and 17 as to which the date is August 15, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of iPayment Holdings, Inc.

We have audited the accompanying consolidated balance sheets of iPayment Holdings, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of iPayment Holdings, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 21, 2011, except for Notes 1 and 17 as to which the date is August 15, 2011

CONSOLIDATED BALANCE SHEETS

	IPAYMENT, INC.		IPAYMENT HOLDINGS, INC.
($ in thousands, except share data)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1	$2	$1	$2
Accounts receivable, net of allowance for doubtful accounts of $735 and $857 at December 31, 2010 and 2009, respectively	27,542	25,077	27,542	25,077
Prepaid expenses and other current assets	1,191	1,463	1,191	1,463
Investment in merchant advances, net of allowance for doubtful accounts of $397 and $527 at December 31, 2010 and December 31, 2009, respectively	—	—	—	—
Deferred tax assets	2,073	2,353	2,073	2,353

Total current assets	30,807	28,895	30,807	28,895
Restricted cash	556	680	556	680
Property and equipment, net	4,766	4,673	4,766	4,673
Intangible assets and other, net of accumulated amortization of $177,600 and $138,789 at December 31, 2010 and 2009, respectively	156,734	163,774	156,734	163,774
Goodwill	527,978	527,978	527,978	527,978
Deferred tax asset	4,324	8,219	4,324	8,219
Other assets, net	10,464	11,147	10,464	11,147

Total assets	$735,629	$745,366	$735,629	$745,366

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$3,265	$4,132	$3,265	$4,132
Income taxes payable	11,818	8,529	11,818	8,529
Accrued interest payable	2,573	2,735	2,573	2,735
Accrued liabilities and other	17,060	20,100	17,060	20,100
Current portion of long-term debt	5,823	—	5,823	—

Total current liabilities	40,539	35,496	40,539	35,496
Long-term debt	619,144	651,519	619,144	651,519
Other liabilities	3,505	15,213	3,505	15,213

Total liabilities	663,188	702,228	663,188	702,228

Commitments and contingencies (Note 5)
Stockholder’s equity:
Common stock of iPayment, Inc., $0.01 par value; 1,000 shares authorized, 100 shares issued and outstanding at December 31, 2010 and December 31, 2009	20,055	20,055	—	—
Common stock of iPayment Holdings, Inc., $0.01 par value; 50,000 shares authorized, 20 shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—	20,055	20,055
Accumulated other comprehensive loss, net of tax benefits of $0 and $4,984 at December 31, 2010 and December 31, 2009, respectively	—	(7,475)	—	(7,475)
Retained earnings	52,386	30,558	52,386	30,558

Total stockholder’s equity	72,441	43,138	72,441	43,138

Total liabilities and stockholder’s equity	$735,629	$745,366	$735,629	$745,366

See accompanying notes to audited consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	IPAYMENT, INC.			IPAYMENT HOLDINGS, INC.
($ in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues	$699,174	$717,928	$794,825	$699,174	$717,928	$794,825
Operating expenses:
Interchange	380,577	397,530	450,570	380,577	397,530	450,570
Other costs of services	216,873	228,253	240,880	216,873	228,253	240,880
Selling, general and administrative	13,827	20,348	20,941	13,827	20,348	20,941

Total operating expenses	611,277	646,131	712,391	611,277	646,131	712,391

Income from operations	87,897	71,797	82,434	87,897	71,797	82,434
Other expenses:
Interest expense, net	45,662	46,488	56,289	45,662	46,488	56,289
Other expense, net	1,058	1,245	750	1,058	1,245	750

Income before income taxes	41,177	24,064	25,395	41,177	24,064	25,395
Income tax expense	18,349	8,736	10,105	18,349	8,736	10,105

Net income	22,828	15,328	15,290	22,828	15,328	15,290
Less: Net income attributable to noncontrolling interest	—	(3,588)	(987)	—	(3,588)	(987)

Net income attributable to iPayment, Inc./iPayment Holdings, Inc.	$22,828	$11,740	$14,303	$22,828	$11,740	$14,303

See accompanying notes to audited consolidated financial statements.

IPAYMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY AND

COMPREHENSIVE INCOME

	Stockholder’s Equity
	Common Stock
($ in thousands, except share data)	Shares		Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Non- Controlling Interest	Total
Balance at December 31, 2007	100	$20,055	$(7,354)	$4,515	$—	$17,216
Comprehensive Income:
Unrealized (loss) on fair value of derivatives, net of tax benefits of $3,276	—	—	(4,914)	—	—	(4,914)
Net income	—	—	—	14,303	987	15,290
Comprehensive Income						10,376

Balance at December 31, 2008	100	$20,055	$(12,268)	$18,818	$987	$27,592

Distributions to noncontrolling interest in equity of subsidiary	—	—	—	—	(2,640)	(2,640)
Sale of interest in equity of subsidiary	—	—	—	—	(1,935)	(1,935)
Comprehensive Income:
Unrealized gain on fair value of derivatives, net of tax expense of $3,195	—	—	4,793	—	—	4,793
Net income	—	—	—	11,740	3,588	15,328
Comprehensive Income						20,121

Balance at December 31, 2009	100	$20,055	$(7,475)	$30,558	$—	$43,138

Dividend paid to iPayment Investors, L.P.	—	—	—	(1,000)	—	(1,000)
Comprehensive Income:
Unrealized gain on fair value of derivatives, net of tax expense of $4,984	—	—	7,475	—	—	7,475
Net income	—	—	—	22,828	—	22,828
Comprehensive Income						30,303

Balance at December 31, 2010	100	$20,055	$—	$52,386	$—	$72,441

See accompanying notes to audited consolidated financial statements.

IPAYMENT HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY AND

COMPREHENSIVE INCOME

	Stockholder’s Equity
	Common Stock
($ in thousands, except share data)	Shares		Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Non- Controlling Interest	Total
Balance at December 31, 2007	20	$20,055	$(7,354)	$4,515		$17,216
Comprehensive Income:
Unrealized (loss) on fair value of derivatives, net of tax benefits of $3,276	—	—	(4,914)	—	—	(4,914)
Net income	—	—	—	14,303	987	15,290

Comprehensive Income						10,376

Balance at December 31, 2008	20	$20,055	$(12,268)	$18,818	$987	$27,592

Distributions to noncontrolling interest in equity of subsidiary	—	—	—	—	(2,640)	(2,640)
Sale of interest in equity of subsidiary	—	—			(1,935)	(1,935)
Comprehensive Income:
Unrealized gain on fair value of derivatives, net of tax expense of $3,195	—	—	4,793	—	—	4,793
Net income	—	—	—	11,740	3,588	15,328

Comprehensive Income						20,121

Balance at December 31, 2009	20	$20,055	$(7,475)	$30,558	$—	$43,138

Dividend paid to iPayment Investors, L.P.	—	—	—	(1,000)	—	(1,000)
Comprehensive Income:
Unrealized gain on fair value of derivatives, net of tax expense of $4,984	—	—	7,475	—	—	7,475
Net income	—	—	—	22,828	—	22,828

Comprehensive Income						30,303

Balance at December 31, 2010	20	$20,055	$—	$52,386	$—	$72,441

See accompanying notes to audited consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	IPAYMENT, INC.			IPAYMENT HOLDINGS, INC.
($ in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net income	$22,828	$15,328	$15,290	$22,828	$15,328	$15,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,221	45,828	38,041	41,221	45,828	38,041
Noncash interest expense and other	3,217	2,584	2,433	3,217	2,584	2,433
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(2,465)	(1,001)	(967)	(2,465)	(1,001)	(967)
Prepaid expenses and other current assets	272	344	612	272	344	612
Other assets	(3,049)	(5,804)	(5,851)	(3,049)	(5,804)	(5,851)
Accounts payable and income taxes payable	2,422	3,139	(2,353)	2,422	3,139	(2,353)
Accrued interest	(151)	(313)	(218)	(151)	(313)	(218)
Accrued liabilities and other	(2,301)	2,600	(548)	(2,301)	2,600	(548)

Net cash provided by operating activities	61,994	62,705	46,439	61,994	62,705	46,439

Cash flows from investing activities:
Change in restricted cash	124	9	267	124	9	267
Expenditures for property and equipment	(2,904)	(2,304)	(2,374)	(2,904)	(2,304)	(2,374)
Investment in merchant advances	—	4,460	(4,344)	—	4,460	(4,344)
Proceeds from disposition of noncontrolling interest, net of cash disposed	—	2,772	—	—	2,772	—
Acquisitions of businesses and portfolios, net of cash acquired	(25,000)	(24,629)	(22,063)	(25,000)	(24,629)	(22,063)
Payments related to businesses previously acquired	—	(2,734)	—	—	(2,734)	—
Payments for prepaid residual expenses	(6,315)	(5,126)	(4,160)	(6,315)	(5,126)	(4,160)

Net cash used in investing activities	(34,095)	(27,552)	(32,674)	(34,095)	(27,552)	(32,674)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	100	10,900	(2,200)	100	10,900	(2,200)
Repayments of debt	(27,000)	(47,000)	(8,009)	(27,000)	(47,000)	(8,009)
Dividend	(1,000)	—	—	(1,000)	—	—
Distributions to noncontrolling interest in equity of subsidiary	—	(2,640)	—	—	(2,640)	—

Net cash used in financing activities	(27,900)	(38,740)	(10,209)	(27,900)	(38,740)	(10,209)

Net (decrease) increase in cash and cash equivalents	(1)	(3,587)	3,556	(1)	(3,587)	3,556
Cash and cash equivalents, beginning of period	2	3,589	33	2	3,589	33

Cash and cash equivalents, end of period	$1	$2	$3,589	$1	$2	$3,589

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$14,197	$13,712	$13,917	$14,197	$13,712	$13,917
Cash paid during the period for interest	$43,231	$44,218	$54,072	$43,231	$44,218	$54,072
Supplemental schedule of non-cash activities:
Accrual of deferred payments for acquisitions of businesses	$—	$—	$2,456	$—	$—	$2,456
Non-cash (decreases) increases in assets:
Goodwill	$—	$—	$(2,277)	$—	$—	$(2,277)

See accompanying notes to audited consolidated financial statements.

Notes to audited consolidated financial statements

1.	Organization, Business and Basis of Presentation

Organization

We are a provider of credit and debit card payment processing services to small merchants across the United States. We conduct all of our operations through our operating company, iPayment, Inc. (“iPayment”), and its subsidiaries. iPayment and its direct parent, iPayment Holdings, Inc. (“Holdings”), are incorporated in Delaware. Holdings is a holding company that does not have any operations or material assets other than the direct and indirect ownership of all of the capital stock of iPayment and its subsidiaries, respectively. All of the capital stock of Holdings is owned by iPayment Investors, L.P. (“Investors”). All of the partnership interests of Investors are controlled by Carl A. Grimstad, iPayment’s Chairman and Chief Executive Officer, and certain trusts and persons affiliated with him.

As used in these notes to the audited consolidated financial statements, the terms “we,” “us,” “our,” “the Company,” “our Company” or similar terms refer to iPayment Holdings, Inc. and its subsidiaries, unless otherwise stated or required by the context. The term “iPayment” refers to iPayment, Inc. and “Holdings” refers to iPayment Holdings, Inc., in each case, without their subsidiaries.

Business

Our payment processing services enable our merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs in traditional card-present, or swipe transactions, as well as card-not-present transactions, such as those done over the phone or through the Internet. We market and sell our services primarily through independent sales groups (“ISGs”) which are non-employee, external sales organizations and other third party resellers of our products and services. We also market our services directly to merchants through electronic media, telemarketing and other programs utilizing partnerships with other companies that market products and services to small businesses. In addition, we partner with banks such as Wells Fargo to sponsor us for membership in the Visa and MasterCard associations and to settle transactions with merchants. We perform core functions for small merchants such as application processing, underwriting, account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment, and chargeback services in our main operating center in Westlake Village, California.

Basis of Presentation

The accompanying audited consolidated financial statements of iPayment and Holdings have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and reflect all adjustments, which are of a normal and recurring nature, that are, in the opinion of management, necessary for a fair presentation of the consolidated financial position and results of operations for the related periods. We consolidate our majority-owned subsidiaries and reflect the interest of the portion of the entities that we do not own as “Noncontrolling interest” on our consolidated balance sheets in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), now found within FASB Accounting Standards Codification (“ASC”) Topic 810, “Consolidation.”

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The audited consolidated financial statements include the accounts of Holdings, iPayment and its wholly-owned subsidiaries iPayment of California, LLC, 1st National Processing, Inc., E-Commerce Exchange, Inc., iPayment of Maine, Inc., Online Data Corporation, CardSync Processing, Inc., CardPayment Solutions, LLC, TS Acquisition Sub, LLC, PCS Acquisition Sub, LLC, Quad City

Notes to audited consolidated financial statements – (Continued)

Acquisition Sub, Inc, NPMG Acquisition Sub, LLC, iFunds Cash Solutions, LLC, Cambridge Acquisition Sub, LLC, MSC Acquisition Sub, LLC, iScan Solutions, LLC, and iPayment Acquisition Sub, LLC. All significant accounts, transactions and profits between the consolidated companies have been eliminated in consolidation. Significant accounts and transactions between Holdings and its subsidiaries on the one hand, and their directors and officers on the other hand, are disclosed as related party transactions in Note 10 below.

Use of Estimates

The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

Substantially all of our revenues are generated from fees charged to merchants for card-based payment processing services. We typically charge these merchants a bundled rate, primarily based upon each merchant’s monthly charge volume and risk profile. Our fees principally consist of discount fees, which are a percentage of the dollar amount of each credit or debit transaction. We recognize discounts and other fees related to payment transactions at the time the merchant’s transactions are processed. Related interchange and assessment costs are also recognized at that time. We derive the balance of our revenues from a variety of fixed transaction or service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, payment card industry compliance fees, ancillary products and fees for other miscellaneous services, such as handling chargebacks. We recognize revenues derived from service fees at the time the service is performed.

We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, included in the Revenue Recognition Topic of ASC Topic 605, in determining our revenue reporting. Generally, where we have merchant portability, credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card issuing banks and assessments paid to payment card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are set by Visa and MasterCard and are based on transaction processing volume and are recognized at the time transactions are processed. Revenues generated from certain bank portfolios acquired as part of the First Data Merchant Services Corporation (“FDMS”) acquisition are reported net of interchange, as required ASC Topic 605, because we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.

Other costs of services include costs directly attributable to processing and bank sponsorship costs, which amounted to $23.8 million, $30.9 million, and $38.1 million for the years ended December 31, 2010, 2009, and 2008, respectively. They also include related costs such as residual payments to ISGs, which are commissions we pay to our ISGs based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which is a percentage of the charge volume we generate from Visa and MasterCard. In addition, other costs of services includes telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and services expenses, bank sponsorship costs and other third-party processing costs directly attributable to our provision of payment processing and related services to our merchants.

Notes to audited consolidated financial statements – (Continued)

Other costs of services also include depreciation expense, which is recognized on a straight-line basis over the estimated useful life of the assets, and amortization expense, which is recognized using an accelerated method over a fifteen-year period. Amortization of intangible assets results from our acquisitions of portfolios of merchant contracts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolios and other intangible assets.

Selling, general and administrative expenses consist primarily of salaries and wages, as well as other general administrative expenses such as professional fees.

Cash and Cash Equivalents

For purposes of reporting financial condition and cash flows, cash and cash equivalents include cash and securities with original maturities of three months or less. Our cash accounts at various banks are insured by the Federal Deposit Insurance Corporation without limit through the Dodd-Frank Provision, effective from December 31, 2010 through December 31, 2012.

Restricted Cash

Restricted cash represents funds held-on-deposit with processing banks pursuant to agreements to cover potential merchant losses, and funds held by lending institutions pursuant to loan agreements to provide additional collateral.

Accounts Receivable, net

Accounts receivable are primarily amounts due from our clearing and settlement banks from revenues earned, net of related interchange and bank processing fees, as required by GAAP, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 30 days following the end of each month. The allowance for doubtful accounts as of December 31, 2010 and 2009 was $0.7 million and $0.9 million, respectively. We record allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over two to five years. Leasehold improvements are amortized over the useful life of the asset. Depreciation expense for property and equipment for the years ended December 31, 2010, 2009, and 2008 was $1.5 million, $1.9 million, and $1.6 million, respectively. Maintenance and repairs are charged to expense as incurred. Expenditures for renewals and improvements that extend the useful life are capitalized.

Intangible Assets, net

Intangible assets primarily include merchant accounts from portfolio acquisitions (i.e. the right to receive future cash flows related to transactions of these applicable merchants). For additional information regarding our recent acquisitions, see Note 3 below. We utilize an accelerated method of amortization over a fifteen-year period, which we believe approximates the distribution of actual cash flows generated by our merchant processing portfolios. All other intangible assets are amortized using the straight-line method over an estimated life of three to seven years. In addition, we have implemented both quarterly and annual procedures to determine whether a significant change in the trend of the current attrition rates being used exists on a portfolio by portfolio basis. In reviewing the current attrition rate trends, we consider relevant benchmarks such as merchant processing volume, revenues, gross profit and future expectations of the aforementioned factors versus historical amounts and rates. If we identify any

Notes to audited consolidated financial statements – (Continued)

significant changes or trends in the attrition rate of any portfolio, we will adjust our current and prospective estimated attrition rates so that the amortization expense would better approximate the distribution of actual cash flows generated by the merchant processing portfolios. Any adjustments made to the amortization schedules would be reported in the current consolidated statements of operations and on a prospective basis until further evidence becomes apparent. We identified an unfavorable trend of the attrition rates being used during the year ended December 31, 2008 on some of our portfolios. Accordingly, we recorded an increase to amortization expense of approximately $2.4 million to better approximate the distribution of actual cash flows generated by the merchant processing portfolios. This trend continued during the first half of 2009, during which we recorded an increase to amortization expense of $2.1 million to better approximate the distribution of cash flows generated by the merchant processing portfolios.

We monitor indicators of impairment on our merchant processing portfolios on a periodic basis and at least on a quarterly basis. Further, we perform quantitative tests quarterly or annually (annually for portfolios that are smaller in value) by estimating the cash flows over the remaining useful life of each portfolio and comparing to its carrying value. To the extent that the estimated cash flows exceed the carrying value of each portfolio, no impairment of the value of the portfolio is necessary. The sum of the cash flows exceeded the carrying value of each portfolio during the years ended December 31, 2010 and 2009. Therefore, we concluded that there were no instances of impairment on our merchant processing portfolios as of those dates.

Estimated useful lives are determined for merchant processing portfolios based on the life of the expected cash flows from the underlying merchant accounts and for other intangible assets primarily over the remaining terms of the contracts. For the years ended December 31, 2010, 2009, and 2008, amortization expense related to intangible assets was $39.0 million, $43.7 million, and $36.3 million, respectively. As of December 31, 2010, estimated amortization expense for each of the five succeeding years is expected to be as follows (in thousands):

Year Ended December 31,	Amount
2011	$37,942
2012	31,380
2013	23,584
2014	17,886
2015	12,752

Estimated future amortization expense is based on intangible amounts recorded as of December 31, 2010. Actual amounts will increase if additional amortizable intangible assets are acquired.

Goodwill

We follow ASC 350 “Intangibles — Goodwill and Other Topics,” which addresses financial accounting and reporting for acquired goodwill and other intangible assets, and requires that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment and in addition, if facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation. In accordance with ASC 350, the recoverability analysis is based on fair value. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flows, the identification of appropriate market multiples of other publicly traded institutions in our industry, the current economic environment, and the choice of an appropriate discount rate.

We completed our most recent annual goodwill impairment review as of July 31, 2010, and updated our review as of December 31, 2010, using the present value of future cash flows to determine whether the fair value of the reporting unit exceeded the carrying amount of the net assets, including goodwill. All goodwill impairment testing includes an independent third party valuation. We determined that no impairment charge to goodwill was required as the fair value of our reporting unit sufficiently exceeded the carrying value.

Notes to audited consolidated financial statements – (Continued)

Impairment of Long-Lived Assets

We periodically evaluate the carrying value of long-lived assets, in relation to the respective projected future undiscounted cash flows, to assess recoverability. An impairment loss is recognized if the sum of the expected net cash flows is less than the carrying amount of the long-lived assets being evaluated. The difference between the carrying amount of the long-lived assets being evaluated and the fair value, calculated as the sum of the expected cash flows discounted at a market rate, represents the impairment loss. Based on the analyses we performed as of December 31, 2010, we concluded that none of our long-lived assets were impaired.

Other Assets

Other assets at December 31, 2010 and 2009, include approximately $1.0 million and $0.1 million, respectively, of notes receivable (the current portions of $0.5 million and $0.7 million are included in prepaid expenses and other current assets at December 31, 2010 and 2009, respectively), representing amounts advanced to sales agents. The notes bear interest at amounts ranging from 6% to 15%, and are payable back to us through 2015. We secure the loans by the ISG’s assets, including the rights they have to receive residuals and the fees generated by the merchants they refer to us and any other accounts receivable and typically by obtaining personal guarantees from the individuals who operate the ISGs.

Also included in other assets at December 31, 2010 and 2009, are approximately $6.2 million and $8.7 million of debt issuance costs (net of accumulated amortization of $10.3 million and $8.1 million, respectively), which are being amortized over the terms of the related debt agreements using the straight-line method which approximates the effective interest method. Other assets also include sales-type leases held for investment, which are stated at the present value of the future minimum lease payments and estimated residual values discounted at the rate implicit in the lease, net of allowances for losses. There were no sales-type leases held for investment included in other assets at December 31, 2010, and approximately $0.1 million at December 31, 2009.

Reserve for Losses on Merchant Accounts

We maintain a reserve for merchant losses necessary to absorb chargeback and other losses for merchant transactions that have been previously processed and which have been recorded as revenue. We analyze the adequacy of our reserve for merchant losses each reporting period. The reserve for merchant losses is comprised of three components: (1) specifically identifiable reserves for merchant transactions for which losses are probable and estimable, (2) a calculated reserve based upon historical loss experience applied to the previously processed transactions, and (3) a management analysis component for concentration issues and general macroeconomic and other factors. The reserve for losses on merchant accounts is decreased by merchant losses (arising primarily from chargebacks) and is increased by provisions for merchant losses and recoveries of merchant losses. Provisions for merchant losses of $3.5 million, $4.9 million, and $4.2 million for the years ended December 31, 2010, 2009, and 2008, respectively, are included in other costs of services in the accompanying audited consolidated statements of operations. At December 31, 2010 and 2009, our reserve for losses on merchant accounts included in accrued liabilities and other totaled $1.4 million and $1.5 million, respectively.

We also maintain a reserve for merchant advance losses. In 2007, we began, on a selective basis, offering advances to prospective and current merchants based on expected future processing volume. We stopped offering new merchant advances to our customers in 2008. During the term of our existing advances, there is risk that an advance may be deemed uncollectible. We evaluate the risk of potential loss for each advance and record a loss reserve accordingly. Our receivable for merchant advances was fully reserved for at December 31, 2010.

Notes to audited consolidated financial statements – (Continued)

Financial Instruments

ASC 820 “Fair Value Measurement and Disclosures” establishes a framework for measuring fair value and a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1: Observable quoted prices in active markets for identical assets and liabilities.

•

Level 2: Observable quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3: Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash-flow models and similar techniques.

We believe the carrying amounts of financial instruments at December 31, 2010 approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivable, carrying amounts approximate the respective fair values. The carrying value of iPayment’s senior subordinated notes, net of discount, was $193 million at December 31, 2010. We estimate the fair value to be approximately $182 million, considering executed trades occurring around December 31, 2010. The carrying value of iPayment’s previously existing senior secured credit facilities was $421 million at December 31, 2010. We estimate the fair value to be approximately $407 million, considering executed trades occurring around December 31, 2010. The fair value of iPayment’s senior subordinated notes and previously existing senior secured credit facilities were estimated using direct and indirect observable market information and are classified within Level 2 of the fair value hierarchy, as defined by ASC 820.

Derivative Financial Instruments

The Company uses certain variable rate debt instruments to finance its operations. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense also decreases.

The Company may enter into certain derivative instruments to manage fluctuations in cash flows resulting from interest rate risk. Historically, these instruments have consisted solely of interest rate swaps. Under the interest rate swaps, the Company historically received variable interest rate payments and made fixed interest rate payments, thereby effectively creating fixed-rate debt. The Company enters into derivative instruments solely for cash flow hedging purposes and does not speculate using derivative instruments.

The Company accounts for its derivative financial instruments in accordance with ASC 815 “Derivatives and Hedging.” Under ASC 815, we recognized all derivatives as either other assets or other liabilities, measured at fair value. Under iPayment’s previously existing senior secured credit facilities, we were required to hedge at least 50% of the outstanding balance through May 10, 2008, and accordingly, we entered into interest rate swap agreements with a total notional amount of $260.0 million. These swap agreements expired on December 31, 2010, and our interest rate swap balance at that date was $0. ASC 815 also requires that any ineffectiveness in the hedging relationship, resulting from

Notes to audited consolidated financial statements – (Continued)

differences in the terms of the hedged item and the related derivative, be recognized in earnings each period. The underlying terms of our interest rate swaps, including the notional amount, interest rate index, duration, and reset dates, were identical to those of the associated debt instruments and therefore the hedging relationship resulted in no material ineffectiveness. Accordingly, such derivative instruments were classified as cash flow hedges, and any changes in the fair value of the derivative instruments were previously included in accumulated other comprehensive income (loss) in our consolidated balance sheets.

Income Taxes

We account for income taxes in accordance with ASC 740 “Income Taxes.” ASC 740 clarifies the accounting and reporting for uncertainties in income tax law by prescribing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure for uncertain tax positions taken or expected to be taken in income tax returns. Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes.

Deferred taxes are calculated by applying enacted statutory tax rates and tax laws to future years in which temporary differences are expected to reverse. The impact on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A deferred tax valuation reserve is established if it is more likely than not that a deferred tax asset will not be realized.

Advertising Costs

We recognize advertising costs as incurred. For the years ended December 31, 2010, 2009, and 2008, advertising costs were $142,000, $148,000, and $146,000, respectively, and were included in selling, general and administrative expenses.

Noncontrolling Interest

We previously owned a 20% interest in a joint venture, Central Payment Co, LLC (“CPC”). However, during the fourth quarter of 2009, we sold our 20% interest in CPC for $4.3 million. The sale of our equity caused us to deconsolidate CPC and to recognize a deferred gain of $2.8 million that will be recognized as income over a three-year period. As of December 31, 2010, we had $0.9 million of short-term deferred gain within “Accrued liabilities and other” and $0.8 million of long-term deferred gain within “Other liabilities” on our consolidated balance sheets. We recognized $0.2 million of gain during the fourth quarter of 2009 within “Other income” on our consolidated statements of operations. Although the sale of our equity in CPC does not require pro forma disclosure within our financial statements, within Note 14 to the audited consolidated financial statements we have provided pro forma quarterly financial information presenting the effect of CPC as a deconsolidated entity. We have also included unaudited pro forma quarterly results from 2009 that remove the operating results of CPC resulting from the sale of our equity in CPC. There was no remaining noncontrolling interest at December 31, 2010 and 2009 due to the sale of our equity interest in CPC.

We also previously owned a 51% interest in a second joint venture, iPayment ICE of Utah, LLC (“ICE”). However, during the third quarter of 2008, we acquired the remaining 49% of ICE for less than $0.1 million, which caused ICE to be wholly-owned. We accounted for our investments pursuant to the provisions of ASC 810 “Consolidation.” Under this method, if a business enterprise has a controlling financial interest in or is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. As a result, we considered CPC a variable interest entity,

Notes to audited consolidated financial statements – (Continued)

and as the primary beneficiary during our time as an equity holder, we consolidated CPC. During the quarter ended March 31, 2009 and the quarter ended September 30, 2009, CPC made distributions of profits to the Company and the majority shareholders of CPC. The distributions to the majority shareholders reduced our noncontrolling interest balance prior to the sale of our equity.

Common Stock

iPayment and Holdings have 100 shares of common stock and 20 shares of common stock, respectively, issued and outstanding at December 31, 2010. The Company has elected not to present earnings per share data as management believes such presentation would not be meaningful.

New Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), which establishes general standards of accounting for and disclosure of subsequent events that occur after the balance sheet date. SFAS 165 is effective for financial statements ending after June 15, 2009. The guidance in SFAS No. 165 is included in the Subsequent Events Topic of FASB ASC Topic 855.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This update provides clarification for the fair value measurement of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available. This update is effective for interim periods beginning after August 28, 2009. The adoption of this standard did not have a material effect on our financial position or results of operations. The guidance in this ASU is included in the Investments and Fair Value Measurements and Disclosures Topics of FASB ASC Topic 820.

3.	Acquisitions

The effective date of each of the acquisitions discussed in this Note 3 is the date the acquisition was recognized in our financial statements, unless otherwise noted. For the years ended December 31, 2010, 2009, and 2008, amortization expense related to our merchant processing portfolios and other intangible assets was $39.0 million, $43.7 million, and $36.3 million, respectively.

Earnout Payments

Certain purchase agreements for acquisitions made in prior periods contained earnout payments based on the subsequent performance of the business acquired. As the terms of these earnout provisions are met, we accrue the amount owed in our consolidated balance sheets and record an increase to goodwill. We provided for $2.5 million in earnout payments in 2008. There were no earnout provisions provided for in 2009 and 2010.

Other Acquisitions

We made various purchases of residual cash flow streams and one business, Cambridge Payment Systems LLC (“Cambridge”), collectively totaling $14.1 million during 2007. Cambridge was acquired on December 28, 2007, and the results of operations were included in our consolidated statements of operations beginning January 1, 2008. Consideration for this acquisition included cash at closing and a contingent payment based upon future performance over three years. The Cambridge acquisition was recorded under the purchase method. The purchase prices for the residual cash flow streams and merchant processing portfolios were primarily assigned to intangible assets and are amortized over their expected useful lives. As a result of the Cambridge acquisition, we recorded approximately $4.6 million of intangible assets and $8.3 million of goodwill during 2007.

Notes to audited consolidated financial statements – (Continued)

In April 2008, we entered into an agreement to purchase substantially all of the assets and to assume certain liabilities of Merchant Service Center (“MSC”), an ISG with a portfolio of over 7,000 merchants. Consideration included cash at closing and contingent payments based on performance in 2008, 2009, and 2010. MSC is a provider of card-based payment transaction processing services. The acquisition was recorded under the purchase method with the total consideration allocated to the fair value of assets acquired and liabilities assumed. The operating results of MSC were included in our consolidated financial statements beginning April 1, 2008. As a result of the MSC acquisition, we recorded approximately $10.2 million of intangible assets and $11.5 million of goodwill.

In November 2009, iPayment entered into a purchase and sale agreement with the shareholders of Central Payment Co., LLC (“CPC”), whereby iPayment acquired a merchant portfolio consisting of approximately 8,000 merchants from CPC. The transaction was effective as of November 1, 2009. Consideration at closing was $23.8 million in cash. As a result of the portfolio purchase, iPayment recorded $23.8 million of intangible assets.

In November 2010, iPayment entered into a purchase and sale agreement with the shareholders of Flagship Merchant Services (“Flagship”), whereby iPayment acquired a merchant portfolio of 8,400 merchant accounts from Flagship. The consideration included cash at closing from our cash on hand and from borrowings under our then existing revolving facility. The effect of the portfolio acquisition was included in our consolidated statements of operations beginning October 1, 2010. Consideration at closing was $20.0 million in cash.

In December 2010, we entered into a purchase and sale agreement with an existing ISG whereby we acquired a merchant portfolio of approximately 2,500 merchant accounts. Consideration at closing was $5.0 million in cash which was funded from borrowings under our then existing revolving facility. The effect of the portfolio acquisition was included in our consolidated financial statements beginning December 1, 2010.

4.	Details of Balance Sheet Accounts

	December 31,
	2010	2009
	(In thousands)
Property and Equipment, net:
Machinery and equipment	$4,636	$3,665
Furniture and fixtures	1,068	1,336
Leasehold improvements	601	457
Computer software and equipment	4,103	4,454

	10,408	9,912
Less: accumulated depreciation	(5,642)	(5,239)

	$4,766	$4,673

Goodwill:
Beginning balance	$527,978	$527,912
Acquired during the period	—	—
Divested during the period	—	(212)
Adjustments to goodwill acquired in prior period	—	278

	$527,978	$527,978

Notes to audited consolidated financial statements – (Continued)

5.	Commitments and Contingencies

Leases

Our facilities include locations in Nashville, Tennessee; Westlake Village, California; Minden, Nevada; Novi, Michigan; and Akron, Ohio. Our future minimum lease commitments under noncancelable leases are as follows at December 31, 2010 (in thousands):

Year Ended December 31,	Amount
2011	1,325
2012	1,161
2013	1,096
2014	938
2015	822
Thereafter	3,461

Total	$8,803

Total rent expense for the years ended December 31, 2010, 2009, and 2008 was $2.0 million, $2.3 million, and $2.1 million, respectively.

Minimum Processing Commitments

We have non-exclusive agreements with several processors to provide us services related to transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Certain of these agreements require us to submit a minimum monthly number of transactions for processing. If we submit a number of transactions that is lower than the minimum, we are required to pay to the processor the fees that it would have received if we had submitted the required minimum number of transactions. As of December 31, 2010, such minimum fee commitments were as follows (in thousands):

Year Ended December 31,	Amount
2011	4,593
2012	329
2013	—
2014	—
2015	—
Thereafter	—
Total	$4,922

In conjunction with our purchase of a merchant portfolio from FDMS in 2004, we also entered into service agreements with FDMS (the “Service Agreements”), pursuant to which FDMS agreed to perform certain data processing and related services with respect to the acquired merchant contracts through 2011. In consideration for entering into the Service Agreements, we are required to pay FDMS a processing fee related to these accounts of at least 70% of the amount paid during the immediately preceding year. The minimum commitments for years after 2010 included in the table above are based on the preceding year minimum amounts. The actual minimum commitments for such years may vary based on actual fees paid in the preceding years.

We also have agreed to utilize FDMS to process at least 75% of our consolidated transaction sales volume in any calendar year through 2011. The minimum commitments for such years are not calculable as of December 31, 2010, and are excluded from this table.

Contingent Acquisition Price Obligations

Certain of our acquisitions include purchase price escalations that are contingent upon future performance. For acquisitions prior to January 1, 2009 (the effective date of SFAS 141R), we accrue such obligations once all contingencies are met. There were no contingent purchase price obligations accrued at December 31, 2010.

Notes to audited consolidated financial statements – (Continued)

Reserves on Merchant Accounts

Some of our merchants are required to maintain reserves (cash deposits) that are used to offset chargebacks incurred. Our sponsoring banks hold these reserve cash deposits related to our merchant accounts as long as there is an exposure to loss resulting from a merchant’s processing activity. As of December 31, 2010, these reserve cash deposits totaled approximately $38.1 million. We have no legal title to the cash accounts maintained at the sponsor bank in order to cover potential chargeback and related losses under the applicable merchant agreements. We also have no legal obligation to these merchants with respect to these reserve cash accounts, and accordingly, we do not include these accounts and the corresponding obligation to the merchants in our consolidated financial statements.

If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder. After the chargeback occurs, we attempt to recover the chargeback either directly from the merchant or from the merchant’s reserve account. If we or our sponsoring banks are unable to collect the chargeback from the merchant’s account, or, if the merchant refuses or is financially unable due to bankruptcy or other reasons, to reimburse the merchant’s bank for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank. At December 31, 2010 and 2009, our reserve for losses on merchant accounts included in accrued liabilities and other totaled $1.4 million and $1.5 million, respectively.

Legal

We are subject to certain legal proceedings that have arisen in the ordinary course of our business and have not been fully adjudicated. Although the ultimate outcome of these legal proceedings cannot be predicted with certainty, based on information currently available, advice of counsel, and available insurance coverage, in our opinion, the outcome of such legal proceedings is not expected to have a material adverse effect on our business, financial condition or results of operations. However, the results of legal proceedings cannot be predicted with certainty and in the event of unexpected future developments, it is possible that the ultimate resolution of one or more of these matters could be unfavorable. Should we fail to prevail in any of these legal matters or should several of these legal matters be resolved against us in the same reporting period, our consolidated financial position or operating results could be materially adversely affected. Regardless of the outcome, any litigation may require us to incur significant litigation expenses and may result in significant diversion of management’s attention. All litigation settlements are recorded within other expense on our consolidated statements of operations.

6.	Investments

Investments in Merchant Advances

In 2007, we began, on a selective basis, offering advances to prospective and current merchants based on expected future processing volume. We stopped offering new merchant advances to our customers in 2008. Our merchant advances are reflected in “Investment in merchant advances” in the consolidated balance sheets. Investments in merchant advances were $0, net of allowance for doubtful accounts of $0.4 million, at December 31, 2010 and $0, net of allowance for doubtful accounts of $0.5 million, at December 31, 2009. The allowance for doubtful accounts is further described in “Reserve for Losses on Merchant Accounts” within Note 2 above.

Notes to audited consolidated financial statements – (Continued)

Payments for Prepaid Residual Expenses

During the year ended December 31, 2010, we made payments totaling $6.3 million to several ISGs in exchange for contract modifications which lower our obligations for future payments of residuals to them. These payments have been assigned to intangible assets in the accompanying consolidated balance sheets and are amortized over their expected useful lives.

7.	Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2010	2009
Previously existing senior secured credit facilities:
Term loans	$420,638	$447,638
Revolver	11,000	10,900
Previously existing senior subordinated notes, net of discount	193,329	192,981

	624,967	651,519
Less: current portion of long-term debt	(5,823)	—

	$619,144	$651,519

iPayment’s previously existing senior secured credit facilities consisted of $515.0 million of term loans and a $60.0 million revolving facility, further expandable to $100.0 million. Principal repayments on the term loans were due quarterly in the amount of $1.3 million which began on June 30, 2006, with any remaining unpaid balance due on March 31, 2013. During the quarter ended March 31, 2009, we paid excess cash flow sweep and prepaid quarterly principal payments required by iPayment’s previously existing senior secured credit facilities through the second quarter of 2010. Throughout the remainder of 2009, we prepaid the remainder of quarterly principal payments required by iPayment’s previously existing senior secured credit facilities. In 2010, we repaid an additional $39.9 million of debt principal beyond the required quarterly principal payments.

Under iPayment’s previously existing senior secured credit facilities, we were required to hedge at least 50% of the outstanding balance through May 10, 2008, and accordingly, we entered into interest rate swap agreements with a total notional amount of $260.0 million. These swap agreements expired on December 31, 2010, and our interest rate swap balance at that date was $0. In September 2007, we entered into two additional interest rate swap agreements. The first swap was for a notional value of $100.0 million and expired on September 17, 2008. The second swap was for a notional value of $75.0 million and expired on September 28, 2008. The swap instruments qualified for hedge accounting treatment under ASC 815 “Derivatives and Hedging” (see Note 2 above).

On May 10, 2006, iPayment also issued senior subordinated notes in an aggregate principal amount of $205.0 million, which we refer to as “iPayment’s previously existing senior subordinated notes.” During 2008, we spent $1.1 million on repurchases of iPayment’s previously existing senior subordinated notes. In accordance with ASC 860 “Transfers and Servicing,” the repurchase was accounted for as an extinguishment of debt. We reflected this transaction as a reduction in long-term debt within the consolidated balance sheets as of December 31, 2008. At December 31, 2010, iPayment had $194.5 million of outstanding senior subordinated notes and $1.5 million of remaining unamortized discount on its previously existing senior subordinated notes.

We had net capitalized debt issuance costs related to iPayment’s previously existing senior secured credit facilities totaling $2.6 million and net capitalized debt issuance costs related to iPayment’s senior subordinated notes totaling $3.7 million as of December 31, 2010, which is materially consistent with amounts computed using an effective interest method. These costs are being amortized to interest expense on a straight-line basis over the life of the related debt instruments. Amortization expense related to the debt issuance costs was $2.2 million for the years ended December 31, 2010, 2009, and 2008 and is included within interest expense on the consolidated statements of operations.

Notes to audited consolidated financial statements – (Continued)

The maturities of long-term debt (before unamortized discount) are as follows (in thousands):

Year Ending December 31,	Amount
2011	—
2012	11,000
2013	420,638
2014	193,329
2015	—
Thereafter	—

Total	$624,967

8.	Income Taxes

The provision for income taxes and liabilities for the years ended December 31, 2010, 2009 and 2008, was comprised of the following (in thousands):

	2010	2009	2008
Current:
Federal	$14,374	$11,736	$13,743
State	1,942	2,435	2,778

Total current	16,316	14,171	16,521
Deferred	993	(5,146)	(6,327)
Change in valuation allowance	(238)	81	523
Changes in uncertain tax positions	1,278	(370)	178

Total income tax provision	$18,349	$8,736	$10,895

The differences between the federal statutory tax rate of 35% and effective tax rates are primarily due to state income tax provisions, and changes in uncertain positions, as follows:

	2010	2009	2008
Statutory Rate	35%	35%	35%
Increase (decreases) in taxes resulting from the following:
State income taxes net of federal tax benefit	5%	5%	4%
Permanent differences	0%	(4)%	0%
Increase to valuation allowance	0%	0%	2%
Increase (decreases) in uncertain positions	3%	(2)%	0%
Other	2%	2%	0%

Total	45%	36%	41%

Notes to audited consolidated financial statements – (Continued)

Deferred income tax assets are included as a component of other assets in the accompanying consolidated balance sheets as of December 31, 2010 and 2009 and were comprised of the following (in thousands):

	2010	2009
Current deferred tax assets:
Reserves	$1,063	$1,971
Gain on sale of noncontrolling interest	362	367
Other	790	966
Valuation allowances	(31)	(116)

Total current deferred tax assets	2,184	3,188

Current deferred tax liabilities:
Prepaid expenses	(111)	(212)
Other	—	(623)

Total current deferred tax liabilities	(111)	(835)

Net current deferred tax asset	$2,073	$2,353

Long-term deferred tax assets:
Tax benefit of unrealized loss on fair value of derivatives	$—	$4,976
Net operating loss	1,865	1,898
Cancellation of debt income	549	704
Gain on sale of noncontrolling interest	258	889
Other	15,810	7,188
Valuation allowances	(558)	(711)

Total long-term deferred tax assets	17,924	14,944

Long-term deferred tax liabilities:
Intangible assets, net of depreciation and amortization	(4,088)	(6,725)
Goodwill	(9,512)	—

Total long-term deferred tax liabilities	(13,600)	(6,725)

Net long-term deferred tax asset	$4,324	$8,219

We account for income taxes in accordance with ASC 740, “Income Taxes.” ASC 740 clarifies the accounting and reporting for uncertainties in income tax law by prescribing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure for uncertain tax positions taken or expected to be taken in income tax returns.

As of December 31, 2010, our liabilities for unrecognized tax benefits totaled $2.7 million, included in other long-term liabilities. Interest and penalties related to income tax liabilities are included in income tax expense. The balance of accrued interest and penalties recorded in the consolidated balance sheets at December 31, 2010 was $0.2 million.

The following presents a rollforward of our unrecognized tax benefits (in thousands):

Unrecognized Tax Benefits
Balance at December 31, 2008	$1,140
Decrease in prior year tax positions	(604)
Increase for tax positions taken during the current period	551

Balance at December 31, 2009	$1,087
Reductions due to lapse of the applicable statute of limitations	(125)
Increase in prior year tax positions	1,129
Increase for tax positions taken during the current period	634

Balance at December 31, 2010	$2,725

As of December 31, 2010, the total amount of unrecognized tax benefits that would affect the tax rate, if recognized, would be $1.0 million.

Notes to audited consolidated financial statements – (Continued)

We file federal income tax returns and various state income tax returns. With limited exception, we are no longer subject to federal, state and local income tax audits by taxing authorities for the years through 2005.

At December 31, 2010, we had state net operating loss carryforwards of approximately $30.3 million, which begins to expire in 2022. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2010, we had $0.6 million of valuation allowances on deferred tax assets. The net deferred taxes recorded at December 31, 2010, represent amounts that are more likely than not to be utilized in the near term.

During the first quarter of 2011, we made tax payments totaling $11.9 million to cover all federal and state taxes payable relating to 2010.

9.	Comprehensive Income (Loss)

Comprehensive income (loss) includes our net income plus the net-of-tax impact of fair market value changes in our interest rate swap agreements, which expired on December 31, 2010. The accumulated elements of other comprehensive loss, net of tax, are included within stockholder’s equity on the consolidated balance sheets. Other comprehensive income (loss) for years ended December 31, 2010, 2009 and 2008 was $7.5 million, $4.8 million, and ($4.9) million, respectively. Changes in fair value, net of tax, on our swap agreements amounted to $7.5 million, $4.8 million, and ($4.9) million for the years ended December 31, 2010, 2009 and 2008, respectively. The related deferred tax expense (benefit) was $5.0 million, $3.2 million and ($3.3) million for the years ended December 31, 2010, 2009 and 2008, respectively.

10.	Related Party Transactions

In August 2010, the board of directors of iPayment declared a $1.0 million dividend to its ultimate parent company, Investors, to cover operating costs. The dividend was required by Investors to cover certain operating and legal costs, including reimbursement to us of certain costs previously paid for by the us on behalf of Investors. Subsequent to the dividend payment, Investors settled $1.0 million of the intercompany receivable outstanding at that time.

In November 2010, we entered into a sublease agreement with Fortis Payment Systems, LLC, an ISG owned by an iPayment employee, through Cambridge Acquisition Sub, LLC, a wholly owned subsidiary. The lease agreement extends through 2013, with an option of extending the contract through 2015. The lease agreement provides for minimum annual payments of $60,000 beginning November 2010 for three years.

11.	Significant Concentration

Our customers consist of a diverse portfolio of small merchants whose businesses frequently are newly established. As of December 31, 2010, we provided services to small business merchants located across the United States in a variety of industries. A substantial portion of our merchants’ transaction volume comes from card-not-present transactions, which subject us to a higher risk of merchant losses. No single customer accounted for more than 3% of revenues during any periods presented. We believe that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.

We have agreed to utilize FDMS to process at least 75% of our consolidated transaction sales volume in any calendar year through 2011. The principal sponsoring bank through which we process the significant majority of our transactions is Wells Fargo.

Notes to audited consolidated financial statements – (Continued)

12.	Segment Information and Geographical Information

We consider our business activities to be in a single reporting segment as we derive greater than 90% of our revenue and results of operations from processing revenues and other fees from card-based payments. Substantially all revenues are generated in the United States.

13.	Employee Agreements and Employee Benefit Plans

During 2002 and 2001, we entered into employment agreements with various officers to secure employment. Under the terms of the agreements, we provided the employees with salary, incentive compensation and stock grants and/or options in return for various periods of employment. On November 10, 2008, Messrs. Daily and Grimstad each provided us with notice of their intention to not renew their respective employment agreements with us. Accordingly, Messrs. Daily’s and Grimstad’s respective employment agreements terminated on February 25, 2009 pursuant to their terms. Following the termination of their employment agreements, Messrs. Daily and Grimstad continued to serve as our chief executive officer and president, respectively, pursuant to at-will employment arrangements.

On March 4, 2011, the Company entered into an employment agreement with its Chief Financial Officer, Mark C. Monaco. Mr. Monaco has served as the Company’s Chief Financial Officer since October 15, 2010.

We sponsor a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code, covering our employees. Under the Plan, we may match contributions of up to 3% of a participant’s salary. Employer contributions for the years ended December 31, 2010, 2009, and 2008 were $188,000, $179,000, and $197,000, respectively.

14.	Summarized Quarterly Financial Data

The following unaudited schedule indicates our quarterly results of operations for 2010, 2009 and 2008 (in thousands, except charge volume). We have also included unaudited pro forma quarterly results from 2009 that remove the operating results of CPC resulting from the sale of our equity in CPC. Within the unaudited pro forma results for 2009, we have also included the financial impact of the merchant portfolio acquisition made during the fourth quarter of 2009 as if the acquisition had occurred on January 1, 2009.

Notes to audited consolidated financial statements – (Continued)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
2010
Revenue	$159,540	$183,933	$175,098	$180,603	$699,174
Interchange	90,997	98,544	97,200	93,836	380,577
Other costs of services	50,601	55,605	54,064	56,603	216,873
Selling, general, and administrative	3,082	3,303	3,771	3,671	13,827
Income from operations	14,860	26,481	20,063	26,493	87,897
Depreciation and amortization	10,625	10,148	9,683	10,765	41,221
Net income attributable to iPayment, Inc.	2,220	8,309	5,217	7,082	22,828
Charge Volume (in millions, unaudited)	5,541	5,853	5,718	5,541	22,653
2009
Revenue	$170,053	$190,745	$182,716	$174,414	$717,928
Interchange	96,910	103,575	101,975	95,070	397,530
Other costs of services	55,368	60,574	56,147	56,164	228,253
Selling, general, and administrative	4,992	5,138	5,149	5,069	20,348
Income from operations	12,783	21,456	19,445	18,113	71,797
Depreciation and amortization	11,956	12,160	10,781	10,931	45,828
Net income (loss) attributable to iPayment, Inc.	(210)	4,224	3,741	3,985	11,740
Charge Volume (in millions, unaudited)	5,737	6,091	6,030	5,668	23,526
2009 — PRO FORMA
Revenue, unaudited	$165,349	$185,082	$175,766	$171,765	$697,962
Interchange, unaudited	95,254	100,814	98,645	93,862	388,575
Other costs of services, unaudited	54,915	59,551	54,835	55,625	224,926
Selling, general, and administrative, unaudited	3,091	3,083	2,971	4,283	13,428
Income from operations, unaudited	12,089	21,635	19,314	17,994	71,032
Depreciation and amortization, unaudited	12,905	13,110	11,728	11,247	48,990
2008
Revenue	$185,455	$212,580	$203,654	$193,136	$794,825
Interchange	108,381	121,855	116,188	104,146	450,570
Other costs of services	55,610	61,892	61,286	62,092	240,880
Selling, general, and administrative	4,981	5,078	5,166	5,716	20,941
Income from operations	16,483	23,755	21,014	21,183	82,434
Depreciation and amortization	8,563	8,988	9,665	10,825	38,041
Net income attributable to iPayment, Inc.	1,331	5,772	3,729	3,471	14,303
Charge Volume (in millions, unaudited)	6,535	7,280	6,924	6,044	26,783

15.	Guarantor Financial Information

In connection with the May 2006 issuance of 9.75% senior subordinated notes due 2014, all of iPayment’s existing and future subsidiaries (the “Guarantors”) that guarantee iPayment’s other debt or debt of the Guarantors have fully and unconditionally guaranteed, on a joint and several basis, our obligations under the related indenture. Any subsidiary of iPayment, other than the Guarantors is minor, and there were no significant restrictions on our ability to obtain funds from our subsidiaries by dividend or loan.

16.	Significant Developments

In May 2009, a jury in the Superior Court of the State of California for the County of Los Angeles handed down a verdict in the amount of $300 million, plus punitive damages in the amount of $50 million, against Mr. Daily, iPayment’s former Chief Executive Officer, in connection with litigation over Mr. Daily’s beneficial ownership in us. This lawsuit was brought against Mr. Daily individually and not in his capacity as the Chairman and Chief Executive Officer or Director of iPayment. Neither the Company, nor any other shareholders, officers, employees or directors were a party to this action. In response to the verdict, Mr. Daily filed for personal bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in Nashville, Tennessee. On April 8, 2010, the bankruptcy court ordered the appointment of a trustee to administer the estate of Mr. Daily.

Notes to audited consolidated financial statements – (Continued)

The Company has entered into a new lease through November 2019 for 31,665 square feet in Westlake Village, California that commenced in December 2009. In December 2009, the Calabasas operating center moved from its current location in Calabasas, California to the new location in Westlake Village, California. Annual commitments under this lease will approximate $0.8 million.

In August 2009, the Company entered into an eighth amendment to the Service Agreement, dated as of July 1, 2002, as amended by amendments dated October 25, 2002, November 27, 2002, January 8, 2004, July 11, 2005 and September 29, 2006, with FDMS. The amendment sets forth a new schedule of fees charged by FDMS for processing services and extends the term of the Service Agreement to December 31, 2014. The Company also amended its Sponsorship Agreement with FDMS and Wells Fargo Bank, N.A. to be coterminous with the FDMS Service Agreement.

17.	Subsequent Events

On April 12, 2011, Investors and iPayment GP, LLC (the “General Partner”) entered into a redemption agreement (the “Redemption Agreement”) with (i) Mr. Daily, (ii) the trustee administering the estate of Mr. Daily (the “Daily Bankruptcy Trustee”) and (iii) the trusts for the benefit of, and other entities controlled by, members of Mr. Daily’s family that held equity interests in Investors (together with Mr. Daily and the Daily Bankruptcy Trustee, on behalf of the Daily bankruptcy estate, the “Daily Parties”). Pursuant to the Redemption Agreement, Investors and the General Partner agreed to redeem from the Daily Parties, and the Daily Parties agreed to transfer and surrender to Investors and the General Partner, as applicable, all of the equity interests of the Daily Parties in Investors and the General Partner, representing approximately 65.8% of the outstanding equity of Investors, for an aggregate price of $118.5 million (the “Equity Redemption”). The interests redeemed pursuant to the Redemption Agreement constituted all of the direct and indirect equity interests of the Daily Parties in the Company.

On May 6, 2011, iPayment completed an offering of $400.0 million in aggregate principal amount of 10.25% senior notes due 2018 (the “10.25% Notes”) and the closing of its new senior secured credit facilities (the “New Senior Secured Credit Facilities”) consisting of (i) a $375.0 million term facility and (ii) a $75.0 million revolving facility. Also on May 6, 2011, Holdings completed an offering of 125,000 units (the “Units”), consisting of $125.0 million in aggregate principal amount of 15.00%/15.00% notes and 125,000 warrants (the “Warrants”) to purchase common stock of Holdings. The Warrants represent an aggregate 2.5% of the outstanding common stock of Holdings on a fully diluted basis (after giving effect to the Warrants).

The majority of the proceeds from the offerings of the 10.25% Notes and the Units, together with borrowings under the New Senior Secured Credit Facilities, were used to (i) permanently repay all of the outstanding indebtedness under iPayment’s previously existing senior secured credit facilities; (ii) redeem and satisfy and discharge all of iPayment’s previously existing senior subordinated notes; (iii) redeem and satisfy and discharge all of Investors’ previously existing PIK toggle notes and (iv) pay fees and expenses in connection with the offerings. All of the remainder of such proceeds and borrowings were used to consummate the Equity Redemption on May 23, 2011, including payment of the transaction fee and other related fees and expenses described in Note 11 to the unaudited consolidated financial statements.

Upon the closing of the Equity Redemption, Mr. Daily resigned as a director and officer, as applicable, of the General Partner, Investors and each of Investors’ subsidiaries, including his former positions as iPayment’s Chairman and Chief Executive Officer. In connection with Mr. Daily’s resignation, Mr. Grimstad became the new Chairman and Chief Executive Officer of iPayment and Mr. Monaco, iPayment’s Chief Financial Officer, became a member of the board of directors of iPayment. The Redemption Agreement includes covenants on the part of Mr. Daily not to compete with iPayment and its affiliates for one year, and not to solicit employees, independent sales agents and independent sales organizations and merchants of iPayment and its affiliates for three years, in each case from May 23, 2011, the closing date of the Equity Redemption.

Notes to audited consolidated financial statements – (Continued)

The description set forth above is intended to be a summary only, is not complete and is qualified in its entirety by reference to the full and complete terms contained in the Redemption Agreement, a copy of which is included as Exhibit 99.1 to iPayment’s Current Report on Form 8-K filed with the SEC on April 13, 2011, which is incorporated herein by reference.

For information regarding certain additional events that have taken place since December 31, 2010, see Note 12 to the unaudited consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	IPAYMENT, INC.		IPAYMENT HOLDINGS, INC.
	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
	Successor	Predecessor	Successor	Predecessor
($ in thousands, except share data)	(Unaudited)	(Audited)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$773	$1	$773	$1
Accounts receivable, net of allowance for doubtful accounts of $1,043 and $735 at September 30, 2011 and December 31, 2010, respectively	24,489	27,542	24,489	27,542
Income taxes receivable	1,823	—	3,262	—
Prepaid expenses and other current assets	1,929	1,191	1,929	1,191
Deferred tax assets	—	2,073	—	2,073

Total current assets	29,014	30,807	30,453	30,807
Restricted cash	549	556	549	556
Property and equipment, net	6,319	4,766	6,319	4,766
Merchant portfolio and other intangible assets, net of accumulated amortization of $24,102 and $177,600 at September 30, 2011 and December 31, 2010, respectively	274,013	156,734	274,013	156,734
Goodwill	683,560	527,978	684,268	527,978
Deferred tax assets, net	—	4,324	—	4,324
Other assets, net	25,883	10,464	28,994	10,464

Total assets	$1,019,338	$735,629	$1,024,596	$735,629

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,467	$3,265	$2,467	$3,265
Income taxes payable	—	11,818	—	11,818
Accrued interest	17,838	2,573	25,338	2,573
Accrued liabilities and other	15,569	17,060	15,569	17,060
Current portion of long-term debt	—	5,823	—	5,823

Total current liabilities	35,874	40,539	43,374	40,539
Deferred tax liabilities, net	44,862	—	44,862	—
Long-term debt	772,229	619,144	896,125	619,144
Other liabilities	2,520	3,505	2,520	3,505

Total liabilities	855,485	663,188	986,881	663,188

Commitments and contingencies (Note 9)
Equity:
Common stock of iPayment, Inc., $0.01 par value; 1,000 shares authorized, 100 shares issued and outstanding at September 30, 2011 and December 31, 2010	167,756	20,055	—	—
Common stock of iPayment Holdings, Inc., $0.01 par value; 8,000,000 and 50,000 shares authorized, 4,875,000 and 20 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—	47,127	20,055
(Deficit) retained earnings	(3,903)	52,386	(9,412)	52,386

Total stockholder’s equity	163,853	72,441	37,715	72,441

Total liabilities and stockholder’s equity	$1,019,338	$735,629	$1,024,596	$735,629

See accompanying notes to unaudited consolidated financial statements.

IPAYMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From
	Three Months Ended September 30,		May 24 through September 30, 2011	January 1 through May 23, 2011	Nine Months Ended September 30, 2010
	2011	2010
($ in thousands)	Successor	Predecessor	Successor	Predecessor	Predecessor
Revenues	$181,003	$175,098	$258,522	$276,690	$518,571
Operating expenses:
Interchange	100,396	97,200	142,658	147,779	286,741
Other costs of services	66,049	54,069	92,153	88,474	160,270
Selling, general and administrative	3,848	3,766	5,576	6,736	10,157

Total operating expenses	170,293	155,035	240,387	242,989	457,168

Income from operations	10,710	20,063	18,135	33,701	61,403
Other expenses:
Interest expense, net	16,503	11,477	23,740	15,578	34,296
Other expense, net	60	608	55	18,804	980

(Loss) income before income taxes	(5,853)	7,978	(5,660)	(681)	26,127
Income tax (benefit) provision	(2,232)	2,761	(2,158)	572	10,380

Net (loss) income	$(3,621)	$5,217	$(3,502)	$(1,253)	$15,747

See accompanying notes to unaudited consolidated financial statements.

IPAYMENT HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From
	Three Months Ended September 30,		May 24 through September 30, 2011	January 1 through May 23, 2011	Nine Months Ended September 30, 2010
	2011	2010
($ in thousands)	Successor	Predecessor	Successor	Predecessor	Predecessor
Revenues	$181,003	$175,098	$258,522	$276,690	$518,571
Operating expenses:
Interchange	100,396	97,200	142,658	147,779	286,741
Other costs of services	66,049	54,069	92,153	88,474	160,270
Selling, general and administrative	3,848	3,766	5,576	6,736	10,157

Total operating expenses	170,293	155,035	240,387	242,989	457,168

Income from operations	10,710	20,063	18,135	33,701	61,403
Other expenses:
Interest expense, net	21,311	11,477	30,519	16,455	34,296
Other expense, net	60	608	55	18,804	980

(Loss) income before income taxes	(10,661)	7,978	(12,439)	(1,558)	26,127
Income tax (benefit) provision	(3,123)	2,761	(3,429)	403	10,380

Net (loss) income	$(7,538)	$5,217	$(9,010)	$(1,961)	$15,747

See accompanying notes to unaudited consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	IPAYMENT, INC.			IPAYMENT HOLDINGS, INC.
	Period From			Period From
	May 24 through September 30 2011	January 1 through May 23 2011	Nine Months Ended September 30, 2010	May 24 through September 30 2011	January 1 through May 23 2011	Nine Months Ended September 30, 2010
($ in thousands)	Successor	Predecessor	Predecessor	Successor	Predecessor	Predecessor
Cash flows from operating activities:
Net (loss) income	$(3,502)	$(1,253)	$15,747	$(9,010)	$(1,961)	$15,747
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	25,000	16,441	30,476	25,000	16,441	30,476
Noncash interest expense and other	981	7,529	1,938	1,126	7,539	1,938
Loss on disposal of property and equipment	334	262	278	334	262	278
Changes in assets and liabilities, excluding effects of redemption:
Accounts receivable	3,005	48	1,887	3,005	48	1,887
Prepaid expenses and other current assets	169	(457)	223	169	(457)	223
Other assets	(1,593)	(1,148)	(3,822)	(1,348)	(1,392)	(3,822)
Accounts payable and income taxes payable	(3,807)	(10,632)	(2,246)	(5,078)	(10,801)	(2,246)
Accrued interest	12,306	2,960	4,615	18,940	3,826	4,615
Accrued liabilities and other	(8,695)	6,219	(5,736)	(8,695)	6,219	(5,736)

Net cash provided by operating activities	24,198	19,969	43,360	24,443	19,724	43,360

Cash flows from investing activities:
Change in restricted cash	7	—	23	7	—	23
Expenditures for property and equipment	(4,631)	(1,571)	(2,169)	(4,631)	(1,571)	(2,169)
Acquisitions of merchant portfolios	(24,300)	—	—	(24,300)	—	—
Payments for prepaid residual expenses	(1,014)	(539)	(4,865)	(1,014)	(539)	(4,865)

Net cash used in investing activities	(29,938)	(2,110)	(7,011)	(29,938)	(2,110)	(7,011)

Cash flows from financing activities
Net repayments on line of credit	6,000	(15,500)	(10,850)	6,000	(15,500)	(10,850)
Repayments of debt	(14,500)	(615,138)	(24,500)	(14,500)	(615,138)	(24,500)
Net dividends paid to parent company	(400)	(135,539)	(1,000)	(400)	(257,335)	(1,000)
Proceeds from issuance of long-term debt, net of discount	—	785,125	—	—	910,125	—
Debt issuance costs	(1,570)	(19,825)	—	(1,815)	(22,784)	—

Net cash used in financing activities	(10,470)	(877)	(36,350)	(10,715)	(632)	(36,350)

Net (decrease) increase in cash and cash equivalents	(16,210)	16,982	(1)	(16,210)	16,982	(1)
Cash and cash equivalents, beginning of period	16,983	1	2	16,983	1	2
Cash and cash equivalents, end of period	$773	$16,983	$1	$773	$16,983	$1

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$294	$11,518	$11,897	$294	$11,518	$11,897
Cash paid during the period for interest	$10,453	$11,596	$27,743	$10,453	$11,596	$27,743
Non-cash increases in assets from Equity Redemption:
Intangible assets	$127,543	$—	$—	$127,543	$—	$—
Goodwill	$155,582	$—	$—	$156,289	$—	$—

See accompanying notes to unaudited consolidated financial statements.

Notes to unaudited consolidated financial statements

1.	Organization, Business and Basis of Presentation

Organization

We are a provider of credit and debit card payment processing services to small merchants across the United States. We conduct all of our operations through our operating company, iPayment, Inc. (“iPayment”), and its subsidiaries. iPayment and its direct parent, iPayment Holdings, Inc. (“Holdings”), are incorporated in Delaware. Holdings is a holding company that does not have any operations or material assets other than the direct and indirect ownership of all of the capital stock of iPayment and its subsidiaries, respectively. All of the capital stock of Holdings is owned by iPayment Investors, L.P. (“Investors”). All of the partnership interests of Investors are controlled by Carl A. Grimstad, iPayment’s Chairman and Chief Executive Officer, and certain trusts and persons affiliated with him.

As discussed further in Note 2, on May 23, 2011, Investors and its general partner, iPayment GP, LLC (the “General Partner”), completed the redemption (the “Equity Redemption”) of all of the direct and indirect equity interests in Investors and the General Partner of (i) Gregory Daily, iPayment’s former Chairman and Chief Executive Officer and (ii) the trusts for the benefit of, and other entities controlled by, members of Mr. Daily’s family that held equity interests in Investors. The Equity Redemption resulted in a change in control and accordingly has been accounted for as a business combination in accordance with ASC 805 “Business Combinations.”

As used in these notes to the consolidated financial statements, the terms “we,” “us,” “our,” “the Company,” “our Company” or similar terms refer to iPayment Holdings, Inc. and its subsidiaries, unless otherwise stated or required by the context. The term “iPayment” refers to iPayment, Inc. and “Holdings” refers to iPayment Holdings, Inc., in each case, without their subsidiaries.

Business

Our payment processing services enable our merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs in traditional card-present, or swipe transactions, as well as card-not-present transactions, such as those done over the phone or through the Internet. We market and sell our services primarily through independent sales groups (“ISGs”) which are non-employee, external sales organizations and other third party resellers of our products and services. We also market our services directly to merchants through electronic media, telemarketing and other programs utilizing partnerships with other companies that market products and services to small businesses. In addition, we partner with banks such as Wells Fargo to sponsor us for membership in the Visa and MasterCard associations and to settle transactions with merchants. We perform core functions for small merchants such as application processing, underwriting, account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment, and chargeback services in our main operating center in Westlake Village, California.

On May 6, 2011, iPayment entered into new senior secured credit facilities (the “ New Senior Secured Credit Facilities”) consisting of (i) a $375.0 million term facility and (ii) a $75.0 million revolving facility. The new revolving facility will mature on May 6, 2016, and the new term facility will mature on May 8, 2017. At the same time, iPayment issued $400.0 million in aggregate principal amount of 10.25% senior notes due 2018 (the “10.25% Notes”). Also on May 6, 2011, Holdings completed an offering of 125,000 units (the “Units”), consisting of $125.0 million in aggregate principal amount of 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% Notes”) and 125,000 warrants (the “Warrants”). The Warrants represent an aggregate 2.5% of the outstanding common stock of Holdings on a fully diluted basis (after giving effect to the Warrants). The New Senior Secured Credit Facilities, the 10.25% Notes and the 15.00%/15.00% Notes are discussed further in Note 5. The majority of the proceeds from the offerings of the 10.25% Notes and the Units, together with borrowings under the New Senior Secured Credit Facilities, were used to (i) permanently repay all of the outstanding indebtedness

Notes to unaudited consolidated financial statements – (Continued)

under iPayment’s then existing senior secured credit facilities; (ii) redeem and satisfy and discharge all of iPayment’s then existing senior subordinated notes; (iii) redeem and satisfy and discharge all of Investors’ then existing paid-in-kind (“PIK”) toggle notes and (iv) pay fees and expenses in connection with the offerings. All of the remainder of such proceeds and borrowings were used to consummate the Equity Redemption on May 23, 2011, including payment of the transaction fees and other related fees and expenses discussed further in Note 11. As a result of this refinancing and the Equity Redemption, we had significant outstanding long-term debt as of September 30, 2011.

In these notes to the unaudited consolidated financial statements, we refer to the entry into the New Senior Secured Credit Facilities, the offer and sale of the 10.25% Notes and the Units, including the application of the net proceeds of the 10.25% Notes and the Units and borrowings under the New Senior Secured Credit Facilities as described above, as the “Refinancing.”

The terms of our long-term debt contain various nonfinancial and financial covenants as further discussed in Note 5. If either iPayment or Holdings fails to comply with these covenants and are unable to obtain a waiver or amendment or otherwise cure the breach, an event of default would result. If an event of default were to occur, the trustee under the indentures governing the 10.25% Notes and the 15.00%/15.00% Notes or the lenders under the New Senior Secured Credit Facilities could, among other things, declare outstanding amounts immediately due and payable. We currently do not have available cash and similar liquid resources available to repay all of our debt obligations if they were to become due and payable. As of September 30, 2011, our Senior Secured Leverage Ratio, as defined in the New Senior Secured Credit Facilities, was 2.71 to 1.00 compared to the allowed maximum of 3.75 to 1.00. As of September 30, 2011, our Consolidated Interest Coverage Ratio, as defined in the New Senior Secured Credit Facilities, was 2.17 to 1.00 compared to the allowed minimum of 1.40 to 1.00.

Basis of Presentation

The accompanying consolidated financial statements of iPayment and Holdings have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and reflect all adjustments, which are of a normal and recurring nature, that are, in the opinion of management, necessary for a fair presentation of the consolidated financial position and results of operations for the related periods. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated results of operations for any interim periods are not necessarily indicative of results to be expected for the full year.

As a result of the Equity Redemption, as further discussed in Note 2, our results of operations, financial position and cash flows prior to the date of the Equity Redemption are presented as the “Predecessor.” The financial effects of the Equity Redemption and our results of operations, financial position and cash flows following the Equity Redemption are presented as the “Successor.” Accordingly, as used in these notes to the consolidated financial statements, the terms “third quarter of 2011” and “three months ended September 30, 2011” refer to the results of Successor entities for such period and the terms “first nine months of 2011” and “nine months ended September 30, 2011” refer to the combined results of the Predecessor and Successor entities for such period.

Use of Estimates

The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As a result of the change in control discussed in Note 2 and the application of ASC 805, we engaged an independent, third party valuation firm to assist in evaluating the fair value of certain assets as of May 23, 2011. The results of this valuation are further discussed in Note 2 below.

Notes to unaudited consolidated financial statements – (Continued)

Revenue and Cost Recognition

Substantially all of our revenues are generated from fees charged to merchants for payment processing services. We typically charge these merchants a bundled rate, primarily based upon each merchant’s monthly charge volume and risk profile. Our fees principally consist of discount fees, which are a percentage of the dollar amount of each transaction. We recognize discounts and other fees related to payment transactions at the time the merchant’s transactions are processed. Related interchange and assessment costs are also recognized at that time. We derive the balance of our revenues from a variety of fixed transaction or service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, payment card industry compliance fees, ancillary products and fees for other miscellaneous services, such as handling chargebacks. We recognize revenues derived from service fees at the time the service is performed.

We follow the requirements included in the Revenue Recognition Topic of ASC 605, Reporting Revenue Gross as a Principal Versus Net as an Agent. Generally, where we have merchant portability, credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card issuing banks and assessments paid to payment card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are recognized at the time transactions are processed. Revenues generated from certain bank portfolios acquired from First Data Merchant Services Corporation (“FDMS”) are reported net of interchange, as required by ASC Topic 605, because we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.

Other Costs of Services

Other costs of services include costs directly attributable to processing and bank sponsorship costs such as residual payments to ISGs, which are commissions we pay to our ISGs based upon a percentage of the net revenues we generate from their merchant referrals, and assessment fees payable to card associations, which is a percentage of the charge volume we generate from Visa and MasterCard. In addition, other costs of services includes telecommunications costs, personnel costs, occupancy costs, losses due to merchant defaults, other miscellaneous merchant supplies and services expenses, bank sponsorship costs and other third-party processing costs directly attributable to our provision of payment processing and related services to our merchants.

Financial Instruments

ASC 820 “Fair Value Measurement and Disclosures” establishes a framework for measuring fair value and a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1: Observable quoted prices in active markets for identical assets and liabilities.

•

Level 2: Observable quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Notes to unaudited consolidated financial statements – (Continued)

•

Level 3: Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash-flow models and similar techniques.

We believe the carrying amounts of financial instruments at September 30, 2011 approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivable, carrying amounts approximate the respective fair values. The carrying value of the 10.25% Notes was $400.0 million as of September 30, 2011. We estimate its fair value to be approximately $365.0 million, considering executed trades occurring around September 30, 2011. The carrying value of the term loan under the New Senior Secured Credit Facilities, net of discount, was $358.7 million as of September 30, 2011. We estimate its fair value to be approximately $348.0 million, considering executed trades occurring around September 30, 2011. The carrying value of the 15.00%/ 15.00% Notes was $123.9 million as of September 30, 2011. We estimate its fair value to be approximately $117.4 million, considering executed trades occurring around September 30, 2011. The fair value of the 10.25% Notes, the New Senior Secured Credit Facilities, and the 15.00%/15.00% Notes are estimated using direct and indirect observable market information and are classified within Level 2 of the fair value hierarchy, as defined by ASC 820. We are contractually obligated to repay our borrowings in full and we do not believe the creditors under our borrowing arrangements are willing to settle these instruments with us at their estimated fair values indicated herein.

Derivative Financial Instruments

The Company uses certain variable rate debt instruments to finance its operations. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense also decreases.

The Company may enter into certain derivative instruments to manage fluctuations in cash flows resulting from interest rate risk. Historically, these instruments have consisted solely of interest rate swaps. Under the interest rate swaps, the Company historically received variable interest rate payments and made fixed interest rate payments, thereby effectively creating fixed-rate debt. The Company enters into derivative instruments solely for cash flow hedging purposes and does not speculate using derivative instruments.

The Company accounts for its derivative financial instruments in accordance with ASC 815 “Derivatives and Hedging.” Under ASC 815, we recognized all derivatives as either other assets or other liabilities, measured at fair value. As of September 30, 2011, the Company was not a party to any derivative financial instruments.

Under iPayment’s previously existing senior secured credit facilities, which were refinanced as of May 6, 2011, we were required to hedge at least 50% of the outstanding balance through May 10, 2008, and accordingly, we entered into interest rate swap agreements with a total notional amount of $260.0 million. These swap agreements expired on December 31, 2010, and our interest rate swap balance at that date was $0. ASC 815 also requires that any ineffectiveness in the hedging relationship, resulting from differences in the terms of the hedged item and the related derivative, be recognized in earnings each period. The underlying terms of our interest rate swaps, including the notional amount, interest rate index, duration, and reset dates, were identical to those of the associated debt instruments and therefore the hedging relationship resulted in no material ineffectiveness. Accordingly, such derivative instruments were classified as cash flow hedges, and any changes in the fair value of the derivative instruments were previously included in accumulated other comprehensive income (loss) in our consolidated balance sheets.

Notes to unaudited consolidated financial statements – (Continued)

Amortization of Intangible Assets

Purchased merchant processing portfolios are recorded at cost and are evaluated by management for impairment at the end of each fiscal quarter through review of actual attrition and cash flows generated by the portfolios in relation to the expected attrition and cash flows and the recorded amortization expense. The estimated useful lives of our merchant processing portfolios are assessed by evaluating each portfolio to ensure that the recognition of the costs of revenues, represented by amortization of the intangible assets, approximate the distribution of the expected revenues from each processing portfolio. If, upon review, the actual costs of revenues differ from the expected costs of revenues, we will adjust amortization expense accordingly. Historically, we have experienced an average monthly volume attrition of approximately 1.0% to 3.0% of our total charge volume.

We use an accelerated method of amortization over a 15-year period for purchased merchant processing portfolios. We believe that this method of amortization approximates the distribution of actual cash flows generated by our merchant processing portfolios. All other intangible assets are amortized using the straight-line method over estimated lives of 3 to 7 years. For the three months ended September 30, 2011, amortization expense related to our merchant processing portfolios and other intangible assets was $18.4 million. For the period from May 24 through September 30, 2011, amortization expense related to our merchant processing portfolios and other intangible assets was $24.1 million. For the period from January 1 through May 23, 2011, amortization expense related to our merchant processing portfolios and other intangible assets was $15.5 million. For the three and nine months ended September 30, 2010, amortization expense related to our merchant processing portfolios and other intangible assets was $9.1 million and $28.8 million, respectively.

In addition, we have implemented both quarterly and annual procedures to determine whether a significant change in the trend of the current attrition rates being used has occurred on a portfolio-by-portfolio basis. In reviewing the current attrition rate trends, we consider relevant benchmarks such as merchant processing volume, revenues, number of merchant accounts, gross profit and future expectations of the aforementioned factors compared to historical amounts and rates. If we identify any significant changes or trends in the attrition rate of any portfolio, we will adjust our current and prospective estimated attrition rates so that the amortization expense better approximates the distribution of actual cash flows generated by the merchant processing portfolios. Any adjustments made to the amortization schedules would be reported in the current consolidated statements of operations and on a prospective basis until further evidence becomes apparent. As a result of the Equity Redemption, we appraised merchant processing portfolios as of May 23, 2011. There were no unfavorable trends identified in the attrition rates used for the three-month period ended September 30, 2011. Consequently, there were no related increases to amortization expense for these periods. Please refer to Note 2 for further discussion.

Amortization of intangible assets results from our acquisitions of portfolios of merchant contracts or acquisitions of a business where we allocated a portion of the purchase price to the existing merchant processing portfolios and other intangible assets.

Our intangible assets are amortized over their estimated lives, except the “iPayment, Inc.” trade name, which was determined to have an indefinite life as there are no legal, regulatory, contractual, economic or other factors that limit the useful life of the intangible asset to us, and we have no plans to cease using such name. We believe the trade name has an inherent value due to brand strength.

Notes to unaudited consolidated financial statements – (Continued)

Common Stock

iPayment and Holdings have 100 and 4,875,000 shares of common stock, respectively, that are issued and outstanding at September 30, 2011. The Company has elected not to present earnings per share data as management believes such presentation would not be meaningful.

2.	Equity Redemption, Refinancing and Change in Control

In May 2009, a jury in the Superior Court of the State of California for the County of Los Angeles handed down a verdict in the amount of $300.0 million, plus punitive damages in the amount of $50.0 million, against Gregory Daily, iPayment’s former Chairman and Chief Executive Officer, in connection with litigation over Mr. Daily’s beneficial ownership in us. This lawsuit was brought against Mr. Daily individually and not in his previous capacities as the Chairman and Chief Executive Officer of iPayment. Neither iPayment, nor any other shareholders, officers, employees or directors were a party to this action. In response to the verdict, Mr. Daily filed for personal bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in Nashville, Tennessee. On April 8, 2010, the United States Bankruptcy Court for the Middle District of Tennessee ordered the appointment of a trustee (the “Daily Bankruptcy Trustee”) to administer the estate of Mr. Daily.

On April 12, 2011, Investors and the General Partner entered into a redemption agreement (the “Redemption Agreement”) with (i) Mr. Daily, (ii) the Daily Bankruptcy Trustee and (iii) the trusts for the benefit of, and other entities controlled by, members of Mr. Daily’s family that held equity interests in Investors (together with Mr. Daily and the Daily Bankruptcy Trustee, on behalf of the Daily bankruptcy estate, the “Daily Parties”). Pursuant to the Redemption Agreement, Investors and the General Partner agreed to redeem from the Daily Parties, and the Daily Parties agreed to transfer and surrender to Investors and the General Partner, as applicable, all of the equity interests of the Daily Parties in Investors and the General Partner, representing approximately 65.8% of the outstanding equity of Investors, for an aggregate price of $118.5 million. The interests redeemed pursuant to the Redemption Agreement constituted all of the direct and indirect equity interests of the Daily Parties in the Company.

On May 6, 2011, iPayment completed the offering of the 10.25% Notes and the closing of the New Senior Secured Credit Facilities. Also on May 6, 2011, Holdings completed the offering of the Units. The majority of the proceeds from the offerings of the 10.25% Notes and the Units, together with borrowings under the New Senior Secured Credit Facilities, were used to (i) permanently repay all of the outstanding indebtedness under iPayment’s then existing senior secured credit facilities; (ii) redeem and satisfy and discharge all of iPayment’s then existing senior subordinated notes; (iii) redeem and satisfy and discharge all of Investors’ then existing PIK toggle notes and (iv) pay fees and expenses in connection with the offerings. All of the remainder of such proceeds and borrowings were used to consummate the Equity Redemption on May 23, 2011, including payment of the transaction fees and other related fees and expenses discussed in Note 11.

Upon the closing of the Equity Redemption, Mr. Daily resigned as a director and officer, as applicable, of the General Partner, Investors and each of Investors’ subsidiaries, including his former positions as iPayment’s Chairman and Chief Executive Officer. In connection with Mr. Daily’s resignation, Carl Grimstad became the new Chairman and Chief Executive Officer of iPayment and Mark Monaco, iPayment’s Chief Financial Officer, became a member of iPayment’s and Holdings’ boards of directors. The Redemption Agreement includes covenants on the part of Mr. Daily not to compete with iPayment and its affiliates for one year, and not to solicit employees, independent sales agents and independent sales organizations and merchants of iPayment and its affiliates for three years, in each case from May 23, 2011, the closing date of the Equity Redemption.

The description set forth above is intended to be a summary only, is not complete and is qualified in its entirety by reference to the full and complete terms contained in the Redemption Agreement, a copy of which is included as Exhibit 99.1 to iPayment’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2011, which is incorporated herein by reference.

Notes to unaudited consolidated financial statements – (Continued)

In accordance with ASC 805, “Business Combinations” the Company determined that a change of control occurred as a result of the Equity Redemption requiring assets and liabilities to be recorded at fair value. As part of the purchase accounting for the Equity Redemption, approximately $683.6 million was assigned to goodwill and $270.2 million was assigned to merchant portfolios and other intangible assets of iPayment. Of the amount assigned to merchant portfolios and other intangible assets, $188.7 million related to merchant portfolios, $65.5 million related to a trade name for iPayment, $13.4 related to residual cash flow streams, and the remaining $2.6 million was primarily attributable to software development and other intangible assets. The aforementioned amounts resulted in increases over the historical basis prior to the Equity Redemption, of $155.6 million and $127.5 million in goodwill and merchant portfolios and other intangible assets, respectively.

As part of the purchase accounting for the Equity Redemption, approximately $684.3 million was assigned to goodwill and $270.2 million was assigned to merchant portfolio and other intangible assets of Holdings. The aforementioned amounts resulted in increases over the historical basis prior to the Equity Redemption, of $156.3 million and $127.5 million in goodwill and merchant portfolios and other intangible assets, respectively.

If the Equity Redemption had occurred on January 1, 2010, we would have recorded additional amortization expense on our merchant processing portfolios of approximately $13.5 million for the nine months ended September 30, 2010. If the Equity Redemption had occurred on January 1, 2011, we would have recorded additional amortization expense on our merchant processing portfolios of approximately $6.6 million for the nine months ended September 30, 2011.

3.	Acquisitions

There were no acquisitions of businesses during 2011 that were significant enough to require pro forma disclosure.

In June 2011, we entered into a purchase and sale agreement with a new ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $3.6 million in cash, which was funded at closing from borrowings under our revolving facility.

In August 2011, we entered into a purchase and sale agreement with an existing ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $2.5 million in cash, which was funded at closing from borrowings under our revolving facility.

In August 2011, we entered into a purchase and sale agreement with an existing ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $11.0 million in cash, which was funded at closing from borrowings under our revolving facility.

In September 2011, we entered into a purchase and sale agreement with an existing ISG, whereby we acquired a portfolio of merchant accounts. Consideration at closing was $7.2 million in cash, which was funded at closing from borrowings under our revolving facility.

4.	Other Intangibles

Payments for Prepaid Residual Expenses

During the first nine months of 2011, we made payments totaling $1.6 million to several ISGs in exchange for contract modifications which lower our obligations for future payments of residuals to them.

Notes to unaudited consolidated financial statements – (Continued)

These payments have been assigned to intangible assets in the accompanying consolidated balance sheets and are amortized over their expected useful lives.

5.	Long-Term Debt

	As of September 30, 2011
	iPayment, Inc.	iPayment Holdings, Inc.
($ in thousands)	(unaudited)	(unaudited)
Long-term debt:
10.25% Notes	$400,000	$400,000
15.00%/15.00% Notes	—	125,000
Discount on 15.00%/15.00% Notes, net of amortization of $62	—	(1,104)
New Senior Secured Credit Facilities	374,000	374,000
Discount on New Senior Secured Credit Facilities	(1,771)	(1,771)

Total long-term debt	$772,229	$896,125

On May 6, 2011, iPayment completed an offering of $400.0 million in aggregate principal amount of 10.25% Senior Notes due 2018 and Holdings completed an offering of 125,000 Units, consisting of $125.0 million in aggregate principal amount of 15.00%/15.00% Senior Notes due 2018 and 125,000 Warrants. iPayment also completed the closing of its $450.0 million New Senior Secured Credit Facilities. The majority of the proceeds from the offerings of the 10.25% Notes and the Units, together with borrowings under the New Senior Secured Credit Facilities, were used to (i) permanently repay all of the outstanding indebtedness under iPayment’s then existing senior secured credit facilities; (ii) redeem and satisfy and discharge all of iPayment’s then existing senior subordinated notes; (iii) redeem and satisfy and discharge all of Investors’ then existing PIK toggle notes and (iv) pay fees and expenses in connection with the offerings. All of the remainder of such proceeds and borrowings were used to consummate the Equity Redemption on May 23, 2011, including payment of the transaction fees and other related fees and expenses discussed in Note 11.

10.25% Notes

The 10.25% Notes were issued pursuant to an indenture, dated as of May 6, 2011 (the “10.25% Notes Indenture”), among the Company, each of the guarantors identified therein and Wilmington Trust FSB (predecessor to Wilmington Trust, National Association), as trustee (the “Trustee”). iPayment will pay interest on the 10.25% Notes in cash on November 15 and May 15 of each year at a rate of 10.25% per annum. Interest on the 10.25% Notes will accrue from and including the issue date of the 10.25% Notes, and the first interest payment date will be November 15, 2011. The 10.25% Notes will mature on May 15, 2018. The 10.25% Notes Indenture contains covenants that, among other things, restrict iPayment and its restricted subsidiaries’ ability to pay dividends, redeem stock or make other distributions or restricted payments, make certain investments, incur or guarantee additional indebtedness, create liens, agree to dividend and payment restrictions affecting restricted subsidiaries, consummate mergers, consolidations or other business combinations, designate subsidiaries as unrestricted, change its or their line of business, or enter into certain transactions with affiliates. The covenants in the 10.25% Notes Indenture generally permit iPayment to distribute funds to Holdings, iPayment’s direct parent, to make interest payments on the 15.00%/15.00% Notes to the extent required to be paid in cash by the terms of the indenture governing such notes and for certain other operating expenses of Holdings.

Notes to unaudited consolidated financial statements – (Continued)

The 10.25% Notes Indenture also provides for customary events of default including non-payment of principal, interest or premium, failure to comply with covenants, and certain bankruptcy or insolvency events.

New Senior Secured Credit Facilities

iPayment also entered into a Credit Agreement, dated May 6, 2011 (the “Credit Agreement”), with Holdings, the subsidiaries of iPayment identified therein as guarantors, JPMorgan Chase Bank, N.A. and the other lenders party thereto. The New Senior Secured Credit Facilities consist of (i) a six-year, $375.0 million term facility and (ii) a five-year, $75.0 million revolving facility, which includes a swing line loan facility and letter of credit facility and is available from time to time until the fifth anniversary of the closing date of the New Senior Secured Credit Facilities (or in the case of the letter of credit facility, five business days prior to the fifth anniversary). The terms of the New Senior Secured Credit Facilities give iPayment the ability, subject to certain conditions, to request an increase in the amount of the revolving facility in an aggregate amount of up to $25.0 million.

The interest rates under the New Senior Secured Credit Facilities (other than in respect to swing line loans, which will accrue interest at the base rate described below) are calculated, at iPayment’s option, at either the Eurodollar rate (which is the higher of BBA LIBOR, and in respect of the term facility, 1.50%) or the base rate (which is the highest of JPMorgan Chase Bank, N.A.’s prime rate, the Federal Funds effective rate plus 0.50%, the one-month Eurodollar rate plus 1.00%, and in respect of the term facility, 2.50%) plus, in each case, the applicable margin which differs for the term facility and the revolving facility (and, which in the case of the revolving facility is subject to adjustment based on a pricing grid set forth in the Credit Agreement). Overdue principal, interest, fees and other amounts bear interest at a rate that is 2.00% above the rate then borne by such borrowing or the base rate in respect of the term facility, as applicable. iPayment also pays a quarterly commitment fee equal to 0.625% on the unused portion of the revolving facility which can decline to 0.375% of such unused portion based upon our consolidated leverage ratio as determined in accordance with the related pricing grid set forth in the Credit Agreement.

At September 30, 2011, iPayment had $358.7 million of term loans outstanding, net of discount of $1.8 million at a weighted average interest rate of 5.75% and $13.5 million of borrowings under its revolving facility.

The Credit Agreement contains certain customary covenants that, subject to certain exceptions, restrict iPayment and its subsidiaries’ ability to, among other things (i) declare dividends or redeem or repurchase equity interests by iPayment or its subsidiaries; (ii) prepay, redeem or purchase certain debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or modify specified debt and other material agreements; (vii) engage in mergers, acquisitions and asset sales; (viii) change accounting policies; (ix) become a general partner; (x) enter into speculative transactions; (xi) transact with affiliates; and (xii) engage in businesses that are not related to iPayment’s existing business. In addition, under the Credit Agreement, iPayment will be required to comply (subject to a right to cure in certain circumstances) with specified financial ratios and tests, including a minimum consolidated interest coverage ratio and a maximum senior secured leverage ratio.

In addition, the Credit Agreement contains certain customary affirmative covenants, including requirements for financials reports and other notices from iPayment.

Events of default, which are subject to grace periods and exceptions, as set forth in the Credit Agreement include, among others: (i) iPayment’s failure to pay principal or interest or any other amount when due under the Credit Agreement; (ii) any representation or warranty proving to have been materially incorrect; (iii) covenant defaults; (iv) judgment defaults; (v) customary ERISA defaults; (vi) invalidity of loan documents or impairment of collateral; (vii) events of bankruptcy; (viii) a change of control; (ix) cross-default to material debt; and (x) cancellation or termination of a material contract, in certain circumstances.

Notes to unaudited consolidated financial statements – (Continued)

15.00%/15.00% Notes

The 15.00%/15.00% Notes were issued pursuant to an indenture, dated as of May 6, 2011 (the “15.00%/15.00% Notes Indenture”), between Holdings and the Trustee. Interest on the 15.00%/15.00% Notes will accrue from and including the issue date of the 15.00%/15.00% Notes, and the first interest payment date will be November 15, 2011. The 15.00%/15.00% Notes will mature on November 15, 2018. For any interest period through and including May 15, 2015, Holdings may elect to pay interest on the 15.00%/15.00% Notes (i) entirely in cash (“cash interest”) or (ii) pay interest on 50% of the outstanding principal amount of the 15.00%/15.00% Notes in cash interest and on 50% of the outstanding principal amount of the 15.00%/15.00% Notes by increasing the principal amount of the outstanding 15.00%/15.00% Notes or by issuing additional 15.00%/15.00% Notes (“PIK interest”). Notwithstanding the foregoing, Holdings will pay cash interest on the 15.00%/15.00% Notes to the extent that iPayment would, on the date notice of such election is required to be made, be permitted pursuant to its debt agreements to pay a dividend or distribution to Holdings in an amount sufficient to pay such cash interest on the relevant interest payment date. After May 15, 2015, Holdings will pay cash interest on the 15.00%/15.00% Notes, subject to certain rights to pay partial PIK interest for up to two additional interest periods.

Cash interest and PIK interest each accrue at a rate of 15.00% per annum. If Holdings’ leverage ratio exceeds 7.25 to 1.00 as of the most recent quarter end prior to an interest payment date, then for the interest period ending on such date, the interest rate will be retroactively increased by 2.00% in the form of PIK interest. The 15.00%/15.00% Notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK interest is made. Holdings must elect the form of interest payment with respect to each interest period not later than the beginning of each interest period. In the absence of such an election, Holdings will pay interest according to the election for the previous interest period. Interest for the first interest period will be paid 50% as cash interest and 50% as PIK interest.

The 15.00%/15.00% Notes Indenture contains covenants that, among other things, restrict Holdings and its restricted subsidiaries’ ability to pay dividends, redeem stock or make other distributions or restricted payments, make certain investments, incur or guarantee additional indebtedness, create liens, agree to dividend and payment restrictions affecting restricted subsidiaries, consummate mergers, consolidations or other business combinations, designate subsidiaries as unrestricted, change its or their line of business, or enter into certain transactions with affiliates. The 15.00%/15.00% Notes Indenture also provides for customary events of default including non-payment of principal, interest or premium, failure to comply with covenants, and certain bankruptcy or insolvency events.

The 125,000 Units issued by Holdings on May 6, 2011, consists of $125.0 million in aggregate principal amount of 15.00%/15.00% Notes and Warrants to purchase 125,000 shares of common stock at $0.01 per share, subject to adjustment upon the occurrence of certain events described in the warrant agreement entered into by Holdings and Wilmington Trust, National Association (as successor to Wilmington Trust FSB) (the “Warrant Agreement”). The proceeds from the issuance of the Units were allocated between the 15.00%/15.00% Notes and the Warrants based on the relative fair value of the items. The fair value of the Warrants was computed using the following assumptions:

Notes to unaudited consolidated financial statements – (Continued)

As of May 23, 2011
Common stock at fair market value	$9.43
Exercise Price	$0.01
Term	7.5 years
Volatility	42.68%
Risk-free interest rate	2.54%
Dividend yield	—

The total proceeds from the issuance of the Units was $121.8 million, net of issuance costs of $3.2 million. The valuation resulted in $1.2 million of the gross proceeds being allocated to the Warrants and accordingly, was recorded as a debt discount as of May 23, 2011. The Warrants will be exercisable during the period commencing at the opening of business on the Separation Date (as defined in the Warrant Agreement) and ending at 5:00 p.m., New York City time, on November 15, 2018. See Note 12 for further discussion of the separation of the 15.00%/15.00% Notes and the Warrants.

The descriptions set forth in this Note 5 are intended to be summaries only, are not complete and are qualified in their entirety by reference to the full and complete terms contained in the 10.25% Notes Indenture (including the form of the notes attached thereto), the 15.00%/15.00% Notes Indenture (including the form of the notes attached thereto), the Credit Agreement and the Warrant Agreement. Copies of the 10.25% Notes Indenture and the Credit Agreement are included as Exhibits 4.1 and 10.1, respectively, to iPayment’s Current Report on Form 8-K filed with the SEC on May 12, 2011, and copies of the 15.00%/15.00% Notes Indenture and the Warrant Agreement are included as Exhibits 4.3 and 10.29, respectively, to this Registration Statement on Form S-4, which, in each case, are incorporated herein by reference.

iPayment and its consolidated subsidiaries had net capitalized debt issuance costs related to the New Senior Secured Credit Facilities of $10.3 million and net capitalized debt issuance costs related to the 10.25% Notes of $9.7 million as of September 30, 2011. Holdings and its consolidated subsidiaries had net capitalized debt issuance costs related to the 15.00%/15.00% Notes of $3.1 million and debt discount related to the Warrants of $1.1 million as of September 30, 2011.

These costs are being amortized to interest expense with amounts computed using an effective interest method over the life of the related debt instruments.

Amortization expense of iPayment and its consolidated subsidiaries related to the debt issuance costs for the New Senior Secured Credit Facilities and the 10.25% Notes were $0.5 million and $0.4 million, respectively, for the period from May 24 through September 30, 2011. Amortization expense of Holdings and its consolidated subsidiaries related to the debt issuance costs for the 15.00%/15.00% Notes was less than $0.1 million for the period from May 24 through September 30, 2011. Amortization expense of iPayment and its consolidated subsidiaries related to iPayment’s previously existing senior secured credit facilities and senior subordinated notes were $0.4 million and $0.4 million, respectively, for the period from January 1 through May 23, 2011. Amortization expense of Holdings and its consolidated subsidiaries related to the 15.00%/15.00% Notes were $0.1 million and $0.1 million for the period from April 1 through May 23, 2011 and January 1 through May 23, 2011, respectively. The remaining unamortized balance of debt issuance costs related to iPayment’s previously existing senior secured credit facilities and senior subordinated notes, as well as the remaining unamortized net discount on iPayment’s senior subordinated notes in the amount of $2.2 million, $3.3 million and $1.0 million, respectively, were written off to other expense as a result of the Refinancing.

Notes to unaudited consolidated financial statements – (Continued)

6.	Segment Information and Geographical Information

We consider our business activities to be in a single reporting segment as we derive greater than 90% of our revenue and results of operations from processing revenues and other fees from card-based payments. No single merchant accounted for more than 3% of our revenue during the third quarter of 2011. Substantially all revenues are generated in the United States.

7.	Income Taxes

We account for income taxes pursuant to the provisions of ASC 740 “Income Taxes.” Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. As of September 30, 2011, we have income taxes receivable of $1.8 million and $3.3 million for iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries, respectively.

We have an income tax benefit of $2.2 million and $3.1 million for iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries, respectively, during the three months ended September 30, 2011, in each case, compared to income tax expense of $2.8 million during the same period in 2010, due to a taxable loss during the third quarter of 2011. iPayment and its consolidated subsidiaries’ effective income tax rate decreased to 38.4% for the third quarter of 2011, compared to 40.7% for the same period in 2010, as a result of a partial release of the valuation allowance due to the utilization of net operating losses in the 2010 state income tax returns. Holdings and its consolidated subsidiaries’ effective income tax rate decreased to 29.4% for the same period in 2011, compared to 40.7% for the third quarter of 2010, as we are subject to interest deductibility limitations with respect to interest accruing on the 15.00%/15.00% Notes, which constitute an “Applicable High Yield Discount Obligation” for U.S. federal income tax purposes. Consequently, a portion of the interest expense under the 15.00%/15.00% Notes is non-deductible by Holdings.

We have an income tax benefit of $1.6 million and $3.0 million for iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries, respectively, during the first nine months of 2011, in each case, compared to income tax expense of $10.4 million during the same period in 2010, primarily due to taxable losses during 2011 as well as from tax benefits totaling approximately $6.3 million that were obtained during the second quarter of 2011 from non-recurring expenses incurred related to the write off of the unamortized balance of debt issuance costs and a payment made for strategic advisory fees, a majority of which are deductible for tax purposes. iPayment and its consolidated subsidiaries’ effective income tax rate decreased to 25.0% for the first nine months of 2011, compared to 39.7% for the same period in 2010, as a result of the aforementioned tax benefits as well as from a partial release of the valuation allowance due to the utilization of net operating losses in the 2010 state income tax returns. Holdings and its consolidated subsidiaries’ effective income tax rate decreased to 21.6% for the first nine months of 2011, compared to 39.7% for the same period in 2010, as we are subject to interest deductibility limitations with respect to interest accruing on the 15.00%/15.00% Notes, which constitute an “Applicable High Yield Discount Obligation” for U.S. federal income tax purposes. Consequently, a portion of the interest expense under the 15.00%/15.00% Notes is non-deductible by Holdings.

During the first nine months of 2011 and 2010, we accrued approximately $0.1 million of interest related to our uncertain tax positions. As of September 30, 2011, our liabilities for unrecognized tax benefits totaled $2.4 million and are included in other long-term liabilities in our consolidated balance sheets. Interest and penalties related to income tax liabilities are included in income tax expense. The balance of accrued interest and penalties recorded in the consolidated balance sheets at September 30, 2011 was approximately $0.3 million.

Notes to unaudited consolidated financial statements – (Continued)

We file federal income tax returns and various state income tax returns. With limited exception, we are no longer subject to federal, state and local income tax audits by taxing authorities for the years through 2005.

At September 30, 2011, we had approximately $1.4 million of federal net operating loss carry-forwards that will be available to offset regular taxable income through 2018, subject to annual limitations of up to $0.2 million per year. We had state net operating loss carry-forwards of approximately $30.3 million as of December 31, 2010.

8.	Comprehensive Income (Loss)

Comprehensive income (loss) includes our net income (loss) plus the net-of-tax impact of fair value changes in our interest rate swap agreements, which expired on December 31, 2010. Comprehensive income for the three months ended September 30, 2010 was $7.0 million, including $5.2 million of net income and $1.8 million of other comprehensive income (“OCI”). OCI is comprised of changes in fair value, net of tax, on our swap agreements. Accordingly, there was no OCI during 2011.

Comprehensive income for the nine-month period ended September 30, 2010 was $21.2 million, including $15.7 million of net income and $5.5 million of OCI. As discussed in Note 1, the Company was not a party to any derivative financial instrument as of September 30, 2011.

9.	Commitments and Contingencies

Legal Proceedings

We are subject to certain legal proceedings that have arisen in the ordinary course of our business and have not been fully adjudicated. Although the ultimate outcome of such legal proceedings cannot be predicted with certainty, based on information currently available, advice of counsel, and available insurance coverage, in our opinion, the outcome of such legal proceedings is not expected to have a material adverse effect on our business, financial condition or results of operations. However, the outcome of any such legal proceedings cannot be predicted with certainty and in the event of unexpected future developments, it is possible that the ultimate resolution of one or more of these matters could be unfavorable. Our failure to prevail in one or more of these legal matters could, individually or in the aggregate, materially adversely affect our consolidated financial position or operating results. Regardless of the outcome, any litigation may require us to incur significant litigation expenses and may result in significant diversion of management’s attention. All litigation settlements are recorded within other expense on our consolidated statements of operations.

10.	Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income which updates Topic 220: Comprehensive Income. The FASB’s objective in updating this area of the codification is to increase comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This update requires all non-owner changes in stockholder’s equity to be presented in either a single continuous statement of comprehensive income, or in two separate but consecutive statements. The provisions of this update are effective for interim and annual periods beginning after December 15, 2011.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards (“IFRS”). The changes to GAAP as a result of ASU No. 2011-04 are as follows: (1) The concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets (that is, it does not apply

Notes to unaudited consolidated financial statements – (Continued)

to financial assets or any liabilities); (2) GAAP currently prohibits application of a blockage factor in valuing financial instruments with quoted prices in active markets. ASU No. 2011-04 extends that prohibition to all fair value measurements; (3) An exception is provided to the basic fair value measurement principles for an entity that holds a group of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk that are managed on the basis of the entity’s net exposure to either of those risks. This exception allows the entity, if certain criteria are met, to measure the fair value of the net asset or liability position in a manner consistent with how market participants would price the net risk position; (4) Aligns the fair value measurement of instruments classified within an entity’s shareholders’ equity with the guidance for liabilities; and (5) Disclosure requirements have been enhanced for recurring Level 3 fair value measurements to disclose quantitative information about unobservable inputs and assumptions used, to describe the valuation processes used by the entity, and to describe the sensitivity of fair value measurements to changes in unobservable inputs and interrelationships between those inputs. In addition, entities must report the level in the fair value hierarchy of items that are not measured at fair value in the statement of condition but whose fair value must be disclosed. The provisions of ASU No. 2011-04 are effective for the Company’s interim reporting period beginning on or after December 15, 2011. The adoption of ASU No. 2011-04 is not expected to have a material impact on the Company’s statements of operations and balance sheets.

11.	Related Party Transactions

At June 30, 2011, iPayment and its consolidated subsidiaries had a receivable of $0.4 million due from Investors that was included in iPayment’s consolidated balance sheets within accounts receivable. Beginning in 2009, we have funded certain expenses of Investors. Our initial accounting was to treat this funding as an inter-company receivable. In August 2010, the board of directors of iPayment (the “Board”) declared a $1.0 million dividend to Investors to cover operating costs. The dividend was required by Investors to cover certain operating and legal costs, including reimbursement to us of certain costs previously paid for by us on behalf of Investors. Subsequent to the dividend payment, Investors settled $1.0 million of the intercompany receivable outstanding at that time. In September 2011, iPayment declared another dividend in the amount of $0.4 million to Investors for other operating costs with which Investors subsequently settled $0.4 million of the outstanding intercompany receivable at that time. This amount was settled through an additional dividend to Investors, including reimbursement to us in full.

In November 2010, we entered into a sublease agreement with Fortis Payment Systems, LLC, an ISG owned by an iPayment employee, through Cambridge Acquisition Sub, LLC, a wholly owned subsidiary. The lease agreement extends through 2013, with an option of extending the contract through 2015. The lease agreement provides for minimum annual payments of $60,000 beginning November 2010 for three years.

In 2010, iPayment and the financial services firm Perella Weinberg Partners LP (“Perella Weinberg”) entered into an engagement letter providing for Perella Weinberg to act as our financial advisor in connection with a potential change of control or similar transaction involving the Company. In March 2010, Adearo Holdings, LLC (“Adearo”), an entity majority owned and controlled by Mark Monaco, entered into a consulting agreement with Perella Weinberg. Mr. Monaco became Chief Financial Officer of iPayment in October 2010 and a member of the boards of directors of iPayment and Holdings following the Refinancing. When the Equity Redemption was consummated, we paid to Perella Weinberg a transaction fee of approximately $7.5 million pursuant to such engagement letter and, following such payment, Perella Weinberg made a payment of $1.0 million to Adearo pursuant to the consulting agreement described above.

12.	Subsequent Events

Separation of 15.00%/15.00% Notes and Warrants

Notes to unaudited consolidated financial statements – (Continued)

In accordance with the terms of the Warrant Agreement, the 15.00%/15.00% Notes and the Warrants separated on November 2, 2011, which is 180 days after the issue date of the Units. The Warrants are exercisable as of the opening of business on such date until 5:00 p.m., New York City time, on November 15, 2018. Each Warrant not exercised during such period will become void and all rights thereunder and all rights in respect thereof under the Warrant Agreement will cease as of such time.

Adoption of Deferred Compensation Plans

On November 7, 2011, the Board approved the iPayment Deferred Compensation Plan and the iPayment Executive Retention Plan (each, a “Plan” and collectively, the “Plans”). Each Plan is a nonqualified, unfunded plan intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Each Plan will be effective January 1, 2012.

Approval of Compensation of Members of the Board

The Company previously announced in iPayment’s Current Report on Form 8-K filed with the SEC on September 2, 2011 that it expected to pay members of the Board an annual retainer of $50,000. On November 7, 2011, the Board resolved that, effective October 1, 2011, each member of the Board will receive such retainer, payable quarterly in the amount of $12,500 per quarter. Such compensation will be paid to each member of the Board at the end of each quarter in which such member is serving on the Board, and will be the total compensation paid to each member for the member’s service on (i) the Board and (ii) the board of directors of any subsidiary or affiliate of iPayment, if any.

iPayment, Inc.

Offer to Exchange

Up to $400,000,000 of its outstanding 10.25% Senior Notes due 2018 for a like aggregate principal amount of 10.25% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended

iPayment Holdings, Inc.

Offer to Exchange

Up to $129,921,875 of its outstanding 15.00%/15.00% Senior Notes due 2018 for a like aggregate principal amount of 15.00%/15.00% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

, 2011

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. For any time after the date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until         , 2012 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)	The Delaware Corporations

Under Section 145(a) of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys; fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL provides that a corporation may set forth in its certificate of incorporation a provision which eliminates or limits a director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, provided that such provision does not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of iPayment, Inc., iPayment Holdings, Inc., iPayment of Maine, Inc. and Online Data Corp., and the amended and restated certificates of incorporation of E-Commerce Exchange, Inc. and Quad City Acquisition Sub, Inc., each include such a provision.

Finally, Section 145(g) of the DGCL enables a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. The certificates of incorporation of iPayment of Maine, Inc. and Online Data Corp., as well as the amended and restated certificates of incorporation of E-Commerce Exchange, Inc. and Quad City Acquisition Sub, Inc. permit each corporation to purchase and maintain such insurance, to the fullest extent permitted by law. We maintain a standard form of directors’ and officers’ liability insurance under which our directors and officers are insured, subject to the limits of the policy.

The bylaws of iPayment, Inc. and iPayment Holding, Inc. provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the corporation, or is or was serving or has agreed to serve at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The certificates of incorporation of iPayment of Maine, Inc. and Online Data Corp., as well as the amended and restated certificates of incorporation of E-Commerce Exchange, Inc. and Quad City Acquisition Sub, Inc. provide that each corporation shall indemnify, and upon request advance expenses to, in the manner and to the fullest extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. The certificates also assert that the rights to indemnification and advancement of expenses set forth in the certificates are mandatory, notwithstanding a person’s failure to meet the standard of conduct required for permissive indemnification under the DGCL, and are intended to be greater than those which are otherwise provided for in the DGCL.

iPayment has entered into indemnification agreements with each of its directors and executive officers which provide that iPayment will, subject to certain exceptions, indemnify and hold harmless, and advance certain expenses to, each director and executive officer to the fullest extent permitted by applicable laws.

(b)	The Delaware Limited Liability Companies

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides Delaware limited liability companies with the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Cambridge Acquisition Sub, LLC, CardPayment Solutions, LLC, iScan Solutions, LLC, MSC Acquisition Sub, LLC, NPMG Acquisition Sub, LLC, PCS Acquisition Sub, LLC, and TS Acquisition Sub, LLC require that each company indemnify and hold harmless their board representatives and members and their partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the DLLCA.

The limited liability company agreement of iPayment Acquisition Sub, LLC, requires that the company indemnify and hold harmless any member or manager from and against any and all claims and demands whatsoever.

The limited liability company agreements of iAdvantage, LLC and IPMT Transport, LLC require that the companies indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer or manager of iAdvantage, LLC or IPMT Transport, LLC, as applicable, against expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the extent permitted by applicable law. Such right to indemnification also includes the right to advancement of expenses incurred in defending any such action in advance of its final disposition.

(c)	The Nevada Corporation

Section 78.138(7) of the Nevada Revised Statutes (the “NRS”) provides that, subject to certain limited statutory exceptions and unless the articles of incorporation provide for greater liability, a director or officer of a Nevada corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138(7) of the NRS is not optional and controls even if there is a provision in the articles of incorporation of a Nevada corporation that attempts to establish a different standard of liability.

Under Section 78.7502(1) of the NRS, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (a) is not liable pursuant to NRS 78.138, or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Under Section 78.7502(2) of the NRS, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in NRS 78.7502(1) and (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751(1) of the NRS provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Section 78.751(2) of the NRS provides that the articles of incorporation, the bylaws or an agreement made by a Nevada corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. Section 78.751(2) of the NRS further provides that the provisions thereof do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Section 78.751(3) of the NRS provides that indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under NRS78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, under Section 78.751(3) of the NRS, the scope of such indemnification and advancement of expenses shall continue for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Finally, Section 78.752 enables a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

The articles of incorporation of 1st National Processing, Inc. provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) under NRS 78.300. The articles of incorporation of 1st National Processing, Inc. further provide that if Chapter 78 of the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of 1st National Processing, Inc. shall be eliminated or limited to the fullest extent permitted by Chapter 78 of the NRS, as so amended.

(d)	The Nevada Limited Liability Company

Under Section 86.411 of the NRS, a Nevada limited-liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Under Section 86.421 of the NRS, a Nevada limited-liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 86.431(1) of the NRS provides that, to the extent that a manager, member, employee or agent of a limited-liability company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in NRS 86.411 and 86.421, or in defense of any claim, issue or matter therein, the company shall indemnify him or her against expenses, including attorney’s fees, actually and reasonably incurred by him or her in connection with the defense.

Section 86.431(2) of the NRS provides that any indemnification under NRS 86.411 and 86.421, unless ordered by a court or advanced pursuant to NRS 86.441, may be made by the limited-liability company only as authorized in the specific case upon a determination that indemnification of the manager, member, employee or agent is proper in the circumstances, and such determination must be made: (a) by the members or managers as provided in the articles of organization or the operating agreement of the company, (b) if there is no provision in the articles of organization or the operating agreement of the company, by a majority in interest of the members who are not parties to the action, suit or proceeding, (c) if a majority in interest of the members who are not parties to the action, suit or proceeding so order, by independent legal counsel in a written opinion; or (d) if members who are not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Section 86.441 of the NRS, the articles of organization, the operating agreement or a separate agreement made by a Nevada limited-liability company may provide that the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding must be paid by the company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the member or manager is not entitled to be indemnified by the company. Section 86.441 of the NRS further provides that the provisions thereunder do not affect any rights to advancement of expenses to which personnel of the company other than managers or members may be entitled under any contract or otherwise by law.

Section 86.451 of the NRS provides that indemnification or advancement of expenses authorized in or ordered by a court pursuant to Sections 86.411 to 86.441 of the NRS, inclusive, does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of organization or any operating agreement, vote of members or disinterested managers, if any, or otherwise, for an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 86.421 or for the advancement of expenses made pursuant to NRS 86.441, may not be made to or on behalf of any member or manager if a final adjudication establishes that the member’s or the manager’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Section 86.451 of the NRS further provides that indemnification or advancement of expenses authorized in or ordered by a court pursuant to Sections 86.411 to 86.441 of the NRS, inclusive, continues for a person who has ceased to be a member, manager, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Under Section 86.461 of the NRS, a limited-liability company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a member, manager, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another corporation, limited-liability company, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a manager, member, employee or agent, or arising out of his or her status as such, whether or not the company has the authority to indemnify such a person against such liability and expenses.

The operating agreement of iFunds Cash Solutions, LLC provides that, subject to the limitations of the Nevada Limited Liability Company Act (the “NLLCA”), the company shall indemnify and hold harmless, to the full extent permitted by the NLLCA, its member(s) and any agent, affiliate and professional or other advisor of each member, from and against any and all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any indemnified person) or liability by reason of anything any indemnified person does or refrains from doing for, or in connection with the business or affairs of, the company (including any loss, damage, expense or liability caused by or attributable to the ordinary or simple negligence, as opposed to gross negligence, of the indemnified person), except to the extent that the loss, damage, expense or liability results primarily from the indemnified person’s gross negligence or willful breach of a material provision of the operating agreement of iFunds Cash Solutions, LLC which in either event causes actual, material damage to the company.

(e)	The California Corporation

Under Section 317(b) of the California Corporations Code (the “CCC”), a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. For the purposes of Section 317 of the CCC, the word “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation.

Under Section 317(c) of the CCC, a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Under Section 317(d) of the CCC, a corporation must indemnify an agent against expenses actually and reasonably incurred by the agent to the extent that the agent has been successful on the merits in defense of any proceeding referred to in CCC Sections 317(b) or (c) or in defense of any claim, issue, or matter therein.

Section 309 of the CCC enables a corporation to eliminate or limit a director’s personal liability for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders to the extent provided in Section 204(a)(10) of the CCC. Under Section 204(a) (10), a director’s personal liability may not be eliminated or limited (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CCC, or (vii) under Section 316 of the CCC.

Finally, Section 317(i) of the CCC empowers a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability.

The articles of incorporation of Cardsync Processing, Inc. eliminate the liability of directors of the corporation for monetary damages to the fullest extent permissible under California law. They also authorize the corporation to indemnify any agent as the term is defined in Section 317 of the CCC. Furthermore, the articles of incorporation authorize the corporation to provide indemnification in excess of that expressly permitted under Section 317 (including indemnity for breach of duty to the corporation and its shareholders), whether under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent permitted under Section 204(a)(11) of the CCC.

(f)	The Tennessee Limited Liability Company

Under Section 48-243-101(b) of the Tennessee Limited Liability Company Act (the “TLLCA”), a Tennessee limited liability company may indemnify an individual made a party to a proceeding, because such individual is or was a responsible person against liability incurred in the proceeding, if the individual: (a) acted in good faith; and (b) reasonably believed that in the case of conduct in such individual’s official capacity with the company, that such individual’s conduct was in the company’s best interest and in all other cases, that such individual’s conduct was at least not opposed to the company’s best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe such individual’s conduct was unlawful. Under the TLLCA, a “responsible person” means an individual who is or was a governor of a board-managed limited liability company or a member of a member-managed limited liability company acting pursuant to chapter 238, 239 or 240 of title 48 of the TLLCA or an individual who, while a governor of a board-managed limited liability company or member of a member-managed limited liability company, is or was serving at the company’s request as a governor, manager, director, officer, partner, trustee, employee, or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, employee benefit plan or other enterprise.

Section 48-243-101(c) of the TLLCA requires a limited liability company to indemnify a responsible person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a responsible person of the company against reasonable expenses incurred by the person in connection with the proceeding. However, Section 48-243-101(b)(4) of the TLLCA prohibits a limited liability company from indemnifying a responsible person in connection with: (i) a proceeding by or in the right of the company in which the responsible person was adjudged liable to the company; or (ii) any other proceeding charging improper personal benefit to such responsible person, whether or not involving action in such person’s official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by such person. Additionally, Section 48-243-101(i) of the TLLCA prohibits indemnification if a responsible person is adjudged liable for a breach of the duty of loyalty to the limited liability company or its member or for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law.

Section 48-243-101(h) of the TLLCA enables a company to purchase and maintain insurance on behalf of an individual who is or was a responsible person, manager, employee, independent contractor, or agent of the company, or who, while a responsible person, manager, employee, independent contractor, or agent of the company, is or was serving at the request of the LLC as a responsible person, manager, partner, trustee, employee, independent contractor, or agent of another foreign or domestic LLC, corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person’s status as a responsible person, manager, officer, employee, independent contractor, or agent, whether or not the LLC would have power to indemnify such person against the same liability under sections 48-243-101(b) and (c).

The operating agreement of iPayment of California, LLC provides that the company shall be controlled by the default rules of the TLLCA and the provisions of its articles of organization which are silent with respect to indemnification.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b)	Financial Statement Schedules:

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

d. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

e. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

IPAYMENT, INC.

By:	/s/ CARL A. GRIMSTAD
	Name:	Carl A. Grimstad
	Title:	Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARL A. GRIMSTAD Carl A. Grimstad	Chairman, Chief Executive Officer and President (Principal Executive Officer)	November 23, 2011

/s/ MARK C. MONACO Mark C. Monaco	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	November 23, 2011

/s/ BRONSON QUON Bronson Quon	Corporate Controller	November 23, 2011

/s/ JOHN A. VICKERS John A. Vickers	Director	November 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

IPAYMENT HOLDINGS, INC.

By:	/s/ CARL A. GRIMSTAD
	Name:	Carl A. Grimstad
	Title:	Chief Executive Officer, President and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARL A. GRIMSTAD Carl A. Grimstad	Chief Executive Officer President and Director (Principal Executive Officer)	November 23, 2011

/s/ MARK C. MONACO Mark C. Monaco	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 23, 2011

/s/ JOHN A. VICKERS	Director	November 23, 2011
John A. Vickers

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

1ST NATIONAL PROCESSING, INC. CARDSYNC PROCESSING, INC. CARDPAYMENT SOLUTIONS, L.L.C.

E-COMMERCE EXCHANGE, INC.

IPAYMENT OF MAINE, INC.

NPMG ACQUISITION SUB, LLC ONLINE DATA CORP.

QUAD CITY ACQUISITION SUB, INC.

TS ACQUISITION SUB, LLC

By:	/s/ CARL A. GRIMSTAD
	Name:	Carl A. Grimstad
	Title:	Chief Executive Officer, President and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARL A. GRIMSTAD Carl A. Grimstad	Chief Executive Officer President and Director (Principal Executive Officer)	November 23, 2011

/s/ MARK C. MONACO Mark C. Monaco	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

CAMBRIDGE ACQUISITION SUB, LLC ISCAN SOLUTIONS, LLC MSC ACQUISITION SUB, LLC PCS ACQUISITION SUB, LLC

By:	/s/ CARL A. GRIMSTAD
	Name:	Carl A. Grimstad
	Title:	Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARL A. GRIMSTAD Carl A. Grimstad	Chief Executive Officer, President and Director (Principal Executive Officer)	November 23, 2011

/s/ Mark C. Monaco Mark C. Monaco	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 23, 2011

/s/ CARL A. GRIMSTAD	Sole Member	November 23, 2011

IPAYMENT, INC. as Sole Member

By:	CARL A. GRIMSTAD
Title:	Chairman, Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

IPAYMENT OF CALIFORNIA, LLC

By:	/s/ CARL A. GRIMSTAD
	Name:	Carl A. Grimstad
	Title:	Chief Executive Officer, President and Chief Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARL A. GRIMSTAD Carl A. Grimstad	Chief Executive Officer, President and Chief Manager (Principal Executive Officer)	November 23, 2011

/S/ MARK C. MONACO Mark C. Monaco	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

IPMT TRANSPORT, LLC

By:	/S/ CARL A. GRIMSTAD
Name:	Carl A. Grimstad
Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CARL A. GRIMSTAD Carl A. Grimstad	President (Principal Executive Officer)	November 23, 2011

/S/ MARK C. MONACO Mark C. Monaco	Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 23, 2011

/S/ CARL A. GRIMSTAD	Sole Member	November 23, 2011

IPAYMENT, INC. as Sole Member

By:	CARL A. GRIMSTAD
Title:	Chairman, Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

IADVANTAGE, LLC

By:	/S/ CARL A. GRIMSTAD
Name:	Carl A. Grimstad
Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CARL A. GRIMSTAD Carl A. Grimstad	President (Principal Executive Officer)	November 23, 2011

/S/ MARK C. MONACO Mark C. Monaco	Secretary (Principal Financial Officer and Principal Accounting Officer)	November 23, 2011

/S/ CARL A. GRIMSTAD	Sole Member	November 23, 2011

IPAYMENT, INC. as Sole Member

By:	CARL A. GRIMSTAD
Title:	Chairman, Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on November 23, 2011.

IFUNDS CASH SOLUTIONS, LLC IPAYMENT ACQUISITION SUB LLC

By:	IPAYMENT, INC. as Sole Member

/s/ CARL A. GRIMSTAD
Name:	Carl A. Grimstad
Title:	Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Grimstad, Mark C. Monaco and Bronson Quon, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CARL A. GRIMSTAD Carl A. Grimstad	Chairman, Chief Executive Officer and President of iPayment, Inc. (Principal Executive Officer)	November 23, 2011

/s/ MARK C. MONACO Mark C. Monaco	Executive Vice President, Chief Financial Officer, Treasurer and Director of iPayment, Inc. (Principal Financial Officer)	November 23, 2011

/s/ BRONSON QUON Bronson Quon	Corporate Controller of iPayment, Inc.	November 23, 2011

/s/ CARL A. GRIMSTAD	Sole Member	November 23, 2011

IPAYMENT, INC. as Sole Member

By:	CARL A. GRIMSTAD
Title:	Chairman, Chief Executive Officer and President

EXHIBITS INDEX

2.1	Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc., iPayment MergerCo, Inc. and iPayment, Inc., incorporated by reference to Exhibit 2.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on December 28, 2005, File No. 000-50280.
2.2	Guarantee, dated as of December 27, 2005, by Gregory S. Daily in favor of iPayment, Inc., incorporated by reference to Exhibit 2.2 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on December 28, 2005, File No. 000-50280.
2.3	Guarantee, dated as of December 27, 2005, by Carl A. Grimstad in favor of iPayment, Inc., incorporated by reference to Exhibit 2.3 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on December 28, 2005, File No. 000-50280.
3.1	Certificate of Incorporation of iPayment, Inc., attached as Exhibit A to the Certificate of Merger of iPayment Merger Co., Inc. into iPayment, Inc., incorporated by reference to Exhibit 3.1 of iPayment, Inc.’s Registration Statement on Form S4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.2	Bylaws of Merger Co., as adopted by iPayment, Inc., incorporated by reference to Exhibit 3.2 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.3	Restated Certificate of Incorporation of iPayment Holdings, Inc.†
3.4	Bylaws of iPayment Holdings, Inc.†
3.5	Articles of Incorporation and Articles of Amendment to the Articles of Incorporation of 1st National Processing, Inc. (f/k/a First Acquisition Company), incorporated by reference to Exhibit 3.5 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.6	Amended and Restated Bylaws of 1st National Processing, Inc., incorporated by reference to Exhibit 3.19 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.7	Certificate of Formation of Cambridge Acquisition Sub, LLC.†
3.8	Limited Liability Company Agreement of Cambridge Acquisition Sub, LLC.†
3.9	Certificate of Formation and Certificate of Amendment of CardPayment Solutions, L.L.C. (f/k/a CPS Acquisition, L.L.C.), incorporated by reference to Exhibit 3.11 of iPayment, Inc.’s Registration Statement on Form S4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.10	Limited Liability Company Agreement of CardPayment Solutions, L.L.C., incorporated by reference to Exhibit 3.25 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.11	Articles of Incorporation and Certificate of Amendment of Articles of Incorporation of CardSync Processing, Inc., incorporated by reference to Exhibit 3.3 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.12	Amended and Restated Bylaws of CardSync Processing, Inc., incorporated by reference to Exhibit 3.17 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.13	Amended and Restated Certificate of Incorporation of E-Commerce Exchange, Inc., incorporated by reference to Exhibit 3.4 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.14	Amended and Restated Bylaws of E-Commerce Exchange, Inc., incorporated by reference to Exhibit 3.18 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.15	Articles of Organization of iFunds Cash Solutions, LLC.†
3.16	Operating Agreement of iFunds Cash Solutions, LLC.†
3.17	Certificate of Formation of iAdvantage, LLC.†
3.18	Limited Liability Company Agreement of iAdvantage, LLC.†
3.19	Certificate of Formation of iPayment Acquisition Sub LLC, incorporated by reference to Exhibit 3.12 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.20	Limited Liability Company Agreement of iPayment Acquisition Sub LLC, incorporated by reference to Exhibit 3.26 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.

3.21	Plan of Conversion of iPayment of California, LLC (f/k/a iPayment of California, Inc.), incorporated by reference to Exhibit 3.13 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.22	Operating Agreement of iPayment of California, LLC, incorporated by reference to Exhibit 3.27 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.23	Certificate of Incorporation of iPayment of Maine, Inc., incorporated by reference to Exhibit 3.7 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.24	Bylaws of iPayment of Maine, Inc., incorporated by reference to Exhibit 3.21 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.25	Certificate of Formation of IPMT Transport, LLC.†
3.26	Limited Liability Company Agreement of IPMT Transport, LLC.†
3.27	Certificate of Formation of iScan Solutions, LLC.†
3.28	Limited Liability Company Agreement of iScan Solutions, LLC.†
3.29	Certificate of Formation of MSC Acquisition Sub, LLC.†
3.30	Limited Liability Company Agreement of MSC Acquisition Sub, LLC.†
3.31	Certificate of Formation of NPMG Acquisition Sub, LLC, incorporated by reference to Exhibit 3.16 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.32	Limited Liability Company Agreement of NPMG Acquisition Sub, LLC, incorporated by reference to Exhibit 3.30 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.33	Amended and Restated Certificate of Incorporation of Online Data Corp., incorporated by reference to Exhibit 3.8 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.34	Amended and Restated Bylaws of Online Data Corp., incorporated by reference to Exhibit 3.22 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.35	Certificate of Formation of PCS Acquisition Sub, LLC, incorporated by reference to Exhibit 3.14 of iPayment’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.36	Limited Liability Company Agreement of PCS Acquisition Sub, LLC, incorporated by reference to Exhibit 3.28 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.37	Certificate of Incorporation of Quad City Acquisition Sub, Inc., incorporated by reference to Exhibit 3.9 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.38	Bylaws of Quad City Acquisition Sub, Inc., incorporated by reference to Exhibit 3.23 of iPayment, Inc.’s Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.39	Certificate of Formation of TS Acquisition Sub, LLC, incorporated by reference to Exhibit 3.15 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
3.40	Limited Liability Company Agreement of TS Acquisition Sub, LLC, incorporated by reference to Exhibit 3.29 of iPayment, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 21, 2006, File No. 333-135959.
4.1	Indenture, dated May 6, 2011, among iPayment, Inc., the guarantors party thereto and Wilmington Trust, National Association (as successor to Wilmington Trust FSB), as trustee, including the form of the notes, incorporated by reference to Exhibit 4.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on May 12, 2011.
4.2	Registration Rights Agreement, dated May 6, 2011, among iPayment, Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative for the several initial purchasers (incorporated by reference to Exhibit 4.2 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on May 12, 2011).

4.3	Indenture, dated May 6, 2011, among iPayment Holdings, Inc. and Wilmington Trust, National Association (as successor to Wilmington Trust FSB), as trustee, including the form of the notes.†
4.4	Registration Rights Agreement, dated May 6, 2011, among iPayment Holdings, Inc. and J.P. Morgan Securities LLC.†
4.5	First Supplemental Indenture, dated October 7, 2011, among iPayment, Inc, the guarantors party thereto and Wilmington Trust, National Association (as successor to Wilmington Trust FSB), as trustee.†
5.1	Opinion of White & Case LLP, filed herewith.
5.2	Opinion of Ballard Spahr LLP.†
5.3	Opinion of Waller Lansden Dortch & Davis, LLP.†
10.1	Credit Agreement, dated as of May 6, 2011, among iPayment, Inc., iPayment Holdings, Inc., the guarantors and lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent, incorporated by reference to Exhibit 10.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on May 12, 2011.
10.2	Security Agreement, dated as of May 6, 2011, among iPayment, Inc., iPayment Holdings, Inc., the guarantors party thereto and JPMorgan Chase Bank N.A., as administrative agent, incorporated by reference to Exhibit 10.2 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on May 12, 2011.
10.3	Pledge Agreement, dated as of May 6, 2011, among iPayment, Inc., iPayment Holdings, Inc., the guarantors party thereto and JPMorgan Chase Bank N.A., as administrative agent, incorporated by reference to Exhibit 10.3 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on May 12, 2011.
10.4	Service Agreement, dated July 1, 2002, between First Data Merchant Services Corporation and iPayment Holdings, Inc., incorporated by reference to Exhibit 10.16 of iPayment, Inc.’s Registration Statement on Form S-1 filed with the SEC on March 4, 2003, File No. 333-101705.
10.5	First Amendment to Service Agreement, dated October 25, 2002, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.17 of iPayment, Inc.’s Registration Statement on Form S-1 filed with the SEC on December 6, 2002, File No. 333-101705
10.6	Second Amendment to Service Agreement, dated as of November 27, 2002, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.6 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.7	Third Amendment to Service Agreement, dated as of January 8, 2004, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.7 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.8	Fourth Amendment to Service Agreement, dated as of May 25, 2004, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.8 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.
10.9	Asset Purchase Agreement, dated December 27, 2004, between iPayment Inc., iPayment Acquisition Sub LLC, First Data Merchant Services Corporation and Unified Merchant Services, incorporated by reference to Exhibit 10.32 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 14, 2005, File No. 000-50280.
10.10	Service Agreement, dated December 27, 2004, between iPayment, Inc. and First Data Merchant Services Corporation, incorporated by reference to Exhibit 10.33 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 14, 2005, File No. 000-50280.*
10.11	Letter Agreement regarding Asset Purchase Agreement and Service Agreement, dated May 1, 2005, among iPayment, Inc., iPayment Acquisition Sub LLC, First Data Merchant Services Corporation and Unified Merchant Services, incorporated by reference to Exhibit 10.11 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.12	Fifth Amendment to Service Agreement, dated as of July 11, 2005, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.12 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.13	Sixth Amendment to Service Agreement, dated as of August 31, 2006, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.13 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*

10.14	Seventh Amendment to Service Agreement, dated as of September 29, 2006, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.14 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.15	Sponsorship Agreement, dated as of January 29, 2007, among iPayment, Inc., First Data Merchant Services Corporation and Wells Fargo Bank, N.A., incorporated by reference to Exhibit 10.1 of iPayment, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2007, File No. 000-50280.*
10.16	Sixth Amendment to Service Agreement dated as of January 29, 2007, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.2 of iPayment, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2007, File No. 000-50280.*
10.17	Letter Amendment No. 1 to Credit Agreement, dated April 19, 2007, among iPayment, Inc. and Bank of America, N.A., incorporated by reference to Exhibit 10.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on May 10, 2007.
10.18	First Data POS Value ExchangeSM Amendment to Service Agreement, dated as of July 12, 2007, by and between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.18 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.19	APRIVA Amendment to Service Agreement, dated as of October 18, 2007, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.19 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.20	Gift Card Amendment to Service Agreement, dated as of October 18, 2007, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.20 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.21	Amendment to Service Agreement, dated as of October 18, 2007, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.21 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.
10.22	Discover Amendment to Service Agreement, dated as of September 2008, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.22 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.
10.23	Ninth Amendment to Service Agreement, dated as of June 11, 2009, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.23 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.24	First Amendment to Service Agreement dated as of October 9, 2009, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.24 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.25	Eighth Amendment to Service Agreement, dated as of October 9, 2009, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.25 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.26	Ninth Amendment to Service Agreement, dated as of November 9, 2009, between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.26 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.*
10.27	Tenth Amendment to Service Agreement, dated as of November 12, 2009, by and between First Data Merchant Services Corporation and iPayment, Inc., incorporated by reference to Exhibit 10.27 of iPayment, Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2011, File No. 000-50280.
10.28	Employment Agreement, dated March 4, 2011, between Mark C. Monaco and iPayment, Inc., incorporated by reference to Exhibit 10.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on March 8, 2011.

10.29	Warrant Agreement, dated as of May 6, 2011, between iPayment Holdings, Inc. and Wilmington Trust FSB, as warrant agent.†
10.30	Separation Agreement and Release, dated as of August 1, 2011, by and between Afshin Yazdian and iPayment, Inc., incorporated by reference to Exhibit 10.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on August 15, 2011.
10.31	Amendment to Service Agreement, dated as of August 25, 2011, between First Data Merchant Services Corporation and iPayment, Inc.†*
10.32	Amendment to Service Agreement, dated as of August 25, 2011, between First Data Merchant Services Corporation and iPayment, Inc.†*
10.33	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 of iPayment, Inc.’s Current Report on Form 8-K filed with the SEC on October 7, 2011.
10.34	Executive Nonqualified Excess Plan Document, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2011, File Nos. 000-50280 and 333-177233-19.
10.35	Executive Nonqualified “Excess” Plan Adoption Agreement for the iPayment Deferred Compensation Plan, incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2011, File Nos. 000-50280 and 333-177233-19.
10.36	Executive Nonqualified “Excess” Plan Adoption Agreement for the iPayment Executive Retention Plan, incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2011, File Nos. 000-50280 and 333-177233-19.
12.1	Computation of ratio of earnings to fixed charges, filed herewith.
21.1	Subsidiaries of the registrants.†
23.1	Consent of Ernst & Young LLP for iPayment, Inc. and iPayment Holdings, Inc., filed herewith.
23.2	Consent of White & Case LLP (included in Exhibit 5.1).
23.3	Consent of Ballard Spahr LLP (included in Exhibit 5.2).†
23.4	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5.3).†
24.1	Powers of Attorney (included in the signature pages hereto).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) with respect to the indenture governing the 10.25% notes.†
25.2	Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) with respect to the indenture governing the 15.00%/15.00% notes.†
99.1	Form of Letter of Transmittal, filed herewith.
99.2	Form of Notice of Guaranteed Delivery, filed herewith.
99.3	Form of Letter to DTC Participants, filed herewith.
99.4	Form of Letter to Clients, filed herewith.

†	Previously filed.
*	Portions of the exhibit omitted and filed separately with the SEC pursuant to a request for confidential treatment.